As filed with the Securities and Exchange Commission on October 10, 2023

Registration No. 333-272567

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 6 TO THE

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NB Bancorp, Inc.

Needham Bank 401(k) Plan

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6036	93-2560883
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

1063 Great Plain Avenue

Needham, Massachusetts 02492

(781) 444-2100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph P. Campanelli

President, Chief Executive Officer

and Chairman of the Board

NB Bancorp, Inc.

1063 Great Plain Avenue

Needham, Massachusetts 02492

(781) 444-2100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven Lanter, Esq.	Samantha M. Kirby, Esq.
Lawrence M.F. Spaccasi, Esq.	Goodwin Procter LLP
Luse Gorman, PC	100 Northern Avenue
5335 Wisconsin Avenue, N.W.	Boston, MA 02210
Suite 780	(617) 570-1000
Washington, D.C. 20015
(202) 274-2004

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462I under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement

Interests in

NEEDHAM BANK 401(k) PLAN

Offering of Participation Interests of up to 4,960,975 Shares of

NB BANCORP, INC.

Common Stock

In connection with the mutual to stock conversion of NB Financial, MHC, NB Bancorp, Inc., a newly-formed Maryland corporation and the to be holding company of Needham Bank, is offering shares of its common stock for sale at $10.00 per share. Following the offering, it is expected that shares of NB Bancorp, Inc. common stock will be listed on the Nasdaq Capital Markets under the symbol “NBBK.”

In connection with the stock offering, Needham Bank is allowing participants in the Needham Bank 401(k) Plan (the “401(k) Plan”) to invest all or a portion of their account balances in NB Bancorp common stock. This prospectus supplement relates to the election of 401(k) Plan participants to direct the trustees of the 401(k) Plan to invest up to 100% of their account balance in the 401(k) Plan in NB Bancorp, Inc. Common Stock at the time of the stock offering. Based upon the value of the 401(k) Plan assets at June 30, 2023, the trustees of the 401(k) Plan could purchase up to 4,960,975 shares of NB Bancorp common stock on behalf of participants, at the purchase price of $10.00 per share, in the stock offering.

Before you consider investing, you should read the prospectus of NB Bancorp, dated [date], 2023, which is attached to this prospectus supplement. It contains detailed information regarding the conversion, the stock offering of NB Bancorp and the financial condition, results of operations and business of Needham Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page 15 of the attached prospectus, and “Notice of Your Rights Concerning Employer Securities” in this prospectus supplement.

The interests in the Plan and the offering of shares of NB Bancorp common stock have not been approved or disapproved by the Federal Deposit Insurance Corporation, the Massachusetts Commissioner of Banks, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus supplement are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus supplement may be used only in connection with offers and sales by NB Bancorp in the stock offering of NB Bancorp common stock that may be acquired within the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests in shares of NB Bancorp common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. NB Bancorp, Needham Bank and the 401(k) Plan have not authorized anyone to provide you with different information.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the attached prospectus nor any sale of NB Bancorp common stock shall under any circumstances imply that there has been no change in the affairs of NB Bancorp, Needham Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is [date], 2023.

THE OFFERING

Securities Offered

Needham Bank is offering participants in the 401(k) Plan the opportunity to purchase participation interests in shares of NB Bancorp, Inc. common stock through the 401(k) Plan. A “participation interest” represents your indirect ownership of a share of NB Bancorp, Inc. common stock that is acquired by the 401(k) Plan and is equivalent to one share of NB Bancorp common stock. In this prospectus supplement, “participation interests” are referred to as shares of  NB Bancorp common stock. At the stock offering purchase price of  $10.00 per share and allowing participants to use up to 100% of their account balances, the 401(k) Plan may acquire up to 4,960,975 shares of NB Bancorp, Inc. common stock in the stock offering, based on the approximate fair market value of the 401(k) Plan’s assets as of June 30, 2023.

Only employees of Needham Bank may become participants in the 401(k) Plan and only participants may purchase shares of NB Bancorp common stock through the 401(k) Plan. However, your investment in shares of NB Bancorp common stock in connection with the stock offering is subject to the purchase priorities listed below.

Information regarding to the 401(k) Plan is contained in this prospectus supplement and information with respect to the financial condition, results of operations and business of NB Bancorp and the Needham Bank is contained in the accompanying prospectus. The address of the corporate/main office of NB Bancorp and Needham Bank is 1063 Great Plain Avenue, Needham, Massachusetts 02492 and the telephone number at this address is (781) 444-2100.

Address questions about this prospectus supplement to Linda Farley, SVP, Human Resources/Learning & Development, Needham Bank, 1063 Great Plain Avenue, Needham, Massachusetts 02492; telephone number (781) 444-2100; email: lfarley@NeedhamBank.com.

Direct all questions about the stock offering, the prospectus, or obtaining a stock order form to purchase stock in the offering outside the 401(k) Plan to the Stock Information Center at 844-305-2265 (toll-free), Monday through Friday, 10:00 a.m. through 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Election to Purchase NB Bancorp, Inc. Common Stock

In connection with the stock offering, you may elect to designate a portion (up to 100%) of your 401(k) account balance to a money market fund called “Stock Purchase,” which will be used to subscribe for NB Bancorp common stock in the stock offering. In making this designation, you should carefully read the prospectus and this prospectus supplement and consider the information set forth on page S-16 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities — The Importance of Diversifying Your Retirement Savings.” The trustees of the NB Bancorp, Inc. Stock Fund will subscribe for the purchase of NB Bancorp common stock at $10.00 per share in accordance with your directions. However, your directions are subject to the purchase priorities and purchase limitations, as described below.

Purchase Priorities

All 401(k) Plan participants are eligible to elect to subscribe for NB Bancorp common stock in the stock offering. However, the elections are subject to the purchase priorities in the Plan of Conversion of NB Financial, MHC, which provides for a subscription offering and a community offering. In the stock offering, the purchase priorities are as follows and apply in case more shares of NB Bancorp common stock are ordered than are available for sale (an “oversubscription):

Subscription Offering:

(1)    Each person with aggregate account balances of $50 or more at Needham Bank as of the close of business on March 31, 2022, has first priority.

(2)    Each person with aggregate account balances of $50 or more at Needham Bank as of the close of business on June 9, 2023, has second priority.

(3)    Needham Bank’s tax-qualified plans, including the employee stock ownership plan and the 401(k) Plan, have third priority.

(4)    employees, officers, directors and corporators of Needham Bank, NB Financial, MHC, NB Financial, Inc. and NB Bancorp who do not have a higher purchase have fourth priority.

Community Offering:

Shares of NB Bancorp common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in the following Massachusetts towns and cities: in Norfolk County, the following cities and towns: Brookline, Dedham, Dover, Franklin, Medfield, Millis, Needham, Norfolk, Norwood, Walpole, Wellesley and Westwood; in Middlesex County, the following cities and towns: Arlington, Ashland, Belmont, Cambridge, Everett, Framingham, Holliston, Hopkinton, Malden, Medford, Medway, Natick, Newton, Sherborn, Somerville, Waltham, Watertown, Wayland and Weston; in Worcester County, the following cities and towns: Milford; and in Suffolk County, the following cities and towns: Boston and Chelsea.

If you fall into subscription offering categories (1), (2) or (4) above, you have subscription rights to purchase NB Bancorp common stock in the subscription offering and you may use funds (up to 100% of your account balance) in the 401(k) Plan to pay for the NB Bancorp common stock. You may also be able to purchase shares of NB Bancorp common stock in the subscription offering even though you are ineligible to purchase through subscription offering categories (1), (2) or (4) through subscription offering category (3), reserved for the Needham Bank’s tax-qualified employee plans.

If you fall into purchase priority (1), (2) or (4), you will separately receive offering materials in the mail, including a stock order form. You may use the stock order form to purchase shares of NB Bancorp common stock outside the 401(k) Plan.

Additionally, instead of (or in addition to) placing an order outside the 401(k) Plan using the stock order form, you may place an order for the purchase of NB Bancorp common stock through the 401(k) Plan in the manner described below under “How to Order Common Stock in the Stock Offering Through the Plan.”

Purchases in the Offering and Oversubscriptions

The trustees of the 401(k) Plan will subscribe for NB Bancorp common stock in the stock offering in accordance with your directions. Once you make your election, the amount that you elect to transfer from your existing investment options for the purchase of NB Bancorp common stock will be sold from your existing investment options and the proceeds will be transferred to the Stock Purchase option (which will be invested in a money market fund during the offering period) pending the completion of the stock offering several weeks later. After the end of the stock offering period, we will determine whether all or any portion of your order will be filled (if the offering is oversubscribed you may not receive any or all of your order, depending on your purchase priority, as described above). The amount that can be used toward your order will be applied to the purchase of NB Bancorp common stock. Following the closing of the stock offering, your purchased shares of NB Bancorp common stock will be transferred to the 401(k) Plan and will be reflected in your 401(k) Plan account as soon as practicable thereafter.

In the event the stock offering is oversubscribed, and the trustees are unable to use the full amount allocated by you to purchase NB Bancorp common stock in the stock offering, the amount that cannot be invested in shares of NB Bancorp common stock, and any interest earned on that amount, will be transferred from the Stock Purchase option and reinvested in the existing funds of the 401(k) Plan, in accordance with your then existing investment election (in proportion to your investment direction for future contributions). The prospectus describes the allocation procedures in the event of an oversubscription. If you choose not to direct the investment of your account balances towards the purchase of NB Bancorp common stock in connection with the stock offering, your account balances will remain in the investment funds of the 401(k) Plan as previously directed by you.

Composition of the NB Bancorp, Inc. Stock Fund

Shares of NB Bancorp common stock purchased by the 401(k) Plan in the stock offering will be transferred to the 401(k) Plan and held in the NB Bancorp, Inc. Stock Fund. The NB Bancorp, Inc. Stock Fund is neither a mutual fund nor a diversified or managed investment option. Rather, it is merely a recordkeeping mechanism established by the 401(k) Plan custodian to track the shares purchased by the participants in the stock offering through the Plan. The NB Bancorp, Inc. Stock Fund will consist solely of shares of NB Bancorp common stock purchased by participants in the 401(k) Plan, which will be initially valued at $10.00 per share (i.e., the purchase price).

Following the stock offering, each day the aggregate value of NB Bancorp, Inc. Stock Fund will be determined by dividing the total market value of the fund at the end of the day by the total number of shares held in the fund by all participants as of the previous day’s end. The change in share value reflects the day’s change in stock price of NB Bancorp common stock, and the value of each participation interest should be the same as one share of NB Bancorp common stock.

Investment in NB Bancorp common stock involves risks common to investments in shares of stock. For a discussion of material risks you should consider, see the “Risk Factors” section of the accompanying prospectus and the section of the prospectus supplement called “Notice of Your Rights Concerning Employer Securities” (see below).

The portion of your 401(k) Plan account invested in the NB Bancorp, Inc. Stock Fund will be reported to you on your regular 401(k) Plan participant statements. You can also go online at any time to www.principal.com or call 1-800-547-7754 to review your account balances.

Minimum and Maximum Investment

In connection with the stock offering, the 401(k) Plan will permit you to use up to 100% of your 401(k) Plan account balance for the purchase of NB Bancorp common stock in the stock offering.

The trustees of the 401(k) Plan will subscribe for shares of NB Bancorp common stock offered for sale in the stock offering, in accordance with each participant’s direction. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the stock offering. To purchase NB Bancorp common stock through the 401(k) Plan, the minimum investment is $250, which will purchase 25 shares. No individual may purchase more than $800,000 (80,000 shares) of NB Bancorp common stock. Furthermore, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $800,000 (80,000 shares) of NB Bancorp common stock in all categories of the stock offering combined. Please see the prospectus for further details regarding additional maximum purchase limits for investors in the stock offering.

Value of the Plan Assets	As of June 30, 2023, the market value of the assets of the 401(k) Plan attributable to active and former employees of Needham Bank was approximately $49,609,751.

How to Order Stock in the Offering	You can elect to transfer up to 100% of your current 401(k) Plan account balance (in whole dollar amounts) to the Stock Purchase option, which will be used by the 401(k) Plan trustees to purchase shares of NB Bancorp common stock. This is done by following the procedures described below. Please note the following conditions concerning this election:

• Your election is subject to a minimum purchase of 25 shares of common stock, which equals $250.

Your election, plus any order you placed outside the 401(k) Plan, are together subject to a maximum purchase limit of no more than 80,000 shares of NB Bancorp common stock, which equals $800,000. The prospectus describes an additional purchase limitation of 80,000 shares of NB Bancorp common stock, which equals $800,000, for an individual, together with associates or persons acting in concert with such individual.

• The election period for the Plan purchases ends at 4:00 p.m., Eastern Time, on November 7, 2023 (the “Plan Purchase Period”).

• Your election to purchase common stock in the offering through the 401(k) Plan will be accepted by Principal Financial Group, the recordkeeper of the 401(k) Plan. After your election is accepted by Principal Financial Group, it will be rounded down to the closest dollar amount divisible by $10.00, and will be used by the trustees to purchase shares of NB Bancorp common stock sold in the stock offering. This difference will remain in the Stock Purchase option until the completion of the stock offering, which is expected to be several weeks after the Plan Purchase Period ends. At that time, the NB Bancorp common stock purchased based on your election will be transferred to the 401(k) Plan and any remaining funds will be transferred out of the Stock Purchase option for investment in other funds under the 401(k) Plan, based on your election currently on file for future contributions.

• The amount you elect to transfer to the Stock Purchase option will be held separately until the completion of the stock offering. Therefore, this money is not available for distributions, loans, or withdrawals until the stock offering is completed, which is expected to be several weeks after the 401(k) Plan Purchase Period ends.

• Following the completion of the stock offering, your purchased shares of NB Bancorp common stock will be reflected in your 401(k) Plan account through the NB Bancorp, Inc. Stock Fund.

Follow these steps to make your election to use your account balance in the 401(k) Plan to purchase shares of NB Bancorp, Inc. common stock in the stock offering. You are allowed only one election to transfer funds to the Stock Purchase option.

• Go to www.principal.com and log into your 401(k) Plan account. In Account Login, click on drop down and choose “Personal,” then “GO.” Enter your Username and Password. If you haven’t established your Username and Password, click on the link “Establish your Username and Password” and follow the prompts.

• On your Personal Summary Page, choose the line for the Needham Bank 401(k) Savings and Investment Plan.

• When you reach “Your Account Overview,” click on “Investments” across the top navigation of the screen, and then click on “Change Investments.”

• When you reach the “Change Investments” screen, click on the box titled “Move Balances.” Then click on Make a Transfer.”

• Click on “Advanced Transfer Features” and choose “dollars,” then enter the amount you would like to transfer “From” each investment. When you have completed transferring “From” each investment, choose “Continue.”

• Enter the dollars that you will be transferring into the Stock Purchase account. The Stock Purchase account is a money market investment that will hold the funds until the stock offering is concluded. All of the funds that you transferred “From” other investments must be transferred to another investment. All of the dollars must be transferred “To” another investment.

When you have completed the “To” portion of the transaction, click “Continue.” You will be taken to a confirmation page. Please review your transaction for accuracy. If you need to make changes, click on “Cancel” or “Start Over” or “Previous” to make changes. If the information is correct, click on the box, “I confirm the information above and authorize Principal Life Insurance Company to process this request.” You will receive a communication in your Message Center confirming your transaction.

After you completed your online election, you will also need to complete the Stock Information Form and return it either using inter-office mail, emailing it to lfarley@NeedhamBank.com, by faxing it to 718-474-5883 or by delivering it in person, to be received by Linda Farley, SVP, Human Resources/Learning & Development, Needham Bank, 1063 Great Plain Avenue, Needham, Massachusetts 02492; telephone number (781) 444-2100; email: lfarley@NeedhamBank.com.

Order Deadline	You must make your election online at www.principal.com and return your Stock Information Form by inter-office mail, by emailing to lfarley@NeedhamBank.com, by faxing it to 718-474-5883 or by delivering it in person to Linda Farley, SVP, Human Resources/Learning & Development, Needham Bank, 1063 Great Plain Avenue, Needham, Massachusetts 02492; telephone number (781) 444-2100; email: lfarley@NeedhamBank.com; to be received no later than 4:00 p.m., Eastern Time, on November 7, 2023.

Irrevocability of Transfer Direction	Once you make an election to transfer amounts to the Stock Purchase option to be used by the trustee to purchase NB Bancorp common stock in connection with the stock offering, you may not change your election.

Your election is irrevocable. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of NB Bancorp common stock among all of the other investment funds on a daily basis.

Future Direction to Purchase and Sell Common Stock

You will be able to purchase NB Bancorp common stock after the stock offering through the 401(k) Plan by investing your future contributions through the NB Bancorp, Inc. Stock Fund, provided, that no more than 100% of your future contributions (both employer and employee) may be invested in the NB Bancorp, Inc. Stock Fund. Additionally, after the stock offering, you will be able to transfer no more than 100% of your account balance to the NB Bancorp, Inc. Stock Fund.

After the stock offering, to the extent that shares are available, the trustees of the 401(k) Plan will acquire shares of NB Bancorp common stock at your election in open market transactions at the prevailing price, which may be less than or more than $10.00 per share. In addition, a brokerage commission of  $0.05 per share of stock purchased will be charged.

You may change your investment allocation on a daily basis.  However, please be advised that your ability to buy or sell NB Bancorp common stock within the 401(k) Plan largely depends upon the existence of an active market for the stock. If NB Bancorp common stock is illiquid (meaning there are a low number of buyers and sellers of the stock) on the date you elect to buy or sell NB Bancorp common stock within the 401(k) Plan, your election may not be immediately processed. As a result, the prevailing price for NB Bancorp, Inc. common stock may be less or more than its fair market value on the date of your election.

Special restrictions may apply to purchasing shares of NB Bancorp common stock by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal stockholders of NB Bancorp.

Please note that if you are an officer of the Needham Bank who is restricted by regulation from selling shares of NB Bancorp common stock acquired in the stock offering for one year, the NB Bancorp common stock that you purchased in the stock offering will not be tradable until the one-year trading restriction has lapsed.

Voting Rights of Common Stock	You may direct the trustee as to how to vote your shares of NB Bancorp common stock held in the NB Bancorp, Inc. Stock Fund, if permitted by Needham Savings. If the trustee does not receive your voting instructions, the trustee will be directed by Needham Bank to vote your shares in the same proportion as the voting instructions received from other participants related to their shares of NB Bancorp common stock held by the 401(k) Plan, provided that such vote is made in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All voting instructions will be kept confidential.

DESCRIPTION OF THE 401(k) PLAN

Introduction

Needham Bank originally adopted the 401(k) Plan effective as of January 16, 1946. The 401(k) Plan was most recently amended and restated as of July 15, 2023. In connection with the mutual-to-stock conversion of NB Financial, MHC, Needham Bank and NB Bancorp desire to allow participants to purchase common stock of NB Bancorp in their accounts in the 401(k) Plan. The 401(k) Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

Needham Bank intends that the 401(k) Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Needham Bank will adopt any amendments to the 401(k) Plan that may be necessary to ensure the continuing qualified status of the 401(k) Plan under the Code and applicable Treasury Regulations.

ERISA. The 401(k) Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the 401(k) Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase plan). The 401(k) Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the 401(k) Plan.

Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. They are not complete and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees by filing a request with the 401(k) Plan Administrator c/o Needham Bank, Attn: Linda Farley, SVP, Human Resources/Learning & Development, Needham Bank, 1063 Great Plain Avenue, Needham, Massachusetts 02492; telephone number (781) 444-2100; email: lfarley@NeedhamBank.com.

Eligibility and Participation

As an employee of Needham Bank, you are eligible to become a participant in the 401(k) Plan on the entry date coinciding with or immediately following completion of one month of service and attainment of age 21. The entry dates under the 401(k) Plan are the first day of the month on or after you meet these requirements.

As of June 30, 2023, there were approximately 444 active and former employees with account balances in the 401(k) Plan.

Contributions under the Plan

Elective Deferrals. You may defer up to 75% of your compensation as of the date you become a participant in the 401(k) Plan, but may choose a different percentage or choose not to defer at all. You are automatically enrolled to defer 5% of your compensation.

You are permitted to defer up to 75% of your compensation, subject to certain restrictions imposed by the Code, and to have that amount contributed to the 401(k) Plan on your behalf. Your elective deferrals are subject to certain restrictions imposed by the Code, and for 2023, you may defer up to $22,500 and you may defer an additional $7,500 if you qualify for catch-up contributions as described in the next paragraph. The Compensation of each participant taken into account under the Plan is limited by the Code, and for 2023 the limit is $330,000 (this limit may change on an annual basis). Canceling or changing your contribution percentage can be accomplished by going to www.Principal.com.

Catch-up Contributions. If you have made the maximum amount of elective deferrals allowed by the 401(k) Plan or other legal limits and you have attained at least age 50 (or will reach age 50 prior to the end of the tax year, which is December 31), you are also eligible to make an additional catch-up contribution. In 2023, the maximum catch-up contribution is $7,500. You may authorize your employer to withhold a specified dollar amount of your compensation for this purpose.

Employer Contributions. Needham Bank currently makes a matching contribution of up to 8% of your contribution.

Limitations on Contributions

Contribution Limits. For the tax year beginning January 1, 2023, the amount of your elective deferrals may not exceed $22,500 per calendar year, or $30,000, if you are eligible to make catch-up contributions. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

The total amount of contributions that you make and any contribution your employer makes on your behalf to your account in one year is generally limited to the lesser of 100% of your compensation or $66,000 (for 2023), or if applicable, $73,500 (for 2023) including catch-up contributions.

Rollovers. You may make a rollover contribution of an eligible rollover distribution from any other qualified retirement plan or an individual retirement arrangement (IRA). These funds will be maintained in a separate rollover account in which you will have a nonforfeitable vested interest.

Benefits under the Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in the salary deferral portion of your account balance and you fully vest in matching contributions after three years of service under the 401(k) Plan.

Distribution at Termination of Employment. You will be entitled to receive a distribution of the vested amounts in your account when your employment terminates for any reason. Your benefit will be equal to the vested balance of your account. The Plan will make involuntary cash-out distributions of vested account balances in accordance with the Plan. If you are not a 5% or more owner of your employer, your required benefit commencement date is the April 1st following the close of the year in which the later occurs: you attain age 72 ½ or you terminate employment.

Distribution after Death of Participant. In the event of your death, the value of your entire account will be payable to your beneficiary in accordance with the 401(k) Plan.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the 401(k) Plan are held in the 401(k) Plan trust (the “Trust”), which is administered by the trustee of the 401(k) Plan. Prior to the effective date of the offering, you were provided the opportunity to direct the investments of your account into one of the investment options described below.

Equity Income Separate Account Z

Fidelity 500 Index Fund

Blue Chip Separate Account

MidCap Value I Separate Account

MidCap S&P 400 Index Separate Account

MidCap Growth Separate Account

SmallCap Value II Separate Account

DFA US Small Cap I Fund

Vanguard Explorer Admiral Fund

American Funds New World R6 Fund

MFS International Equity R6 Fund

Principal LifeTime Strategic Income CIT Tier I

Principal LifeTime 2015 CIT Tier I

Principal LifeTime 2020 CIT Tier I

Principal LifeTime 2025 CIT Tier I

Principal LifeTime 2030 CIT Tier I

Principal LifeTime 2035 CIT Tier I

Principal LifeTime 2040 CIT Tier I

Principal LifeTime 2045 CIT Tier I

Principal LifeTime 2050 CIT Tier I

Principal LifeTime 2055 CIT Tier I

Principal LifeTime 2060 CIT Tier I

Principal LifeTime 2065 CIT Tier I

Principal LifeTime 2070 CIT Tier I

PIMCO Income Institutional Fund

PGIM High Yield R6 Fund

Core Fixed Income Separate Account

AB Bond Inflation Strategy Z Fund

Principal Fixed Income Guaranteed Option

Performance History

The following table provides performance data with respect to the investment funds in the Plan:

	Average Annual Total Return (as of June 30, 2023)
Investment Option Name	1-Year	3-Year	5-Year	10-Year
Equity Income Separate Account Z	9.27%	12.65%	8.53%	10.04%
Fidelity 500 Index Fund	19.57%	14.59%	12.29%	12.85%
Blue Chip Separate Account	21.81%	9.10%	13.55%	14.68%
MidCap Value I Separate Account	12.26%	17.63%	9.26%	9.84%
MidCap S&P 400 Index Separate Account	17.56%	15.37%	7.71%	10.12%
MidCap Growth Separate Account	15.21%	8.88%	10.31%	12.69%
SmallCap Value II Separate Account	14.62%	21.06%	6.95%	9.15%
DFA US Small Cap I Fund	14.64%	17.57%	6.28%	9.21%
Vanguard Explorer Admiral Fund	16.75%	10.66%	8.66%	11.06%
American Funds New World R6 Fund	14.69%	5.95%	5.94%	6.33%
MFS International Equity R6 Fund	21.17%	10.61%	7.63%	7.43%
Principal LifeTime Strategic Income CIT Tier I	5.75%	1.40%	3.31%	3.92%
Principal LifeTime 2015 CIT Tier I	6.18%	3.35%	-	-
Principal LifeTime 2020 CIT Tier I	7.07%	4.38%	4.99%	6.42%
Principal LifeTime 2025 CIT Tier I	8.25%	5.55%	-	-

	Average Annual Total Return (as of June 30, 2023)
Investment Option Name	1-Year	3-Year	5-Year	10-Year
Principal LifeTime 2030 CIT Tier I	9.62%	6.35%	6.03%	7.61%
Principal LifeTime 2035 CIT Tier I	11.17%	7.18%	-	-
Principal LifeTime 2040 CIT Tier I	13.06%	8.13%	6.81%	8.19%
Principal LifeTime 2045 CIT Tier I	14.46%	8.85%	-	-
Principal LifeTime 2050 CIT Tier I	15.35%	9.42%	7.38%	8.65%
Principal LifeTime 2055 CIT Tier I	15.34%	9.80%	-	-
Principal LifeTime 2060 CIT Tier I	15.38%	10.02%	7.58%	-
Principal LifeTime 2065 CIT Tier I	15.28%	10.09%	-	-
Principal LifeTime 2070 CIT Tier I	-	-	-	-
PIMCO Income Institutional Fund	5.34%	1.85%	2.60%	4.24%
PGIM High Yield R6 Fund	6.99%	3.19%	3.51%	4.68%
Core Fixed Income Separate Account	-0.18%	-3.27%	1.07%	2.18%
AB Bond Inflation Strategy Z Fund	-0.35%	1.93%	2.99%	2.46%
Principal Fixed Income Guaranteed Option	-	-	-	-

Description of the Investment Funds

Equity Income Separate Account Z. The investment seeks to provide current income and long-term growth of income and capital. Under normal circumstances, the fund invests at least 80% of its net assets, plus any borrowings for investment purposes, in dividend-paying equity securities at the time of purchase. It usually invests in equity securities of companies with large and medium market capitalizations. The fund invests in value equity securities, an investment strategy that emphasizes buying equity securities that appear to be undervalued.

Fidelity 500 Index Fund. The investment seeks to provide investment results that correspond to the total return performance of common stocks publicly traded in the United States. The fund normally invests at least 80% of assets in common stocks included in the S&P 500(R) Index, which broadly represents the performance of common stocks publicly traded in the United States. It lends securities to earn income.

Blue Chip Separate Account. The investment seeks long-term growth of capital. The fund normally invests at least 80% of its net assets, plus any borrowings for investment purposes, in equity securities of companies with large market capitalizations at the time of purchase that, in the fund's investment advisor's opinion, display characteristics of a "blue chip" company. The advisor tends to focus on securities of companies that show potential for growth of capital as well as an expectation for above average earnings. The fund invests in securities of foreign companies.

MidCap Value I Separate Account. The investment seeks long-term growth of capital. Under normal circumstances, the fund invests at least 80% of its net assets, plus any borrowings for investment purposes, in equity securities of companies with medium market capitalizations at the time of purchase. It invests in value equity securities, an investment strategy that emphasizes buying equity securities that appear to be undervalued. The fund also invests in real estate investment trusts.

MidCap S&P 400 Index Separate Account. The investment option normally invests the majority of assets in common stocks of companies that compose the S&P MidCap 400 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P MidCap 400 Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P MidCap 400 Index.

MidCap Growth Separate Account. The investment option primarily invests in common stocks of medium capitalization companies with strong earnings growth potential. It normally invests the majority of assets in companies with market capitalizations similar to those companies in the Russell MidCap Growth Index. Management uses a bottom-up approach in selection of individual securities that it believes have an above average potential for earnings growth. It may invest up to 25% of assets in foreign securities.

SmallCap Value II Separate Account. The investment seeks long-term growth of capital. Under normal circumstances, the fund invests at least 80% of its net assets, plus any borrowings for investment purposes, in equity securities of companies with small market capitalizations at the time of purchase. It invests in value equity securities, an investment strategy that emphasizes buying equity securities that appear to be undervalued. The fund also invests in real estate investment trusts ("REITs").

DFA US Small Cap I Fund. The investment seeks long-term capital appreciation. The fund, using a market capitalization weighted approach, purchases a broad and diverse group of readily marketable securities of U.S. small cap companies. A company's market capitalization is the number of its shares outstanding times its price per share. Under a market capitalization weighted approach, companies with higher market capitalizations generally represent a larger proportion of the fund than companies with relatively lower market capitalizations.

Vanguard Explorer Admiral Fund. The investment seeks to provide long-term capital appreciation. The fund invests mainly in the stocks of small and mid-size companies. These companies tend to be unseasoned but are considered by the fund's advisors to have superior growth potential. Also, these companies often provide little or no dividend income. It uses multiple investment advisors.

American Funds New World R6 Fund. The investment seeks long-term capital appreciation. The fund invests primarily in common stocks of companies with significant exposure to countries with developing economies and/or markets. Under normal market conditions, the fund invests at least 35% of its assets in equity and debt securities of issuers primarily based in qualified countries that have developing economies and/or markets.

MFS International Equity R6 Fund. The investment seeks capital appreciation. The fund normally invests at least 80% of the fund's net assets in equity securities. It normally invests the fund's assets primarily in foreign securities, including emerging market securities. The fund normally invests the fund's assets across different industries, sectors, countries, and regions, but it may invest a significant percentage of the fund's assets in issuers in a single industry, sector, country, or region.

Principal LifeTime Strategic Income CIT Tier I. The investment seeks current income, and as a secondary objective, capital appreciation. The fund is a fund of funds and invests in underlying funds of Principal Funds, Inc. ("PFI"). Its underlying funds consist of domestic and foreign equity funds, fixed-income funds, real asset funds, and other funds that aim to offer diversification beyond traditional equity and fixed-income securities. Its asset allocation is designed for investors who are approximately 10 years beyond the normal retirement age of 65.

Principal LifeTime 2015 CIT Tier I. This CIT seeks total return consisting of long-term growth of capital and current income. The CIT invests in open-ended mutual funds, insurance company separate accounts, and collective trust funds, according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the CIT. It allocates the assets more conservatively over time.

Principal LifeTime 2020 CIT Tier I. This CIT seeks total return consisting of long-term growth of capital and current income. The CIT invests in open-ended mutual funds, insurance company separate accounts, and collective trust funds, according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the CIT. It allocates the assets more conservatively over time.

Principal LifeTime 2025 CIT Tier I. This CIT seeks total return consisting of long-term growth of capital and current income. The CIT invests in open-ended mutual funds, insurance company separate accounts, and collective trust funds, according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the CIT. It allocates the assets more conservatively over time.

Principal LifeTime 2030 CIT Tier I. This CIT seeks total return consisting of long-term growth of capital and current income. The CIT invests in open-ended mutual funds, insurance company separate accounts, and collective trust funds, according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the CIT. It allocates the assets more conservatively over time.

Principal LifeTime 2035 CIT Tier I. This CIT seeks total return consisting of long-term growth of capital and current income. The CIT invests in open-ended mutual funds, insurance company separate accounts, and collective trust funds, according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the CIT. It allocates the assets more conservatively over time.

Principal LifeTime 2040 CIT Tier I. This CIT seeks total return consisting of long-term growth of capital and current income. The CIT invests in open-ended mutual funds, insurance company separate accounts, and collective trust funds, according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the CIT. It allocates the assets more conservatively over time.

Principal LifeTime 2045 CIT Tier I. This CIT seeks total return consisting of long-term growth of capital and current income. The CIT invests in open-ended mutual funds, insurance company separate accounts, and collective trust funds, according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the CIT. It allocates the assets more conservatively over time.

Principal LifeTime 2050 CIT Tier I. This CIT seeks total return consisting of long-term growth of capital and current income. The CIT invests in open-ended mutual funds, insurance company separate accounts, and collective trust funds, according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the CIT. It allocates the assets more conservatively over time.

Principal LifeTime 2055 CIT Tier I. This CIT seeks total return consisting of long-term growth of capital and current income. The CIT invests in open-ended mutual funds, insurance company separate accounts, and collective trust funds, according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the CIT. It allocates the assets more conservatively over time.

Principal LifeTime 2060 CIT Tier I. This CIT seeks total return consisting of long-term growth of capital and current income. The CIT invests in open-ended mutual funds, insurance company separate accounts, and collective trust funds, according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the CIT. It allocates the assets more conservatively over time.

Principal LifeTime 2065 CIT Tier I. This CIT seeks total return consisting of long-term growth of capital and current income. The CIT invests in open-ended mutual funds, insurance company separate accounts, and collective trust funds, according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the CIT. It allocates the assets more conservatively over time.

Principal LifeTime 2070 CIT Tier I. This CIT seeks total return consisting of long-term growth of capital and current income. The CIT invests in open-ended mutual funds, insurance company separate accounts, and collective trust funds, according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the CIT. It allocates the assets more conservatively over time.

PIMCO Income Institutional Fund. The investment seeks to maximize current income; long-term capital appreciation is a secondary objective. The fund invests at least 65%of its total assets in a multi-sector portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. It may invest up to 50% of its total assets in high yield securities rated below investment grade by Moody's, S&P or Fitch, or if unrated, as determined by PIMCO.

PGIM High Yield R6 Fund. The investment seeks to maximize current income; and capital appreciation is a secondary objective. The fund normally invests at least 80% of its investable assets in a diversified portfolio of high yield fixed-income instruments rated Ba or lower by Moody's Investors Service ("Moody's") or BB or lower by S&P Global Ratings ("S&P"), and instruments either comparably rated by another nationally recognized statistical rating organization ("NRSRO"), or considered to be of comparable quality, that is, junk bonds.

Core Fixed Income Separate Account. The investment seeks to provide a high level of current income consistent with preservation of capital. The fund invests primarily in a diversified pool of investment-grade fixed-income securities, including corporate securities, U.S. government securities, asset-backed securities and mortgage-backed securities. It maintains an average portfolio duration that is within 25% of the duration of the Bloomberg U.S. Aggregate Bond Index.

AB Bond Inflation Strategy Z Fund. The investment seeks to maximize real return without assuming what the Adviser considers to be undue risk. The fund pursues its objective by investing principally in inflation-indexed securities (such as Treasury Inflation-Protected Securities ("TIPS") or inflation-indexed securities from issuers other than the U.S. Treasury) or by gaining inflation protection through derivatives transactions, such as inflation (CPI) swaps or total return swaps linked to TIPS. Under normal circumstances, it invests at least 80% of its net assets in fixed-income securities.

Principal Fixed Income Guaranteed Option. This group annuity contract provides an interest rate guaranteed for a set period of time by the Principal Life Insurance Company® (Principal Life). It is backed by the multi-billion-dollar general account of Principal Life, which invests in corporate bonds, asset-backed securities, commercial real-estate mortgages, government bonds, and short-term cash equivalents. However, money allocated to Principal® Fixed Income Guaranteed Option (PFIGO) does not entitle you to participate in the investment experience or performance of the general account. The composite crediting rate (crediting rate) applied to accounts is a weighted average of underlying guarantees provided in the contract. Each underlying guarantee has a final maturity date determined when the guarantee is established. That date can range between 2 and 10 years from the date the guarantee is established. The Term column below provides the targeted average maturity of the underlying guarantees. The crediting rate resets every 6 months based on the changing weighted average of the underlying guarantees and is announced in advance for the upcoming period. The crediting rate is an effective annual rate and is displayed below net of the Rate Level Service Fee. The crediting rate, before fees, is subject to a minimum guaranteed rate defined in the contract. When the crediting rate is reset, the minimum guaranteed rate is also recalculated in accordance with state insurance regulations which utilize U.S. Treasury rates. The formula is further outlined in the group annuity contract. The minimum guaranteed rate will range between 0.15% and 3%, depending on market conditions. Benefit payments to participants for plan benefit events, including retirement, termination of employment, disability, plan termination, death, loans, and withdrawals, as allowed by the plan, are made without any surrender charge. There are no restrictions or surrender charges on investment transfers initiated by a participant from PFIGO to non-competing investment options. If the retirement program provides access to PFIGO and Competing Investment Options, investment transfers directly to Competing Investment Options are not allowed. Competing Investment Options include other guaranteed investment options, or a stable value, money market, or other short term fixed income investment option with an average duration of less than two years. Indirect transfers from PFIGO to a Competing Investment Option will be subject to an Equity Wash. An Equity Wash requires that transfers be directed to a non-competing investment option for 90 days before a subsequent transfer can be made to Competing Investment Options. Termination of the Plan's Interest, Plan Sponsor's Interest (in the case of a nonqualified deferred compensation plan), or Participating Employer's Interest in the contract ("Party's Interest") is subject to either 12 months' advance notice (subject to additional contractual limitations) or a 5% surrender charge calculated using the 12-month average value of the Party's Interest in the contract, whichever the authorized plan representative chooses. PFIGO may make available higher crediting rates. If these are available and your authorized plan representative chooses to move a Plan's Interest or Plan Sponsor's Interest to a higher crediting rate, a charge of 1.50% of the Plan's Interest or Plan Sponsor's Interest applies. If there are multiple higher crediting rates available, the 1.50% charge applies to each higher crediting rate that your authorized plan representative elects. If the charge is directed by the authorized plan representative to be deducted, the actual charge applied to your account may be higher or lower than 1.50% depending on the plan's interest at the time the authorized plan representative chose to move to a higher crediting rate and the value of your account at the time of the movement. For more information, call the automated phone system at 1-800-547-7754 or see the applicable fact sheet on principal.com.

An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

NB Bancorp, Inc. Stock Fund

In connection with the stock offering, the 401(k) Plan now offers the NB Bancorp, Inc. Stock Fund as an additional choice to the investment options described above. The NB Bancorp, Inc. Stock Fund invests primarily in the shares of common stock of NB Bancorp. In connection with the stock offering, you may, in the manner described earlier, direct the trustee to invest up to 100% of your 401(k) Plan account in the NB Bancorp, Inc. Stock Fund.

As of the date of this prospectus supplement, there is no established market for NB Bancorp common stock. Accordingly, there is no record of the historical performance of the NB Bancorp, Inc. Stock Fund. Performance of the NB Bancorp, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of NB Bancorp and Needham Bank and market conditions for shares of NB Bancorp common stock generally.

Investments in the NB Bancorp, Inc. Stock Fund involve special risks common to investments in the shares of common stock of NB Bancorp. In making a decision to invest a part of your account balance in the NB Bancorp, Inc. Stock Fund, you should carefully consider the information set forth on page S-16 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities – The Importance of Diversifying Your Retirement Savings.”

For a discussion of material risks you should consider, see “Risk Factors” beginning on page 18 of the attached prospectus and the section of this prospectus supplement called “Notice of Your Rights Concerning Employer Securities” below.

Withdrawals from the Plan

Applicable federal law requires the Plan to impose substantial restrictions on the right of a 401(k) Plan participant to withdraw amounts held for his or her benefit under the 401(k) Plan prior to the participant’s termination of employment with Needham Bank. A substantial federal tax penalty may also be imposed on withdrawals made prior to the participant’s attainment of age 59 ½, regardless of whether the withdrawal occurs during his or her employment with Needham Bank or after termination of employment.

Withdrawal from your Account prior to Retirement. Once you have attained age 59 ½, you may request distribution of all or part of the amounts credited to your accounts attributable to elective deferrals, nonelective contributions and matching contributions.

Hardship Withdrawals. If you incur a financial hardship, you may request a withdrawal from the portion of your account attributable to your pre-tax and after-tax elective deferrals.

Rollover Contributions. You may withdraw amounts you contributed to the 401(k) Plan as a rollover contribution at any time.

Loan. You may request a loan from your account pursuant to the procedures established in the 401(k) Plan.

Administration of the Plan

The Trustee. The trustee of the Plan is Principal Trust Company. Principal Trust Company serves as trustee for all the investments funds under the Plan, except that Joseph P. Campanelli, Salvatore Rinaldi and Linda Farley will serve as trustees of the NB Bancorp, Inc. Stock Fund only during the stock offering period.

Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan administrator. The address of the Plan administrator is Needham Bank, 1063 Great Plain Avenue, 220 West Union Avenue, Needham, Massachusetts 02492. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The 401(k) Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any). In addition, you can go on-line to principal.com or call 1-(800) 547-7754 at any time to review your account balances.

Amendment and Termination

It is the intention of Needham Bank to continue the 401(k) Plan indefinitely. Nevertheless, Needham Bank may terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then regardless of other provisions in the 401(k) Plan, you will have a fully vested interest in your accounts. Needham Bank reserves the right to make any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Needham Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the 401(k) Plan requires that you would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Code affords the 401(k) Plan special tax treatment, including:

(1)        the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

(2)        participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)        earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Needham Bank will administer the 401(k) Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 ½, and consists of the balance credited to participants under the 401(k) Plan and all other profit sharing plans (and in some cases all other stock bonus plans), if any, maintained by Needham Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this 401(k) Plan and any other profit sharing plans maintained by Needham Bank, which is included in the distribution.

NB Bancorp, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes NB Bancorp common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to NB Bancorp common stock, that is, the excess of the value of NB Bancorp common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of NB Bancorp common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of NB Bancorp common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of NB Bancorp common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of NB Bancorp common stock. Any gain on a subsequent sale or other taxable disposition of NB Bancorp common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account (IRA) in accordance with the terms of the other plan or account.

Notice of Your Rights Concerning Employer Securities

There has been an important change in Federal law that provides specific rights concerning investments in employer securities, such as NB Bancorp common stock. Because you may in the future have investments in NB Bancorp, Inc. Stock Fund under the Plan, you should take the time to read the following information carefully.

Your Rights Concerning Employer Securities. The 401(k) Plan must allow you to elect to move any portion of your account that is invested in the NB Bancorp, Inc. Stock Fund from that investment into other investment alternatives under the 401(k) Plan. You may contact the 401(k) Plan Administrator shown above for specific information regarding this new right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the Plan are available to you if you decide to diversify out of the NB Bancorp, Inc. Stock Fund.

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in NB Bancorp common stock through the 401(k) Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the 401(k) Plan to help ensure that your retirement savings will meet your retirement goals.

Additional ERISA Considerations

As noted above, the 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan’s assets by participants and beneficiaries. The 401(k) Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Needham Bank, the 401(k) Plan Administrator, or the 401(k) Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

Because you will be entitled to invest all or a portion of your account balance in the Plan in NB Bancorp common stock, the regulations under Section 404(c) of ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as NB Bancorp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of NB Bancorp, the individual must fill out a Form 3 reporting initial beneficial ownership and file it with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of NB Bancorp’s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the NB Bancorp, Inc. Stock Fund of the Plan by officers and persons beneficially owning more than 10% of the common stock of NB Bancorp generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by NB Bancorp of profits realized by an officer, director or any person beneficially owning more than 10% of NB Bancorp’s common stock resulting from non-exempt purchases and sales of NB Bancorp common stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases within the NB Bancorp, Inc. Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Financial information representing the net assets available for 401(k) Plan benefits and the change in net assets available for 401(k) Plan benefits is available upon written request to the Plan Administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of the common stock has been passed upon by Luse Gorman, PC, Washington, D.C., which firm acted as special counsel to NB Bancorp in connection with NB Bancorp’s stock offering.

SUBSCRIPTION AND COMMUNITY

OFFERING PROSPECTUS

NB Bancorp, Inc.

(Proposed Holding Company for Needham Bank)

Up to 35,650,000 shares of Common Stock

(Subject to increase to up to 40,997,500 shares)

NB Bancorp, Inc., a newly formed Maryland corporation, and the proposed holding company for Needham Bank, is offering shares of common stock for sale in connection with the conversion of NB Financial, MHC, from a mutual holding company to a stock holding company form of organization. There is currently no public market for the shares of our common stock. We expect that upon conclusion of the offering our common stock will be listed on the Nasdaq Capital Market under the symbol “NBBK.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

We are offering up to 35,650,000 shares of common stock for sale. We must sell a minimum of 26,350,000 shares in order to complete the offering. We may sell up to 40,997,500 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers.

We are offering the shares of common stock in a subscription offering to eligible depositors of Needham Bank. Employees, officers, directors and corporators of NB Financial, MHC, NB Financial, Inc, Needham Bank and NB Bancorp, Inc. also have rights to purchase shares in the subscription offering, subject to the priority rights of Needham Bank’s eligible depositors and its tax-qualified employee benefit plans. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of the communities served by Needham Bank. Any shares of common stock not purchased in the subscription offering or community offering may be offered for sale in a syndicated community offering to be managed by Piper Sandler & Co. Piper Sandler & Co. will assist us in selling the shares in the subscription offering and any community or syndicated community offering on a best efforts basis, but is not required to purchase any shares of the common stock that are being offered for sale in those offerings. In addition to the shares that we will sell in the offering, we will also contribute to a charitable foundation that we are establishing in connection with the conversion, $2.0 million of cash and a number of shares of our common stock equal to 4% of the shares that will be outstanding immediately after this contribution.

The minimum purchase order is 25 shares. All shares of common stock are being offered for sale at a price of $10.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering. Stock orders must be received by us before 4:00 p.m., Eastern Time, on November 14, 2023. We may extend this expiration date without notice to you until December 29, 2023, unless we receive regulatory approval to extend the offering to a later date, which may not be beyond June 7, 2025. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond December 29, 2023, or the number of shares of common stock to be sold is increased to more than 40,997,500 shares or decreased to fewer than 26,350,000 shares. If the offering is extended past December 29, 2023, or the number of shares to be sold is increased to more than 40,997,500 shares or decreased to less than 26,350,000 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received during the offering will be held in a segregated account at Needham Bank and will earn interest at 0.05% until completion or termination of the offering.

We expect that our directors and executive officers, together with their associates, will subscribe for approximately 762,500 shares of our common stock.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors” beginning on page 18.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	26,350,000	31,000,000	35,650,000	40,997,500
Gross offering proceeds	$263,500,000	$310,000,000	$356,500,000	$409,975,000
Estimated offering expenses, excluding selling agent fees and expenses (1) (2)	$2,830,000	$2,830,000	$2,830,000	$2,830,000
Selling agent fees and expenses (1)	$3,402,875	$3,978,313	$4,553,750	$5,215,503
Estimated net proceeds	$257,267,125	$303,191,687	$349,116,250	$401,929,497
Estimated net proceeds per share (1)	$9.76	$9.78	$9.79	$9.80

1.	See “The Conversion and Plan of Distribution – Marketing and Distribution; Compensation” for a discussion of Piper Sandler & Co.’s compensation for this offering and the compensation to be received by Piper Sandler & Co. and the other broker-dealers that may participate in the syndicated community offering.
2.	Excludes records agent fees and expenses payable to Piper Sandler & Co., which are included in estimated offering expenses. See “The Conversion and Plan of Distribution – Marketing and Distribution; Compensation.”

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency, or the Massachusetts Depositors Insurance Fund.

None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center, toll free, at (844) 305-2265.

Piper Sandler

The date of this prospectus is [prospectus date].

Needham Bank℠

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New Hampshire
Rockingham
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Essex
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Massachusetts
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Rhode Island
Windham
Providence
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SUMMARY

The following summary explains the significant aspects of NB Financial, MHC’s mutual-to-stock conversion and the related offering of NB Bancorp, Inc. common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes to the financial statements, and the section entitled “Risk Factors.”

In this prospectus, the terms “we,” “our,” and “us” refer to NB Bancorp, Inc., Needham Bank, NB Financial, MHC and NB Financial, Inc. unless the context indicates another meaning. In addition, we sometimes refer to NB Bancorp, Inc. as “NB Bancorp,” and to Needham Bank as the “Bank.”

NB Bancorp, Inc.

NB Bancorp is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Needham Bank upon completion of the conversion and the offering. NB Bancorp has not engaged in any business to date. Our executive offices are located at 1063 Great Plain Avenue, Needham, Massachusetts 02492. Our telephone number at this address is (781) 444-2100.

Needham Bank

Needham Bank is a Massachusetts-chartered cooperative bank headquartered in Needham, Massachusetts. Needham Bank was organized in 1892 and has operated continuously in Needham, Massachusetts, since this time. Our primary market area is the Greater Boston metropolitan area and surrounding communities, including eastern Connecticut, southern New Hampshire and Rhode Island. Our headquarters are located in Needham, Massachusetts, which is approximately 17 miles southwest of Boston’s financial district, and we have branch locations in Wellesley, Westwood, Dedham, Medfield, Medford, Dover, Ashland, Millis, Natick and Boston (Mission Hill), Massachusetts.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in commercial real estate and multifamily loans, one- to four-family residential real estate loans, construction and land development loans, commercial and industrial loans and consumer loans. To a lesser extent, we also originate home equity loans and lines of credit. At June 30, 2023, $1.23 billion, or 34.9%, of our total loan portfolio was comprised of commercial real estate and multifamily loans, and $1.01 billion, or 28.7%, of our total loan portfolio was comprised of one- to four-family residential real estate loans. We also invest in securities, consisting primarily of U.S. Treasury and federal agency securities, municipal bonds and corporate bonds. We offer a variety of deposit accounts, including certificate of deposit accounts, IRAs, money market accounts, savings accounts, demand deposit accounts and interest-bearing and noninterest-bearing checking accounts. We historically have utilized advances from the Federal Home Loan Bank of Boston (the “FHLB”) to fund our operations and we had $337.6 million of FHLB advances outstanding at June 30, 2023. Additionally, in recent years, we have also accepted brokered deposits as a non-retail funding source to fund our operations and we had $253.6 million of brokered deposits at June 30, 2023.

Needham Bank is subject to regulation, supervision and examination by the Massachusetts Commissioner of Banks, or the “Commissioner,” under Massachusetts law, and the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board,” as its primary federal regulator. It is also regulated by Federal Deposit Insurance Corporation, or the “FDIC,” as its primary insurer of its deposits.

Our executive offices are located at 1063 Great Plain Avenue, Needham, Massachusetts 02492. Our telephone number at this address is (781) 444-2100. Our website address is www.needhambank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Business Strategy

As one of the largest community banks in the Greater Boston metropolitan area, and throughout New England, we believe that our reputation for providing personalized customer service is our strongest asset and our most effective business strategy to continue to grow and be a profitable bank.

In recent years, we have focused on building an experienced management team and diversifying and enhancing our operating and business strategy. In January 2017, we hired Joseph Campanelli as our Chief Executive Officer, and in April 2017, we hired Salvatore Rinaldi, our Chief Operating Officer. Messrs. Campanelli and Rinaldi each have more than 40 years of banking experience, and have worked together for over 40 years at other financial institutions prior to joining Needham Bank. Under their leadership, the Bank has implemented an intentional and structured growth plan to enable the Bank to grow its balance sheet and diversify its operations and offer a personalized banking experience to individuals and businesses while seeking to address the risks inherent with such growth.

Since 2020, the Bank added approximately 102 full time employees, including approximately 23 employees in connection with the April 2022 acquisition of a cannabis banking business from another financial institution. Consistent with our strategy to continue to service individuals and small businesses in our market area, while also competing for larger business customers, the Bank has invested heavily in infrastructure, upgraded technology solutions and offerings, and compliance and risk management.

In May 2023, we added four new board members, and in July 2023 added a fifth new director, each of whom individually, and together as a group, we believe bring a level of business acumen and sophistication that matches our growth strategy.

The proceeds from the stock offering will enable us to continue to implement our prudent growth strategy, and we plan to employ the following strategies to maximize profitability:

•	Continue to grow our commercial real estate and multifamily loan portfolio. In recent years, we have increased our commercial real estate and multifamily loan portfolio consistent with safe and sound underwriting practices. This has had the benefit of increasing the yield on our loan portfolio while reducing the average term to repricing of our loans. At June 30, 2023, our commercial real estate and multifamily loan portfolio totaled $1.23 billion, or 34.9%, of our total loan portfolio, compared with $642.7 million, or 30.6% of total loans, at December 31, 2021. We intend to continue to compete for more and larger loan relationships, primarily to experienced builders, developers and investors in our market area.

•	Continue to diversify our commercial and industrial loan portfolio. We have diversified our commercial and industrial loan portfolio into three divisions, which we refer to as Small Business, Middle Market and Structured Finance. The Small Business Lending division generally focuses on loans under Small Business Administration, or “SBA,” programs of up to $5 million and traditional non-small SBA commercial business loans generally up to $2 million, and our Middle Market lending division generally focuses on loans from $2 million to $10 million for a variety of operating businesses, nearly all of which are to borrowers in our primary market area. Our Structured Finance division seeks to service the banking needs of larger business customers, which to date have primarily been in the cannabis, wind and solar industries. We believe that our industry-specific knowledge about the banking needs of these industries gives us a competitive advantage to service these customers. We intend to continue to emphasize growth in each of these divisions of our commercial and industrial lending.

•	Continue our historical emphasis on residential mortgage lending, including construction of single-family homes. Historically, we have emphasized residential mortgage lending, including for the construction of single-family homes, and at June 30, 2023, one- to four-family residential real estate loans totaled $1.01 billion, or 28.7% of our total loan portfolio. We intend to continue measured, efficient growth of these types of residential lending.

•	Grow our consumer loan operations. We seek to continue our growth in consumer loan operations, and in 2022, we began purchasing a variety of consumer loans from a third-party originator. Largely as a result of these purchases, at June 30, 2023, consumer loans totaled $204.4 million, or 5.8% of our total loan portfolio, compared to $39.4 million, or 1.9% of our total loan portfolio, at December 31, 2021. We intend to continue to emphasize the growth in our consumer loan portfolio, either through ongoing purchases or originations. We believe that this loan diversification will allow us to continue to execute our business strategy of growing the Bank while addressing the inherent risks of community banking, including the risk of geographic concentrations in our loan portfolios. The diversification of our loan products allows us to address risk across a wider variety of borrowers and industries as well as the ongoing management of these portfolios to minimize our exposure to interest rate risk.

•	Diversify our deposit gathering. Consistent with our strategy to grow core deposits, which we consider all deposits including certificates of deposits, other than brokered deposits, we have invested in a cash management suite of products and enhanced our online and mobile banking offerings, as well as fraud prevention and detection systems. We intend to continue to implement new technology as it is developed or improved. We view the growth of commercial and industrial lending, in each of our market segments, as an opportunity to increase our core deposits through our effort to capture the full banking relationship of these commercial customers.

Our Organizational Structure and the Proposed Conversion

In January 2020, Needham Bank completed a mutual holding company reorganization at which time Needham Bank became the wholly owned subsidiary of NB Financial, Inc., a Massachusetts corporation, which in turn became the wholly owned subsidiary of NB Financial, MHC, a Massachusetts-chartered mutual holding company. The following diagram shows our organizational structure as of June 30, 2023:

NB FINANCIAL, MHC (a Massachusetts mutual holding company)

100% of common stock
NB FINANCIAL, INC. (a Massachusetts stock corporation)
100% of common stock
NEEDHAM BANK (a Massachusetts stock cooperative bank)

After the conversion and offering are completed, we will be organized as a fully public stock holding company, as follows:

PUBLIC STOCKHOLDERS (including charitable foundation)

100% of common stock
NB BANCORP, INC. (a Maryland stock corporation)
100% of common stock
NEEDHAM BANK (a Massachusetts stock cooperative bank)

Reasons for the Conversion

We believe the stock form of organization will provide us with access to additional resources to expand the products and services we offer our customers. Management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us, while allowing us to retain our commitment to remaining an independent community bank. Our primary reasons for converting and raising additional capital through the offering are to:

•	better position the Bank to remain an independent community bank by increasing our capital to enhance our financial strength;

•	support future lending in an orderly and diligent manner, including, in particular, construction and land development lending, commercial and industrial lending, including small business lending, middle market commercial lending, and structured finance lending;

•	enable us to compete for, originate and retain larger loans and maintain larger lending relationships, particularly loans and relationships in our local community, thereby allowing us to maintain a reputation as a locally managed community lender;

•	continue to invest in new technologies and personnel that will enable us to expand and enhance our products and services;

•	support our banking franchise as opportunities arise through targeted de novo branching and/or branch acquisitions;

•	attract and retain qualified personnel by enabling us to establish stock-based benefit plans for management and employees that will give them an opportunity to share in our long-term success;

•	enhance our community ties by providing customers and members of our community with the opportunity to acquire an ownership interest in NB Bancorp and Needham Bank; and

•	establish a foundation to support charitable organizations operating in our local communities now and in the future and fund the foundation with shares of our common stock and cash.

As of June 30, 2023, Needham Bank was considered “well capitalized” for regulatory purposes and was not subject to a directive or a recommendation from any regulator to raise capital. The proceeds from the offering will further improve our capital position.

Terms of the Offering

We are offering between 26,350,000 shares and 35,650,000 shares of common stock to eligible depositors of Needham Bank and our tax qualified employee benefit plans, and, to the extent shares remain available, to members of our local community and the general public. The number of shares of common stock to be sold may be increased to up to 40,997,500 shares as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to greater than 40,997,500 shares or decreased to fewer than 26,350,000 shares, or the offering is extended beyond December 29, 2023, subscribers will not have the opportunity to change or cancel their stock orders once submitted.

The purchase price of each share of common stock to be issued in the offering (other than shares we are contributing to our charitable foundation) is $10.00. Investors will not be charged a commission to purchase shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

•	First, to depositors of Needham Bank with aggregate account balances of at least $50 as of the close of business on March 31, 2022.

•	Second, to depositors of Needham Bank with aggregate account balances of at least $50 as of the close of business on June 9, 2023.

•	Third, to Needham Bank’s tax-qualified employee benefit plans (including the ESOP we are establishing in connection with the conversion), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation). We expect our tax-qualified ESOP to purchase 8% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation).

•	Fourth, to employees, officers, directors and corporators of Needham Bank, NB Financial, MHC, NB Financial, Inc. and NB Bancorp who do not have a higher purchase priority.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in the following Massachusetts towns and cities: in Norfolk County, the following cities and towns: Brookline, Dedham, Dover, Franklin, Medfield, Millis, Needham, Norfolk, Norwood, Walpole, Wellesley and Westwood; in Middlesex County, the following cities and towns: Arlington, Ashland, Belmont, Cambridge, Everett, Framingham, Holliston, Hopkinton, Malden, Medford, Medway, Natick, Newton, Sherborn, Somerville, Waltham, Watertown, Wayland and Weston; in Worcester County, the following cities and towns: Milford; and in Suffolk County, the following cities and towns: Boston and Chelsea (which we refer to herein, collectively, as our “Local Community”). We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public through a syndicated community offering, which will be managed by Piper Sandler & Co. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering, and our interpretation of the terms and conditions of the plan of conversion will be final, subject to the authority of the Commissioner and the Federal Reserve Board. Any determination to accept or reject stock orders in the community offering or the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Plan of Distribution.”

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of NB Bancorp, assuming the offering is completed. RP Financial, LC., our independent appraiser, has estimated that, as of August 25, 2023, this market value (including cash and shares to be contributed to the charitable foundation) was $310.0 million. Based on applicable state and federal regulations, this market value forms the midpoint of a valuation range with a minimum of $263.5 million and a maximum of $356.5 million. Based on this valuation range and the $10.00 per share price, the number of shares of common stock being offered for sale by NB Bancorp ranges from 26,350,000 shares to 35,650,000 shares. The purchase price of $10.00 per share was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. RP Financial, LC. will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our estimated pro forma market value has increased, we may sell up to 40,997,500 shares without further notice to you. If our pro forma market value at the time we complete the conversion and offering is either below $263.5 million or above $410.0 million, then, after consulting with the Massachusetts Division of Banks and the Federal Reserve Board, we may: terminate the offering and promptly return all funds with interest; set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by our regulators.

RP Financial, LC. also considered that we intend to contribute to a charitable foundation that we are establishing $2.0 million in cash and a number of shares of our common stock equal to 4% of the shares that will be outstanding immediately after this contribution. The intended contribution of cash and shares of common stock to our charitable foundation has the effect of reducing our estimated pro forma valuation.

The appraisal is based in part on our financial condition and results of operations, the pro forma effect of the capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded savings and loan and bank holding companies that RP Financial, LC. considered comparable to us. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name and Ticker Symbol	Exchange	Headquarters	Total assets as of June 30, 2023
			(in millions)
Northeast Community Bancorp, Inc. (NECB)	Nasdaq	White Plains, NY	$1,616
ESSA Bancorp, Inc. (ESSA)	Nasdaq	Stroudsburg, PA	$2,184
Blue Foundry Bancorp (BLFY)	Nasdaq	Rutherford, NJ	$2,081
Western New England Bancorp, Inc. (WNEB)	Nasdaq	Westfield, MA	$2,562
Hingham Institution for Savings (HIFS)	Nasdaq	Hingham, MA	$4,311
HarborOne Bancorp, Inc. (HONE)	Nasdaq	Brockton, MA	$5,659
Northfield Bancorp, Inc. (Staten Island, NY) (NFBK)	Nasdaq	Woodbridge, NJ	$5,541
TrustCo Bank Corp NY (TRST)	Nasdaq	Glenville, NY	$6,076
Kearny Financial Corp. (KRNY)	Nasdaq	Fairfield, NJ	$8,065
Provident Financial Services, Inc. (PFS)	NYSE	Jersey City, NJ	$14,030

The following table presents a summary of our selected pricing ratios (on a pro forma basis) as of and for the twelve months ended June 30, 2023 and for the peer group as of and for the twelve months ended June 30, 2023 (or the last twelve months for which data are available), with stock prices as of August 25, 2023, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 12.8% on a price-to-earnings basis, a discount of 31.6% on a price-to-book value basis and a discount of 37.4% on a price-to-tangible book value basis.

	Price-to-earnings multiple(1)		Price-to-book value ratio	Price-to-tangible book value ratio
NB Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	12.41	X	60.13%	60.24%
Maximum	10.92	X	55.96%	56.09%
Midpoint	9.59	X	51.81%	51.92%
Minimum	8.24	X	47.10%	47.21%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	8.50	X	75.78%	82.93%
Medians	7.95	X	74.85%	83.78%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Plan of Distribution – Determination of Share Price and Number of Shares to be Issued.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 80,000 shares ($800,000) of common stock. Additionally, if any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, will be combined with your purchases and may not exceed 80,000 shares ($800,000):

•	your spouse or any relative of you or your spouse living in your house, or who is a director or officer of NB Financial, MHC, NB Financial, Inc. or Needham Bank or any subsidiary of Needham Bank;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion and Plan of Distribution – Limitations on Common Stock Purchases.”

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. Please see “The Conversion and Plan of Distribution – Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order made payable directly to NB Bancorp, Inc.;

•	authorizing us to withdraw available funds from the types of Needham Bank deposit accounts identified on the stock order form; or

•	cash.

Cash will be accepted only at Needham Bank’s main office and will be converted to a bank check. Please do not submit cash by mail.

Needham Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a Needham Bank line of credit check or any type of third-party check to pay for shares of common stock. On the stock order form, you may not designate withdrawal from Needham Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Funds received in the subscription and community offerings and, if applicable, the syndicated community offering will be held in a segregated account at Needham Bank and will earn interest at 0.05% until completion or termination of the offering. You may not authorize direct withdrawal from a Needham Bank retirement account. See “ – Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

In order to purchase shares of common stock in the subscription offering and community offering, you must submit a signed and completed original stock order form, together with full payment payable to NB Bancorp or authorization to withdraw funds from one or more of your Needham Bank deposit accounts. We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. We must receive all order forms before 4:00 p.m., Eastern Time, on November 14, 2023. Orders received after 4:00 p.m., Eastern Time, on November 14, 2023 will be rejected unless we extend this expiration date. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by paying for overnight delivery to our Stock Information Center at the address noted on the stock order form or by hand-delivery to the drop box at Needham Bank’s office, located at 1063 Great Plain Avenue, Needham, Massachusetts. We will accept order forms only at this location. Please do not mail stock order forms to Needham Bank. Once submitted, your order will be irrevocable unless the offering is terminated or is extended beyond December 29, 2023, or the number of shares of common stock to be sold is increased to greater than 40,997,500 shares or decreased to fewer than 26,350,000 shares.

For a complete description of how to purchase shares in the offering, see “The Conversion and Plan of Distribution – Procedure for Purchasing Shares.”

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your IRA or other retirement account. If you wish to use some or all of the funds in your Needham Bank IRA or other retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the November 14, 2023 offering deadline, for assistance with purchases using funds in your IRA or other retirement account you may have at Needham Bank or elsewhere. Whether you may use such funds to purchase shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Plan of Distribution – Procedure for Purchasing Shares in the Subscription and Community Offerings – Payment for Shares” and “ – Using Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares of common stock in the offering.

Purchases by Executive Officers and Directors and Ownership by Benefit Plans

We expect our directors and executive officers, together with their associates, to subscribe for 762,500 shares ($7,625,000) of common stock in the offering, or 3.0% of the shares to be sold at the minimum of the offering range (excluding shares issued to our charitable foundation). Our directors and executive officers will pay the same $10.00 per share price for the common stock as all other subscribers in the offering. Purchases of the common stock by our directors and executive officers are for investment purposes for these individuals and not with a view towards resale, and pursuant to applicable conversion regulations, our directors and executive officers generally will not be permitted to sell any shares of the common stock that they purchase in the offering for a period of at least one year from the closing of the conversion and offering. See “Subscriptions by Directors and Executive Officers.”

Additionally, we expect our ESOP to purchase 8% of the total number of shares of common stock that we issue in the offering (including shares contributed to our charitable foundation), and also expect, following completion of the conversion, and subject to stockholder approval, to adopt and implement one or more stock-based benefit plans. The shares owned by these plans will increase the ownership of our officers and directors. See “ – Benefits to Management and Potential Dilution to Stockholders Following the Conversion.”

How We Intend to Use the Proceeds From the Offering

Assuming we sell 31,000,000 shares of common stock in the offering, the midpoint of the offering range, and we have net proceeds of $303.2 million, we intend to distribute the net proceeds as follows:

•	$151.6 million (50.0% of the net proceeds) will be invested in Needham Bank;

•	$25.8 million (8.5% of the net proceeds) will be loaned to our ESOP to fund its purchase of our shares of common stock;

•	$2.0 million (0.8% of the net proceeds) will be contributed to our charitable foundation; and

•	$123.8 million (40.7% of the net proceeds) will be retained by NB Bancorp. We may use the funds we receive for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes, subject to regulatory approval as applicable. Needham Bank may use the proceeds from the offering it receives from NB Bancorp to support increased lending and to increase its capital position. The net proceeds retained by NB Bancorp and Needham Bank also may be used for future business expansion through de novo branching and/or branch acquisitions. We have no current arrangements or agreements with respect to any such branching. Initially, a substantial portion of the net proceeds will be invested in short-term investments consistent with our investment policy.

We do not anticipate the number of shares we sell in the offering will result in significant changes in the respective uses of proceeds by Needham Bank and NB Bancorp. Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering, including a table showing the distribution of net proceeds at different points in the offering range.

Our Contribution of Cash and Shares of Our Common Stock to Needham Bank Charitable Foundation

To further our commitment to our local community, we have established a charitable foundation as part of the conversion and offering and have received approval from our depositors to fund the charitable foundation with shares of our common stock and cash. Such contribution will consist of $2.0 million in cash and a number of shares of our common stock equal to 4% of the shares that will be outstanding immediately after this contribution. As a result of the issuance of shares of common stock and the contribution of cash to the charitable foundation, at the maximum of the offering range, we will record an after-tax expense of approximately $12.3 million during the quarter in which the offering is completed.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate now and in the future. The charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. Assuming we close the stock offering at the maximum of the offering range, the charitable foundation is expected to make contributions totaling approximately $819,000 in its first year of operation.

Issuing shares of common stock and contributing cash to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the offering; and

•	result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the formation and funding of Needham Bank Charitable Foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Risk Factors – Risks Related to the Charitable Foundation – The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in the year in which we consummate the Conversion” and “Needham Bank Charitable Foundation.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.

When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit account, and you cannot delete names of others except in the case of certain orders placed through an IRA, 401(k) or similar plan, and except in the event of death of a named eligible depositor. In addition, the stock order form requires that you list all qualifying accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

If you wish to purchase shares of common stock in the offering, we must receive a properly signed and completed original stock order form, together with full payment for the shares of common stock, no later than 4:00 p.m., Eastern Time, on November 14, 2023, unless we extend the subscription offering and/or the community offering. Orders received after 4:00 p.m., Eastern Time, on November 14, 2023 will be rejected unless we extend the offering. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:00 p.m., Eastern Time, on November 14, 2023, whether or not we have been able to locate each person entitled to subscription rights.

For a complete description of the deadline for purchasing shares in the offering, see “The Conversion and Plan of Distribution – Procedure for Purchasing Shares – Expiration Date.”

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 26,350,000 shares of common stock (not counting shares to be contributed to our charitable foundation), we may take additional steps to complete the offering. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek regulatory approval, to the extent required, to extend the offering beyond December 29, 2023, so long as we resolicit persons that have previously subscribed in the offering.

If we extend the offering past December 29, 2023, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.05% from the date the stock order was processed. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the newly applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares, changes in market conditions or changes to our financial condition, operating results or other aspects of our business, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 40,997,500 shares in the offering without further notice to you. If our pro forma market value at that time is either below $263.5 million or above $410.0 million, then, after consulting with the Federal Reserve Board and the Commissioner, we may:

•	terminate the offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.05%;

•	set a new offering range; or

•	take such other actions as may be permitted, to the extent such permission is required, by the Commissioner, the Federal Reserve Board, the SEC and the Financial Industry Regulatory Authority, or “FINRA”.

If we set a new offering range, we will promptly return funds, with interest at 0.05% for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time with the approval, to the extent such approval is required, of the Commissioner and the Federal Reserve Board.

We must sell a minimum of 26,350,000 shares to complete the offering (not including the shares that we will contribute to the charitable foundation). If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at 0.05%, and we will cancel deposit account withdrawal authorizations.

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•	the plan of conversion is approved by a majority of the votes cast by members of NB Financial, MHC, who are the depositors of Needham Bank, at a special meeting of members of NB Financial, MHC. A special meeting of the members of NB Financial, MHC was held on July 26, 2023 at which meeting the members approved the plan of conversion and the establishment and funding of the charitable foundation by the required votes;

•	we have received and accepted orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive all required final approvals of the Commissioner and the Federal Reserve Board to complete the conversion and the offering.

In addition, the merger of NB Financial, MHC with NB Financial, Inc. was approved by a majority of the corporators of NB Financial, MHC in office and entitled to vote.  The merger was approved at a special meeting of corporators held on July 26, 2023.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our ESOP to purchase 8% of the total number of shares of common stock that we issue in the offering (including shares contributed to our charitable foundation), or 2,875,000 shares of common stock, assuming we sell the maximum of the shares proposed to be sold.

We also intend to implement one or more stock-based benefit plans after completion of the conversion and offering. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable regulations. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion. If presented more than 12 months after the completion of the conversion, these plans would require the approval of our stockholders by a majority of votes cast; otherwise, they would require the approval of our stockholders by a majority of votes eligible to be cast. Further, there are a number of restrictions that would apply to these plans if adopted within one year of the conversion (and with regard to vesting, within three years), including limits on awards to non-employee directors and officers and vesting. See “Management of NB Bancorp – Benefits to be Considered Following Completion of the Offering.” For example, if adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares of common stock equal to not more than 4% of the shares issued in the conversion (including shares contributed to our charitable foundation) for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation) for key employees and directors.

If 4% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation) are awarded under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of up to 3.85% in their ownership interest in NB Bancorp. If 10% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation) are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of 9.09% in their ownership interest in NB Bancorp.

In connection with the conversion, we expect to establish change in control agreements with certain of our other executive officers. See “Management of NB Bancorp – Executive Compensation” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that will be available under our ESOP and one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the ESOP for allocation to all employees. A portion of the stock awards and stock option grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (1)			Dilution Resulting	Value of Grants (3)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued (2)	From Issuance of Shares for Stock Benefit Plans	At Minimum Offering Range	At Adjusted Maximum Offering Range

					(Dollars in thousands)
ESOP	2,195,833	3,416,458	8.00%	—	$21,958	$34,165
Stock awards	1,097,917	1,708,229	4.00	3.85%	10,979	17,082
Stock options	2,744,792	4,270,573	10.00	9.09%	13,916	21,652
Total	6,038,542	9,395,260	22.00%	12.28%	$46,853	$72,899

(1)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(2)	For plans adopted within 12 months of the completion of the conversion, applicable regulations permit stock awards to encompass up to 4.0% and the ESOP and stock awards to encompass in the aggregate up to 12.0% of the shares issued, provided Needham Bank has tangible capital of 10.0% or more following the conversion.
(3)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $5.07 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 3.81%; and a volatility rate of 32.30% based on an index of publicly traded thrift institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

Market for Common Stock

We anticipate that the common stock sold in the offering will be listed on the Nasdaq Capital Market under the symbol “NBBK” following the completion of the offering. Piper Sandler & Co. has advised us that it intends to make a market in our common stock following the conversion and offering, but it is under no obligation to do so. See “Market for the Common Stock.”

Our Policy Regarding Dividends

Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock. The board’s determination of whether to declare a dividend and the amount of any such dividend is subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future. For information regarding our proposed dividend policy, see “Our Policy regarding Dividends.”

Material Income Tax Consequences

The conversion qualifies as a tax-free reorganization. None of NB Financial, MHC, NB Financial, Inc., NB Bancorp, Needham Bank, nor persons eligible to subscribe in the subscription offering will recognize any gain or loss as a result of the conversion. See “The Conversion and Plan of Distribution – Material Income Tax Consequences” for a complete discussion of the income tax consequences of the transaction.

Delivery of Shares of Common Stock

All shares of common stock of NB Bancorp sold in the subscription offering and community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company. We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and offering. It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors – Risks Related to the Offering – We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision – Emerging Growth Company Status.”

We may remain an emerging growth company for up to five years from the closing of the offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.24 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Important Risks in Owning NB Bancorp’s Common Stock

An investment in our common stock involves substantial risks and uncertainties. Investors should carefully consider all of the information in this prospectus, including the detailed discussion of these and other risks under “Risk Factors” beginning on page 18, before investing in our common stock.

Specific areas of risk related to our business include those related to: our lending activities; market interest rates; economic conditions; our funding and liquidity; laws and regulations; our business strategy; competitive matters; operational matters; accounting matters; our reputation and business.

Specific risks related to this offering include those related to the future trading price of our common stock; the use of the net offering proceeds; the trading market for our common stock; our return on equity after the completion of the offering; intended new stock-based benefit plans; anti-takeover factors; a forum selection provision for certain litigation; the irrevocability of your investment decision; potential adverse tax consequences related to subscription rights; and our contribution to our charitable foundation.

Before making an investment decision, you should read this entire document carefully, including the section entitled “Risk Factors” that immediately follows and that discusses the above risks in further detail.

How You Can Obtain Additional Information – Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the conversion or offering, please call our Stock Information Center. The toll-free telephone number is (844) 305-2265. The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

TO ENSURE THAT EACH PERSON IN THE OFFERING RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF NOVEMBER 14, 2023 AND IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO NOVEMBER 14, 2023.

RISK FACTORS

You should carefully consider the following risk factors that may affect our business, future operating results and financial condition, as well as the other information set forth in this prospectus, before making a decision to invest in our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our common stock would likely decline due to any of these risks, and you may lose all or part of your investment. The following risks are not the only risks we face. Additional risks that are not presently known or that we presently deem to be immaterial also could have a material adverse effect on our financial condition, results of operations and business.

Risks Related to our Lending Activities

Our portfolios of commercial real estate loans and commercial and industrial loans have increased in recent periods, and we intend to continue originating these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations.

At June 30, 2023, commercial real estate and multifamily loans and construction and land development loans, totaled $1.80 billion, or 51.0% of our loan portfolio, and commercial and industrial loans totaled $431.3 million, or 12.2% of our loan portfolio. These loans generally have more risk than the one-to four-family residential real estate loans we originate. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. In addition, the repayment of these types of loans depends on the successful management and operation of the borrower’s businesses or properties. The repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Also, many of our commercial borrowers have more than one loan outstanding with us. At June 30, 2023, our loans-to-one borrower limit was $80.7 million and our four largest borrower relationships, including available lines of credit, were $71.7 million, $70.0 million, $68.5 million and $67.6 million, respectively. Further, the offering will allow us to increase our loans-to-one borrower limit, which may result in larger loan balances. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential real estate loan. Commercial and industrial loans expose us to additional risk since they typically are dependent on the borrower’s ability to make repayments from the cash flows of the business and are secured by non-real estate collateral that may depreciate over time. Further, our commercial and industrial loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may be more difficult to appraise, control or collect and may be more susceptible to fluctuation in value at the time of default. In addition, if we foreclose on commercial real estate loans, our holding period for the collateral may be longer than for a single-family residential property if there are fewer potential purchasers of the collateral. Furthermore, if loans that are collateralized by commercial real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan. Any of these risks could cause us to increase our provision for credit losses and adversely affect our operating results and financial condition.

The level of our commercial real estate loan portfolio subjects us to additional regulatory scrutiny.

The Federal Reserve Board and the other federal bank regulatory agencies have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate lending. Under the guidance, a financial institution that is actively involved in commercial real estate lending should perform a risk assessment to identify concentrations. A financial institution may have a concentration in commercial real estate lending if, among other factors, (i) total reported loans for construction, land acquisition and development, and other land represent 100% or more of total capital, or (ii) total reported loans secured by multifamily and non-farm residential properties, loans for construction, land acquisition and development and other land, and loans otherwise sensitive to the general commercial real estate market, including loans to non-owner occupied commercial real estate related entities, represent 300% or more of total capital.

Based on these factors we have a concentration in commercial real estate lending, as such loans represent approximately 344.1% of our total capital as of June 30, 2023. The guidance focuses on exposure to commercial real estate loans that is dependent on the cash flow from the real estate held as collateral and that is likely to be at greater risk to conditions in the commercial real estate market (as opposed to real estate collateral held as a secondary source of repayment or as an abundance of caution). The guidance assists banks in developing risk management practices and capital levels commensurate with the level and nature of real estate concentrations. The guidance states that management should employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing. While we believe we have implemented policies and procedures with respect to our commercial real estate loan portfolio consistent with this guidance, bank regulators could require us to implement additional policies and procedures consistent with their interpretation of the guidance that may result in additional costs to us or that may result in a curtailment of our commercial real estate lending, including multifamily and construction and land development lending, and/or the requirement that we maintain higher levels of regulatory capital, either of which would adversely affect our loan originations and profitability.

Our construction and land development loans involve credit risks that could adversely affect our financial condition and results of operations.

At June 30, 2023, construction loans and loans to finance the acquisition of developable land which we refer to as “land development loans” totaled $568.0 million, or 16.1% of our loan portfolio. Construction lending involves additional risks when compared with permanent finance lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. In addition, speculative construction loans, which are loans made to home builders who, at the time of loan origination, have not yet secured an end buyer for the home under construction, typically carry higher risks than those associated with traditional construction loans. These increased risks arise because of the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time. As a result, in addition to the risks associated with traditional construction loans, speculative construction loans carry the added risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found. Land loans have substantially similar risks to speculative construction loans. As our construction and land loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

Lack of seasoning of certain portions of our commercial and industrial loan portfolio, especially with respect to cannabis, wind and solar customers, may increase the risk of credit defaults in the future.

We have experienced significant loan growth in recent years in our larger commercial and industrial loans, which we refer to as Structured Finance loans. Most of these loans are to new customers in the cannabis, wind and solar industries. We believe we have grown these loan portfolios consistent with prudent underwriting standards but in general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.” As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. It will take several years to determine our borrowers’ payment histories, with respect to many of these new lending relationships and, as a result, we may not be able to reliably evaluate the quality of the loan portfolio until that time.

Our historical emphasis on residential mortgage loans exposes us to lending risks.

At June 30, 2023, $1.01 billion, or 28.7% of our loan portfolio, was secured by one- to four-family residential real estate and we intend to continue to emphasize this type of lending after the offering. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.

We primarily serve individuals and businesses located in the Greater Boston metropolitan area and surrounding communities, including eastern Connecticut, southern New Hampshire and Rhode Island. At June 30, 2023, approximately $2.8 billion, or 79.0% of our total loans, was primarily secured by real estate in this market area. Therefore, our success is largely dependent on the economic conditions, including employment levels, population growth, income levels, savings trends and government policies, in this market area. Although our loan portfolio has very limited exposure to commercial office space in downtown Boston, increased vacancies in this market resulting in depressed prices could have a ripple effect on the Greater Boston Metropolitan area. Moreover, the continued trend of hybrid and remote work would likely result in increased vacancy rates in commercial office space throughout the Greater Boston metropolitan area which could also negatively affect the demand for retail occupancy and sales in surrounding areas, any of which could adversely affect the value of the properties used as collateral for such loans. Similarly, weaker economic conditions caused by recessions, unemployment, inflation, a decline in real estate values or other factors beyond our control may adversely affect the ability of our borrowers to service their debt obligations and could result in higher loan and lease losses and lower net income for us.

Although there is not a single employer or industry in our market area on which a significant number of our customers are dependent, a substantial portion of our loan portfolio is composed of loans secured by property located in the Greater Boston metropolitan area. This makes us vulnerable to a downturn in the local economy and real estate markets. Decreases in local real estate values caused by economic conditions or other events could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure.

A worsening of business and economic conditions generally or specifically in the principal markets in which we conduct business could have adverse effects on our business, including the following:

•	a decrease in the demand for, or the availability of, loans and other products and services offered by us;
•	a decrease in the value of our loans or other assets secured by residential or commercial real estate;
•	a decrease in interest income from variable rate loans due to declines in interest rates; and
•	an increase in the number of customers and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us, which could result in a higher level of nonperforming assets, net charge-offs, provisions for credit losses, and valuation adjustments on loans held for sale.

Moreover, a significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment, public health crises or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance. In the event of severely adverse business and economic conditions generally or specifically in the principal markets in which we conduct business, there can be no assurance that the federal government and the Federal Reserve Board would intervene. If economic conditions worsen or volatility increases, our business, financial condition and results of operations could be materially adversely affected. For more information about our market area, please see the section of this prospectus titled “Business of Needham Bank – Market Area.”

If our allowance for credit losses is not sufficient to cover actual credit losses, our earnings could decrease.

We maintain an allowance for credit losses, which is established through a provision for credit losses that represents management’s best estimate of the current expected losses within the loan portfolio. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for credit losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for credit losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolios of commercial real estate loans, as well as any future credit deterioration or changes in economic conditions could require us to increase our allowance for credit losses in the future. At June 30, 2023, our allowance for credit losses was 0.89% of total loans and 235% of non-performing loans. Material additions to our allowance would materially decrease our net income.

We adopted the Current Expected Credit Loss, or “CECL,” standard on January 1, 2023. CECL requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for credit losses. This has changed the current method of providing allowances for credit losses that are incurred or probable, which has required us to increase our allowance for credit losses, and to greatly increase the types of data we need to collect and review to determine the appropriate level of the allowance for credit losses. Our day one CECL adjustment on January 1, 2023, was $2.1 million, net of tax, and is reflected in our financial statements at and for the three months ended March 31, 2023.

In addition, bank regulators periodically review our allowance for credit losses and, as a result of such reviews, we may be required to increase our provision for credit losses or recognize further loan charge-offs. However, regulatory agencies are not directly involved in the process of establishing the allowance for credit losses, as the process is our responsibility and any adjustment of the allowance is the responsibility of our management. Any increase in our allowance for credit losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

We provide banking services to customers who do business in the cannabis industry and the strict enforcement of federal laws regarding cannabis would likely result in our inability to continue to provide banking services to these customers and we could have legal action taken against us by the federal government.

We have deposit and loan customers that are licensed in various States to do business in the cannabis industry as growers, processors, and dispensaries. While cannabis is legal in each of these States, it remains classified as a Schedule I controlled substance under the Federal Controlled Substances Act, or CSA. As such, the cultivation, use, distribution, and possession of cannabis is a violation of federal law that is punishable by imprisonment and fines. Moreover, the U.S. Supreme Court ruled in USA v. Oakland Cannabis Buyers’ Coop. that the federal government has the authority to regulate and criminalize cannabis, including medical marijuana.

In January 2018, the U.S. Department of Justice, or DOJ, rescinded the “Cole Memo” and related memoranda which characterized the enforcement of the CSA against persons and entities complying with state regulatory systems permitting the use, manufacture and sale of medical marijuana as an inefficient use of their prosecutorial resources and discretion. The impact of the DOJ’s rescission of the Cole Memo and related memoranda is unclear, but may result in the DOJ increasing its enforcement actions against the regulated cannabis industry generally.

As in past years, the U.S. Congress has enacted an omnibus spending bill that includes a provision prohibiting the DOJ and the U.S. Drug Enforcement Administration from using funds appropriated by that bill to prevent states from implementing their medical-use cannabis laws. This provision was recently renewed as part of the Consolidated Appropriations Act of 2022. While this provision has been re-enacted every year since 2014, and is expected to continue to be re-enacted in future federal spending bills, if Congress and the President fail to further renew the provision, then the ability of medical cannabis businesses to act in this area, and our ability to provide banking products and services to such businesses, may be impeded. Further, the U.S. Court of Appeals for the Ninth Circuit held in USA v. McIntosh that this provision prohibits the DOJ from spending funds from relevant appropriations acts to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. There is no guarantee that the U.S. Congress will extend this provision or that U.S. Federal courts located outside the Ninth Circuit will follow the ruling in USA v. McIntosh. As of the date of filing this prospectus, we are aware of no federal or state court in or for Massachusetts that has addressed the merits of the McIntosh ruling.

Federal prosecutors have significant discretion and there can be no assurance that a federal prosecutor in any of the federal districts in which we operate will not choose to strictly enforce the federal laws governing cannabis, including medical-use cannabis, or that any of these federal courts will follow the Ninth Circuit’s ruling in USA v. McIntosh. Any change in the federal government’s enforcement position, could cause us to immediately cease providing banking services to the medical-use cannabis industry in the States where we operate.

Additionally, as the possession and use of cannabis remains illegal under the CSA, we may be deemed to be aiding and abetting illegal activities through the services that we provide to these customers and could have legal action taken against us by the Federal government, including imprisonment and fines. Any change in position or potential action taken against us could result in significant financial damage to us and our stockholders.

The Financial Crimes Enforcement Network, or “FinCEN,” published guidelines in 2014 for financial institutions servicing state legal cannabis business. These guidelines were issued for the explicit purpose so “that financial institutions can provide services to marijuana-related businesses in a manner consistent with their obligations to know their customers and to report possible criminal activity.” Needham Bank has and will continue to follow this and other FinCEN guidance in the areas of cannabis banking. Any adverse change in this FinCEN guidance, any new regulations or legislation, any change in existing regulations or oversight, whether a change in regulatory policy or a change in a regulator’s interpretation of a law or regulation, could have a negative impact on our interest income and noninterest income, as well as the cost of our operations, increasing our cost of regulatory compliance and of doing business, and/or otherwise affect us, which may materially affect our profitability.

Environmental liability associated with our lending activities could result in losses.

In the course of business, we may acquire, through foreclosure, properties securing loans originated or purchased that are in default. Particularly in commercial real estate lending, there is a risk that material environmental violations could be discovered on these properties. In this event, we might be required to remedy these violations at the affected properties at our sole cost and expense. The cost of remedial action could substantially exceed the value of affected properties. We may not have adequate remedies against the prior owner or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have an adverse effect on our financial condition and results of operations.

Uncertainty about the future of interest rate benchmarks which replace the London Interbank Offered Rate, or “LIBOR,” may adversely affect our business.

LIBOR has been used extensively in the United States as a benchmark for various commercial and financial contracts, including funding sources, adjustable rate mortgages, corporate debt, interest rate swaps and other derivatives. LIBOR is set based on interest rate information reported by certain banks, which stopped reporting such information after June 30, 2023. Other benchmarks may perform differently than LIBOR or may have other consequences that cannot currently be anticipated. It is also uncertain what will happen with instruments that relied on LIBOR for future interest rate adjustments and which of those instruments may remain outstanding or be renegotiated once LIBOR ceases to exist. All of our financial instruments which were set by reference to LIBOR as a benchmark have been converted to a Secured Overnight Financing Rate, or SOFR. The transition from LIBOR to SOFR could have adverse impacts on our funding costs or net interest margins, as well as any floating-rate obligations, loans, deposits, derivatives, and other financial instruments that previously used LIBOR as a benchmark rate and, ultimately, adversely affect our financial condition and results of operations.

The foreclosure process may adversely impact our recoveries on non-performing loans.

The judicial foreclosure process is protracted, which delays our ability to resolve non-performing loans through the sale of the underlying collateral. The longer timelines have been the result of the economic turmoil largely related shutdowns resulting from the COVID-19 pandemic, additional consumer protection initiatives related to the foreclosure process, increased documentary requirements and judicial scrutiny, and, both voluntary and mandatory programs under which lenders may consider loan modifications or other alternatives to foreclosure. These reasons and the legal and regulatory responses have impacted the foreclosure process and completion time of foreclosures for residential mortgage lenders. This may result in a material adverse effect on collateral values and our ability to minimize its losses.

Risks Related to Market Interest Rates

The reversal of the historically low interest rate environment may adversely affect our net interest income and profitability.

The Federal Reserve Board decreased benchmark interest rates significantly, to near zero, in response to the COVID-19 pandemic. The Federal Reserve Board has reversed its policy of near zero interest rates given its concerns over inflation. Market interest rates have risen significantly in response to the Federal Reserve Board’s recent rate increases. The increase in market interest rates could have an adverse effect on our net interest income and profitability, and we expect that it will have an adverse effect on the present net value of our assets and liabilities and the corresponding value of our equity.

Changes in interest rates could reduce our profits and asset values.

We derive our income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the larger the spread, the more we earn. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases in our spread and can adversely affect our income. For the past several years, we have been asset sensitive, which indicates that assets generally reprice faster than liabilities. In a rising rate environment, asset sensitivity is preferable as it results in improvement to our net interest margin.

Interest rates also affect how much money we lend. For example, when interest rates rise, the cost of borrowing increases and loan originations tend to decrease. A rising rate environment can also negatively impact us if the higher debt service costs on adjustable-rate loans lead to borrowers’ inability to pay contractual obligations. In addition, changes in interest rates can affect the average life of loans and securities. For example, a reduction in interest rates generally results in increased prepayments of loans and mortgage-backed securities, as borrowers refinance their debt to reduce their borrowing cost. This causes reinvestment risk, because we generally are not able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities in a declining rate environment.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets, including the value of our available-for-sale investment securities, which generally decrease when market interest rates rise, and ultimately affect our earnings. During the six months ended June 30, 2023 and the year ended December 31, 2022, we incurred other comprehensive income (losses) of $49,000 and $(12.1) million, respectively, primarily related to net changes in unrealized holding gains (losses) in the available-for-sale investment securities portfolio.

Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets, and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet or projected operating results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management of Market Risk.”

Hedging against interest rate exposure may adversely affect our earnings.

On occasion we have employed various financial risk methodologies that limit, or “hedge,” the adverse effects of rising or decreasing interest rates on our loan portfolios and short-term liabilities. We also engage in hedging strategies with respect to arrangements where our customers swap floating interest rate obligations for fixed interest rate obligations, or vice versa. Our hedging activity varies based on the level and volatility of interest rates and other changing market conditions. There are no perfect hedging strategies, and interest rate hedging may fail to protect us from loss. Moreover, hedging activities could result in losses if the event against which we hedge does not occur. Additionally, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;
•	the duration of the hedge may not match the duration of the related liability;
•	the party owing money in the hedging transaction may default on its obligation to pay;
•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;
•	the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value; and/or
•	downward adjustments, or “mark-to-market” losses, would reduce our stockholders’ equity.

Risks Related to Economic Conditions

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. Recently, there has been a rise in inflation and the Federal Reserve Board has raised certain benchmark interest rates in an effort to combat inflation. As discussed above under “– Risks Related to Market Interest Rates – Changes in interest rates could reduce our profits and asset values,” as inflation increases and market interest rates rise, the value of our investment securities, particularly those with longer maturities, would decrease, although this effect can be less pronounced for floating rate instruments. In addition, inflation generally increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our noninterest expenses. Furthermore, our customers are also affected by inflation and the rising costs of goods and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with us.

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings.

Local and regional economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions, especially local conditions, could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations, and could more negatively affect us compared to a financial institution that operates with more geographic diversity:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans, causing an increase in our allowance for credit losses; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, civil unrest, an outbreak of hostilities or other international or domestic calamities, an epidemic or pandemic, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Further, a U.S. government debt default would have a material adverse impact on our business and financial performance, including a decrease in the value of U.S. Treasury securities and other government securities held by us, which could negatively impact our capital position and our ability to meet regulatory requirements. Other negative impacts could be volatile capital markets, an adverse impact on the U.S. economy and the U.S. dollar, as well as increased default rates among borrowers in light of increased economic uncertainty. Some of these impacts might occur even in the absence of an actual default but as a consequence of extended political negotiations around the threat of such a default and a government shutdown.

We have a high concentration of loans secured by real estate in our market area. Adverse economic conditions, both generally and in our market area, could adversely affect our financial condition and results of operations.

Most of our loans are inside of our market area and, as a result, we have a greater risk of loan defaults and losses in the event of a further economic downturn in our market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely payments of their loans. A return of recessionary conditions and/or negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans, investments, and collateral securing our loans, and our ongoing operations, costs and profitability. Any of these negative events may result in higher-than-expected loan delinquencies, increase our levels of nonperforming and classified assets, and reduce demand for our products and services, which may cause us to incur losses and may adversely affect our capital, liquidity and financial condition.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on May 1, 2023, First Republic Bank went into receivership and its deposits and substantially all of its assets were acquired by JPMorgan Chase Bank, National Association. Similarly, on March 10, 2023, Silicon Valley Bank went into receivership, and on March 12, Signature Bank went into receivership.

Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program. Additionally, there is no guarantee that the Treasury, FDIC and Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions, or that they would do so in a timely fashion.

Inflationary pressures and rising prices may affect our results of operations and financial condition.

Inflation rose sharply at the end of 2021 and throughout 2022. Inflationary pressures are currently expected to remain elevated throughout 2023. Small to medium-sized businesses may be impacted more during periods of high inflation as they are not able to leverage economics of scale to mitigate cost pressures compared to larger businesses. Consequently, the ability of our business customers to repay their loans may deteriorate, and in some cases this deterioration may occur quickly, which would adversely impact our results of operations and financial condition. Furthermore, a prolonged period of inflation could cause wages and other costs increase, which could adversely affect our results of operations and financial condition.

Our securities portfolio performance in difficult market conditions could have adverse effects on our results of operations.

Unrealized losses on investment securities result from changes in credit spreads and liquidity issues in the marketplace, along with changes in the credit profile of individual securities issuers. Under GAAP, we are required to review our investment portfolio periodically for the presence of credit losses of our securities, taking into consideration current and future market conditions, the extent and nature of changes in fair value, issuer rating changes and trends, volatility of earnings, current analysts’ evaluations, our ability and intent to hold investments until a recovery of fair value, as well as other factors. Adverse developments with respect to one or more of the foregoing factors may require us to deem particular securities to be impaired, with the credit-related portion of the reduction in the value recognized as a charge to our earnings through an allowance. Subsequent valuations, in light of factors prevailing at that time, may result in significant changes in the values of these securities in future periods. Any of these factors could require us to recognize further impairments in the value of our securities portfolio, which may have an adverse effect on our results of operations in future periods.

The fair value of our investment securities can fluctuate due to factors outside of our control.

Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency actions with respect to individual securities, defaults by the issuer or with respect to the underlying securities, and changes in market interest rates and continued instability in the capital markets. Any of these factors, among others, could cause credit losses and realized and/or unrealized losses in future periods and declines in other comprehensive income, which could materially and adversely affect our business, results of operations, financial condition and prospects. The process for determining whether impairment of a security is related to credit usually requires complex, subjective judgments about the future financial performance and liquidity of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Significant negative changes to valuations could result in credit losses on our securities portfolio, which could have an adverse effect on our financial condition or results of operations. As of June 30, 2023, we had approximately $14.4 million of accumulated other comprehensive losses. During the six months ended June 30, 2023, we had $49,000 of after-tax other comprehensive income, which resulted primarily from $350,000 in unrealized valuation gains on available-for-sale investment securities.

Potential downgrades of U.S. government securities by one or more of the credit ratings agencies could have a material adverse effect on our operations, earnings and financial condition.

A possible future downgrade of the sovereign credit ratings of the U.S. government and a decline in the perceived creditworthiness of U.S. government-related obligations could impact our ability to obtain funding that is collateralized by affected instruments, as well as affect the pricing of that funding when it is available. A downgrade may also adversely affect the market value of such instruments. We cannot predict if, when or how any changes to the credit ratings or perceived creditworthiness of these organizations will affect economic conditions. Such ratings actions could result in a significant adverse impact on us. Among other things, a downgrade in the U.S. government’s credit rating could adversely impact the value of our securities portfolio and may trigger requirements that we post additional collateral for trades relative to these securities. A downgrade of the sovereign credit ratings of the U.S. government or the credit ratings of related institutions, agencies or instruments would significantly exacerbate the other risks to which we are subject and any related adverse effects on the business, financial condition and results of operations.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to many different counterparties, and we routinely execute transactions with counterparties in the financial industry, including brokers and dealers, other commercial banks, investment banks, mutual and hedge funds, and other financial institutions. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, could lead to market-wide liquidity problems and losses or defaults by us or by other institutions and organizations. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be liquidated or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due to us. There is no assurance that any such losses would not materially and adversely affect our results of operations.

Risks Related to Our Funding

Our inability to generate core deposits may cause us to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our net interest margin and profitability.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also receive funds from loan repayments, investment maturities and income on other interest-earning assets. While we emphasize generating transaction accounts, we cannot guarantee if and when this will occur. Further, the considerable competition for deposits in our market area also has made, and may continue to make, it difficult for us to obtain reasonably priced deposits. Moreover, deposit balances can decrease if customers perceive alternative investments as providing a better risk/return tradeoff. If we are not able to increase our lower-cost transactional deposits at a level necessary to fund our asset growth or deposit outflows, we may be forced seek other sources of funds, including other certificates of deposit, FHLB advances, brokered deposits and lines of credit to meet the borrowing and deposit withdrawal requirements of our customers, which may be more expensive and have an adverse effect on our net interest margin and profitability. In addition, if our capital levels fell such that we were no longer considered “well capitalized,” under federal law we would be subject to restrictions on accepting brokered deposits and on paying above-market rates for deposits. Additionally, if, based on a decrease in our tangible equity, the FHLB were to determine that we have inadequate capital levels, in its discretion, it may limit our ability to utilize FHLB advances.

Additionally, through our April 2022 purchase of cannabis-related and money service businesses from another financial institution, we acquired approximately $297.7 million of deposits.  At June 30, 2023, this portfolio was approximately $283.9 million. Of this total, approximately $239.9 million are cannabis-related deposits.  Due to the unique industry-specific risks of this business, if we were forced to terminate this business line, we could lose many or most of these deposits, all of which are core deposits.

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to become more dependent on these sources, which may include FHLB advances, proceeds from the sale of loans, federal funds purchased and brokered certificates of deposit. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Needham Bank is subject to extensive regulation, supervision and examination by the Commissioner and the Federal Reserve Board, and, also by the FDIC as insurer of Needham Bank’s deposit accounts and, upon completion of the conversion and offering, NB Bancorp will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors of Needham Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the adequacy of the level of our allowance for credit losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Our cannabis-related business, money service business and ATM business present compliance risks that are different in kind or degree compared to those that we are accustomed to managing and have required us to implement new or enhance existing procedures, systems and controls.

Our April 2022 acquisition resulted in our operation of three different business lines that are new to us and have necessitated robust compliance policies and procedures in order to comply with various laws and regulations. We provide depository services to cannabis businesses, including cannabis retailers and cannabis dispensaries. We also provide loans to various cannabis-related businesses. We also provide depository services to money service businesses and ATM businesses.

These acquired portfolios are mature portfolios which have been previously reviewed and managed by the management team and employees now employed by Needham Bank who were previously employed by the selling institution. However, these business lines are relatively new to us and have required, and we expect will continue to require, proportionately greater compliance and risk management resources than our other business lines in order for us to comply with laws and regulations related to the prevention of financial crimes and combating terrorism, including the U.S. Patriot Act of 2001. These laws and regulations require us to, among other things, implement specific policies and procedures related to those business lines, including enhanced licensing procedures and policies, and anti-money laundering, anti-bribery and corruption, fraud, compliance, suspicious activities, currency transaction reporting, and due diligence on new and existing customers.

With respect to cannabis-related businesses, the Controlled Substances Act makes it illegal under federal law to manufacture, distribute, or dispense cannabis, and therefore federal law, including the money laundering statutes and the Bank Secrecy Act, apply to cannabis-related conduct. Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the money laundering statutes. Financial institutions must report currency transactions and conduct suspicious activity monitoring and reporting in connection with cannabis-related businesses to FinCEN.

Our ability to comply with anti-money laundering laws and our reporting obligations to FinCEN depend on our ability to maintain robust customer due diligence, surveillance, detection, reporting and analytic capabilities. Although we believe that we have policies, systems and procedures designed to comply with these laws and regulations, to the extent our policies or procedures are not fully effective or do not meet heightened regulatory standards or expectations, we may be subject to fines, penalties, restrictions on certain activities including future acquisitions, reputational harm, or other adverse consequences from our federal bank regulators, the Department of Justice or FinCEN.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with FinCEN. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are subject to stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, and define “capital” for calculating these ratios. The minimum capital requirements are: (1) a common equity Tier 1 capital ratio of 4.5%; (2) a Tier 1 to risk-based assets capital ratio of 6%; (3) a total capital ratio of 8%; and (4) a Tier 1 leverage ratio of 4%. The regulations also establish a “capital conservation buffer” of 2.5%, which results in the following minimum ratios: (1) a common equity Tier 1 capital ratio of 7.0%; (2) a Tier 1 to risk-based assets capital ratio of 8.5%; and (3) a total capital ratio of 10.5%. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the capital conservation buffer amount.

The application of these capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Specifically, following the completion of the offering, Needham Bank’s ability to pay dividends to NB Bancorp will be limited if it does not maintain the capital conservation buffer required by the capital rules, which may limit NB Bancorp’s ability to pay dividends to its stockholders. See “Supervision and Regulation – Banking Regulation – Capital Requirements.”

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

NB Bancorp is an emerging growth company, and we expect we will cease to be an emerging growth company at the end of the fiscal year following the fifth anniversary of the completion of the offering. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

If our deposits grow too large, we may lose the benefits of excess deposit insurance provided by the Depositors Insurance Fund.

The deposits of Needham Bank are insured in full beyond federal deposit insurance coverage limits by the Depositors Insurance Fund, or the DIF, a private excess deposit insurer created under Massachusetts law. We believe offering full deposit insurance gives us a competitive advantage for individual, corporate and municipal depositors having deposit balances in excess of FDIC insurance limits.  However, the DIF may require member institutions that pose greater than normal loss exposure risk to the DIF to take certain risk-mitigating measures or withdraw from the DIF and become a Massachusetts trust company by operation of law, subject to the Commissioner’s approval.  In such an event, an institution may be required to reduce its level of excess deposits, pay for the reinsurance of excess deposits, make an additional capital contribution to the DIF, provide collateral or take other risk-mitigating measures that the DIF may require, which may include entering into reciprocal deposit programs with other financial institutions or reciprocal deposit services. Reducing excess deposits by taking any of the above risk-mitigating measures, which allows deposits to run off, reduces our overall level of deposits and increases the extent to which we may need to rely in the future on other, more expensive or less stable sources for funding, including FHLB advances, which would reduce net income. Shifting excess deposits into reciprocal deposit programs may result in higher funding costs, which also would reduce net income.

The Federal Reserve Board may require us to commit capital resources to support our bank subsidiary.

Federal law requires that a holding company act as a source of financial and managerial strength to its subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve Board may require a holding company to make capital injections into a troubled subsidiary bank and may charge the holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to borrow the funds or raise capital. Thus, any borrowing or funds needed to raise capital required to make a capital injection becomes more difficult and expensive and could have an adverse effect on our business, financial condition and results of operations.

We may become subject to enforcement actions even though noncompliance was inadvertent or unintentional.

The financial services industry is subject to intense scrutiny from bank supervisors in the examination process and aggressive enforcement of federal and state regulations, particularly with respect to mortgage-related practices and other consumer compliance matters, and compliance with anti-money laundering, Bank Secrecy Act and Office of Foreign Assets Control regulations, and economic sanctions against certain foreign countries and nationals. Enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations; however, some legal/regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there was in place at the time systems and procedures designed to ensure compliance. Failure to comply with these and other regulations, and supervisory expectations related thereto, may result in fines, penalties, lawsuits, regulatory sanctions, reputation damage, or restrictions on our business.

We face significant legal risks, both from regulatory investigations and proceedings and from private actions brought against us.

As a participant in the financial services industry, many aspects of our business involve substantial risk of legal liability. From time to time, customers and others make claims and take legal action pertaining to the performance of our responsibilities. Whether customer claims and legal action related to the performance of our responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to us, they may result in significant expenses, attention from management and financial liability. Any financial liability or reputational damage could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations. There is no assurance that litigation with private parties will not increase in the future. Actions currently pending against us may result in judgments, settlements, fines, penalties or other results adverse to us, which could materially adversely affect our business, financial condition or results of operations, or cause serious reputational harm to us.

Risks Related to our Business Strategy

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy includes growth in assets, deposits and the scale of our operations. Achieving such growth will require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities and the level of competition from other financial institutions. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

We are required by banking regulatory authorities to maintain adequate levels of capital to support our operations.  We may at some point need to raise additional capital to support our continued growth. If we raise capital through the issuance of additional shares of our common stock or other securities, it would dilute the ownership interests of stockholders and may dilute the per share book value of our common stock. New investors may also have rights, preferences and privileges senior to our current stockholders, which may adversely impact our current stockholders. Also, the need to raise additional capital may force our management to spend more time in managerial and financing-related activities than in operational activities.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside of our control, and on our financial performance. Accordingly, we may not be able to raise additional capital, if needed, with favorable terms. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships. Any one of them could be difficult to replace. Additionally, in recent years, we have grown our Structured Finance loan portfolio largely through lending relationships to cannabis, wind and solar companies. These industries can entail unique regulatory and operational risks and we believe we have experienced team members who are able to understand and assess these risks when originating and managing these relationships. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management of NB Bancorp.”

Development of new products and services may impose additional costs on us and may expose us to increased operational risk.

The introduction of new products and services can entail significant time and resources, including regulatory approvals. Substantial risks and uncertainties are associated with the introduction of new products and services, including technical and control requirements that may need to be developed and implemented, rapid technological change in the industry, our ability to access technical and other information from its clients, the significant and ongoing investments required to bring new products and services to market in a timely manner at competitive prices and the preparation of marketing, sales and other materials that fully and accurately describe the product or service and its underlying risks. Our failure to manage these risks and uncertainties also exposes it to enhanced risk of operational lapses which may result in the recognition of financial statement liabilities. Regulatory and internal control requirements, capital requirements, competitive alternatives, vendor relationships and shifting market preferences may also determine if such initiatives can be brought to market in a manner that is timely and attractive to our clients. Products and services relying on internet and mobile technologies may expose us to fraud and cybersecurity risks. Failure to successfully manage these risks in the development and implementation of new products or services could have a material adverse effect on our business and reputation, as well as on its consolidated results of operations and financial condition.

Risks Related to Competitive Matters

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, financial technology or “fintech companies,” and unregulated or less regulated non-banking entities. Many of these competitors are substantially larger than we are and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market areas. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets.

Risks Related to Operational Matters

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. We have established policies and procedures to prevent or limit the impact of system failures, interruptions and security breaches, including privacy breaches and cyber-attacks. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

We outsource critical operations to third-party service providers. Systems failures, interruptions and cybersecurity breaches could have a material adverse effect on us.

We outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to the risk that these vendors will not perform in accordance with our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel, and our third-party service providers may be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches. We may have to expend additional resources to protect against the threat of such security breaches and computer viruses, or to alleviate problems caused by such security breaches or viruses. To the extent that the activities of our third-party service providers or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation costs and other possible liabilities. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

Our business may be adversely affected by an increasing prevalence of fraud and other financial crimes.

Our loans to businesses and individuals and our deposit relationships and related transactions are subject to exposure to the risk of loss due to fraud and other financial crimes. Nationally, reported incidents of fraud and other financial crimes have increased. To our knowledge, we have not experienced material losses due to apparent fraud or other financial crimes.  While we have policies and procedures designed to prevent such losses, losses may still occur.

We participate in a multiple employer defined benefit pension plan for the benefit of certain of our employees. We may determine to withdraw from this plan in the future. We could incur a substantial expense in connection with the withdrawal, which would negatively affect our income during the year of withdrawal.

We participate in a multiple employer defined benefit pension plan for the benefit of employees of Needham Bank who were employees prior to April 1, 2018, the date on which we froze the future accrual of benefits under this plan. We may choose to withdraw from the plan in the future. The cost to withdraw from the plan is primarily dependent on the value of the plan’s assets and applicable interest rates at the time of any such withdrawal. We cannot estimate the actual costs associated with a potential withdrawal from the plan until the date of the withdrawal, but if these costs were material, it will negatively impact future earnings in the year of withdrawal.

Risks Related to Accounting Matters

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus, as well as periodic reports we will be required to file under the Exchange Act, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. The area requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for credit losses.

Changes in accounting standards could affect reported earnings.

The regulatory bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the SEC and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Other Risks Related to Our Business

We operate as a community bank and our ability to maintain our reputation, which is critical to the success of our business, may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, any or all of which could adversely affect our business and operating results.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of the offering, we will become a public reporting company. The obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We will make changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Societal responses to climate change could adversely affect our business and performance, including indirectly through impacts on our customers.

Concerns over the long-term impacts of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Consumers and businesses also may change their behavior as a result of these concerns. We and our customers will need to respond to new laws and regulations as well as consumer and business preferences resulting from climate change concerns. The impact on our customers will likely vary depending on their specific attributes, including reliance on or role in carbon intensive activities. Among the impacts to us could be a drop in demand for our products and services, particularly in certain sectors. In addition, we could face reductions in creditworthiness on the part of some customers or in the value of assets securing loans. Our efforts to take these risks into account in making lending and other decisions, including by increasing our business with climate-friendly companies, may not be effective in protecting us from the negative impact of new laws and regulations or changes in consumer or business behavior.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the offering. The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value of NB Bancorp. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock, and such appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. Price fluctuations in our common stock may be unrelated to our operating performance.

We have broad discretion in using the net proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $128.6 million and $174.6 million of the net proceeds of the offering (or $201.0 million at the adjusted maximum of the offering range) in Needham Bank. We also expect to use a portion of the net proceeds to make a cash contribution to our charitable foundations and fund a loan for the purchase of shares of common stock in the offering by our ESOP. We may use the remaining net proceeds (if any) to invest in short-term and other investments and for other general corporate purposes, including the repurchase of shares of our common stock. Needham Bank intends to use the net proceeds it receives to fund new loans, enhance existing products and services, invest in securities, or for other general corporate purposes. However, with the exception of the loan to the ESOP and the contribution to the charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at a time that is most beneficial to NB Bancorp, Needham Bank or our stockholders. For additional information see “How We Intent to Use the Proceed From the Offering.”

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Capital Market, subject to completion of the offering and compliance with certain conditions. Piper Sandler & Co. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so or to continue to do so once trading begins. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there may be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

The capital we raise in the stock offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity may be relatively low until we are able to implement our business plan and leverage the additional capital we receive from the offering. Although we anticipate increasing net interest income using proceeds of the offering, our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our ESOP and the stock-based benefit plan we intend to adopt. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the offering, our return on equity may remain relatively low compared to our peer group, which may reduce the value of our shares.

Our stock-based benefit plans will increase our expenses, which will reduce our net income.

We intend to implement a stock-based benefit plan after the offering, subject to shareholder approval, which would increase our annual compensation and benefit expenses related to stock options and stock awards granted to participants under the stock-based benefit plan. The amount of these stock-related compensation and benefit expenses would depend on the number of options and stock awards granted, the fair value of the options and our stock on the date of grant, the vesting period, and other factors that we cannot predict at this time. If we implement stock-based benefit plan within one year following the completion of the offering, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plan would be limited to 4% and 10%, respectively, of the shares of our common stock issued in the offering, including shares contributed to the charitable foundation. If we adopt a stock-based benefit plan more than 12 months after the completion of the conversion, any such plan could allow for greater amounts of awards and options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

We anticipate that our ESOP will purchase 8% of the shares of common stock issued in the offering, including shares contributed to the charitable foundation. The cost of acquiring the shares of common stock for the ESOP is estimated to be between $22.0 million at the minimum of the offering range and $34.2 million at the adjusted maximum of the offering range (assuming we are able to purchase all of such shares in the offering). We will record annual ESOP expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the ESOP will increase.

The estimated expense in the first year following the offering for shares purchased in the offering (or in the after-market if the offering is oversubscribed by the eligible account holders) by our ESOP and for a stock-based benefit plan implemented within one year after the offering, subject to receipt of shareholder approval, is approximately $9.4 million ($7.0 million after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share offering price as fair market value. Actual expense may be higher if the price of our common stock at the time the shares are allocated or awarded is greater than $10.00 per share. For further discussion of our proposed stock-based plans, see “Management – Benefits to be Considered Following Completion of the Stock Offering.”

The implementation of a stock-based benefit plan is likely to dilute your ownership interest.

We intend to adopt one or more new stock-based benefit plans following the offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 9.09% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the sum of shares sold in the offering and contributed to the charitable foundation, and all such stock options are exercised, and a 3.85% dilution in ownership interest if newly issued shares of our common stock are used to fund grants of restricted common stock in an amount equal to 4% of the sum of shares sold in the offering and contributed to the charitable foundation. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these size limitations and stockholders could experience even greater dilution.

Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined the timing of the adoption of stock-based benefit plan following the offering. Stock-based benefit plans adopted more than one year following the completion of the offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase our expenses and the dilution to other stockholders.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of the sum of shares of common stock sold in the offering and contributed to the charitable foundation. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “– Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “– The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal and state banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of NB Bancorp without our board of directors’ approval. Massachusetts and federal regulations applicable to the conversion state that for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a bank holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of NB Bancorp without the consent of our board of directors, and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in NB Bancorp being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of NB Bancorp” and “Management of NB Bancorp – Benefits to be Considered Following Completion of the Conversion.”

Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

The articles of incorporation of NB Bancorp provide that, unless NB Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of NB Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of NB Bancorp to NB Bancorp or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with NB Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

You may not revoke your decision to purchase NB Bancorp common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the offering, including any extension of the expiration date and consummation of a syndicated offering. Because completion of the offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in completing the offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond December 29, 2023, or the number of shares to be sold in the offering is increased to more than 40,997,500 shares or decreased to fewer than 26,350,000 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted in connection with the offering are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

Risks Related to Our Contribution to the Charitable Foundations

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in the year in which we consummate the conversion.

We intend to establish and fund a new charitable foundation in connection with the conversion and offering. We intend to contribute $2.0 million in cash and a number of shares of our common stock equal to 4% of the shares that will be outstanding immediately after this contribution. Assuming the sale of 31,000,000 shares at the midpoint of the offering range, we would contribute $2.0 million in cash and 1,291,667 shares to the charitable foundation. The contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. Assuming the sale of 31,000,000 shares at the midpoint of the offering range, the after-tax expense of the contribution is expected to reduce net income in the year of the contribution by approximately $10.9 million.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period and expires thereafter. Our contribution to the charitable foundation will result in the creation of a deferred tax asset. We will assess at least annually whether it is more likely than not that all or a portion of the deferred tax assets will be realized, taking into account projections of future taxable income during the relevant periods. If we conclude that it is more likely than not that a portion of the deferred tax asset will not be realized, we would establish a valuation allowance, which would be a charge against earnings in the year in which the allowance is established.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Needham Bank for the years and at the dates indicated. This information is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Needham Bank beginning at page F-1 of this prospectus. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus.

	At June 30,	At December 31,
	2023	2022	2021

	(In thousands)
Selected Financial Condition Data:
Total assets	$4,028,617	$3,592,335	$2,922,671
Cash and cash equivalents	113,520	156,545	467,050
Investment securities available for sale	213,977	245,480	259,750
Loans, net of allowance for credit losses	3,490,041	2,990,417	2,086,341
Banking premises and equipment, net	35,982	35,344	29,208
Bank-owned life insurance	49,749	49,006	25,651
Prepaid expenses and other assets	61,850	57,167	26,452
Deposits	3,261,671	2,886,743	2,564,538
Accrued expenses and other liabilities	55,500	52,399	20,188
Equity	356,973	344,065	326,129

	For the Six Months Ended		For the Years Ended
	June 30,		December 31,
	2023	2022	2022	2021

	(In thousands)
Selected Operating Data:
Interest income	$97,366	$49,374	$120,512	$90,641
Interest expense	35,306	3,818	15,548	12,630
Net interest income	62,060	45,556	104,964	78,011
Provision for credit losses	6,019	1,250	6,700	2,050
Net interest income after provision for credit losses	56,041	44,306	98,264	75,961
Non-interest income	9,179	4,667	9,275	8,654
Non-interest expense	44,784	34,381	71,151	56,983
Income before income taxes	20,436	14,592	36,388	27,632
Income tax expense	5,459	3,649	6,323	6,057
Net income	$14,977	$10,943	$30,065	$21,575

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2023	2022	2022	2021
Performance Ratios:
Return on average assets (1)	0.81%	0.74%	0.96%	0.76%
Return on average equity (1)	8.51%	6.70%	9.06%	6.82%
Interest rate spread (2)	2.96%	3.09%	3.33%	2.69%
Net interest margin (1) (3)	3.51%	3.18%	3.49%	2.81%
Non-interest expense to average assets (1)	2.41%	2.31%	2.28%	2.00%
Efficiency ratio (4)	62.7%	68.5%	62.3%	65.8%
Average interest-earning assets to average interest-bearing liabilities	127.5%	132.2%	132.2%	126.5%

Capital Ratios:
Community bank leverage ratio	9.62%	10.96%	10.49%	11.23%
Average equity to average assets	9.47%	10.99%	10.64%	11.11%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	0.89%	0.83%	0.83%	0.88%
Allowance for credit losses as a percentage of non-performing loans	235%	206%	192%	307%
Net (charge-offs) recoveries to average outstanding loans during the period (1)	(0.05)%	0.00%	0.00%	(0.16)%
Non-performing loans as a percentage of total loans	0.38%	0.40%	0.43%	0.29%
Non-performing loans as a percentage of total assets	0.33%	0.32%	0.36%	0.21%
Total non-performing assets as a percentage of total assets	0.33%	0.32%	0.36%	0.21%

Other:
Number of offices	13	12	13	12
Number of full-time equivalent employees	330	292	307	257

(1)	Annualized where appropriate.

(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Represents net interest income as a percentage of average interest-earning assets.

(4)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “intend,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan portfolio; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not undertake any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected including as a result of employment levels and labor shortages, and the effects of inflation, a potential recession or slowed economic growth caused by supply chain disruptions or otherwise;

•	inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments, including our mortgage servicing rights asset, or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan and lease losses;

•	the effect of any change in federal government enforcement of federal laws affecting the cannabis industry;

•	changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	a failure or breach of our operational or security systems or infrastructure, including cyberattacks;

•	our ability to manage market risk, credit risk and operational risk;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC or the Public Company Accounting Oversight Board;

•	our ability to attract and retain key employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 18.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $257.3 million and $349.1 million, or $401.9 million if the offering range is increased to the adjusted maximum. Please see “Pro Forma Data” for additional information.

We intend to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	26,350,000 shares		31,000,000 shares		35,650,000 shares		40,997,500 shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds

	(Dollars in thousands)
Offering proceeds	$263,500		$310,000		$356,500		$409,975
Less offering expenses and fees	(6,233)		(6,808)		(7,384)		(8,046)
Net offering proceeds	$257,267	100.0%	$303,192	100.0%	$349,116	100.0%	$401,929	100.0%

Use of net proceeds:
To Needham Bank	$128,634	50.0%	$151,596	50.0%	$174,558	50.0%	$200,965	50.0%
To fund loan to ESOP	21,958	8.5%	25,833	8.5%	29,708	8.5%	34,165	8.5%
Cash contribution to charitable foundation	2,000	0.8%	2,000	0.7%	2,000	0.6%	2,000	0.5%
Retained by NB Bancorp.	$104,676	40.7%	$123,763	40.8%	$142,850	40.9%	$164,800	41.0%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Needham Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

NB Bancorp intends to fund a loan to the ESOP to purchase shares of common stock in the stock offering and contribute cash and shares of common stock to our charitable foundation. NB Bancorp may also use the proceeds it retains from the offering:

•	to invest in investment securities consistent with our investment policy;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the ESOP and the contribution to our charitable foundation, NB Bancorp has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in shorter term investment securities prior to deploying the proceeds into new loans.

Under currently applicable regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Needham Bank will receive a capital contribution equal to at least 50% of the net proceeds of the offering. Needham Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to invest in investment securities consistent with our investment policy;

•	to pay down existing borrowings and/or reduce our utilization of brokered deposits;

•	to expand its banking franchise by establishing targeted de novo branches or acquiring branches from another financial institution, although no such acquisition transactions are contemplated at this time; and

•	for other general corporate purposes.

Needham Bank has not quantified its plans for use of the offering proceeds for any of the foregoing purposes. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring new branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, they will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable law, regulations and policy, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Needham Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to bank conversion regulations, during the three-year period following the offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

The dividends we can declare and pay will depend, in part, upon receipt of dividends from Needham Bank, because initially we will have no source of income other than dividends from Needham Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the ESOP. Applicable regulations impose significant limitations on “capital distributions” by depository institutions. See “Supervision and Regulation – Massachusetts Banking Laws and Supervision – Dividends” and “Supervision and Regulation – Federal Regulation – Capital Requirements.”

MARKET FOR THE COMMON STOCK

NB Bancorp is a newly formed company which has never publicly issued capital stock, and there is no established market for our shares of common stock. We expect that our shares of common stock will be listed for trading on the Nasdaq Capital Market under the symbol “NBBK” subject to completion of the stock offering and compliance with certain listing conditions, including the presence of at least three registered and active market makers. Piper Sandler & Co. has advised us that it intends to make a market in shares of our common stock following the stock offering, but it is not obligated to do so or to continue to do so once it begins. While we will attempt before completion of the stock offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2023, Needham Bank had opted in, and was in compliance with, the community bank leverage ratio framework. The table below sets forth the historical equity capital and regulatory capital of Needham Bank at June 30, 2023, and the pro forma equity capital and regulatory capital of Needham Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Needham Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Needham Bank Historical at June 30,		Needham Bank Pro Forma at June 30, 2023 Based Upon the Sale in the Offering of:
	2023		26,350,000 shares		31,000,000 shares		35,650,000 shares		40,997,500 shares (1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets

	(Dollars in thousands)
Equity	$356,887	8.86%	$452,584	10.89%	$469,733	11.24%	$486,883	11.58%	$506,606	11.98%

Tier 1 leverage capital (2)(3)	$370,302	9.62%	$465,999	11.72%	$483,148	12.08%	$500,298	12.44%	$520,021	12.84%
Tier 1 leverage requirement	192,376	5.00%	198,808	5.00%	199,956	5.00%	201,104	5.00%	202,424	5.00%
Excess	$177,926	4.62%	$267,191	6.72%	$283,192	7.08%	$299,194	7.44%	$317,597	7.84%

Reconciliation of capital infused into Needham Bank:
Net proceeds			$128,634		$151,596		$174,558		$200,965
Less: Common stock acquired by ESOP			(21,958)		(25,833)		(29,708)		(34,165)
Less: Common stock acquired by stock-based incentive plans			(10,979)		(12,917)		(14,854)		(17,082)
Pro forma increase			$95,697		$112,846		$129,996		$149,718

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Leverage capital ratios are shown as a percentage of total adjusted assets.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of NB Financial, MHC at June 30, 2023 and the pro forma consolidated capitalization of NB Bancorp, after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	NB Financial,	Pro Forma at June 30, 2023, Based Upon the Sale in the Offering at $10.00 per Share of
	MHC at June 30, 2023	26,350,000 shares	31,000,000 shares	35,650,000 shares	40,997,500 shares (1)

	(Dollars in thousands)
Deposits (2)	$3,261,671	$3,261,671	$3,261,671	$3,261,671	$3,261,671
Borrowings	337,637	337,637	337,637	337,637	337,637
Total deposits and borrowings	$3,599,308	$3,599,308	$3,599,308	$3,599,308	$3,599,308
Stockholders’ equity:
Preferred stock $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock $0.01 par value, 120,000,000 shares authorized; assuming shares outstanding as shown (3)	—	274	323	371	427
Additional paid-in capital (4)	—	267,972	315,786	363,599	418,584
Retained earnings (5)	371,325	371,325	371,325	371,325	371,325
Accumulated other comprehensive (loss)	(14,352)	(14,352)	(14,352)	(14,352)	(14,352)
Net impact of foundation
Expense of donation to foundation	—	(12,979)	(14,917)	(16,854)	(19,082)
Tax benefit of donation to foundation	—	3,245	3,729	4,214	4,771
Less:
Common stock to be acquired by ESOP (6)	—	(21,958)	(25,833)	(29,708)	(34,165)
Common stock to be acquired by stock-based benefit plans (7)	—	(10,979)	(12,917)	(14,854)	(17,082)
Total stockholders’ equity	$356,973	$582,548	$623,144	$663,741	$710,426

Total stockholders’ equity as a percentage of total assets (2)	8.86%	13.69%	14.51%	15.31%	16.21%

Pro forma shares outstanding:
Shares offered for sale in offering	—	26,350,000	31,000,000	35,650,000	40,997,500
Shares issued to charitable foundation	—	1,097,917	1,291,667	1,485,417	1,708,229
Total shares outstanding	—	27,447,917	32,291,667	37,135,417	42,705,729

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)	No effect has been given to the issuance of additional shares of NB Bancorp common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the offering, an amount up to 10% and 4% of the shares of NB Bancorp common stock sold in the offering, including shares issued to our charitable foundation, will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See “Management of NB Bancorp – Benefits to be Considered Following Completion of the Stock Offering.”

(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net offering proceeds at the offering price of $10.00 per share before deducting shares issued to the charitable foundation.

(5)	The retained earnings of Needham Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion and Plan of Distribution – Liquidation Rights” and “Supervision and Regulation.”

(6)	Assumes that 8% of the shares issued in the conversion (including shares to be contributed to the charitable foundation) will be acquired by the ESOP financed by a loan from NB Bancorp. The loan will be repaid principally from Needham Bank’s contributions to the ESOP. Since NB Bancorp will finance the ESOP debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on NB Bancorp’s consolidated financial statements. Under generally accepted accounting principles, the amount of common stock to be acquired by the ESOP represents unearned compensation. Accordingly, the amount of shares of common stock acquired by the ESOP is shown in this table as a reduction of total stockholders’ equity.

(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be issued in the conversion (including shares to be contributed to the charitable foundation) will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation, which is presented as a reduction of stockholders’ equity. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As NB Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to non-interest expense. Implementation of the stock-based benefit plans will require stockholder approval. Any funds to be used by the stock-based benefit plans to conduct open market purchases will be provided by NB Bancorp.

PRO FORMA DATA

The following table summarizes historical data of NB Financial, MHC and pro forma data of NB Bancorp at and for the six months ended June 30, 2023 and at and for the year ended December 31, 2022. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription or community offerings;

•	our ESOP will purchase 8% of the shares of common stock issued in the conversion (including shares contributed to the charitable foundation) with a loan from NB Bancorp. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

•	we will pay Piper Sandler & Co. a fee equal to 1.35% of the aggregate dollar amount of the common stock sold in the subscription offering, assuming all shares are sold in the subscription offering (net of insider purchases, shares purchased by our ESOP and shares contributed to our charitable foundation);

•	NB Bancorp will contribute $2.0 million in cash to our charitable foundation; and

•	expenses of the offering, other than selling agent fees and expenses to be paid to Piper Sandler & Co., will be approximately $2.83 million.

We calculated pro forma consolidated net income for the six months ended June 30, 2023 and the year ended December 31, 2022 as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 3.60% (2.70% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note as of June 30, 2023, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate federal regulations provide that we assume in presenting pro forma data.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S, Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the ESOP. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that options will be granted under the stock-based benefit plans to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of 10 years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $5.07 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 32.30% for the shares of common stock, a dividend yield of 0%, an expected option life of 10 years and a risk-free interest rate of 3.81%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute at least 50% of the net proceeds to Needham Bank. We will retain the remainder of the net proceeds from the offering and use a portion of the proceeds we retain for the purpose of making a loan to the ESOP and retain the rest of the proceeds for future use.

The pro forma tables do not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	our results of operations after the offering, including the impact of additional expenses we expect to incur as a result of operating as a public company; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

At or For the Six Months Ended June 30, 2023 Based Upon the Sale at $10.00 Per Share of
26,350,000 shares	31,000,000 shares	35,650,000 shares	40,997,500 shares (1)

(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$263,500	$310,000	$356,500	$409,975
Plus: Market value of shares issued to charitable foundation	10,979	12,917	14,854	17,082
Pro forma market capitalization	$274,479	$322,917	$371,354	$427,057

Gross proceeds of offering	$263,500	$310,000	$356,500	$409,975
Less: Expenses	(6,233)	(6,808)	(7,384)	(8,046)
Estimated net proceeds	257,267	303,192	349,116	401,929
Less: Common stock purchased by ESOP (2)	(21,958)	(25,833)	(29,708)	(34,165)
Less: Cash contribution to charitable foundation	(2,000)	(2,000)	(2,000)	(2,000)
Less: Common stock awarded under stock-based benefit plans (3)	(10,979)	(12,917)	(14,854)	(17,082)
Estimated net cash proceeds	$222,330	$262,442	$302,554	$348,682

For the Six Months Ended June 30, 2023
Net income:
Historical	$14,977	$14,977	$14,977	$14,977
Pro forma income on net proceeds	3,444	4,065	4,686	5,400
Pro forma ESOP adjustment(2)	(412)	(485)	(557)	(641)
Pro forma stock award adjustment (3)	(824)	(969)	(1,114)	(1,281)
Pro forma stock option adjustment (4)	(1,305)	(1,535)	(1,765)	(2,030)
Pro forma net income (5)	$15,880	$16,053	$16,227	$16,425

Per share net income:
Historical	$0.59	$0.50	$0.44	$0.38
Pro forma income on net proceeds	0.14	0.14	0.14	0.14
Pro forma ESOP adjustment (2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock award adjustment (3)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock option adjustment (4)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma net income per share (5) (6)	$0.63	$0.54	$0.48	$0.42

Offering price as a multiple of pro forma net income per share	7.94	x	9.26	x	10.42	x	11.90	x
Number of shares outstanding for pro forma net income per share calculations (5)	25,306,979	29,772,917	34,238,854	39,374,682

At June 30, 2023
Stockholders’ equity:
Historical	$356,973	$356,973	$356,973	$356,973
Estimated net proceeds	257,267	303,192	349,116	401,929
Market value of shares issued to charitable foundation	10,979	12,917	14,854	17,082
Expense of donation to foundation	(12,979)	(14,917)	(16,854)	(19,082)
Tax benefit of contribution to charitable foundation	3,245	3,729	4,214	4,771
Common stock acquired by ESOP (2)	(21,958)	(25,833)	(29,708)	(34,165)
Common stock awarded under stock-based benefit plans (3)	(10,979)	(12,917)	(14,854)	(17,082)
Pro forma stockholders’ equity (7)	582,548	623,144	663,741	710,426
Intangible assets	(1,303)	(1,303)	(1,303)	(1,303)
Pro forma tangible stockholders’ equity	$581,245	$621,841	$662,438	$709,123

Stockholders’ equity per share:
Historical	$13.01	$11.05	$9.61	$8.36
Estimated net proceeds	9.37	9.39	9.40	9.41
Market value of shares issued to charitable foundation	0.40	0.40	0.40	0.40
Expense of donation to foundation	(0.47)	(0.46)	(0.45)	(0.45)
Tax benefit of contribution to charitable foundation	0.12	0.12	0.11	0.11
Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Common stock awarded under stock-based benefit plans (3)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma stockholders’ equity per share (7)	21.23	19.30	17.87	16.63
Intangible assets	(0.05)	(0.04)	(0.04)	(0.03)
Pro forma tangible stockholders’ equity	$21.18	$19.26	$17.83	$16.60

Offering price as percentage of pro forma stockholders’ equity per share	47.10%	51.81%	55.96%	60.13%
Offering price as percentage of pro forma tangible stockholders’ equity per share	47.21%	51.92%	56.09%	60.24%
Number of shares outstanding for pro forma book value per share calculations (7)	27,447,917	32,291,667	37,135,417	42,705,729

footnotes begin on second following page)

At or For the Year Ended December 31, 2022 Based Upon the Sale at $10.00 Per Share of
26,350,000 shares	31,000,000 shares	35,650,000 shares	40,997,500 shares (1)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$263,500	$310,000	$356,500	$409,975
Plus: Market value of shares issued to charitable foundation	10,979	12,917	14,854	17,082
Pro forma market capitalization	$274,479	$322,917	$371,354	$427,057

Gross proceeds of offering	$263,500	$310,000	$356,500	$409,975
Expenses	(6,233)	(6,808)	(7,384)	(8,046)
Estimated net proceeds	257,267	303,192	349,116	401,929
Common stock purchased by ESOP (2)	(21,958)	(25,833)	(29,708)	(34,165)
Cash contribution to charitable foundation	(2,000)	(2,000)	(2,000)	(2,000)
Common stock awarded under stock-based benefit plans (3)	(10,979)	(12,917)	(14,854)	(17,082)
Estimated net cash proceeds	$222,330	$262,442	$302,554	$348,682

For the Year Ended December 31, 2022
Net income:
Historical	$30,065	$30,065	$30,065	$30,065
Pro forma income on net proceeds	6,887	8,129	9,372	10,800
Pro forma ESOP adjustment(2)	(823)	(969)	(1,114)	(1,281)
Pro forma stock award adjustment (3)	(1,647)	(1,938)	(2,228)	(2,562)
Pro forma stock option adjustment (4)	(2,609)	(3,070)	(3,530)	(4,060)
Pro forma net income (5)	$31,873	$32,217	$32,565	$32,962

Per share net income:
Historical	$1.19	$1.01	$0.88	$0.76
Pro forma income on net proceeds	0.27	0.27	0.27	0.27
Pro forma ESOP adjustment (2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock award adjustment (3)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma stock option adjustment (4)	(0.10)	(0.10)	(0.10)	(0.10)
Pro forma net income per share (5) (6)	$1.27	$1.09	$0.96	$0.84

Offering price as a multiple of pro forma net income per share	7.87	x	9.17	x	10.42	x	11.90	x
Number of shares outstanding for pro forma net income per share calculations (5)	25,361,875	29,837,500	34,313,125	39,460,094

At December 31, 2022
Stockholders’ equity:
Historical	$344,065	$344,065	$344,065	$344,065
Estimated net proceeds	257,267	303,192	349,116	401,929
Market value of shares issued to charitable foundation	10,979	12,917	14,854	17,082
Expense of donation to foundation	(12,979)	(14,917)	(16,854)	(19,082)
Tax benefit of contribution to charitable foundation	3,245	3,729	4,214	4,771
Common stock acquired by ESOP (2)	(21,958)	(25,833)	(29,708)	(34,165)
Common stock awarded under stock-based benefit plans (3)	(10,979)	(12,917)	(14,854)	(17,082)
Pro forma stockholders’ equity (7)	569,640	610,236	650,833	697,518
Intangible assets	(1,377)	(1,377)	(1,377)	(1,377)
Pro forma tangible stockholders’ equity	$568,263	$608,859	$649,456	$696,141

Stockholders’ equity per share:
Historical	$12.54	$10.65	$9.27	$8.06
Estimated net proceeds	9.37	9.39	9.40	9.41
Market value of shares issued to charitable foundation	0.40	0.40	0.40	0.40
Expense of donation to foundation	(0.47)	(0.46)	(0.45)	(0.45)
Tax benefit of contribution to charitable foundation	0.12	0.12	0.11	0.11
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma stockholders’ equity per share (7)	$20.76	$18.90	$17.53	$16.33
Intangible assets	(0.05)	(0.04)	(0.04)	(0.03)
Pro forma tangible stockholders’ equity	$20.71	$18.86	$17.49	$16.30

Offering price as percentage of pro forma stockholders’ equity per share	48.17%	52.91%	57.05%	61.24%
Offering price as percentage of pro forma tangible stockholders’ equity per share	48.29%	53.02%	57.18%	61.35%
Number of shares outstanding for pro forma book value per share calculations (7)	27,447,917	32,291,667	37,135,417	42,705,729

(footnotes begin on following page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Assumes that 8% of shares of common stock issued in the conversion (including shares to be contributed to the charitable foundation) will be purchased by the ESOP. For purposes of the tables, the funds used to acquire these shares are assumed to have been borrowed by the ESOP from NB Bancorp. Needham Bank intends to make annual contributions to the ESOP in an amount at least equal to the required principal and interest payments on the debt. Needham Bank’s total annual payments on the ESOP debt are based upon 20 equal annual installments of principal and interest. ASC 718-40 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the ESOP shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Needham Bank, the fair value of the common stock remains equal to the subscription price and the ESOP expense reflects an effective combined federal and state tax rate of 25%. The unallocated ESOP shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. The pro forma net income further assumes that 54,896, 64,583, 74,271 and 85,411 shares were committed to be released during the six months ended June 30, 2023 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and that 109,792, 129,167, 148,542 and 170,823 shares were committed to be released during the year ended December 31, 2022 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the ESOP shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)	If approved by NB Bancorp’s stockholders, one or more stock-based benefit plans may grant an aggregate number of shares of common stock equal to 4% of the shares to be issued in the conversion, including shares contributed to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion), as restricted stock awards to our officers, employees and directors. Stockholder approval of the stock-based benefit plans, and purchases by the plan, may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from NB Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by NB Bancorp. The tables assume that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 25%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares issued in the conversion, including shares contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

(4)	If approved by NB Bancorp’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be issued in the conversion, including shares contributed to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $5.07 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 25%. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the grant of options under the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares issued in the conversion, including shares contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.

(5)	Pro forma net income does not give effect to the nonrecurring expense that would be expected to be recognized in the year ended December 31, 2023 as a result of the contribution of cash and shares of common stock to the charitable foundation. The estimated before tax expense, estimated after-tax expense and pro forma tax benefit associated with the contribution to the charitable foundation is $14.9 million, $3.7 million and $11.2 million, respectively, at the midpoint of the offering. The table below presents before and after tax expense of the foundation contribution for the year ended December 31, 2023, along with pro forma net income and per share net income for the same period. The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the charitable foundation based on a 25% income tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(6)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with applicable accounting standards for ESOPs, subtracting the ESOP shares that have not been committed for release during the period. See note 2, above.

(7)	The retained earnings of Needham Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion and Plan of Distribution – Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, as adjusted, of Offering Range
	(in thousands, except per share data)
Before tax expense of contribution:
Six Months Ended June 30, 2023	$12,979	$14,917	$16,854	$19,082

Pro forma tax benefit:
Six Months Ended June 30, 2023	3,245	3,729	4,214	4,771

After tax expense of contribution:
Six Months Ended June 30, 2023	9,734	11,188	12,641	14,312

Pro forma net income:
Six Months Ended June 30, 2023	15,880	16,053	16,227	16,425

Pro forma net income after foundation expense:
Six Months Ended June 30, 2023	$6,147	$4,865	$3,587	$2,114

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the consolidated financial statements that appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Needham Bank and the consolidated financial statements provided in this prospectus for NB Financial, MHC. NB Bancorp had not engaged in any activities at June 30, 2023.

Overview

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in commercial real estate and multifamily loans, one- to four-family residential real estate loans, construction and land development loans, commercial and industrial loans and consumer loans. To a lesser extent, we originate home equity loans and lines of credit. At June 30, 2023, $1.23 billion, or 34.9% of our total loan portfolio was comprised of commercial real estate and multifamily loans, and $1.01 billion, or 28.7%, of our total loan portfolio was comprised of one- to four-family residential real estate loans. We also invest in securities, consisting primarily of U.S. Treasury and federal agency securities, municipal bonds and corporate bonds. We offer a variety of deposit accounts, including certificate of deposit accounts, IRAs, money market accounts, savings accounts, demand deposit accounts and interest-bearing and noninterest-bearing checking accounts. We historically have utilized advances from the FHLB to fund our operations and we had $337.6 million of FHLB advances at June 30, 2023. Additionally, in recent years, we have also utilized brokered deposits as a non-retail funding source to fund our operations and at June 30, 2023 we had $253.6 million of brokered deposits.

For the six months ended June 30, 2023 and the years ended December 31, 2022 and 2021, we had net income of $15.0 million, $30.1 million and $21.6 million, respectively. The increase in our net income year over year resulted primarily from an increase of our interest and fee income on loans in 2022.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provision for credit losses, noninterest income and noninterest expense. Noninterest income currently consists primarily of customer service fees, swap contract income, and income on bank-owned life insurance. Noninterest expense currently consists primarily of expenses related to salary and employee benefits and director fees, occupancy and equipment, data processing, marketing and charitable contribution expense, professional fees, federal deposit insurance assessments and other general and administrative expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Summary of Significant Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our consolidated financial statements, which are prepared in conformity with U.S. GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be significant accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our consolidated financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

The following represent our significant accounting policies:

Loans Held for Investment and Allowance for Credit Losses. Loans that management has the intent and ability to hold for the foreseeable future or until loan maturity or pay-off are reported held for investment at their outstanding principal balance adjusted for any charge-offs and net of any deferred fees (including purchase accounting adjustments) and origination costs (collectively referred to as “amortized cost”). Loan origination fees and certain direct origination costs are deferred and amortized as an adjustment of the yield using the payment terms required by the loan contract.

Loans are generally placed into nonaccrual status when they are past due 90 days or more as to either principal or interest or when, in the opinion of management, the collection of principal and/or interest is in doubt. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest or past due less than 90 days and the borrower demonstrates the ability to pay and remain current. When cash payments are received, they are applied to principal first, then to accrued interest. It is the Company's policy not to record interest income on nonaccrual loans until principal has become current. In certain instances, accruing loans that are past due 90 days or more as to principal or interest may not go on nonaccrual status if the Company determines that the loans are well-secured and are in the process of collection. In accordance with ASC 326, the Company elected to exclude accrued interest from the amortized cost basis in its determination of the allowance for credit losses (the “ACL”) for loans held for investment, and will instead reverse accrued but unpaid interest through interest income in the period in which the loan is placed on nonaccrual status.

The ACL represents management’s best estimate of credit losses over the remaining life of the loan portfolio. Loans are charged-off against the ACL when management believes the loan balance is no longer collectible. Subsequent recoveries of previously charged-off amounts (recoveries) are recorded as increases to the ACL. The provision for credit losses is an amount sufficient to bring the ACL to an estimated balance that management considers adequate to absorb lifetime expected losses in the Company’s held for investment loan portfolio. The ACL is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans.

Management’s determination of the adequacy of the ACL under ASC 326 is based on an evaluation of the composition of the loan portfolio current economic conditions, historical loan loss experience, reasonable and supportable forecasts, and other risk factors. We use a third-party CECL model as part of our estimation of the ACL on a quarterly basis. Loans with similar risk characteristics are collectively assessed within pools (or segments). Loss estimates within the collectively assessed population are based on a combination of pooled assumptions and loan-level characteristics. We have determined that using federal call codes is an appropriate loan segmentation methodology, as it is generally based on risk characteristics of a loan’s underlying collateral. Using federal call codes also allows us to utilize and assess publicly available external information when developing our estimate of the ACL. The weighted average life (“WAL”) method is the primary credit loss estimation methodology we use and involves estimating future cash flows for pools of loans using their weighted average life.

In applying future economic forecasts, we utilize a forecast period of one year. We consider economic forecasts of national gross domestic product and unemployment rates from the Federal Open Market Committee to inform the model for loss estimation. Historical loss rates used in the quantitative model are primarily derived from the Bank’s data, supplemented with peer bank data obtained from publicly available sources (i.e., federal call reports). The Bank’s peer group is comprised of financial institutions of relatively similar size (i.e., $1.5 - $5 billion of total assets) and in similar markets. Management also considers qualitative adjustments when estimating loan losses to take into account the model’s quantitative limitations. Qualitative adjustments to quantitative loss factors, either negative or positive, may include considerations of trends in delinquencies, nonaccrual loans, charged-off loans, changes in volume and terms of loans, effects of changes in lending policy, experience and depth of management, regional and local economic trends and conditions, and concentrations of credit, competition, and loan review results.

For those loans that do not share similar risk characteristics, we evaluate the ACL needs on an individual (or loan by loan) basis. This population of individually evaluated loans (or loan relationships with the same primary source of repayment) is determined on a quarterly basis and is based on whether the risk grade of the loan is substandard or worse and the balance exceeds $500,000 and the loan’s terms differ significantly from other pooled loans. In accordance with our policy, non-accrual residential real estate loans that are well secured (LTV <75%) are not considered to warrant a downgrade to substandard risk rating and are therefore excluded from individually evaluated loans. Measurement of credit loss is based on the expected future cash flows of an individually evaluated loan, discounted at the loan’s effective interest rate, or measured on an observable market value, if one exists, or the estimated market value of the collateral underlying the loan, discounted to consider estimated costs to sell the collateral for collateral-dependent loans. If the net value is less than the loan’s amortized cost, a specific reserve in the ACL is recorded, which is charged-off in the period when management believes the loan balance is no longer collectible.

Income Taxes. We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized.  We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets.  These judgments may require us to make projections of future taxable income and/or to carryback to taxable income in prior years. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change.  Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets.

Securities Valuation and Impairment. We classify our investments in debt securities as either held-to-maturity or available-for-sale. Securities classified as held-to maturity are recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. We obtain our fair values from one or more third-party services. This service’s fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of techniques, including extrapolation from the quoted prices of similar instruments or recent trades for thinly traded securities, fundamental analysis, or through obtaining purchase quotes. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting our financial position, results of operations and cash flows.

We adopted ASC 326 using the prospective transition approach for debt securities for which other-than-temporary impairment had been recognized prior to January 1, 2023. As of December 31, 2022, we did not have any other than-temporarily impaired investment securities. Therefore, upon adoption of ASC 326, we determined that an allowance for credit losses on available for sale securities was not deemed material. For available for sale securities, management evaluates all investments in an unrealized loss position on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. If we have the intent to sell the security or it is more likely than not that we will be required to sell the security, the security is written down to fair value and the entire loss is recorded in earnings. If either of the above criteria is not met, we evaluate whether the decline in fair value is the result of credit losses or other factors. In making the assessment, we may consider various factors including the extent to which fair value is less than amortized cost, performance on any underlying collateral, downgrades in the ratings of the security by a rating agency, the failure of the issuer to make scheduled interest or principal payments and adverse conditions specifically related to the security. If the assessment indicates that a credit loss exists, the present value of cash flows expected to be collected are compared to the amortized cost basis of the security and any excess is recorded as an allowance for credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any amount of unrealized loss that has not been recorded through an allowance for credit loss is recognized in other comprehensive income. Changes in the allowance for credit loss are recorded as provision for (or reversal of) credit loss expense. Losses are charged against the allowance for credit loss when management believes an available for sale security is confirmed to be uncollectible or when either of the criteria regarding intent or requirement to sell is met. At June 30, 2023, there was no allowance for credit loss related to the available for sale portfolio. Accrued interest receivable on available for sale debt securities totaled $1.1 million at June 30, 2023 and was excluded from the estimate of credit losses.

Comparison of Financial Condition at June 30, 2023 and December 31, 2022

Total Assets. Total assets increased $436.3 million, or 12.1%, to $4.03 billion at June 30, 2023 from $3.59 billion at December 31, 2022. The increase was primarily the result of increases in net loans, offset, in part, by decreases in cash and cash equivalents and investment securities.

Cash and Cash Equivalents. Cash and cash equivalents decreased $43.0 million, or 27.5%, to $113.5 million at June 30, 2023 from $156.5 million at December 31, 2022. The decrease in cash and cash equivalents was due to the deployment of cash primarily into loans.

Securities Available-for-Sale. Securities available-for-sale decreased $31.5 million, or 12.8%, to $214.0 million at June 30, 2023 from $245.5 million at December 31, 2022 due to maturities. No securities were sold during the six months ended June 30, 2023.

Loans, net. Loans, net increased $499.6 million, or 16.7%, to $3.49 billion at June 30, 2023 from $2.99 billion at December 31, 2022. During the period, we experienced increases in each of our loan portfolios. One- to four-family residential real estate loans increased $78.3 million, or 8.4%, from December 31, 2022 to June 30, 2023; our commercial real estate portfolio, including multi-family real estate loans, increased $216.4 million, or 21.4%, from December 31, 2022 to June 30, 2023; and commercial and industrial loans increased $183.9 million, or 74.4%, from December 31, 2022 to June 30, 2023. The increase in our loan portfolios reflects our strategy to grow the balance sheet by continuing to diversify into these higher-yielding loans to improve net margins and manage interest rate risk.

Federal Home Loan Bank Stock. We held an investment in FHLB stock of $16.6 million and $13.2 million at June 30, 2023 and December 31, 2022, respectively. The amount of stock we are required to purchase is in proportion to our FHLB borrowings and level of total assets. Accordingly, the increase in the FHLB stock during the six months ended June 30, 2023 is due to increased borrowings.

Prepaid Expenses and Other Assets. Prepaid expenses and other assets consist primarily of right of use assets related to our long-term leases and derivatives with a positive fair value and other investments. These assets increased $4.7 million, or 8.2%, to $61.9 million at June 30, 2023 from $57.2 million at December 31, 2022. The increase resulted primarily from the one-time recognition of $3.5 million in eligible employee retention credits, which are refundable tax credits against certain employment taxes under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), and booked as a receivable in March 2023.

Deposits. Deposits increased $374.9 million, or 13.0%, to $3.26 billion at June 30, 2023 from $2.89 billion at December 31, 2022.

Core deposits (which we define as all deposits including certificates of deposit, other than brokered deposits) increased $371.3 million, or 14.1%, to $3.01 billion at June 30, 2023 from $2.64 billion at December 31, 2022. The increase was primarily a result of a $145.2 million, or 22.0%, increase in money market accounts to $804.7 million at June 30, 2023 from $659.5 million at December 31, 2022 and a $60.4 million, or 7.1%, increase in interest-bearing and noninterest-bearing checking and demand deposit accounts during the period, offset, in part, by a decrease of $23.1 million, or 14.2%, in savings accounts. Certificates of deposit increased $192.5 million, or 15.9%, to $1.40 billion at June 30, 2023 from $1.21 billion at December 31, 2022. At June 30, 2023 and December 31, 2022, we had approximately $253.6 million of $250.0 million of brokered deposits, respectively.

A significant amount of our deposit growth during the six months ended June 30, 2023 occurred in March 2023. We believe much of this growth resulted, in part, from the turmoil and liquidity uncertainty created in the banking industry by the high-profile failures of certain financial institutions around the country in March 2023. Additionally, in December 2022, we opened a new branch office in Medford, Massachusetts, and at June 30, 2023, this branch office accounted for approximately $68.3 million of new deposits.

Borrowings. Borrowings increased $44.6 million, or 15.2%, to $337.6 million at June 30, 2023 from $293.1 million at December 31, 2022. The increase is related to the execution of short-term borrowings during the first half of 2023 to support loan growth. At June 30, 2023, our borrowings consisted solely of FHLB advances.

Accrued expenses and other liabilities. Accrued expenses and other liabilities increased $3.1 million, or 5.9%, to $55.5 million at June 30, 2023 from $52.4 million at December 31, 2022. The increase resulted from increases in interest accrued on brokered deposits and borrowings and the increase in allowance for credit losses reserve on unfunded commitments.

Equity. Total equity increased $12.9 million, or 3.8%, to $357.0 million at June 30, 2023 from $344.1 million at December 31, 2022, due to net income of $15.0 million for the six months ended June 30, 2023 offset, in part, by the implementation of the CECL credit loss standard which resulted in a $2.1 million decrease to equity.

Comparison of Financial Condition at December 31, 2022 and December 31, 2021

Total Assets. Total assets increased $669.7 million, or 22.9%, to $3.59 billion at December 31, 2022 from $2.92 billion at December 31, 2021. The increase was primarily the result of increases in net loans, bank-owned life insurance and prepaid expenses and other assets, offset, in part, by decreases in cash and cash equivalents.

Cash and Cash Equivalents. Cash and cash equivalents decreased $310.5 million, or 66.5%, to $156.5 million at December 31, 2022 from $467.1 million at December 31, 2021. The decrease in cash and cash equivalents was due to the deployment of cash primarily into loans.

Securities Available-for-Sale. Securities available-for-sale decreased $14.3 million, or 5.5%, to $245.5 million at December 31, 2022 from $259.8 million at December 31, 2021. During the year ended December 31, 2022, purchases of securities were more than offset by the fair value decline in the portfolio, as well as amortization and calls. The rising rate environment in the second half of 2022 contributed to a $17.7 million decrease in the net unrealized position of the portfolio. No securities were sold during the year ended December 31, 2022.

Loans, net. Loans, net increased $904.1 million, or 43.3%, to $2.99 billion at December 31, 2022 from $2.09 billion at December 31, 2021. We experienced increases in each of our loan portfolios. One- to four- family residential real estate loans, including home equity loans, increased $153.0 million, or 17.9%, from December 31, 2021 to December 31, 2022; our commercial real estate portfolio, including multi-family real estate loans and construction and land development loans, increased $472.6 million, or 43.3%, from December 31, 2021 to December 31, 2022; commercial and industrial loans (including PPP loans) increased $130.5 million, or 111.6%, from December 31, 2021 to December 31, 2022; and consumer loans increased $157.2 million, or 399.1%, from December 31, 2021 to December 31, 2022. The increase in these loan portfolios reflects our strategy to grow the balance sheet by continuing to diversify into these higher-yielding loans to improve net margins and manage interest rate risk. In addition, to help manage interest rate risk and generate non-interest income, we sell one- to four-family residential mortgage loans into the secondary market on a servicing-retained basis. During the year ended December 31, 2022, we sold $1.8 million in loans and recognized gains of $47,000.

The increases in each of our loan portfolios were offset, in part, by a decrease in PPP loans of $17.5 million, or 96.4%, to $645,000 at December 31, 2022 from $18.1 million at December 31, 2021. At December 31, 2022, we had eight PPP loans outstanding totaling $645,000 compared to 60 loans outstanding totaling $18.1 million at December 31, 2021.

We participated in the PPP, established as part of the CARES Act, and administered by the SBA. The PPP provided 100% federally guaranteed loans for small businesses to cover payroll, utilities, rent and interest. These small business loans may be forgiven if borrowers maintained their payrolls and satisfied certain other conditions for a period of time during the COVID-19 pandemic. We began accepting and funding loans under this program in April 2020 and the program has been largely completed with substantially all of the borrowers receiving forgiveness payments. We originated 1,600 PPP loans totaling approximately $228.6 million and through December 31, 2022. 1,586 borrowers have received forgiveness payments totaling approximately $229.0 million.

Federal Home Loan Bank Stock. The FHLB is a cooperative bank that provides services to its member banking institutions. The primary reason for our membership in the FHLB is to gain access to a reliable source of wholesale funding and as a tool to manage interest rate risk. The purchase of stock in the FHLB is a requirement for a member to gain access to funding. We purchase and/or are subject to redemption of FHLB stock proportional to the volume of funding received and view the holdings as a necessary long-term investment for the purpose of balance sheet liquidity and not for investment return. We held an investment in FHLB stock of $13.2 million and $2.3 million at December 31, 2022 and 2021, respectively. The amount of stock we are required to purchase is in proportion to our FHLB borrowings and level of total assets. Accordingly, the increase in the FHLB stock is due to increased borrowings.

Bank-owned Life Insurance. We invest in bank-owned life insurance to help offset the costs of our employee benefit plan obligations. Bank-owned life insurance also generally provides noninterest income that is nontaxable. Bank-owned life insurance increased $23.4 million, or 91.0%, to $49.0 million at December 31, 2022 from $25.7 million at December 31, 2021. The increase was driven by purchases of $22.2 million during the year ended December 31, 2022.

Prepaid Expenses and Other Assets. Prepaid expenses and other assets consist primarily of right of use assets related to our long-term leases and derivatives with a positive fair value and other investments and increased $30.7 million, or 116.1%, to $57.2 million at December 31, 2022 from $26.5 million at December 31, 2021. The increase resulted primarily from increases in the value of our right of use assets and derivatives from hedging strategies and other investments.

Deposits. Deposits increased $322.2 million, or 12.6%, to $2.89 billion at December 31, 2022 from $2.56 billion at December 31, 2021. The increase resulted in part from our April 2022 purchase of a cannabis and money service banking business from another financial institution which resulted in our acquisition of approximately $297.7 million of core deposits.

Core deposits (which we define as all deposits including certificates of deposit, other than brokered deposits) increased $122.2 million, or 4.9%, to $2.64 billion at December 31, 2022 from $2.51 billion at December 31, 2021. This increase was primarily a result of a $110.7 million, or 14.9%, increase in interest-bearing and noninterest-bearing checking and demand deposit accounts, offset, in part, by a decrease of $39.9 million, or 5.7%, in money market accounts to $659.5 million at December 31, 2022 from $699.3 million at December 31, 2021. Certificates of deposit increased $248.2 million, or 25.8%, to $1.21 billion at December 31, 2022 from $961.5 million at December 31, 2021. At December 31, 2022 and 2021, we had approximately $250 million and $50 million of brokered deposits, respectively. The increase in brokered deposits during 2022 resulted from our decision to increase alternative funding sources to fund a portion of the 2022 loan growth.

Borrowings. We had $293.1 million of borrowings at December 31, 2022 as compared to $256,000 at December 31, 2021. The increase is related to the execution of short-term borrowings during the second half of 2022 to support loan growth. Our borrowings consisted solely of FHLB advances.

Accrued expenses and other liabilities. Accrued expenses and other liabilities increased $32.2 million, or 159.6%, to $52.4 million at December 31, 2022 from $20.2 million at December 31, 2021. The increase resulted from an increase in derivatives with a negative fair value.

Equity. Total equity increased $17.9 million, or 5.5%, to $344.1 million at December 31, 2022 from $326.1 million at December 31, 2021, due to net income of $30.1 million for the year ended December 31, 2022 offset, in part by an increase in accumulated other comprehensive loss of $12.1 million, reflecting the net impact that the interest rate environment had on the Company’s available-for-sale securities, offset, in part, by an increase in the unrealized gain on interest rate swaps.

Comparison of Operating Results for the Six Months Ended June 30, 2023 and June 30, 2022

Net Income. Net income was $15.0 million for the six months ended June 30, 2023, compared to net income of $10.9 million for the six months ended June 30, 2022, an increase of $4.1 million, or 36.9%. The increase was primarily due to an $11.6 million increase in net interest income after provision for credit losses and an increase of $4.5 million in noninterest income, offset in part by a $10.3 million increase in noninterest expense and a $1.8 million increase in income tax expense for the periods ended June 30, 2023 and 2022, respectively.

Interest and Dividend Income. Interest and dividend income increased $48.0 million, or 97.2%, to $97.4 million for the six months ended June 30, 2023 from $49.4 million for the six months ended June 30, 2022, primarily due to a $47.3 million increase in interest and fees on loans. The increase in interest and fees on loans was primarily due to an increase of $969.5 million in the average balance of the loan portfolio to $3.22 billion for the six months ended June 30, 2023 from $2.25 billion for six months ended June 30, 2022 and an increase of 172 basis points in the weighted average yield for the loan portfolio to 5.86% for the 2023 period from 4.14% for the 2022 period, reflecting the increasing rate environment period to period as well as the growth of our consumer and commercial portfolios.

Average interest-earning assets increased $672.0 million, to $3.56 billion for the six months ended June 30, 2023 from $2.89 billion for the six months ended June 30, 2022. The yield on interest-earning assets increased 206 basis points to 5.51% for the period ended June 30, 2023 from 3.45% for the period ended June 30, 2022.

Interest Expense. Total interest expense increased $31.5 million, or 824.7%, to $35.3 million for the six months ended June 30, 2023 from $3.8 million for the six months ended June 30, 2022. Interest expense on deposit accounts increased $25.9 million, or 680.3%, to $29.8 million for the six months ended June 30, 2023 from $3.8 million for the six months ended June 30, 2022, due to an increase in the average balance of interest-bearing deposits of $391.5 million, or 17.9%, to $2.58 billion for the period ended June 30, 2023 from $2.19 billion for the period ended June 30, 2022 and an increase in the weighted average rate on interest-bearing deposits to 2.33% for the period ended June 30, 2023 from 0.35% for the period ended June 30, 2022.

Interest expense on FHLB advances increased $5.5 million to $5.5 million for the period ended June 30, 2023 from $4,000 for the period ended June 30, 2022. The average balance of FHLB advances increased $215.9 million to $216.2 million for the six months ended June 30, 2023 from $362,000 for the six months ended June 30, 2022. The increase in the average balance was due to our strategy to utilize additional borrowings to support loan growth and liquidity.

Net Interest Income. Net interest income increased $16.5 million, or 36.2%, to $62.1 million for the six months ended June 30, 2023 from $45.6 million for the six months ended June 30, 2022, primarily due to a $672.0 million increase in the average balance of interest-earning assets during the period ended June 30, 2023 and an increase in the net interest margin to 3.51% for the period ended June 30, 2023 from 3.18% for the period ended June 30, 2022, offset in part, by a decrease in the interest rate spread to 2.96% for the period ended June 30, 2023 from 3.09% for the period ended June 30, 2022. The increase in the net interest margin was primarily due to the increase in the average balance of interest-earning assets to $3.56 billion for the period ended June 30, 2023 from $2.89 billion for the period ended June 30, 2022 and a 206 basis point increase in the average yield on interest-earning assets when comparing the 2023 period to the 2022 period, offset, in part, by an increase of $607.3 million in the average balances on interest-bearing liabilities and an increase of 220 basis points in the weighted average rate paid on interest-bearing liabilities to 2.55% for the period ended June 30, 2023 from 0.35% for the period ended June 30, 2022.

Provision for Credit Losses. Based on management’s analysis of the adequacy of allowance for credit losses, a provision of $6.0 million was recorded for the period ended June 30, 2023 in accordance with the CECL standard, compared to a provision of $1.3 million for the period ended June 30, 2022 in accordance with the incurred loss methodology standard. The $4.8 million, or 381.5%, increase in the provision was primarily due to the portfolio loan growth.

Noninterest Income. Noninterest income increased $4.5 million, or 96.7%, to $9.2 million for the period ended June 30, 2023 from $4.7 million for the period ended June 30, 2022. The increase resulted primarily from a one-time gain of $3.5 million in employee retention credit, a refundable tax credit against certain employment taxes under the CARES Act and a $1.7 million increase in customer service fees, resulting largely from cash management services fees during 2023 from our cannabis business which we acquired effective April 1, 2022, as well as an increase in income from bank-owned life insurance offset, in part by a decrease in other income from a gain from bargain purchase of $1.1 million that was realized in April 2022 from our cannabis and money service business acquisition.

The table below sets forth our noninterest income for the six months ended June 30, 2023 and 2022, respectively:

	Six Months Ended June 30,		Change
	2023	2022	Amount	Percent
	(Dollars in thousands)
Customer service fees	$3,486	$1,826	$1,660	90.9%
Income from bank-owned life insurance	743	376	367	97.6%
Mortgage banking income	368	337	31	9.2%
Swap contract income	1,108	1,072	36	3.4%
Employee retention credit income	3,452	—	3,452	100.0%
Other	22	1,056	(1,034)	(97.9)%
Total noninterest income	$9,179	$4,667	$4,512	96.7%

Noninterest Expense. Noninterest expense increased $10.4 million, or 30.3%, to $44.8 million for the six months ended June 30, 2023 from $34.4 million for the six months ended June 30, 2022. Salary and employee benefit expenses increased $6.1 million, or 26.4%. The increase in salary and employee benefits resulted primarily from the hiring of additional employees consistent with our business strategy to grow the Bank, including the addition of 23 employees who became employed at Needham Bank in connection with our cannabis and money service business acquisition, as well normal salary increases. Additionally, director and professional fees increased $758,000, or 29.0%. This increase was mainly the result of increased professional services in connection with our loan operations. Data processing expense increased $743,000, or 27.6%, resulting from our strategy to upgrade and implement information technology systems, including cybersecurity and fraud prevention and detection platforms, as well as data expense related to increased deposit activity. General and administrative expense increased $823,000, or 57.1%, primarily resulting from a general increase in the customer base as well as increases resulting from the addition of the Medford branch and the servicing of our cannabis business primarily from this branch location.

The table below sets forth our noninterest expense for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,		Change
	2023	2022	Amount	Percent

	(Dollars in thousands)
Salaries and employee benefits	$29,375	$23,247	$6,128	26.4%
Director and professional fees	3,376	2,618	758	29.0%
Occupancy and equipment	2,647	2,145	502	23.4%
Data processing	3,439	2,696	743	27.6%
Marketing and charitable contribution	2,054	1,394	660	47.3%
FDIC and state insurance assessments	1,629	840	789	93.9%
General and administrative	2,264	1,441	823	57.1%
Total noninterest expense	$44,784	$34,381	$10,403	30.3%

Income Tax Expense. Income tax expense increased $1.8 million, or 49.6%, to $5.5 million for the six months ended June 30, 2023 from $3.6 million for the six months ended June 30, 2022. The effective tax rate was 26.7% and 25.0% for the periods ended June 30, 2023 and 2022, respectively.

Comparison of Operating Results for the Years Ended December 31, 2022 and December 31, 2021

Net Income. Net income was $30.1 million for the year ended December 31, 2022, compared to net income of $21.6 million for the year ended December 31, 2021, an increase of $8.5 million, or 39.4%. The increase was primarily due to a $22.3 million increase in net interest income after provision for loan losses, offset in part by a $14.2 million increase in noninterest expense.

Interest and Dividend Income. Interest and dividend income increased $29.9 million, or 33.0%, to $120.5 million for the year ended December 31, 2022 from $90.6 million for the year ended December 31, 2021, primarily due to a $27.9 million increase in interest and fees on loans. The increase in interest and fees on loans was primarily due to an increase of $362.7 million in the average balance of the loan portfolio to $2.49 billion for the year ended December 31, 2022 from $2.12 billion for the year ended December 31, 2021 and an increase of 53 basis points in the weighted average yield for the loan portfolio to 4.58% for 2022 from 4.05% for 2021, reflecting the increasing rate environment year to year as well as the growth of our consumer and commercial portfolios. Our 2022 and 2021 income included $270,000 and $4.0 million of interest and dividend income related to PPP loans, respectively.

Average interest-earning assets increased $229.4 million, to $3.01 billion for the year ended December 31, 2022 from $2.78 billion for the year ended December 31, 2021. The yield on interest-earning assets increased 74 basis points to 4.01% for the year ended December 31, 2022 from 3.27% for the year ended December 31, 2021.

Interest Expense. Total interest expense increased $2.9 million, or 23.1%, to $15.5 million for the year ended December 31, 2022 from $12.6 million for the year ended December 31, 2021. Interest expense on deposit accounts increased $2.1 million, or 19.8%, to $12.7 million for the year ended December 31, 2022 from $10.6 million for the year ended December 31, 2021, due to an increase in the average balance of interest-bearing deposits of $54.7 million, or 2.6%, to $2.19 billion for the year ended December 31, 2022 from $2.13 billion for the year ended December 31, 2021 and an increase in the weighted average rate on interest-bearing deposits to 0.58% for the year ended December 31, 2022 from 0.50% for the year ended December 31, 2021.

Interest expense on FHLB advances increased $819,000, or 40.1%, to $2.9 million for the year ended December 31, 2022 from $2.0 million for the year ended December 31, 2021. The average balance of FHLB advances increased $24.7 million, or 38.9%, to $88.3 million for the year ended December 31, 2022 from $63.6 million for the year ended December 31, 2021. The increase in the average balance was due to our strategy to utilize additional borrowings to support loan growth and for liquidity management.

Net Interest Income. Net interest income increased $27.0 million, or 34.6%, to $105.0 million for the year ended December 31, 2022 from $78.0 million for the year ended December 31, 2021, primarily due to a $229.4 million increase in the average balance of interest-earning assets during the year ended December 31, 2022, together with an increase in the interest rate spread to 3.33% for the year ended December 31, 2022 from 2.69% for the year ended December 31, 2021 and an increase in the net interest margin to 3.49% for the year ended December 31, 2022 from 2.81% for the year ended December 31, 2021. The increase in the interest rate spread and the net interest margin was primarily due to the increase in the average balance of interest-earning assets to $3.01 billion for the year ended December 31, 2022 from $2.78 billion for the year ended December 31, 2021 and a 74 basis point increase in the average yield on interest-earning assets in 2022 versus 2021, offset, in part, by an increase of $79.5 million in the average balances on interest-bearing liabilities and an increase of 10 basis points in the weighted average rate paid on interest-bearing liabilities to 0.68% for the year ended December 31, 2022 from 0.58% for the year ended December 31, 2021.

Provision for Loan Losses. Based on management’s analysis of the adequacy of allowance for loan losses, a provision of $6.7 million was recorded for the year ended December 31, 2022, compared to a provision of $2.1 million for the year ended December 31, 2021. The $4.7 million, or 226.8%, increase in the provision was primarily due to the material growth in net loans which increased $904.1 million, or 43.3%, to $2.99 billion at December 31, 2022 from $2.09 billion at December 31, 2021.

Noninterest Income. Noninterest income increased $621,000, or 7.2%, to $9.3 million for the year ended December 31, 2022 from $8.7 million for the year ended December 31, 2021. The increase resulted primarily from a bargain purchase gain from our acquisition of a cannabis and money service banking business from another financial institution in April 2022 and increases in customer service fees, including cash management and money service fees related primarily to our cannabis business, and increase in the cash surrender value of our Bank-owned life insurance, offset, in part, by decreases in realized net gains on sale of securities, mortgage banking income and swap contract income. The table below sets forth our noninterest income for the years ended December 31, 2022 and 2021:

	Years Ended December 31,		Change
	2022	2021	Amount	Percent

	(Dollars in thousands)
Bargain purchase gain	$1,070	$—	$1,070	n/a%
Customer service fees	5,138	3,413	1,725	50.5%
Income from bank-owned life insurance	1,157	400	757	189.3%
Net gain on sales of securities	—	481	(481)	n/a %
Gain on sale of bank premises and equipment	—	496	(496)	n/a %
Mortgage banking income	595	1,830	(1,235)	(67.5)%
Swap contract income	1,262	1,988	(726)	(36.5)%
Other	53	46	7	15.2%
Total noninterest income	$9,275	$8,654	$621	7.2%

Noninterest Expense. Noninterest expense increased $14.2 million, or 24.9%, to $71.2 million for the year ended December 31, 2022 from $57.0 million for the year ended December 31, 2021. Salary and employee benefit expenses increased $9.4 million, or 24.8%. The increase in salary and employee benefits resulted primarily from the hiring of additional employees consistent with our business strategy to grow the Bank, including the addition of 23 employees who became employed at Needham Bank in connection with our cannabis and money service business acquisition, as well normal salary increases. Additionally, director and professional fees increased $1.0 million, or 28.1%, resulting primarily from increased professional services in connection with our loan operations, and general and administrative expense increased $1.3 million, or 57.1%, resulting from a general increase in the customer base as well as increases resulting from the addition of the Medford branch and the servicing of our cannabis business primarily from this branch location. The table below sets forth our noninterest expense for the years ended December 31, 2022 and 2021:

	Years Ended December 31,		Change
	2022	2021	Amount	Percent

	(Dollars in thousands)
Salaries and employee benefits	$47,466	$38,046	$9,420	24.8%
Director and professional fees	4,758	3,713	1,045	28.1%
Occupancy and equipment	4,354	3,845	509	13.2%
Data processing	5,657	4,814	843	17.5%
Marketing and charitable contribution	3,404	2,822	582	20.6%
FDIC and state insurance assessments	1,829	1,398	431	30.8%
General and administrative	3,683	2,345	1,338	57.1%
Total noninterest expense	$71,151	$56,983	$14,168	24.9%

Income Tax Expense. Income tax expense increased $266,000, or 4.4%, to $6.3 million for the year ended December 31, 2022 from $6.1 million for the year ended December 31, 2021. The effective tax rate was 17.4% and 21.9% for the years ended December 31, 2022 and 2021, respectively. The effective tax rate decreased during 2022 primarily as a result of an increase in tax credits received from renewable energy projects as we increased our investments in renewable energy during 2022.

Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. Non-accrual loans were included in the computation of average balances. All average balances are daily average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense; such fees, discounts and premiums were not material for the periods presented.

	For the Six Months Ended June 30,
	2023			2022
	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)

	(Dollars in thousands)
Interest-earning assets:
Loans	$3,222,981	$93,583	5.86%	$2,253,467	$46,297	4.14%
Securities	253,200	2,507	2.00%	319,640	2,347	1.48%
Other investments	39,007	243	1.26%	22,966	180	1.58%
Short-term investments	46,215	1,033	4.51%	293,366	550	0.38%
Total interest-earning assets	3,561,403	97,366	5.51%	2,889,439	49,374	3.45%
Non-interest-earning assets	179,728			113,133
Allowance for credit losses	(27,694)			(18,804)
Total assets	$3,713,437			$2,983,768

Interest-bearing liabilities:
Savings accounts	$150,152	37	0.05%	$166,444	41	0.05%
NOW accounts	368,841	248	0.14%	409,227	176	0.09%
Money market accounts	736,190	7,862	2.15%	786,211	811	0.21%
Certificates of deposit and individual retirement accounts	1,322,311	21,613	3.30%	824,142	2,786	0.68%
Total interest-bearing deposits	2,577,494	29,760	2.33%	2,186,024	3,814	0.35%
FHLB advances	216,240	5,546	5.17%	362	4	2.23%
Total interest-bearing liabilities	2,793,734	35,306	2.55%	2,186,386	3,818	0.35%
Non-interest-bearing deposits	504,571			442,245
Other non-interest-bearing liabilities	63,303			27,343
Total liabilities	3,361,608			2,655,974
Equity	351,829			327,794
Total liabilities and equity	$3,713,437			$2,983,768
Net interest income		$62,060			$45,556
Net interest rate spread (2)			2.96%			3.09%
Net interest-earning assets (3)	$767,670			$703,053
Net interest margin (4)			3.51%			3.18%

Average interest-earning assets to interest-bearing liabilities	127.48%			132.16%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Years Ended December 31,
	2022			2021
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

	(Dollars in thousands)
Interest-earning assets:
Loans	$2,485,182	$113,760	4.58%	$2,122,519	$85,873	4.05%
Securities	324,567	4,954	1.53%	194,316	3,738	1.92%
Other investments	27,522	656	2.38%	35,733	475	1.33%
Short-term investments	168,190	1,142	0.68%	423,533	555	0.13%
Total interest-earning assets	3,005,461	120,512	4.01%	2,776,101	90,641	3.27%
Non-interest-earning assets	133,851			88,581
Allowance for loan losses	(20,422)			(17,981)
Total assets	$3,118,890			$2,846,701

Interest-bearing liabilities:
Savings accounts	$166,905	84	0.05%	$146,921	99	0.07%
NOW accounts	402,110	328	0.08%	361,633	423	0.12%
Money market accounts	768,487	2,466	0.32%	644,358	2,117	0.33%
Certificates of deposit and individual retirement accounts	848,501	9,811	1.16%	978,353	7,951	0.81%
Total interest-bearing deposits	2,186,003	12,689	0.58%	2,131,265	10,590	0.50%
FHLB advances	88,344	2,859	3.24%	63,607	2,040	3.21%
Total interest-bearing liabilities	2,274,347	15,548	0.68%	2,194,872	12,630	0.58%
Non-interest-bearing deposits	464,461			303,959
Other non-interest-bearing liabilities	48,210			31,522
Total liabilities	2,787,018			2,530,353
Equity	331,872			316,348
Total liabilities and equity	$3,118,890			$2,846,701
Net interest income		$104,964			$78,011
Net interest rate spread (1)			3.33%			2.69%
Net interest-earning assets (2)	$731,114			$581,229
Net interest margin (3)			3.49%			2.81%
Average interest-earning assets to interest-bearing liabilities	132.15%			126.48%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis. The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Six Months Ended June 30, 2023 vs. 2022			Years Ended December 31, 2022 vs. 2021
	Increase (Decrease) Due to		Total	Increase (Decrease) Due to		Total
	Volume	Rate	Increase (Decrease)	Volume	Rate	Increase (Decrease)

	(In thousands)
Interest-earning assets:
Loans	$24,116	$23,170	$47,286	$15,763	$12,124	$27,887
Securities	(237)	397	160	1,757	(541)	1,216
Other	89	(26)	63	(74)	255	181
Short-term investments	(40)	523	483	(99)	686	587
Total interest-earning assets	23,928	24,064	47,992	17,347	12,524	29,871

Interest-bearing liabilities:
Savings accounts	(4)	—	(4)	17	(32)	(15)
NOW accounts	(15)	87	72	56	(151)	(95)
Money market accounts	(49)	7,100	7,051	397	(48)	349
Certificates of deposit and individual retirement accounts	2,564	16,263	18,827	(851)	2,711	1,860
Total interest-bearing deposits	2,496	23,450	25,946	(381)	2,480	2,099
Federal Home Loan Bank advances	5,528	14	5,542	800	19	819
Total interest-bearing liabilities	8,024	23,464	31,488	419	2,499	2,918

Change in net interest income	$15,904	$600	$16,504	$16,928	$10,025	$26,953

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset Liability Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors. The Asset Liability Committee meets at least quarterly, is comprised of directors, executive officers and certain senior management, and reports to the full board of directors on at least a quarterly basis. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk:

•	maintaining capital levels that exceed the thresholds for well-capitalized status under federal regulations;

•	maintaining a prudent level of liquidity;

•	growing our volume of core deposit accounts;

•	utilizing our investment securities portfolio and interest rate swaps as part of our balance sheet asset and liability and interest rate risk management strategy to reduce the impact of movements in interest rates on net interest income and economic value of equity;

•	managing our utilization of wholesale funding with borrowings from the FHLB and brokered deposits in a prudent manner;

•	continuing to diversify our loan portfolio by adding more commercial-related loans and consumer loans, which typically have shorter maturities and/or balloon payments; and

•	continuing to price our one-to-four family residential real estate loan products in a way that encourages borrowers to select our adjustable-rate loans as opposed to longer-term, fixed-rate loans.

Shortening the average term of our interest-earning assets by increasing our investments in shorter-term assets, as well as originating loans with variable interest rates, helps to match the maturities and interest rates of our assets and liabilities better, thereby reducing the exposure of our net interest income to changes in market interest rates.

On occasion we have employed various financial risk methodologies that limit, or “hedge,” the adverse effects of rising or decreasing interest rates on our loan portfolios and short-term liabilities. We also engage in hedging strategies with respect to arrangements where our customers swap floating interest rate obligations for fixed interest rate obligations, or vice versa. Our hedging activity varies based on the level and volatility of interest rates and other changing market conditions.

Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model.  Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings.  We estimate what our net interest income would be for a 12-month period.  We then calculate what the net interest income would be for the same period under the assumptions that the United States Treasury yield curve increases or decreases instantaneously by various basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.  A basis point equals one-hundredth of one percent, and 100 basis points equals one percent.  An increase in interest rates from 3% to 4% would mean, for example, a 100-basis point increase in the “Change in Interest Rates” column below.

The following table sets forth, as of June 30, 2023, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

At June 30, 2023
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level

	(Dollars in thousands)
300	$122,124	(2.1)%
200	123,088	(1.3)%
100	124,305	(0.3)%
Level	124,688	—%
(100)	124,029	(0.5)%
(200)	123,237	(1.2)%
(300)	122,609	(1.7)%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that at June 30, 2023, we would have experienced a (1.3)% decrease in net interest income in the event of an instantaneous parallel 200 basis point increase in market interest rates and a (1.2)% decrease in net interest income in the event of an instantaneous 200 basis point decrease in market interest rates.

Economic Value of Equity. We also compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases instantaneously by 100, 200, 300 and 400 basis point increments or decreases instantaneously by 100 or 200 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The following table sets forth, as of June 30, 2023, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At June 30, 2023
Change in Interest	Estimated	Estimated Increase (Decrease) in EVE
Rates (basis points) (1)	EVE (2)	Amount	Percent
(Dollars in thousands)
300	$452,387	$(2,819)	(0.6)%
200	456,971	1,765	0.4%
100	458,669	3,463	0.8%
Level	455,206	n/a	—%
(100)	443,738	(11,468)	(2.5)%
(200)	421,460	(33,746)	(7.4)%
(300)	391,699	(63,507)	(14.0)%

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

The table above indicates that at June 30, 2023, we would have experienced a 0.4% increase in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a (7.4)% decrease in EVE in the event of an instantaneous 200 basis point decrease in market interest rates.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The net interest income and net economic value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates, and actual results may differ.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, mortgage servicing rights, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from maturities of securities. We are also able to borrow from the FHLB. At June 30, 2023, we had outstanding advances of $337.6 million from the FHLB. At June 30, 2023, we had unused borrowing capacity of $448.3 million with the FHLB. At June 30, 2023 we also had a $45.2 million available line of credit with the Discount Window at the Federal Reserve Bank of Boston. Additionally, at June 30, 2023, we had $253.6 million of brokered deposits and pursuant to our internal liquidity policy, which allows us to utilize brokered deposits up to 10.0% of our total assets, we had an additional capacity of up to approximately $149.3 million of brokered deposits.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. For additional information, see the consolidated statements of cash flows for the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021 included as part of the consolidated financial statements appearing elsewhere in this prospectus.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At June 30, 2023, Needham Bank exceeded all of its regulatory capital requirements, and was categorized as well-capitalized at that date. Management is not aware of any conditions or events since the most recent notification of well-capitalized status that would change our category. See Note 11 of the notes to consolidated financial statements on page F-77.

The net proceeds from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including funding loans. Our financial condition and results of operations will be enhanced by the net proceeds from the offering, which will increase our net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the offering, as well as other factors associated with the offering, our return on equity will be adversely affected following the offering. See “Historical and Pro Forma Regulatory Capital Compliance” and “Risk Factors – Risks Related to the Offering – Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.”

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At June 30, 2023, the unfunded portion of construction loans, home equity lines of credit, commercial lines of credit and other lines of credit, along with letters of credit, totaled $974.1 million. Our allowance for credit losses on these unfunded commitments amounted to $1.8 million. We anticipate that we will have sufficient funds available to meet our current lending commitments. Time deposits that are scheduled to mature in less than one year from June 30, 2023 totaled $1.36 billion. Management expects that a substantial portion of these time deposits will be retained. However, if a substantial portion of these time deposits is not retained, we may utilize advances from the FHLB, brokered deposits or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

See Note 1 to the notes to the consolidated financial statements for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

Impact of Inflation and Changing Prices

The consolidated financial statements and related data presented in this prospectus have been prepared in accordance with U.S. GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF NB BANCORP

NB Bancorp is a Maryland corporation organized and incorporated in June 2023 for the purpose of becoming the bank holding company of Needham Bank upon completion of the conversion and offering. NB Bancorp has not engaged, and prior to the completion of the conversion will not engage, in any business. Upon completion of the conversion, NB Bancorp will own all of the issued and outstanding stock of Needham Bank. NB Bancorp will contribute at least 50% of the net proceeds from the offering to Needham Bank. NB Bancorp will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to the ESOP and contribute a portion of the retained net proceeds to the charitable foundation that we are establishing and funding in connection with the conversion. At a later date, we may use the net proceeds from the offering to pay dividends to stockholders and repurchase shares of common stock, subject to our capital needs and regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

After the conversion and the offering are complete, NB Bancorp, as the holding company of Needham Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of other banking and financial services companies. See “Supervision and Regulation – Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Needham Bank. Needham Bank is subject to regulatory limitations on the amount of dividends that it may pay. See “Supervision and Regulation – Federal Regulations – Capital Requirements.” Initially, NB Bancorp will neither own nor lease any property, but will instead pay a fee to Needham Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only certain persons who are officers of Needham Bank to serve as officers of NB Bancorp. We will, however, use the support staff of Needham Bank from time to time. We will pay a fee to Needham Bank for the time devoted to NB Bancorp by employees of Needham Bank; however, these persons will not be separately compensated by NB Bancorp. NB Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF NEEDHAM BANK

General

Needham Bank is a Massachusetts-chartered cooperative bank headquartered in Needham, Massachusetts. Needham Bank was organized in 1892 and has operated continuously in Needham, Massachusetts, which is approximately 17 miles southwest of Boston’s financial district, since this time. Our headquarters are still located in Needham, and we have branch locations in Wellesley, Westwood, Dedham, Medfield, Medford, Dover, Ashland, Millis, Natick and Boston (Mission Hill). Our branch network covers the metro-west area of Boston and surrounding communities, which is our primary deposit market area. We consider our primary lending market area to be the Greater Boston metropolitan area and surrounding communities in Massachusetts, eastern Connecticut, southern New Hampshire and Rhode Island.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in commercial real estate and multifamily loans, one- to four-family residential real estate loans, construction and land development loans, commercial and industrial loans and consumer loans. To a lesser extent, we originate home equity loans and lines of credit. At June 30, 2023, $1.23 billion, or 34.9%, of our total loan portfolio was comprised of commercial real estate and multifamily loans, and $1.01 billion, or 28.7%, of our total loan portfolio was comprised of one- to four-family residential real estate loans. We also invest in securities, consisting primarily of U.S. Treasury and federal agency securities, municipal bonds and corporate bonds. We offer a variety of deposit accounts, including certificate of deposit accounts, IRAs, money market accounts, savings accounts, demand deposit accounts and interest-bearing and noninterest-bearing checking accounts. We historically have utilized advances from the FHLB to fund our operations and we had $337.6 million of FHLB advances at June 30, 2023. Additionally, in recent years, we have also utilized brokered deposits as a non-retail funding source to fund our operations and at June 30, 2023, we had $253.6 million of brokered deposits.

In recent years and consistent with our growth strategy to increase our commercial relationships along all business lines, we have enhanced our online and mobile banking offerings, including fraud prevention and detection systems, and additionally, we have invested heavily in our cash management suite of products. Additional investments have been made to continually strengthen cybersecurity controls, such as with expanded vulnerability detection and patch management protocols. The acquisition of our cannabis-related and money service banking businesses resulted in the addition of approximately $297.7 million of core deposits and we believe our significant investment in these cash management products has allowed us to capture and service the full banking relationships for these and our other Structured Finance customer relationships. We have invested in systems to automate compliance with cannabis-related regulatory requirements and guidance. Investments in tools have been completed to further automate compliance with state-specific regulatory requirements for cannabis banking and consumer lending activities. We are also implementing a Marketing Customer Information File and Customer Relationship Management system to improve communication, collaboration and the customer experience.

Business Strategy

As one of the largest community banks in the Greater Boston metropolitan area, and throughout New England, we believe that our reputation for providing personalized customer service is our strongest asset and our most effective business strategy to continue to grow and be a profitable bank.

In recent years, we have focused on building an experienced management team and diversifying and enhancing our operating and business strategy. In January 2017, we hired Joseph Campanelli as our Chief Executive Officer, and in April 2017, we hired Salvatore Rinaldi our Chief Operating Officer. Messrs. Campanelli and Rinaldi each have more than 40 years of banking experience, and have worked together for over 40 years at other financial institutions prior to joining Needham Bank. Under their leadership, Needham Bank implemented targeted Project Management Planning Initiatives to diversify and grow the Bank’s operations. To this end, since 2017, Needham Bank has hired or promoted numerous executive officers to oversee and implement the Bank’s growth and risk management strategy. In the lending department, these executives include an Executive Vice President - Chief Credit Officer, an Executive Vice President- Senior Commercial Lender and a Senior Vice President – Director Structured Finance. Addressing the Bank’s risk, compliance and administrative strategies, including information technology and cyber risk, the Bank has added an Executive Vice President – Chief Administrative Officer, an Executive Vice President – Chief Risk Officer and a Senior Vice President – General Counsel. Under their leadership, the Bank has implemented an intentional and structured growth plan to enable the Bank to grow its balance sheet and diversify its operations and offer a banking experience to individuals and businesses while seeking to address the risks inherent with such growth.

Since 2020, the Bank added approximately 102 full time employees, including approximately 23 employees in connection with the April 2022 acquisition of a cannabis and money service banking business from another financial institution. Consistent with our strategy to continue to service individuals and small businesses in our market area, while also competing for larger business customers, the Bank has invested heavily in infrastructure, upgraded technology solutions and offerings, and compliance and risk management. Since 2020, the Bank has spent approximately $35.5 million in technology, compliance and infrastructure investments.

In May 2023, we added four new board members and in July 2023 added a fifth board member, each of whom individually, and together as a group, we believe bring a level of business acumen and sophistication that matches our growth strategy.

The proceeds from the stock offering will enable us to continue to implement our prudent growth strategy, and we plan to employ the following strategies to maximize profitability:

•	Continue to grow our commercial real estate and multifamily loan portfolio. In recent years, we have increased our commercial real estate and multifamily loan portfolio consistent with safe and sound underwriting practices. This has had the benefit of increasing the yield on our loan portfolio while reducing the average term to repricing of our loans. At June 30, 2023, our commercial real estate and multifamily loan portfolio totaled $1.23 billion, or 34.9%, of our total loan portfolio, compared with $642.7 million, or 30.6% of total loans, at December 31, 2021. We intend to continue to compete for more and larger loan relationships, primarily to experienced builders, developers and investors in our market area.

•	Continue to diversify our commercial and industrial loan portfolio. We have diversified our commercial and industrial loan portfolio into three divisions, which we refer to as Small Business, Middle Market and Structured Finance. The Small Business Lending division generally focuses on loans under SBA programs of up to $5 million and traditional non-small SBA commercial business loans generally up to $2 million, and our Middle Market lending division generally focuses on loans from $2 million to $10 million for a variety of operating businesses, nearly all of which are to borrowers in our primary market area. Our Structured Finance division seeks to service the banking needs of larger business customers, which to date have primarily been in the cannabis, wind and solar industries. We believe that our industry-specific knowledge about the banking needs of these industries gives us a competitive advantage to service these customers. We intend to continue to emphasize growth in each of these divisions of our commercial and industrial lending.

•	Continue our historical emphasis on residential mortgage lending, including construction of single-family homes. Historically, we have emphasized residential mortgage lending, including for the construction of single-family homes, and at June 30, 2023, one- to four-family residential real estate loans totaled $1.01 billion, or 28.7% of our total loan portfolio. We intend to continue measured, efficient growth of these types of residential lending.

•	Grow our consumer loan operations. We seek to continue our growth in consumer loan operations, and in 2022, we began purchasing a variety of consumer loans from a third-party originator. Largely as a result of these purchases, at June 30, 2023, consumer loans totaled $204.4 million, or 5.8% of our total loan portfolio, compared to $39.4 million, or 1.9% of our total loan portfolio, at December 31, 2021. We intend to continue to emphasize the growth in our consumer loan portfolio, either through ongoing purchases or originations. We believe that this loan diversification will allow us to continue to execute our business strategy of growing the Bank while addressing the inherent risks of community banking, including the risk of geographic concentrations in our loan portfolios. The diversification of our loan products allows us to address risk across a wider variety of borrowers and industries as well as the ongoing management of these portfolios to minimize our exposure to interest rate risk.

•	Diversify our deposit gathering. Consistent with our strategy to grow core deposits, which we consider all deposits including certificates of deposits, other than brokered deposits, we have invested in a cash management suite of products and enhanced our online and mobile banking offerings, as well as fraud prevention and detection systems. We intend to continue to implement new technology as it is developed or improved. We view the growth of commercial and industrial lending, in each of our market segments, as an opportunity to increase our core deposits through our effort to capture the full banking relationship of these commercial customers.

Reflecting our focus on our community, in connection with the offering, we intend to establish a charitable foundation called Needham Bank Charitable Foundation and fund it with $2.0 million in cash and a number of shares of our common stock equal to 4% of the shares that will be outstanding immediately after this contribution. The purpose of this foundation will be to make contributions to support various charitable organizations operating in our community now and in the future.

Market Area

We consider our primary lending market area to be any counties, towns or municipalities within a 100 mile radius of Needham, which generally covers the Greater Boston metropolitan area as well as surrounding communities in Massachusetts, eastern Connecticut, southern New Hampshire and Rhode Island. We will consider commercial and residential real estate loan opportunities outside of this market area, but these loans are generally to borrowers with whom we have an existing relationship and who have a presence within our primary lending market. We will also make industry-specific and structured commercial and industrial loans to cannabis, wind and solar companies based on our underlying diligence and understanding of the specific borrower’s operations outside of our primary lending area.

The Greater Boston metropolitan area benefits from the presence of numerous institutions of higher learning, medical care and research centers and the corporate headquarters of several significant multinational corporations. Eastern Massachusetts also has many high technology companies employing personnel with specialized skills. These factors affect the demand for residential homes, multifamily apartments, office buildings, shopping centers, industrial warehouses and other commercial properties.

According to the United States Census Bureau (the “Census”), at July 2022, the Greater Boston metropolitan area is the eleventh largest metropolitan area in the United States.  Located adjacent to major transportation corridors, the Greater Boston metropolitan area provides a highly diversified economic base, with major employment sectors ranging from services, manufacturing and wholesale/retail trade, to finance, technology and medical care.  According to the United States Department of Labor, in March 2023, the Boston-Cambridge-Newton, Massachusetts area had an estimated unemployment rate of 3.2%, compared to a Massachusetts state unemployment rate of 3.5% and the national unemployment rate of 3.5%.

Based on the Census’ estimates, from 2020 to 2022, the populations of Boston–Cambridge–Newton, MA–NH Metropolitan Statistical Area (“MSA”) decreased 0.83%, compared to a 0.6% increase for the Commonwealth of Massachusetts.  At July 2022, the Census estimates that the Boston–Cambridge–Newton, MA–NH MSA’s median household incomes was $104,372, compared to median household income of $81,744 for the city of Boston, $89,026 for the Commonwealth of Massachusetts, and $69,021 for the United States.

Competition

We face significant competition within our market both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including large money center and regional banks, community banks, credit unions and other non-bank financial service providers. Some of our competitors offer products and services that we currently do not offer, such as trust services or wealth management services.

Our competition for loans comes primarily from the competitors referenced above and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies participating in the mortgage market, such as insurance companies, securities firms, financial technology companies, specialty finance firms and technology companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend toward consolidation of the financial services industry. Technological advances, for example, have lowered barriers to entry, which have allowed banks to expand their geographic reach by providing services over the internet and made it possible for non-depository institutions, including financial technology companies, to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit our growth in the future.

We expect to continue to emphasize originations and purchases of larger structured finance credit facilities. In recent years, most of our larger, structured commercial and industrial loans have been to customers in the cannabis, wind or solar industries. Our competition in this business sector is broad-based and not dominated by any specific larger or more well-established competitors. Changing legislation and government policy with respect to these industries could increase competition even further on a jurisdictional or industry-specific basis. We do not believe that our ability to compete is dependent on our existing relationships in these areas but we believe our experience could provide a competitive advantage versus lenders who enter these business lines in the future. We intend to continue to compete effectively in these areas by utilizing our knowledge of the operating and cash flow structures of these industries, as well as the applicable regulatory considerations.

Lending Activities

Our principal lending activity is originating commercial real estate and multifamily loans, one- to four-family residential real estate loans, construction and land development loans, commercial and industrial loans and consumer loans. To a lesser extent, we also originate home equity loans and lines of credit. Subject to market conditions and our asset-liability analysis, we expect to continue to grow each of our loan portfolios with the most significant emphasis of growth in commercial real estate and multifamily loans, commercial and industrial loans and consumer loans. From time to time and subject to market conditions, we have also originated for sale and sold a portion of our long-term, fixed-rate one- to four-family residential real estate loans, on a servicing-retained, limited or no recourse basis, while retaining shorter-term fixed-rate and adjustable-rate one- to four-family residential real estate loans in order to manage the duration and time to repricing of our loan portfolio.

Historically, we have also engaged in loan participation sales, with Needham Bank as the lead, for certain larger commercial real estate and commercial and industrial loans and have purchased participations from well-established financial institutions in our market area. Participations are periodically reported to the board of directors. At June 30, 2023, our highest combined participations with one bank was approximately 20% of our total capital and was comprised of commercial real estate and multifamily, commercial and industrial and construction and land development loans.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

			At December 31,
	At June 30, 2023		2022		2021
	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$1,010,729	28.7%	$932,436	30.9%	$801,690	38.1%
Home equity loans and lines of credit	81,958	2.3	75,226	2.5	52,986	2.5
Commercial real estate and multifamily	1,228,459	34.9	1,012,023	33.6	642,702	30.6
Construction and land development	568,033	16.1	552,375	18.3	449,109	21.4
Commercial and industrial loans	431,293	12.2	247,361	8.2	116,878	5.5
Consumer loans	204,431	5.8	196,535	6.5	39,380	1.9
Total loans	3,524,903	100%	3,015,956	100%	2,102,745	100%
Less:
Net deferred loan fees	(3,389)		(511)		2,011
Allowance for credit losses	(31,473)		(25,028)		(18,415)
Loans, net	$3,490,041		$2,990,417		$2,086,341

Contractual Maturities. The following tables set forth the contractual maturities of our total loan portfolio at June 30, 2023. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

	One- to four- family residential	Home Equity Loans and Lines of Credit	Commercial Real Estate and multifamily	Construction and Land Development	Commercial and Industrial	Consumer Loans

	(In thousands)
Amounts due in:
One year or less	$19,844	$81,958	$79,035	$177,345	$186,594	$1,457
After one through five years	21,617	—	318,924	349,544	85,727	17,808
After five through 15 years	65,498	—	417,994	25,785	148,232	67,676
More than 15 years	903,770	—	412,506	15,359	10,740	117,490
Total	$1,010,729	$81,958	$1,228,459	$568,033	$431,293	$204,431

The following table sets forth our fixed- and adjustable-rate loans at June 30, 2023 that are contractually due after June 30, 2024.

	Due After June 30, 2024
	Fixed	Adjustable	Total

	(In thousands)
Real estate loans:
One- to four-family residential	$522,087	$468,798	$990,885
Home equity loans and lines of credit	—	—	—
Commercial real estate and multifamily	258,354	891,070	1,149,424
Construction and land development	45,909	344,779	390,688
Commercial and industrial loans	53,314	191,385	244,699
Consumer loans	201,545	1,429	202,974
Total loans	$1,081,209	$1,897,461	$2,978,670

One- to Four-Family Residential Real Estate Lending. One of the primary focuses of our lending has long been the origination of long-term loans secured by mortgages on primarily owner-occupied, one- to four-family residences. At June 30, 2023, $1.01 billion, or 28.7%, of our total loan portfolio, consisted of one- to four-family residential real estate loans. The vast majority of the one- to four-family residential real estate loans that we originate are secured by properties located in our primary market area. See “ – Originations, Sales and Purchases of Loans.”

Our one- to four-family residential real estate loans are generally underwritten according to Fannie Mae guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate one- to four-family residential real estate loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency (“FHFA”). We also originate loans above the FHFA limit, which are referred to as “jumbo loans.” We generally underwrite jumbo loans in a manner similar to conforming loans and at June 30, 2023, approximately $431 million, or 42.7% of our one- to four-family residential real estate loans were jumbo loans with an average balance of $1.3 million.

Our fixed-rate one- to four-family residential real estate loans are originated with terms of up to 30 years and our and adjustable-rate one- to four-family residential real estate loans are originated with terms of up to 40 years. At June 30, 2023, $525.5 million, or 52.0%, of our one- to four-family residential real estate loans were fixed-rate loans.

We originate our adjustable-rate one- to four-family residential real estate loans with initial interest rate adjustment periods of three, five and seven years, based on changes in a designated market index. Generally, these loans are limited to a 200 basis point initial increase in their interest rate, a 200 basis point initial increase in their interest rate, a 200 basis point increase in their interest rate annually after the initial adjustment and a maximum upward adjustment of 600 basis points over the life of the loan. We determine whether a borrower qualifies for an adjustable-rate mortgage loan based on our lending policy.

We originate conventional one- to four-family residential mortgage loans with loan-to-value ratios of up to 95% without private mortgage insurance. We also originate loans with loan-to-value ratios of up to 97% for loans that are sold and serviced by MassHousing, an independent, quasi-public Massachusetts agency charged with providing financing for affordable housing in Massachusetts or under our First-Time Homebuyer Program.

From time to time and subject to market conditions, we sell a portion of the fixed-rate one- to four-family residential real estate loans that we originate with terms of greater than 20 years. We base the amount of fixed-rate loans that we sell on our liquidity needs, asset/liability mix, loan volume, portfolio size and other factors. In recent years, most of the loans that we originated and sold to the secondary market were sold with servicing retained.

We generally do not offer “interest-only” mortgage loans on one- to four-family residential real estate loans nor do we offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan. Additionally, we do not offer “subprime loans” (loans that are made with low down-payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios).

We evaluate both the borrower’s ability to make principal, interest and escrow payments and the value of the property that will secure the loan. Our one- to four-family residential real estate loans do not currently include prepayment penalties, are non-assumable and do not produce negative amortization. Our one- to four-family residential mortgage loans customarily include “due-on-sale” clauses giving us the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells the property subject to the mortgage. All borrowers are required to obtain title insurance. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

We offer one- to four-family residential real estate loans secured by non-owner occupied properties. Generally, we will not make loans in excess of 80% loan to value on non-owner-occupied one- to four-family residential real estate properties or in excess of 80% on single family non-owner occupied residential real estate properties.

Home Equity Loans and Lines of Credit. In addition to one- to four-family residential real estate loans, we offer home equity loans and lines of credit that are secured by the borrower’s primary or secondary residence. At June 30, 2023, we had $82.0 million, or 2.3%, of our total loan portfolio in home equity loans and lines of credit.

Home equity loans and lines of credit are generally underwritten using the same criteria that we use to underwrite one- to four-family residential real estate loans. Home equity loans and lines of credit may be underwritten with a loan-to-value ratio of up to 80% when combined with the principal balance of the existing first mortgage loan.

Home equity loans and lines of credit are generally secured by junior mortgages and have greater risk than one- to four-family residential real estate loans secured by first mortgages. We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure, after repayment of the senior mortgages, if applicable. When customers default on their loans, we attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs. However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to our home equity loans and lines of credit, decreases in real estate values could adversely affect our ability to fully recover the loan balance in the event of a default.

Commercial Real Estate and Multifamily Lending. Our commercial real estate and multifamily loans are secured primarily by multifamily apartment buildings, retail and mixed-use properties, light industrial properties, manufacturing facilities and office buildings, almost all of which are located in our primary lending market area. We will also make these loans out of our primary lending market area to customers of Needham Bank with whom we have an existing lending relationship. Our multifamily loans are secured primarily by five or more-unit residential buildings. At June 30, 2023, we had $1.23 billion in commercial real estate and multifamily loans, representing 34.9% of our total loan portfolio.

We generally originate adjustable-rate commercial real estate and multifamily loans with maximum terms of up to 30 years. From time to time we will also originate fixed rate loans in these portfolios. We generally limit loan-to-value ratios to 80% of the appraised value or purchase price, whichever is lower. All of our commercial real estate and multifamily real estate loans are subject to our underwriting procedures and guidelines.

At June 30, 2023, our 25 largest commercial real estate lending relationships had an average balance of approximately $25.8 million, or approximately $645 million in the aggregate, representing 53% of our total commercial real estate loans at such date. Consistent with our internal policies, any borrowing relationship with aggregate exposure of greater than $55.0 million requires approval by the board of directors and at such date we had eight such relationships in excess of $55.0 million, which were comprised of commercial real estate and multifamily, and construction and land development loans. At June 30, 2023, each of the commercial real estate loans underlying our 25 largest commercial real estate relationships was performing in accordance with its repayment terms.

We consider a number of factors in originating commercial real estate and multifamily loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, among other factors we consider the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that, subject to certain exceptions, it is at least 1.20x for multifamily loans and 1.25x for commercial real estate loans, and the ratio of the loan amount to the appraised value of the mortgaged property. Our commercial real estate and multifamily loans are appraised by outside independent and qualified appraisers that are duly approved in accordance with Needham Bank policy. Personal guarantees are often obtained from commercial real estate borrowers. Each borrower’s financial information on such loans is monitored on an ongoing basis by requiring periodic financial statement updates.

Our loans-to-one borrower limit is 20% of our capital, which limit was $80.7 million at June 30, 2023. With the increase in capital resulting from the conversion, we will be able to originate even larger commercial loans.

Construction and Land Development Loans. At June 30, 2023, we had $568.0 million in construction and land development loans, or 16.1% of total loans. We make construction loans on raw land, land which has received permits for construction and commercial and residential properties which are being re-constructed, primarily to developers, contractors and builders of apartment buildings, single-family homes and condominiums and individuals for the construction of their primary residences. We also make a limited amount of land loans that will be used for residential or commercial development. Land loans also include loans secured by land purchased for investment purposes.

While we may originate loans to builders whether or not the collateral property underlying the loan is under contract for sale, we consider each project carefully in light of current residential real estate market conditions. Historically, most of our construction loans for residential properties are to well-known builders in our market area for which there is no contract for sale for the underlying completed home at the time of origination. We refer to these loans as speculative construction loans, and we expect this concentration of speculative residential construction lending to continue to be an important component of our construction and land development loans in the future. We actively monitor the number of unsold homes in our construction loan portfolio and local housing markets to attempt to maintain an appropriate balance between home sales and new loan originations. We generally will limit the maximum number of speculative units (units that are not pre-sold) approved for each builder, typically starting with five speculative loans per builder until we develop a relationship with the builder.

Our construction loans are fixed- and adjustable-rate, interest-only loans that provide for the payment of interest during the construction phase, which is usually up to 24 months. At the end of the construction phase, the loan may convert to a permanent mortgage loan or may be paid in full. Given supply chain issues resulting in delays and longer permitting and approval times, in part due to the COVID-19 pandemic, in recent years, depending on the complexity of the construction project, the term of an “interest-only” construction loan may be extended if circumstances warrant.

Construction loans are generally limited to 80% (75% for investment properties) loan-to-completed-appraised-value ratio upon completion of the project. Land development loans which are approved for development are limited to 75%, and not yet approved for development land loans, are limited to 65% loan to completed appraised value. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also generally require inspections of the property before disbursements of funds during the term of the construction loan.

At June 30, 2023, our 25 largest construction and land development loan relationships had an average balance of approximately $15.7 million, or approximately $394 million in the aggregate, representing 69% of our total construction and land development loans at such date. Consistent with our internal policies, any borrowing relationship with aggregate exposure of greater than $55 million requires approval by the board of directors and at such date we had eight such relationships in excess of $55.0 million, which were comprised of commercial real estate and multifamily loans and construction and land development loans. At June 30, 2023, each of the construction and land development loans underlying our 25 largest construction and land development loan relationships was performing in accordance with its repayment terms.

Commercial and Industrial Loans.  We offer a broad range of commercial and industrial loans, including lines of credit and terms loans, to a variety of commercial businesses and industrial borrowers.  The loans are used to support working capital and general corporate needs.

Our commercial and industrial lending division is segmented into three core units: Small Business Lending, Middle Market Lending and Structured Finance.  The Small Business division generally focuses on loans under SBA programs of up to $5 million and non-SBA commercial business loans generally up to $2 million.  SBA product offerings include SBA 7(a) Loans, SBA Express Lines of Credit, 504 Loans, and Massachusetts Capital Access Program.

Our Middle Market lending division generally focuses on loans from $2 million to $10 million for a variety of operating businesses.  We serve operating companies such as manufacturers, distributors, importers, exporters, medical practices, CPA firms, and law firms. The Middle Market division offers loans and lines of credit to fund general operations, expansion, sales growth, new product development, and working capital. Nearly all of these loans are to borrowers in our primary lending market area.

Our Structured Finance division generally focuses on loans of greater than $10 million and which may contain unique attributes to certain industries.  In recent years, most of these larger, structured commercial and industrial loans have been to customers in the cannabis, wind or solar industries. These industries may be subject to heightened regulatory or business risks, and we believe our knowledge of the operating and cash flow structures of these industries, as well as the applicable regulatory considerations, enable us to offer competitive credit facility solutions to these customers while maintaining our prudent underwriting standards consistent with our small business and middle market lending divisions.  Generally, our Structured Finance loans are collateralized by the borrower’s real estate and not by operating equipment which is harder to value due to these industries’ unique operations. We seek to partner with company owners, management teams, and private equity sponsors to provide personalized debt facility solutions for borrowers. The Structured Finance division’s practices include sponsored and direct-to-company transactions, family-owned and privately held businesses, and publicly traded companies. We believe our Structured Finance division’s portfolio is well diversified with 55 commercial relationships consisting of 108 loans at June 30, 2023.

Our small business and middle market commercial and industrial loans are generally secured by all business assets of the borrower, including but not limited to equipment, accounts receivable, inventory, specific project assets and contracts, and real estate.  Across all three segments, loans are priced either by floating rate benchmarks plus applicable spreads, fixed-interest rates or floating rate fixed synthetically through interest rate swap derivative products.  Terms generally range from three to 10 years.  The average tenor of our commercial and industrial portfolio varies and at June 30, 2023 was 5.5 years for Structured Finance loans. At June 30, 2023, the average loan to value of the Structured Finance loan portfolio was approximately 49.3%.

We also offer lines of credit in amounts of up to 80% of the value of the collateral securing the loan.

When making commercial and industrial loans, we consider the financial statements of the borrower, lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of the business assets.  Where applicable we engage third-party specialists to assist in conducting diligence on any prospective borrower, and they may include industry-specific consultants, engineers, appraisers, and accountants.

The primary risk associated with commercial and industrial loans is the ability of borrowers to achieve business results consistent with those projected at origination. The vast majority of the loans are extended on a secured basis, with a limited number of unsecured lines of credit with additional covenants. At June 30, 2023, we had commitments to fund $2.5 million of unsecured lines of credit with $0 balances outstanding at this date.  The security of any underlying loan is determined according to the credit profile of the customer on a case-by-case basis.

In managing our commercial and industrial loan portfolio, we focus on the size of the customer’s lending relationship, which we view as the aggregate amount of all loans and loan commitments outstanding to a commercial borrower and any related borrowers or guarantors.

At June 30, 2023, approximately 99% of our small business and 95% of our middle market commercial and industrial loan exposure was to customers headquartered within our primary lending market area, which is the Greater Boston metropolitan area and surrounding communities, including eastern Connecticut, southern New Hampshire and Rhode Island. On occasion, we will make these types of loans outside of the primary lending market but generally only to customers with whom we have a pre-existing relationship.

Because of the unique business characteristics of the cannabis, wind and solar industries, which comprise most of our Structured Finance loans, many of these loans are to customers which have operations both within and outside of our primary lending market area.

The vast majority of the relationships in the commercial and industrial segment also have cash management and treasury service product offerings tied to the relationships.  These products include specific online banking tools, ACH products, wire capabilities, fraud prevention tools and other customized set-up that help the underlying business securely manage cash.  Generally, these products provide for additional fee income to the Bank and are managed within the commercial and industrial business unit of the Bank.

Consumer Lending. We offer a variety of consumer loans to individuals who reside or work in our primary lending area, including loans that are secured by mobile homes, new and used automobiles, new and used boats and recreational vehicles, solar panels, deposit accounts, as well as a limited number of unsecured loans, including student loans, home improvement loans and credit cards loans. In recent years we have purchased a variety of consumer loan portfolios from a third-party originator subject to our underwriting procedures. Largely as a result of these purchases, consumer loans increased $157.2 million, or 399.1%, to $196.5 million at December 31, 2022 from $39.4 million at December 31, 2021, and at June 30, 2023, our consumer loan portfolio totaled $204.4 million, or 5.8%, of our total loan portfolio. Subject to market conditions, we intend to continue to emphasize the growth of our consumer loan portfolio and we would expect this growth to come through partnerships with established third-party originators.

In furtherance to our commitment to the local community and consistent with our Community Reinvestment Act (“CRA”) compliance and efforts, we offer a fixed-rate, three-year unsecured term loan product for up to $15,000 to our low and moderate-income customers.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Loan Underwriting Risks

Adjustable-Rate Residential Real Estate Loans. Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents.

Commercial Real Estate and Multifamily Loans. Loans secured by commercial real estate or multifamily properties generally have larger balances and involve a greater degree of risk than owner-occupied, one- to four-family residential real estate loans. The primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide quarterly, semi-annual or annual financial statements, depending on the size of the loan, on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have an aggregate debt service ratio, including the guarantor’s cash flows and the borrower’s other projects, of at least 1.25x for commercial real estate and 1.20x for multifamily loans. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial real estate or multifamily loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial. As of June 30, 2023, we held no “other real estate owned” as a result of foreclosures (or the acceptance of a deed in lieu of foreclosure).

Construction and Land Development Loans. Our construction and land development loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. In addition, speculative construction loans, which are loans made to home builders who, at the time of loan origination, have not yet secured an end buyer for the home under construction, typically carry higher risks than those associated with traditional construction loans. These increased risks arise because of the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time. As a result, in addition to the risks associated with traditional construction loans, speculative construction loans carry the added risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found. Land loans have substantially similar risks to speculative construction loans.

Commercial and Industrial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business, and the collateral securing these loans may fluctuate in value. Our commercial and industrial loans are originated primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Collateral for commercial and industrial loans typically consists of accounts receivable, inventory or equipment. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself.

Consumer Loans. Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as boats, motorcycles and recreational vehicles, or for which there is a limited re-sale market, such as solar panels. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Originations, Sales and Purchases of Loans

Our loan originations are generated by our loan personnel operating at our banking office and mortgage brokers. Additionally, in recent years, we have purchased a variety of consumer loans. We also obtain referrals from existing and former customers and from accountants, real estate brokers, builders and attorneys. All loans we originate are underwritten pursuant to our policies and procedures which incorporate Fannie Mae underwriting guidelines to the extent applicable for residential loans.

While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations can vary from period to period.

Consistent with our interest rate risk strategy, we originate for sale and sell a portion of the long-term, fixed-rate, one- to four-family residential real estate loans that we originate on a servicing-retained, limited or no recourse basis, while generally retaining shorter-term fixed-rate and all adjustable-rate one- to four-family residential real estate loans in order to manage the duration and time to repricing of our loan portfolio. We consider our balance sheet as well as market conditions on an ongoing basis in making decisions as to whether to hold loans we originate for investment or to sell such loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint.

Historically, we have also engaged in loan participations sales, with Needham Bank as the lead, for certain larger commercial real estate and commercial and industrial loans and have purchased participations from well-established financial institutions in our market area. Participations are periodically reported to the board of directors. In recent years we have also purchased a variety of consumer loan portfolios and would expect to continue to purchase consumer loans from established third-party originators. At June 30, 2023, our highest combined participations with one bank was approximately 20% of total capital and was comprised of commercial real estate and multifamily, commercial and industrial, and construction and land development loans.

Loan Approval Procedures, Loans to One Borrower Limit and Lending Authority

The maximum amount that we may lend to one borrower and the borrower’s related entities is generally limited, by statute, to 20% of our capital, which is defined under Massachusetts law as the sum of our surplus account, undivided profits and, after the completion of the conversion, capital stock. Loans secured by a first mortgage on residential property occupied by the borrower are excluded from this limit. At June 30, 2023, our regulatory limit on loans-to-one borrower was $80.7 million.

At June 30, 2023, our general internal limit on an aggregate loan relationship-to-one borrower (and related entities) was $55.0 million. Most of our largest loan relationships are to borrowers which have multiple loans with Needham Bank and are collateralized by commercial real estate, commercial and industrial and construction and land development loans. Aggregate exposure limits can be increased above our internal limit up to the legal lending limit on an exception basis with the approval of the Credit Committee and the board of directors, and at June 30, 2023, we had eight relationships in excess of $55.0 million which were secured by commercial and industrial and commercial real estate loans, including construction and land development loans. Each of these relationships was approved by the board of directors and at June 30, 2023 each of the loans underlying these relationships was performing in accordance with their prepayment terms.

As a result of the offering, our regulatory loans-to-one borrower limit will increase and, consistent with our strategy to grow our loan portfolio, we may increase our internal loan limit and would expect to originate and retain in our portfolio larger loan relationships while also remaining diversified with smaller and mid-sized relationships as well.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loans are made consistent with our loan policies and procedures, and the underwriting and review of a loan decision is designed primarily to determine the borrower’s ability to repay the requested loan.

The board of directors has overall responsibility for our lending policy, and the board reviews this policy at least annually.

The board of directors has delegated loan approval authority to certain officers up to prescribed limits, depending on the officer’s experience, the type of loan and whether the loan is secured or unsecured. Loans for residential real estate of greater than $2.5 million require approval by management’s Credit Committee, which consists of the Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), Chief Credit Officer (“CCO”), SVP – Managed Assets Group Leader and managers of the Bank’s lending departments. Commercial loan relationships with total loan exposure of greater than $3.0 million up to our internal loans-to-one relationship limitation require approval by the Credit Committee. All commercial and industrial loans under $3.0 million are approved by the CCO (or designated signer), and all commercial loan relationships with total loan exposure of greater than $3.0 million are approved by the Credit Committee. Loan policy exceptions are fully disclosed to the approving authority, either an individual officer or the appropriate management or credit committee prior to approval. Reporting on Policy exceptions are included within each Board package.

Generally, we require title insurance on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. We also require flood insurance if the improved property is determined to be in a flood zone area.

Delinquencies and Non-Performing Assets

Delinquency Procedures. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to current status. We generally send a written notice of non-payment to the borrower 15, 30, 60 and 90 days after a loan is first past due. We will additionally try to contact the borrower by telephone after the 15th day after the due date.

Generally, when a loan becomes 90 days past due, the loan is turned over to our attorneys to ensure that further collection activities are conducted in accordance with applicable laws and regulations. All loans past due 90 days are put on non-accrual and reported to the board of directors monthly. If our attorneys do not receive a response from the borrower, or if the terms of any payment plan established are not followed, then foreclosure proceedings will be implemented on loans secured by real estate. Management submits a delinquent loan report detailing loans 30 days or more past due to the board of directors on a monthly basis.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as foreclosed real estate until it is sold. The real estate is recorded at estimated fair value at the date of acquisition less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Estimated fair value is based on an appraisal typically obtained before the foreclosure process is completed. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

A loan is classified as a troubled debt restructuring if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as a reduction of the interest rate to below market terms, capitalizing past due interest or extending the maturity date and possibly a partial forgiveness of the principal amount due. Interest income on restructured loans is accrued after the borrower demonstrates the ability to pay under the restructured terms through a sustained period of repayment performance, which is generally six consecutive months.

Delinquent Loans. The following table sets forth our loan delinquencies by type and amount at the dates indicated.

				At December 31,
	At June 30, 2023			2022			2021
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

	(In thousands)
Real estate loans:
One- to four-family residential	$-	$527	$-	$1,449	$-	$1,664	$6,335	$241	$1,622
Home equity loans and lines of credit	374	-	-	728	490	-	20	-	329
Commercial	2,769	-	-	4,243	-	670	3,084	-	-
Construction and land development	-	-	-	-	-	-	-	-	399
Commercial and industrial loans	-	-	-	38	-	800	289	64	903
Consumer loans	1,126	953	-	1,499	436	817	249	89	235
Total	$4,269	$1,480	$-	$7,957	$926	$3,951	$9,977	$394	$3,488

Non-Performing Assets. The following table sets forth information regarding our non-performing assets. As a result of the adoption of CECL beginning January 1, 2023, troubled debt restructuring recognition and measurement has been eliminated. At December 31, 2022 and 2021, non-accrual loans include non-accruing troubled debt restructurings of $3.8 million and $0, respectively. We had no loans 90 days or more delinquent and still accruing interest as of the dates presented.

	At June 30,	At December 31,
	2023	2022	2021
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$5,155	$5,579	$3,384
Home equity loans and lines of credit	570	818	370
Commercial	670	670	542
Construction and land development	10	10	409
Commercial and industrial loans	5,304	5,086	945
Consumer loans	1,648	859	358
Total non-accrual loans	$13,357	$13,022	$6,008

Total non-accrual loans to total loans (1)	0.38%	0.43%	0.29%
Total non-performing loans to total loans	0.38%	0.43%	0.29%
Total non-performing assets to total assets	0.33%	0.36%	0.21%

(1)	Includes both non-accrual loans and non-accruing troubled debt restructured loans.

The increase in nonaccrual loans at December 31, 2022 compared to at December 31, 2021 was primarily attributable to one large commercial and industrial lending relationship.

Classified Assets. Federal regulations provide that each insured savings institution classify its assets on a regular basis. In addition, in connection with examination of insured depository institutions, federal and Massachusetts banking regulators have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the afore-mentioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured depository institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory agencies, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of our quarterly reports with the Federal Reserve Board and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our assets, our classified and special mention assets at the dates indicated were as follows:

	At	At December 31,
	June 30, 2023	2022	2021
	(In thousands)
Substandard loans	$10,830	$10,532	$9,644
Doubtful loans	689	10	10
Loss loans	-	-	-
Total classified loans	$11,519	$10,542	$9,654
Special mention loans	$17,176	$18,709	$3,016

The increase in the balance of special mention loans during 2022 resulted primarily from one Structured Finance relationship of $11.5 million related to additional construction costs. This loan was ultimately funded by the borrower in April 2023 but has remained as special mention due to prior cost overruns.

Other Loans of Concern. There were no other loans at June 30, 2023 that are not already disclosed where there is information about possible credit problems of borrowers that caused management to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Provision for Credit Losses. On January 1, 2023, we adopted Accounting Standards Update (ASU) 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the CECL methodology. Under this new current expected loss model, provisions for credit losses are charged to operations to establish an allowance for credit losses at a level to cover expected losses over the expected life of a loan or securities portfolio. Under the previous “incurred loss” model, provisions for loan losses were charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the consolidated financial statements. In evaluating the level of the allowance for credit losses, management analyzes reasonable and supportable forecasts and several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

As part of the initial adoption of the CECL standard, we recorded $1.1 million to the allowance for credit losses and $1.8 million for off balance sheet commitments. The total of $2.9 million was tax effected and resulted in a decrease of $2.1 million to retained earnings.

Additionally, as part of the adoption of the CECL standard, for the six months ended June 30, 2023, we recorded a provision for credit losses of $6.03 million and a provision of $(11,000) as a reserve for off balance sheet commitments.

Our allowance for credit losses was $31.5 million at June 30, 2023 compared to $25.0 million at December 31, 2022 and $19.6 million at June 30, 2022. The ratio of our allowance for credit losses to total loans was 0.89% at June 30, 2023 compared to 0.83% and 0.83% at December 31, 2022 and June 30, 2022, respectively, while the allowance for credit losses to non-performing loans was 235% at June 30, 2023 compared to 192% and 206% at December 31, 2022 and June 30, 2022, respectively. We had net charge offs of $744,000 and $17,000 during the six months ended June 30, 2023 and 2022, respectively.

Additions to the allowance for credit losses are provided by charges against income based on various factors, which, in our judgment, deserve current recognition in estimating probable losses. Credit losses are charged-off in the period the loans, or portion thereof, are deemed uncollectible. Generally, the Company will record a loan charge-off (including a partial charge-off) to reduce a loan to the estimated fair value of the underlying collateral, less cost to sell, for collateral dependent loans. We regularly review the loan portfolio in order to maintain the allowance for credit losses in accordance with U.S. GAAP.

As an integral part of their examination process, the Commissioner and the Federal Reserve Board will periodically review our allowance for credit losses, and as a result of such reviews, we may determine to adjust our allowance for credit losses. However, regulatory agencies are not directly involved in the process for establishing the allowance for credit losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

The following table sets forth activity in our allowance for credit losses for the periods indicated.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2023	2022	2022	2021
	(Dollars in thousands)
Allowance for credit losses at beginning of period	$25,028	$18,415	$18,415	$19,845
Allowance for credit losses implementation	1,159	-	-	-
Provision for credit losses	6,030	1,250	6,700	2,050
Charge-offs:
Real estate loans:
One- to four-family residential	-	(35)	(35)	(62)
Home equity loans and lines of credit	-	-	-	-
Commercial	-	-	-	(3,415)
Construction and land development	-	-	-	-
Commercial and industrial loans	-	-	-	(113)
Consumer loans	(1,270)	(39)	(287)	-
Total charge-offs	(1,270)	(74)	(322)	(3,590)

Recoveries:
Real estate loans:
One- to four-family residential	-	33	33	-
Home equity loans and lines of credit	-	-	-	-
Commercial	24	24	48	48
Construction and land development	-	-	-	-
Commercial and industrial loans	-	-	-	62
Consumer loans	502	-	154	-
Total recoveries	526	57	235	110

Net (charge-offs) recoveries	(744)	(17)	(87)	(3,480)

Allowance at end of period	$31,473	$19,648	$25,028	$18,415

Allowance to non-performing loans	235%	206%	192%	307%
Allowance to total loans outstanding at the end of the period	0.89%	0.83%	0.83%	0.88%
Net (charge-offs) recoveries to average loans outstanding during the period (1)	(0.05)%	0.00%	0.00%	(0.16)%

(1)	Annualized at or for the six months ended June 30, 2023 and 2022.

The following table sets forth additional information with respect to charge-offs by category for the periods indicated.

	For the Six Months Ended June 30, (1)		For the Years Ended December 31,
	2023	2022	2022	2021
Net (charge-offs) recoveries to average loans outstanding during the period:
Real estate loans:
One- to four-family residential	-	-	-	(0.01)%
Home equity loans and lines of credit	-	-	-	-
Commercial	-	-	-	(0.37)%
Construction and land development	-	-	-	-
Commercial and industrial loans	-	-	-	(0.05)%
Consumer loans	(0.77)%	(0.11)%	(0.11)%	-

(1)	Annualized.

Allocation of Allowance for Credit Losses. The following table sets forth the allowance for credit losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for credit losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

				At December 31,
	At June 30, 2023			2022			2021
	Allowance for Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$3,509	11.1%	28.7%	$3,485	14.7%	30.9%	$3,016	17.8%	38.1%
Home equity loans and lines of credit	319	1.0	2.3	258	1.1	2.5	175	1.0	2.5
Commercial real estate and multifamily	9,625	30.6	34.9	6,538	27.5	33.6	4,449	26.2	30.6
Construction and land development	3,718	11.8	16.1	3,846	16.2	18.3	3,467	20.4	21.4
Commercial and industrial loans	12,327	39.1	12.2	8,255	34.7	8.2	5,749	34.0	5.5
Consumer loans	1,975	6.4	5.8	1,403	5.8	6.5	109	0.6	1.9
Total allocated allowance	31,473	100%	100%	23,785	100%	100%	16,965	100%	100%
Unallocated	—			1,243			1,450
Total	$31,473			$25,028			$18,415

Investment Activities

General. Our investment policy is established by the board of directors. The objectives of the policy are to: (i) provide and maintain liquidity within the guidelines of the Massachusetts banking laws and regulations for loan demand and deposit fluctuations, and to allow us to alter our liquidity position to meet both day-to-day and long-term changes in assets and liabilities; (ii) manage interest rate risk in accordance with our interest rate risk policy; (iii) provide collateral for pledging requirements; (iv) maximize return on our investments; and (v) maintain a balance of high quality diversified investments to minimize risk. All purchase and sale transactions are reviewed by the Finance Committee, which consists of the CEO, COO, Chief Financial Officer and certain board members, at least quarterly.

Our investment policy is reviewed annually by our board of directors and all policy changes recommended by management must be approved by the board. Authority to make investments under the approved guidelines are delegated to appropriate officers. The execution of specific actions with respect to securities held by Needham Bank rests with the Finance Committee within the scope of the established investment policy.

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises and municipal governments, deposits at the FHLB, certificates of deposit of federally insured institutions, investment grade corporate bonds and investment grade marketable equity securities. We also are required to maintain an investment in FHLB stock. While we have the authority under applicable law to invest in derivative securities, we have not purchased derivative securities as an investment strategy.

At June 30, 2023 we had $214.0 million of investment securities, representing 5.3% of our total assets, and our investment portfolio consisted primarily of U.S. Treasury and federal agency securities, government-sponsored residential mortgage-backed securities (which includes collateralized mortgage obligations), municipal bonds and corporate bonds.

At the time of purchase, we designate a security as held-to-maturity, available-for-sale, or trading, depending on our ability and intent. Securities available-for-sale or trading are reported at fair value, while securities held-to-maturity are reported at amortized cost. Consistent with our overall business and asset/liability management plan, which focuses on sustaining adequate levels of core earnings, the base premise of our investment portfolio is that all securities purchased will be suitable to be held-to-maturity. However, at June 30, 2023, we had no securities which we designated held to maturity.

Some of our securities are callable by the issuer. Although these securities may have a yield somewhat higher than the yield of similar securities without such features, these securities are subject to the risk that they may be redeemed by the issuer prior to maturing in the event general interest rates decline. At June 30, 2023, we had $61.5 million of securities which were subject to redemption by the issuer prior to their stated maturity, including four subordinated note agreements totaling $10.0 million issued by community bank mutual holding companies.

The Company measures expected credit losses on available-for-sale securities based upon the unrealized gain or loss position of the security. For available-for-sale debt securities in an unrealized loss position, the Company evaluates qualitative criteria to determine any expected loss unless the Company intends to sell, or it is more likely than not that the Company will be required to sell before recovery of the amortized cost. In the latter two circumstances, the Company recognizes the entire difference between the security’s amortized cost basis and its fair value as a write-down of the investment balance with a charge to earnings. Otherwise, management’s analysis considers various factors, which include the extent to which fair value is less than amortized cost, performance on any underlying collateral, downgrades in the ratings of the security by a rating agency, the failure of the issuer to make scheduled interest or principal payments and adverse conditions specifically related to the security.

At June 30, 2023, our corporate bond portfolio consisted of investment grade securities with maturities generally shorter than 10 years. Our investment policy provides that we may invest within the three highest investment-grade ratings from Standard & Poor’s or Moody’s. The maturity of these bonds generally may not exceed 10 years unless approved by the board of directors. Bonds that subsequently experience a decline in credit rating below investment grade are monitored at least quarterly.

For additional information regarding our investment securities portfolio, see Note 3 to the notes to our consolidated financial statements.

Bank-Owned Life Insurance. We invest in bank-owned life insurance to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides us noninterest income that is non-taxable. Applicable regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital plus our allowance for credit losses. At June 30, 2023, we had $49.8 million in bank-owned life insurance.

Other Securities. We hold common stock of the FHLB in connection with our borrowing activities. The FHLB common stock is carried at cost and classified as restricted equity securities. It is not practicable to determine the fair value of FHLB common stock due to restrictions placed on its transferability. Under current FHLB rules, we will be required to purchase additional FHLB common stock if we increase borrowings in the future.

We maintain shares in the Federal Reserve Bank of Boston in order to meet criteria for membership in the Federal Reserve System. Dividends are paid semi-annually at the statutory rate of 6.0%. At June 30, 2023, we held 188,695 shares of stock in the approximate amount of $9.4 million.

We also invest in certain equity securities which offer favorable tax treatment. Please see Note 3 to the notes to our consolidated financial statements.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings and brokered deposits to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, loan sales, retained earnings and income on earning assets. While scheduled loan payments and income on interest-earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary deposit market area. We offer a selection of deposit accounts, including noninterest-bearing and interest-bearing demand accounts, money market accounts, savings accounts and certificates of deposit including IRAs. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. In recent years, we have also utilized brokered deposits as non-retail funding source to fund our operations. These non-core funding sources are not relationship-based accounts and are generally more price-sensitive than our core deposits. Therefore, these deposits carry a greater risk of non-renewal than our core deposits. At June 30, 2023, our core deposits, which are deposits other than brokered deposits, were $3.01 billion, representing 92.2% of total deposits. At June 30, 2023, we had $253.6 million of brokered deposits and we had 27 municipal deposit relationships in the aggregate amount of $77.8 million.

Additionally, at June 30, 2023, we believe that our highest concentration of industry-specific deposits was from cannabis-related relationships. At June 30, 2023, we had 713 cannabis-related deposit relationships totaling $239.9 million, or 7.4% of total deposits, of which $133.3 million were directly related to the cannabis industry and $106.6 million were indirectly related to the cannabis industry. At June 30, we do not believe that we have significant concentrations among our larger deposit accounts from venture capital funds, or their portfolio companies, or from out-of-market businesses.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in generating deposits and to respond with flexibility to changes in our customers’ demands. Our ability to gather deposits is impacted by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates.

The following table sets forth the distribution of total deposits, by account type, at the dates indicated.

				At December 31,
	At June 30, 2023			2022			2021
	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Noninterest-bearing demand deposits	$542,612	16.6%	0.00%	$445,518	15.4%	0.00%	$324,392	12.6%	0.00%
Savings accounts	140,108	4.3	0.05%	163,257	5.7	0.05%	160,098	6.2	0.05%
NOW accounts	372,178	11.4	0.25%	408,894	14.2	0.07%	419,285	16.4	0.09%
Money market accounts	804,672	24.7	2.62%	659,455	22.8	1.12%	699,309	27.3	0.22%
Certificates of deposit and individual retirement accounts	1,402,101	43.0	3.86%	1,209,619	41.9	2.65%	961,454	37.5	0.60%
Total	$3,261,671	100%	2.34%	$2,886,743	100%	1.38%	$2,564,538	100%	0.30%

As of June 30, 2023, December 31, 2022 and December 31, 2021, the aggregate amount of deposits we had in amounts greater than $250,000, which is the maximum amount for federal deposit insurance, was $999.7 million, $915 million and $861 million, respectively. In addition, as of June 30, 2023, the aggregate amount of all our certificates of deposit in excess of $250,000 was $459 million.

The following table sets forth, by time remaining until maturity, the portion of our deposits that are in excess of the FDIC insurance limit at June 30, 2023.

At June 30, 2023
(In thousands)
Maturity Period:
Three months or less	$148,714
Over three months through 6 months	92,555
Over six months through 12 months	209,010
Over 12 months	8,647
Total	$458,926

All of our deposits are fully insured due to the additional insurance provided to a Massachusetts cooperative bank, such as Needham Bank, under the DIF, a private industry-sponsored insurance fund in Massachusetts that insures all deposits at Needham Bank above FDIC limits, and we expect that coverage under the DIF will continue after consummation of the conversion transaction and offering.

Borrowing Capacity. As a member of the FHLB, Needham Bank is eligible to obtain advances upon the security of the FHLB common stock owned and certain residential mortgage loans, provided certain standards related to credit-worthiness have been met. FHLB advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities. At June 30, 2023, we had the ability to borrow an additional $448.3 million from the FHLB, subject to certain collateral requirements and had advances of $337.6 million at such date. At June 30, 2023 we also had an additional line of credit from the FHLB in an amount of $6.1 million. We had no borrowings outstanding under this line of credit at June 30, 2023.

Additionally, at June 30, 2023 we had secured Federal Reserve Bank Discount Window borrowing capacity of $45.2 million, and at June 30, 2023, we had no such borrowings.

Properties

We conduct our business through our main office located in Needham, Massachusetts and our branch offices located in Wellesley, Westwood, Dedham, Medfield, Medford, Dover, Ashland, Millis, Natick and Boston (Mission Hill), Massachusetts. Additionally, we have two administrative offices in Needham, Massachusetts. We own four of our offices, including our main office, and our two administrative offices and we lease seven offices of our offices. At June 30, 2023 the total net book value of our land, buildings, leasehold improvements, furniture, fixtures and equipment was $36.0 million.

Subsidiary and Other Activities

Upon completion of the conversion, Needham Bank will become the wholly owned subsidiary of NB Bancorp.

Needham Bank has three subsidiaries: Needco-op Investment Corporation, Inc. (“Needco”), a Massachusetts corporation, which is engaged in the buying, selling and holding of investment securities. The income earned on Needco’s securities is subject to a significantly lower rate of state tax than that assessed on income earned on securities maintained at Needham Bank. At June 30, 2023, Needco had total assets of $90.5 million, substantially all of which were in securities and cash to be invested.

The Bank’s other subsidiaries are Eaton Square Realty LLC and 1892 Investments LLC, both of which hold certain real estate investments for Needham Bank, including investor tax credit investments. These entities enable us to segregate certain assets for management purposes, and or borrow against assets or stock of these entities for liquidity purposes.

Legal Proceedings

Among other things, the activities of Needham Bank, including with respect to disclosures about and implementation of numerous consumer products, are subject to various laws and numerous regulations, including those related to unfair or deceptive acts or practices. If Needham Bank is found to have violated one or more consumer protection laws, it may be required to pay restitution to certain affected customers in connection with certain of these practices. In addition, as a result of the extensive regulation, supervision and examination of our business described elsewhere in this prospectus, we are also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our business, certain of which may result in adverse judgments, settlements, fines, penalties, public or private censure, increased costs, required remediation, restriction on business activities or other impacts on us.

We are not involved in any pending legal proceedings as a plaintiff or defendant other than routine legal proceedings occurring in the ordinary course of business, and at June 30, 2023, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Needham Bank will enter into an agreement with NB Bancorp to provide it with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Needham Bank and NB Bancorp will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of June 30, 2023, we had 330 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

SUPERVISION AND REGULATION

General

Needham Bank is a Massachusetts-chartered cooperative bank and upon completion of the conversion will be the wholly owned subsidiary of NB Bancorp, a Maryland corporation, which will be a registered bank holding company. Needham Bank’s deposits are insured up to applicable limits by the FDIC and by the Massachusetts Depositors Insurance Fund (“DIF”), a private industry-sponsored insurance fund, for amounts in excess of the FDIC insurance limits. Needham Bank is subject to extensive regulation by the Massachusetts Division of Banks, as its chartering agency, and by the Federal Reserve Board, its primary federal regulator. It is also regulated by the FDIC as the insurer of its deposit accounts. Needham Bank must also comply with consumer protection regulations issued by the Consumer Financial Protection Bureau, as enforced by the Federal Reserve Board. Needham Bank is required to file reports with, and is periodically examined by, the Federal Reserve Board and the Commissioner concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. As a registered bank holding company, NB Bancorp will be regulated by the Federal Reserve Board. Needham Bank also is a member of and owns stock in the FHLB, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; provide oversight for the adequacy of loan loss reserves for regulatory purposes and the adequacy of its risk management framework; and establish the timing and amounts of assessments and fees imposed by the regulatory agencies. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. These ratings rely on the supervisor’s judgment and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Needham Bank or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

As a bank holding companies, NB Financial, MHC and NB Financial, Inc. are required to comply with the rules and regulations of the Federal Reserve Board. Each is required to file certain reports with the Federal Reserve Board and is subject to examination by and the enforcement authority of the Federal Reserve Board.

Following the conversion and offering, NB Bancorp will be a bank holding company and will be required to comply with the Bank Holding Company Act of 1956, as amended (“BHCA”), and the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board. Additionally, the Federal Reserve Board may directly examine the subsidiaries of a bank holding company, including Needham Bank. NB Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the Massachusetts legislature, the Commissioner, the Consumer Financial Protection Bureau, the FDIC, the Federal Reserve Board, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of NB Bancorp and Needham Bank.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Needham Bank and NB Bancorp. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Needham Bank and NB Bancorp.

Massachusetts Banking Laws and Supervision Applicable to the Bank

General. As a Massachusetts-chartered cooperative bank, Needham Bank is subject to supervision, regulation and examination by the Commissioner and to various Massachusetts statutes and regulations which govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings and payment of dividends. In addition, Needham Bank is subject to Massachusetts consumer protection, Community Reinvestment Act, civil rights laws and regulations. The approval of the Commissioner is required for a Massachusetts-chartered bank to establish or close branches, merge with other financial institutions, issue stock and undertake certain other activities.

Massachusetts regulations generally allow Massachusetts banks, with appropriate regulatory approvals, to engage in activities permissible for federally chartered banks or banks chartered by another state. The Commissioner also has adopted procedures reducing regulatory burdens and expense and expediting branching by well-capitalized and well-managed banks.

Dividends. A Massachusetts stock bank may declare cash dividends from net profits not more frequently than quarterly. Noncash dividends may be declared at any time. No dividends may be declared, credited or paid if the bank’s capital stock is impaired. The approval of the Commissioner is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Dividends from NB Bancorp may depend, in part, upon receipt of dividends from Needham Bank. The payment of dividends from Needham Bank would be restricted by federal law if the payment of such dividends resulted in Needham Bank failing to meet regulatory capital requirements.

Loans to One Borrower Limitations. Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations to one borrower may not exceed 20% of the total of an institution's capital stock (if any), surplus and undivided profits. The Commissioner applies the Office of the Comptroller of the Currency’s attribution rules to a borrower’s related interests. At June 30, 2023, Needham Bank was in compliance with the loans-to-one borrower limitations.

Loans to a Bank’s Insiders. Under Massachusetts law, a Massachusetts-chartered bank must comply with Regulation O of the Federal Reserve Board and the Commissioner retains examination and enforcement authority to ensure compliance.

Investment Activities. In general, Massachusetts-chartered banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4% of the bank’s deposits. Federal law imposes additional restrictions on Needham Bank’s investment activities.

Regulatory Enforcement Authority. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Commissioner may be subject to sanctions for noncompliance, including revocation of its charter. The Commissioner may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the bank’s business in an unsafe or unsound manner or contrary to the depositors’ interests or been negligent in the performance of their duties. Upon finding that a bank has engaged in an unfair or deceptive act or practice, the Commissioner may issue an order to cease and desist and impose a fine on the bank concerned. The Commissioner also has authority to take possession of a bank and appoint the FDIC as receiver under certain conditions such as an unsafe and unsound condition to transact business, the conduct of business in an unsafe or unauthorized manner or impaired capital. In addition, Massachusetts consumer protection and civil rights statutes applicable to Needham Bank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damages and attorneys’ fees in the case of certain violations of those statutes.

Excess Deposit Insurance Fund. Massachusetts-chartered cooperative banks are members of the DIF, a private industry-sponsored insurance fund in Massachusetts that insures all deposits at Needham Bank above FDIC limits. In the future, if the aggregate amount of our deposits in excess of the federal deposit insurance limit (which is $250,000 per depositor) exceed the threshold as established by the DIF, which at June 30, 2023 was approximately $1.1 billion, then we may be required to exit from the DIF resulting in these excess deposits no longer being insured above FDIC-limits, beginning one year after such exit.

Protection of Personal Information. Massachusetts banking regulations contain requirements intended to protect personal information and are similar to federal laws such as the Gramm-Leach-Bliley Act, discussed below under “ – Federal Regulations – Other Regulations,” that require organizations to establish written information security programs to prevent identity theft. The Massachusetts regulation also contains technology system requirements, especially for the encryption of personal information sent over wireless or public networks or stored on portable devices.

Insurance Sales. Massachusetts banks may engage in insurance sales activities if the Commissioner has approved a plan of operation for insurance activities and the bank obtains a license from the Massachusetts Division of Insurance. A bank may be licensed directly or indirectly through an affiliate or a subsidiary corporation established for this purpose. Needham Bank does not sell insurance products, and has not sought approval for direct insurance sales activities. Needham Bank is licensed to solicit and refer potential insurance customers to an unaffiliated, third-party licensed insurance producer.

Parity Regulation. A Massachusetts bank may exercise, with appropriate regulatory approvals, any power and engage in any activity that has been authorized for national banks, federal thrifts or state banks in a state other than Massachusetts, provided that the activity is permissible under applicable federal law and not specifically prohibited by Massachusetts law. Such powers and activities must be subject to the same limitations and restrictions imposed on the national bank, federal thrift or out-of-state bank that exercised the power or activity.

Massachusetts has other statutes or regulations that are similar to certain of the federal provisions discussed below.

Federal Regulations Applicable to the Bank

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets ratio of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio.

In determining the amount of risk-weighted assets for calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk-weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. Common equity Tier 1 capital is generally defined as common stockholders’ equity and related surplus and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the FDIC takes into consideration not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where deemed necessary.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

Federal law required the federal banking agencies, including the Federal Reserve Board, to establish a “community bank leverage ratio” of between 8% and 10% for institutions with total consolidated assets of less than $10 billion. Institutions with capital complying with the ratio and otherwise meeting the specified requirements and electing the alternative framework are considered to comply with the applicable regulatory capital requirements, including the risk-based requirements. The community bank leverage ratio was established at 9% Tier 1 capital to total average assets, effective January 1, 2020. A qualifying institution may opt in and out of the community bank leverage ratio framework on its quarterly call report. An institution that temporarily ceases to meet any qualifying criteria is provided with a two-quarter grace period to regain compliance. Failure to meet the qualifying criteria within the grace period or maintain a leverage ratio of 8% or greater requires the institution to comply with the generally applicable regulatory capital requirements.

At June 30, 2023, Needham Bank had opted into the community bank leverage ratio framework and its leverage capital ratio exceeded the applicable requirement.

Capital Distributions. The Federal Deposit Insurance Act (“FDIA”) generally provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. Unless the approval of the Federal Reserve Board is obtained, Needham Bank may not declare or pay a dividend if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds the sum of its net income during the current calendar year and the retained net income of the prior two calendar years. Payments of dividends by Needham Bank are also subject to other banking law restrictions, such as the Federal Reserve Board’s authority to prevent a bank from paying dividends if such payment would constitute an unsafe or unsound banking practice or reduce a bank’s capital below safe and sound levels and Massachusetts banking law restrictions which require dividends to be paid from net profits for the current and two previous years, and which preclude a Massachusetts bank from paying dividends if its capital is, or would become, impaired.

Community Reinvestment Act and Fair Lending Laws. All insured depository institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers, consistent with its safe and sound banking operations. The Federal Reserve Board’s Community Reinvestment Act regulations are generally based upon objective criteria of the performance of institutions under three key assessment tests: (i) a lending test, to evaluate the institution’s record of making loans in its service areas; (ii) an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low- or moderate-income individuals and businesses; and (iii) a service test, to evaluate the institution’s delivery of services through its branches, ATMs and other offices. The Federal Reserve Board is required to assess Needham Bank’s record of compliance with the Community Reinvestment Act. An institution’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Federal Reserve Board, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Needham Bank received a “Satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Massachusetts has its own statutory counterpart to the CRA which is also applicable to Needham Bank. The Massachusetts version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. Massachusetts law requires the Commissioner to consider, but not be limited to, a bank’s record of performance under Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. Needham Bank’s most recent November 2022 CRA performance rating under Massachusetts law was “High Satisfactory.”

Transactions with Related Parties. An insured depository institution’s authority to engage in transactions with its affiliates is generally limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as Needham Bank. NB Bancorp will be an affiliate of Needham Bank because of its control of Needham Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a state-chartered bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Needham Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Needham Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Needham Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The Federal Reserve Board has extensive enforcement authority over insured state member banks. The enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices. The Federal Reserve Board is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” The Federal Reserve Board may also appoint itself as conservator or receiver for an insured state non-member bank under specified circumstances, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) insufficient capital; or (5) the incurrence of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for the insured depository institutions they supervise. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, compensation and benefits, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order and/or the imposition of civil money penalties.

Branching. Federal law permits insured state banks to engage in interstate branching if the laws of the state where the new banking office is to be established would permit the establishment of the banking office if it were chartered by a bank in such state. Under current Massachusetts law, Needham Bank can establish a branch in Massachusetts or in any other state. All branch applications require prior approval of the Commissioner and the FDIC. Finally, Needham Bank may also establish banking offices in other states by merging with banks or by purchasing banking offices of other banks in other states, subject to certain restrictions.

Acquisitions. Prior approval from the Commissioner and Federal Reserve Board is required in order for Needham Bank to acquire another bank.  Well capitalized and well managed banks may acquire other banks in any state, subject to certain deposit concentration limits and other conditions, pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended by the Dodd-Frank Act.

Activities and Investments of Insured State-Chartered Member Banks.  The Federal Reserve Act generally limits the types of equity investments a Federal Reserve member bank, such as Needham Bank, may make, and the Federal Deposit Insurance Act generally limits the kinds of activities in which such an FDIC-insured state-chartered bank may engage, as a principal, to those that are permissible for national banks.  Further, the GLBA permits national banks and state banks, to the extent permitted under state law, to engage via financial subsidiaries in certain activities that are permissible for subsidiaries of a financial holding company.  In order to form a financial subsidiary, a state-chartered bank must be “well capitalized,” and such banks must comply with certain capital deduction, risk management and affiliate transaction rules, among other requirements.

Brokered Deposits.  The FDIA and FDIC regulations generally limit the ability of an insured depository institution to accept, renew or roll over any brokered deposit unless the institution’s capital category is “well capitalized” or, with the FDIC’s approval, “adequately capitalized.” Depository institutions that have brokered deposits in excess of 10% of total assets may be subject to increased FDIC deposit insurance premium assessments. However, for institutions that are well capitalized and have a CAMELS composite rating of 1 or 2, reciprocal deposits are deducted from brokered deposits. Section 202 of the Economic Growth Act, which was enacted in 2018, amends the FDIA to exempt a capped amount of reciprocal deposits from treatment as brokered deposits for certain insured depository institutions.

Prompt Corrective Action. Federal law requires, among other things, that federal banking agencies take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the Federal Reserve Board’s regulations establish five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under applicable regulations, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on the payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including a regulatory order to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, ceasing receipt of deposits from correspondent banks, dismissal of directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

The previously referenced final rule establishing an elective “community bank leverage ratio” regulatory capital framework provides that a qualifying institution whose capital exceeds the community bank leverage ratio and opts to use that framework will be considered “well-capitalized” for purposes of prompt corrective action.

At June 30, 2023, Needham Bank met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC -insured financial institutions such as Needham Bank, generally up to a maximum of $250,000 per separately insured depositor. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s risk-based assessment system, institutions deemed less risky of failure pay lower assessments. Assessments for institutions of less than $10 billion of assets are based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of an institution's failure within three years.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Needham Bank. For 2022, the FDIC insurance expense for Needham Bank was approximately $1.4 million. We cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Reserve Board. Needham Bank does not know of any practice, condition or violation that may lead to termination of its deposit insurance.

Privacy Regulations. Federal regulations generally require that Needham Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship. Needham Bank currently has a privacy protection policy in place, provides each new customer with this policy at the time of an initial account opening, and believes that such policy is in compliance with the regulations. Most states, including Massachusetts, have enacted legislation concerning breaches of data security and the duties of Needham Bank in response to a data breach. Congress continues to consider federal legislation that would require consumer notice of data security breaches. In addition, Massachusetts has promulgated data security regulations with respect to personal information of their residents. Pursuant to the Fair and Accurate Credit Transactions Act (the “FACT Act”), Needham Bank had to develop and implement a written identity theft prevention program to detect, prevent, and mitigate identity theft in connection with the opening of certain accounts or certain existing accounts. Additionally, the FACT Act amended the Fair Credit Reporting Act to generally prohibit a person from using information received from an affiliate to make a solicitation for marketing purposes to a consumer, unless the consumer is given notice and a reasonable opportunity and method to opt out of the making of such solicitations.

Anti-Money Laundering - The Bank Secrecy Act. Under the Bank Secrecy Act (“BSA”), a financial institution is required to have systems in place to detect certain transactions, based on the size and nature of the transaction. Financial institutions are generally required to report to the U.S. Treasury any cash transactions involving at least $10,000. In addition, financial institutions are required to file suspicious activity reports for any transaction or series of transactions that involve more than $5,000 and which the financial institution knows, suspects or has reason to suspect involves illegal funds, is designed to evade the requirements of the BSA or has no lawful purpose. The USA PATRIOT Act, which amended the BSA, together with the implementing regulations of various federal regulatory agencies, has caused financial institutions, such as the Bank, to adopt and implement additional policies or amend existing policies and procedures with respect to, among other things, anti-money laundering compliance, suspicious activity, currency transaction reporting, customer identity verification and customer risk analysis. In evaluating an application to acquire a bank or to merge banks or effect a purchase of assets and assumption of deposits and other liabilities, the applicable federal banking regulator must consider the anti-money laundering compliance record of both the applicant and the target. In addition, under the USA PATRIOT Act financial institutions are required to take steps to monitor their correspondent banking and private banking relationships as well as, if applicable, their relationships with “shell banks.”

Office of Foreign Assets Control. The U.S. has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. These sanctions, which are administered by the Office of Foreign Assets Control (“OFAC”), take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on “U.S. persons” engaging in financial or other transactions relating to a sanctioned country or with certain designated persons and entities; (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons); and (iii) restrictions on transactions with or involving certain persons or entities. Blocked assets (for example, property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences for Needham Bank.

Prohibitions Against Tying Arrangements. Needham Bank is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Consumer Protection and Fair Lending Regulations. Needham Bank is subject to a variety of federal and Massachusetts statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes, including Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts and practices against consumers, authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations. Federal laws also prohibit unfair, deceptive or abusive acts or practices against consumers, which can be enforced by the Consumer Financial Protection Bureau, the Federal Reserve Board, the FDIC and state attorneys general.

Other Regulations

Interest and other charges collected or contracted for by Needham Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of Needham Bank also are subject to, among others, the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System

Needham Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Banks provide central credit facilities primarily for member institutions. Members of a Federal Home Loan Bank are required to acquire and hold shares of capital stock in their Federal Home Loan Bank. Needham Bank complied with this requirement at June 30, 2023. Based on redemption provisions of the Federal Home Loan Bank of Boston, the stock has no quoted market value and is carried at cost. Needham Bank reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Boston stock. At June 30, 2023, no impairment had been recognized.

Bank Holding Company Regulation

Upon completion of the conversion, NB Bancorp will be a bank holding company within the meaning of the BHCA. As such, NB Bancorp will be registered with the Federal Reserve Board and be subject to regulations, examinations, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board will have enforcement authority over NB Bancorp and its non-bank subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to Needham Bank.

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association whose direct and indirect activities are limited to those permitted for bank holding companies.

NB Bancorp will be subject to the Federal Reserve Board’s capital adequacy guidelines for bank holding companies (on a consolidated basis). The Dodd-Frank Act, however, required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to the depository institutions themselves. Consolidated regulatory capital requirements identical to those applicable to the subsidiary banks apply to bank holding companies.

By law, bank holding companies must act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress. This support may be required at times when the NB Bancorp may not have the resources to provide support to Needham Bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

The Federal Reserve Board has issued supervisory policies regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of capital distributions previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of NB Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

NB Bancorp is a legal entity separate and distinct from Needham Bank and any of its other subsidiaries. Revenues of NB Bancorp are derived primarily from dividends paid to it by Needham Bank and NB Bancorp’s other subsidiaries. The right of NB Bancorp, and consequently the right of shareholders of NB Bancorp, to participate in any distribution of the assets or earnings of its subsidiaries, through the payment of such dividends or otherwise, is subject to the prior claims of creditors of the subsidiaries, including, with respect to the Bank, depositors of the Bank, except to the extent that certain claims of NB Bancorp in a creditor capacity may be recognized.

Massachusetts Holding Company Regulation. Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a cooperative bank, is regulated by the Commissioner as a bank holding company. Each such bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Commissioner; and (iii) is subject to examination by the Commissioner. NB Bancorp would become a bank holding company regulated by the Commissioner if it acquires a second banking institution and holds and operates it separately from Needham Bank.

Change in Control Regulations

Under the Change in Bank Control Act, no person or group of persons may acquire “control” of a bank holding company, such as NB Bancorp, unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquirer has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. There is a presumption of control upon the acquisition of 10% or more of a class of voting stock if the holding company involved has its shares registered under the Exchange Act, or, if the holding company involved does now have its shares registered under the Exchange Act, if no other persons will own, control or hold the power to vote a greater percentage of that class of voting security after the acquisition.

In addition, the BHCA prohibits any company from acquiring control of a bank or bank holding company without first having obtained the approval of the Federal Reserve Board. Among other circumstances, under the BHCA, a company has control of a bank or bank holding company if the company owns, controls or holds with power to vote 25% or more of a class of voting securities of the bank or bank holding company, controls in any manner the election of a majority of directors or trustees of the bank or bank holding company, or the Federal Reserve Board has determined, after notice and opportunity for hearing, that the company has the power to exercise a controlling influence over the management or policies of the bank or bank holding company. The Federal Reserve Board has established presumptions of control under which the acquisition of control of 5% or more of a class of voting securities of a bank holding company, together with other factors enumerated by the Federal Reserve Board, could constitute the acquisition of control of a bank holding company for purposes of the BHCA.

Federal Securities Laws

The common stock of NB Bancorp will be registered with the SEC after the conversion and offering. NB Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

The registration under the Securities Act of 1933, as amended (the “Securities Act”) of shares of common stock to be issued in the initial public offering of NB Bancorp does not cover the subsequent resale of those shares. Shares of common stock purchased by persons who are not affiliates of NB Bancorp may be resold without registration. Shares purchased by an affiliate of NB Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act. If NB Bancorp meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of NB Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of NB Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Emerging Growth Company Status

NB Bancorp will be an emerging growth company. For as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies. These exemptions include, but are not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, NB Bancorp also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors audit our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Such an election is irrevocable during the period a company is an emerging growth company.

NB Bancorp will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the completion of the conversion and offering; (ii) the first fiscal year after our annual gross revenues are $1.235 billion (adjusted for inflation) or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million at the end of the second quarter of that fiscal year. We expect to lose our status as an emerging growth company effective December 31, 2028, which is the end of the fifth year after the expected completion date of the conversion and offering.

TAXATION

Federal Taxation

General. NB Bancorp and Needham Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to NB Bancorp, NB Financial, MHC and Needham Bank.

Method of Accounting. For federal income tax purposes, NB Financial, MHC currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Tax Cuts and Jobs Act repealed the alternative minimum tax for income generated after January 1, 2018. At June 30, 2023, NB Financial, MHC had no minimum tax credit carryovers.

Net Operating Loss Carryovers. As a result of the Tax Cuts and Jobs Act generally, a financial institution may carry net operating losses forward indefinitely. At June 30, 2023, NB Financial, MHC had no federal net operating loss carryforwards.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At June 30, 2023, NB Financial, MHC had no capital loss carryovers.

Corporate Dividends. NB Bancorp may generally exclude from its income 100% of dividends received from Needham Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Needham Bank’s federal income tax returns, nor the consolidated returns of NB Financial, MHC’s and NB Financial, Inc.’s since their inception in 2020, have not been audited in the most recent five-year period.

State Taxation

Financial institutions in Massachusetts file combined income tax returns with affiliated companies that are not security corporations. The Massachusetts excise tax rate for cooperative banks is currently 9.0% of federal taxable income, adjusted for certain items. Taxable income includes gross income as defined under the Internal Revenue Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Internal Revenue Code, except for those deductions relating to dividends received and income or franchise taxes imposed by a state or political subdivision. Carryforwards and carrybacks of net operating losses and capital losses are not allowed. None of Needham Bank’s state tax returns, as well as those of its subsidiaries, nor the consolidated returns of NB Financial, MHC and NB Financial, Inc. since their inception in 2020, have not been audited in the most recent five-year period.

A financial institution or business corporation is generally entitled to special tax treatment as a “security corporation” under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a “security corporation” by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is also a bank holding company under the Internal Revenue Code must pay a tax equal to 0.33% of its gross income. A security corporation that is not a bank holding company under the Internal Revenue Code must pay a tax equal to 1.32% of its gross income. Needham Bank’s wholly owned subsidiary, Needco-op Investment Corporation, which engages in securities transactions on its own behalf, is qualified as a security corporation. As such, it has received security corporation classification by the Massachusetts Department of Revenue and does not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue.

As a Maryland business corporation, NB Bancorp is required to file an annual report with and pay franchise taxes to the state of Maryland.

MANAGEMENT OF NB BANCORP

Shared Management Structure

The directors of NB Bancorp are the same persons who are the directors of Needham Bank. In addition, each executive officer of NB Bancorp is also an executive officer of Needham Bank. We expect that NB Bancorp and Needham Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Directors of NB Bancorp and Needham Bank

The board of directors of NB Bancorp consists of 11 members. Directors serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. Directors of Needham Bank will be elected by NB Bancorp as its sole stockholder.

The following table states our directors’ names, their ages as of June 30, 2023, the years when they began serving as directors of Needham Bank, and the years when their current terms expire.

Name (1)	Position(s) Held With Needham Bank	Age	Director Since	Current Term Expires
Paul Ayoub	Director	67	2023	2026
Joseph Campanelli	Chairman, President and Chief Executive Officer	66	2017	2026
William Darcey	Director	60	2016	2026
Susan Elliott	Director	69	2020	2025
Angela Jackson	Director	47	2023	2024
Christopher Lynch	Director	61	2015	2025
Joseph Nolan	Director	60	2023	2024
Francis Orfanello	Director	64	2007	2025
Hope Pascucci	Director	55	2023	2024
Raza Shaikh	Director	49	2023	2024
Mark Whalen	Director	64	2007	2026

(1)	The mailing address for each individual is 1063 Great Plain Avenue, Needham, Massachusetts 02492.

The Business Background of Our Directors and Executive Officers

The following sets forth certain information regarding the members of our board of directors, and executive officers who are not directors. There are no arrangements or understandings between any director and any other person pursuant to which the director was selected.

With respect to directors, the biographies contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director.

Most of our directors are long-time residents of the communities we serve and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, we believe each director has significant knowledge of the businesses that operate in our market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. As the holding company for a community bank, we believe that the local knowledge and experience of our directors assists us in assessing the credit and banking needs of our customers, developing products and services to better serve our customers and in assessing the risks inherent in our lending operations. As local residents, our directors are also exposed to the advertising, product offerings and community development efforts of competing institutions which, in turn, assists us in structuring our marketing efforts and community outreach programs.

Directors

Paul Ayoub is a practicing attorney and chair of Nutter McClennen & Fish, LLP, a full-service law firm headquartered in Boston, Massachusetts, where he is a partner in the firm’s Real Estate Department and represents clients in the financing and development of commercial real estate projects in Greater Boston, New England and throughout the country. Mr. Ayoub has also served, including as chair, on real estate industry, business and charitable boards. We believe that Mr. Ayoub’s valuable experience in real estate transactions and corporate governance qualifies him to serve on our board of directors.

Joseph Campanelli is Chairman of the Board, President and Chief Executive Officer of Needham Bank. Mr. Campanelli has served as President and Chief Executive Officer of Needham Bank since joining the Bank in January 2017 and was elected Chairman in 2022.  Mr. Campanelli has over 40 years of banking experience in a variety of senior and executive positions, including having served as the President and Chief Executive Officer of Sovereign Bancorp, Inc. and its subsidiary Sovereign Bank as well as Chairman, President and Chief Executive Officer of Flagstar Bancorp, Inc. and its subsidiary Flagstar Bank.  Mr. Campanelli’s positions as President and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy. Additionally, Mr. Campanelli has a long history of community involvement, currently serving on the board of the Massachusetts Business Roundtable, Boys and Girls Club of Boston and The One Hundred Club of Boston.  We believe each of these attributes qualifies him to serve on the board of directors.

William Darcey is President and Chief Executive Officer of Provider Group, an insurance agency headquartered in Needham, Massachusetts and Providence, Rhode Island. Mr. Darcey joined Provider Group in 2001 and has served as its President and Chief Executive Officer since 2009. He has over 30 years of experience providing risk management services to businesses and individuals throughout New England and as President and Chief Executive Officer, Mr. Darcey leads Provider Group’s strategic direction, including overseeing sales, marketing, client services, and agency operations. We believe Mr. Darcey’s executive management experience as well as his knowledge of the commercial landscape and trends in our market area qualifies him to serve on our board of directors.

Susan Elliott is retired. Prior to her retirement in 2019, from 1981 until 2019, Ms. Elliott was employed at the Federal Home Loan Bank of Boston in roles of increasing responsibility, including serving as Executive Vice President and Chief Business Officer from 2009 until her retirement. Ms. Elliott has over 45 years of banking experience and we believe this experience qualifies her to serve on the board of directors.

Angela Jackson, Ed.L.D., is a lecturer at Harvard University, Cambridge, Massachusetts. She has held teaching positions in a part-time capacity since 2018 and has focused more exclusively as a lecturer since June 2022. In her role at Harvard, among other responsibilities, Dr. Jackson teaches classes on education, entrepreneurship and innovation. In addition to her lecturing responsibilities, from February 2022 until October 2022, Dr. Jackson served as Chief Ecosystem Investment Officer for Kapor Enterprises, a family office, and from June 2018 until February 2022, she was a Managing Partner at New Profit, a venture philanthropy firm headquartered in Boston, Massachusetts where she oversaw Economic Mobility Investments. As an Environment, Social and Corporate Governance (ESG) expert, Dr. Jackson is a frequent lecturer and is a widely published consultant and Board member to numerous organizations and entities, and has advised over 100 enterprises in ESG strategy and oversight. We believe that Dr. Jackson’s expertise in the areas of ESG as well as her knowledge and interaction with civic, charitable and venture philanthropic enterprises in our market area and nationally qualifies her to serve on our board of directors.

Christopher Lynch is a partner and co-founder, since 1995, of Marshall Resources, an information technology services company with offices in Massachusetts, North Carolina and Arizona. Mr. Lynch is also an entrepreneur and investor and since 2003, Mr. Lynch has been the sole owner and operator of various real estate investment entities which purchase, develop and manage commercial real estate properties in Needham, Massachusetts and since 2009 has owned and managed a wine investment company. We believe that Mr. Lynch’s experience as a business owner and entrepreneur offers a valuable perspective on developing a successful business as well as the challenges and risks an organization may face as it grows its product offerings which qualifies him to serve on our board of directors.

Joseph Nolan is Chairman of the Board, President and Chief Executive Officer of Eversource Energy Service Company, New England’s largest electric, gas and water utility provider and is Chairman and a director of Eversource Energy’s principal subsidiaries, except The Connecticut Light and Power Company. Mr. Nolan was elected President and Chief Executive Officer of Eversource Energy in May 2021 and elected Chairman in 2022. Previously, Mr. Nolan served as Executive Vice President-Strategy, Customer and Corporate Relations of Eversource Energy since February 2020. Prior to that, Mr. Nolan served as Executive Vice President-Customer and Corporate Relations of Eversource Energy from August 2016 to February 2020. Mr. Nolan is active in civic and charitable organizations including serving on the Boards of Directors of the New England Council, Camp Harbor View, Francis Ouimet Scholarship Fund, Long Island Association, and an advisory board member of Intercontinental Real Estate Corporation.  We believe Mr. Nolan’s management and executive experience and his general business acumen qualify him to serve on our board of directors.

Francis Orfanello is an Operating Partner focused on the Food and Beverage Manufacturing and Distribution vertical for One Rock Capital Partners, LLC, a value-oriented, operationally focused private equity firm headquartered in New York, a position he has held since 2014.  Prior to being engaged by One Rock Capital, Mr. Orfanello was a corporate executive for over 20 years at various beverage and food companies as well as service businesses. Mr. Orfanello oversaw national supply chain and sales operations as well as leading strategic initiatives in new product development, manufacturing modernization, opening new channels of distribution and scaling branded consumer products businesses. Mr. Orfanello began his career in a Boston-based accounting firm where he ultimately became a partner. We believe Mr. Orfanello’s strategic marketing experience as well as his financial acumen qualify him to serve on our board of directors.

Hope Pascucci is President and Principal of Rose Grove Capital Management, LLC, headquartered in Wellesley, Massachusetts, which manages fixed-income credit hedge funds focused on preferred stock and hybrid capital markets. Ms. Pascucci has held these positions since the firm’s founding in 2006. Prior to Rose Grove Capital’s founding, Ms. Pascucci served as Co-head of Global Capital Markets for Deutsche Bank in London where her responsibilities included oversight of Global Debt Capital Markets, European and Asian Equity Capital Markets and High Yield/Leveraged Loans. Ms. Pascucci has previously served on the Board of Trustees of Amherst College as well as the Board of Directors of Standard & Poor’s Financial Services LLC. We believe that Ms. Pascucci’s knowledge of the capital markets, management skills and business acumen qualify her to be on our board of directors.

Raza Shaikh, whose legal name is Muhammad Raza, is an entrepreneur and early-stage investor and, since January 2020, is a Managing Director of Launchpad Venture Group, an early-stage angel investment group centered in Boston, Massachusetts. He is also the owner of Raza Enterprises, LLC, a consulting firm founded in January 2019 which focuses on mobile applications and games and, since June 2019, has been a Managing Partner of Beacon Venture Partners, an early-stage Venture Capital Fund for high-growth companies throughout New England. From 2010 until January 2019, Mr. Shaikh was co-Founder and Chief Technology Officer of NorthBay, a consulting firm focused on data analytics, cloud computing and artificial intelligence.  We believe Mr. Shaikh’s extensive business investment analysis, analytics and information technology expertise qualifies him to serve on our board of directors.

Mark Whalen is retired. Prior to his retirement in 2017, Mr. Whalen was a career banker and from 2007 until his retirement, Mr. Whalen was employed at Needham Bank. He served as President and Chief Operating Officer of Needham Bank from 2014 through 2015 and Chief Executive Officer of Needham Bank from 2015 until his retirement. Prior to his employment at Needham Bank, from 1999 through 2007, Mr. Whalen was President and Chief Executive Officer of Dedham Co-operative Bank, Dedham, Massachusetts. Mr. Whalen has over 40 years of banking experience. We believe Mr. Whalen’s broad banking experience as well as his institutional knowledge of Needham Bank and our market areas qualifies him to serve on the board of directors.

Executive Officers Who Are not Directors

Peter Bakkala, age 58, is Executive Vice President – Chief Risk Officer of Needham Bank, a position he has held since 2016. In this role, Mr. Bakkala oversees the Bank’s enterprise risk management, fraud prevention, and general compliance, including Bank Secrecy Act and Community Reinvestment Act compliance, and the Bank’s internal audit functions.  Prior to joining Needham Bank, Mr. Bakkala led various audit, risk, and compliance functions, as well as commercial businesses, throughout his career in large superregional and multinational firms.

Paul Evangelista, age 60, is Executive Vice President – Director Specialized Banking Center of Needham Bank, a position he has held since April 2022. In this position, Mr. Evangelista has primary responsibility of the Bank’s cannabis and money service businesses. From December 2021 until March 2022, Mr. Evangelista was a consultant to Eastern Bank, headquartered in Boston, Massachusetts, advising the institution primarily with respect to the cannabis and money service business it acquired in connection with its November 2021 acquisition of Century Bank, headquartered in Medford, Massachusetts. From December 1999 until its sale to Eastern Bank in November 2021, Mr. Evangelista served in positions of increasing responsibility at Century Bank, having served as an Executive Vice President since December 1999.

Kevin Henkin, age 53, is Executive Vice President and Chief Credit Officer of Needham Bank, a position he has held since April 2018. In this role, Mr. Henkin has primary responsibility for managing all aspects of the credit risk management framework over the Bank’s lending operations. Mr. Henkin has over 30 years of banking experience, having served at other financial institutions as well as running a bank consulting firm for three years at which Mr. Henkin conducted external loan reviews, stress testing and due diligence for financial institutions.

Stephanie Maiona, age 56, is Executive Vice President and Senior Commercial Lender of Needham Bank, having served as Senior Commercial Lender since 2011 and becoming Executive Vice President in 2018. Ms. Maiona joined Needham Bank in 2009. She has over 30 years of banking experience, having previously served at other financial institutions as well as serving as a Bank Examiner at the FDIC.

Salvatore Rinaldi, age 68, is Chief Operating Officer of Needham Bank, a position he has held since April 2017 when he joined Needham Bank. In this role, Mr. Rinaldi assists the Chief Executive Officer in the general oversight of Needham Bank and implementation of the Bank’s strategic direction. Mr. Rinaldi has over 40 years of banking experience, primarily with commercial banks and their holding companies.

Michael Sinclair, age 60, is Executive Vice President – Residential and Consumer Lending of Needham Bank, a position he has held since July 2020. Prior to this, since he joined Needham Bank in September 2018, Mr. Sinclair served as Senior Vice President – Director of Residential and Consumer Lending. Mr. Sinclair has more than 30 years of banking experience having worked from 1995 until August 2018 at Hingham Institution for Savings where he held roles of increasing responsibility including as Vice President of Retail Lending.

Danielle Walsh, age 45, is Executive Vice President and Chief Financial Officer of Needham Bank, a position she has held since July 2020. Prior to this appointment, from 2014 until July 2020, Ms. Walsh served as Senior Vice President and Treasurer of Needham Bank. Ms. Walsh joined Needham Bank in 2009. She has over twenty years of banking experience, having previously served at other financial institutions as well as working as an auditor for a public accounting firm.

Margaret Watson, age 55, is General Counsel to Needham Bank, a position she has held since January 2020. Ms. Watson has over 25 years of legal experience in national and local firms, including her previous position at Cohn and Dussi, PC, a full-service law firm headquartered in Boston, Massachusetts where she served as a Partner in the firm’s Real Estate, Banking and Litigation departments for seven years.

James White, age 59, is Executive Vice President and Chief Administrative Officer of Needham Bank, where he oversees all aspects of the technology, operations and innovation strategy for the Bank, including digital, cyber-security/fraud, innovation, customer care centers, data and facilities management. Mr. White joined Needham Bank in February 2018 as Senior Vice President, Director of Retail Banking and was promoted into his current roles in July 2020. Mr. White has over 40 years of banking experience.

Board Independence

The board of directors has determined that each of our directors, with the exception of director Campanelli, is “independent” as defined in, and for purposes of satisfying the listing standards of, the Nasdaq Stock Market. Director Campanelli is not independent because he is an executive officer of NB Bancorp and Needham Bank.

In determining the independence of the directors listed above, the board of directors considered relationships between Needham Bank and our directors and officers, including loans and deposit accounts that our directors maintain at Needham Bank, as well as those which are required to be reported under “ – Transactions With Certain Related Persons” below.

Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. The board of directors of NB Bancorp has established standing committees, including a Compensation Committee, an Audit Committee and a Governance and Nominating Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations. Needham Bank also has standing committees of its board of directors.

The table below sets forth the directors of each of the listed standing committees. Each member of each committee meets the Nasdaq and the Securities and Exchange Commission independence requirements for such committee. The board of directors has determined that Director Susan Elliott qualifies as an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission.

Audit Committee	Compensation Committee	Governance and Nominating Committee
Susan Elliott (Chair)	Christopher Lynch (Chair)	Mark Whalen (Chair)
William Darcey	Joseph Nolan	Angela Jackson
Hope Pascucci	Francis Orfanello	Paul Ayoub
Raza Shaikh	Mark Whalen

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Needham Bank, to their executive officers and directors in compliance with federal banking regulations. At June 30, 2023, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Needham Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at June 30, 2023, and were made in compliance with federal banking regulations.

Needham Bank utilizes the services of Nutter McClennen & Fish, LLP (“Nutter”), a full-service law firm headquartered in Boston, Massachusetts, of which director Paul Ayoub is a partner. Since January 1, 2023, Needham Bank has paid approximately $53,000 in fees to Nutter for various legal services, and additionally, since January 1, 2023, Nutter has received approximately $900,000 in fees from borrowers in connection with closings of loan transactions in which Needham Bank was the lender.

Executive Compensation

Summary Compensation Table. The following information is furnished for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2022. These individuals are sometimes referred to in this prospectus as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-equity Incentive Plan Compensation ($) (1)	Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Joseph Campanelli Chairman, President and Chief Executive Officer	2022	850,000	900,000	1,500,000	79,000	228,400	3,557,400

Salvatore Rinaldi Executive Vice President and Chief Operating Officer	2022	510,000	350,000	1,000,000	—	99,400	1,959,400

Margaret Watson Senior Vice President and General Counsel	2022	335,837	100,000	100,000	—	24,400	560,237

(1)	Represents grants made under the Long-term Incentive Plan for 2022.

(2)	Represents the above-market earnings credited to amounts deferred under the Nonqualified Deferred Compensation Plan.

(3)	The compensation set forth in the “All Other Compensation” column is detailed in the following table:

	401(k) Plan Employer Contributions ($)	Personal Benefit Allotment ($)	Deferred Compensation Plan ($)(a)	Total All Other Compensation ($)
Joseph Campanelli	24,400	34,000	170,000	228,400
Salvatore Rinaldi	24,400	24,000	51,000	99,400
Margaret Watson	24,400	—	—	24,400

(a)	Represents contributions made to the Non-Qualified Deferred Compensation Plan for Officers for the benefit of Messrs. Campanelli and Rinaldi.

Employment Agreements. Needham Bank has entered into employment agreements with Messrs. Campanelli and Rinaldi. The term of the employment agreement with Mr. Campanelli is three years, currently expiring on January 1, 2026, and the term of the employment agreement with Mr. Rinaldi is two years, currently expiring on January 1, 2025. The terms of the employment agreements automatically extend on each January 1st (the “Renewal Date”) for one year, so that the term again becomes either three years (in the case of Mr. Campanelli) or two years (in the case of Mr. Rinaldi), unless either Needham Bank or the executive provides written notice to the other party at least 90 days prior to the Renewal Date notifying the other party of his or its election not to renew the term of the employment agreement. Notwithstanding the foregoing, in the event NB Bancorp or Needham Bank enters into a transaction that would constitute a change in control, as defined under the employment agreements, the term of the agreements would automatically extend so that they would expire no less than three years (in the case of Mr. Campanelli) or two years (in the case of Mr. Rinaldi) following the effective date of the change in control.

The employment agreements specify the base salaries of Messrs. Campanelli and Rinaldi, which are currently $950,000 and $575,000, respectively. The Board of Directors or the Compensation Committee of the Board of Directors of Needham Bank may increase, but not decrease (except for certain across-the-board reductions), the executives’ base salaries. In addition to base salary, the agreements provide that each executive will participate in short-term and long-term incentive compensation arrangements and receive certain fringe benefits from Needham Bank. In addition, Messrs. Campanelli and Rinaldi receive an annual personal benefits allotment of $34,000 and $24,000, respectively. Needham Bank will also reimburse the executive for reasonable travel and business expenses incurred in the performance of his duties.

Under the employment agreements, in the event of the executive’s termination of employment, the executive will receive (i) any earned but unpaid base salary, (ii) any unpaid expense reimbursements, (iii) any accrued but unpaid vacation, (iv) any earned but unpaid short-term and long-term incentive compensation for the calendar year preceding the year in which the termination occurs and (v) except in the event of a voluntary termination by the executive without good reason or a termination by Needham Bank for cause, a prorated portion of the executive’s targeted short-term and long-term incentive compensation for the year in which the termination occurs. In addition, Needham Bank will provide the executive with any vested benefits under employee benefit plans of Needham Bank. These payments and benefits are referred to as the “Automatic Termination Payments.”

In the event Needham Bank terminates the executive’s employment without cause or the executive voluntary resigns for “good reason,” in addition to the Automatic Termination Benefits, and subject to the executive signing and not revoking a release agreement, Needham Bank will pay the executive a severance payment equal to three times, in the case of Mr. Campanelli, or two times, in the case of Mr. Rinaldi, the sum of (i) the executive’s base salary and (ii) the highest annual short-term incentive compensation awarded to the executive for the three fiscal years ending before the year in which the termination occurs. Needham Bank will also provide the executive with a payment equal to two times the executive’s personal benefit allotment. Needham Bank will also make an additional payment to the executive equal to thirty-six (36) times, in the case of Mr. Campanelli, or twenty-four (24) times, in the case of Mr. Rinaldi, the total monthly cost for participation (by the executive and his dependents, if applicable) in the Needham Bank’s group life, medical and dental insurance plans. These payments will be made to the executive in a single lump sum within ten days of the effective date of the release agreement. In addition to these payments, the executive will fully vest in any non-qualified deferred compensation plan in which he participates.

With respect to payments and benefits made or provided in connection with a change in control, if the payments and benefits constitute an excess parachute payment, then the executive may elect between (i) reducing the payments and benefits to an amount that is one dollar less than three times his “base amount” (as that term is defined for Section 280G of the Internal Revenue Code) or (ii) accepting all of the payments and benefits and paying any resulting income and excise taxes on the payments.

For purposes of the employment agreements, the term “good reason” includes (i) failure of Needham Bank to continue the executive in his current employment positions, (ii) a material adverse change in the nature or scope of the executive’s responsibilities, titles, authorities, powers, functions or duties (including the failure of Needham Bank to permit the executive to attend board meetings), (iii) an involuntary reduction in base salary except an across the board reduction affecting similarly affected executive management employees, (iv) an involuntary relocation by more than twenty-five (25) miles driving distance, (v) a material breach of the employment agreement, (vi) a change in control, as defined in the employment agreement, provided the executive terminates employment within three years (two years in the case of Mr. Rinaldi) of the effective date of the change in control, and (vii) Needham Bank’s election to not renew the term of the employment agreement, provided the executive terminates his employment within 90 days of the notice from Needham Bank to not renew the term of the employment agreement.

For purposes of the employment agreements, the term “cause” means (i) a conviction by the executive or entry of a plea of guilty or nolo contendere or an admission of sufficient facts with respect to any criminal offense involving dishonesty or breach of trust or any felony crime of moral turpitude, (ii) the commission of an act of fraud upon Needham Bank, (iii) the willful refusal to perform the duties reasonably assigned to the executive, which failure last for more than 30 days, (iv) a willful breach of fiduciary duty or willful misconduct of the commission of an act of moral turpitude that materially and adversely affects Needham Bank or has the ability to do so and (v) a material breach of the breach of the employment agreement by the executive.

The employment agreements terminate upon the executive’s death or disability. In the event of the executive’s death or disability, as applicable, Needham Bank will pay the executive’s beneficiary or the executive, as applicable, the executive’s base salary for a period of twelve months (six months in the case of Mr. Rinaldi).

During the term of the employment agreements and for a period of one year following the executive’s termination of employment, the executive will be required to adhere to non-solicitation restrictions set forth in the employment agreement. In addition, during the term of the employment and for a period of one year following the termination of the executive’s employment by Needham Bank without cause or by the executive for good reason, the executive will be required to adhere to one-year non-competition restrictions in favor of Needham Bank.

Proposed Change in Control Agreement. Needham Bank does not currently maintain change in control agreements with any of its employees. In connection with the conversion and stock offering, it intends to enter into a change in control agreement with Margaret Watson, our Senior Vice President and General Counsel.

The change in control agreement will have an initial term of 18 months. Each year, the term of the change in control agreement will extend for an additional 12 months, so that the term is again 18 months, unless either party gives at least 60 days written notice of non-renewal to the other. If a change in control occurs during the term of the change in control agreement, the term of the agreement will automatically renew for 18 months from the effective date of the change in control.

In the event the executive’s employment involuntary terminates for reasons other than cause, or in the event of the executive’s resignation for “good reason,” in either case following a change in control and during the term of the agreement, the executive will receive a severance payment, paid in a single lump sum, equal to one and one-half times the sum of the executive’s base salary and the annual total incentive bonus that would have been earned in the year of the Change in Control at target bonus opportunity. In addition, if the executive elects COBRA coverage, the executive will be reimbursed for the executive for the monthly COBRA premium payments for up to 18 months. For purposes of the change in control agreement, the term “good reason” includes (i) the assignment to the executive of any duties which are materially inconsistent with the executive’s positions, duties, responsibilities immediately prior to a change in control, or a material change in the executive’s reporting responsibilities, titles or offices as an officer and employee and as in effect immediately prior to the change in control, or any removal of the executive from or any failure to re-elect the executive to any of her responsibilities, titles or offices, (ii) a reduction in the executive’s base salary or bonus/incentive award opportunity under Needham Bank’s (or its successor’s) incentive compensation plans or arrangements as in effect immediately prior to the date of the change in control or as the same may be increased from time to time thereafter or a reduction in the package of fringe benefits provided to the executive as in effect immediately prior to the date of the change in control, (iii) a change in the executive’s principal place of employment by a distance in excess of twenty-five (25) miles from its location immediately prior to the change in control; or (iv) the failure of the successor to assume and honor the change in control agreement. With respect to payments and benefits made or provided in connection with a change in control, if the payments and benefits constitute an excess parachute payment, then the payments and benefits will be reduced to an amount that is one dollar less than three times her “base amount” (as that term is defined for Section 280G of the Internal Revenue Code) if doing so would result in a higher after-tax benefit to the executive than the executive receiving all of the payments and benefits and paying any income and excise taxes on those amounts.

Bonus Policy. Under Needham Bank’s informal bonus policy for management employees, the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer recommend bonuses for management employees, based on a targeted percentage of the employee’s base salary, to the Compensation Committee. The Compensation Committee determines bonuses for the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer based on a targeted percentage of base salary. The President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer have discretion in determining the final bonus amount for management employees, as does the Compensation Committee for the final bonus amounts of the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer. Although the policy provides for this discretion, the primary driver of determining the bonus amounts is the employee’s individual performance.

Long-Term Incentive Plan. Needham Bank sponsors the Needham Bank Long-term Incentive Plan (the “LTIP”) for a select group of management or highly compensated employees, including the named executive officers. Each year, beginning in 2020, after the end of the calendar year, Needham Bank makes awards under the LTIP to participants based on employee performance. The size of any award made to a participant, as well as the terms and conditions of that award, including individual and bank performance metrics and vesting conditions, are set forth in a grant agreement specific to each participant. An LTIP award will be paid to a participant within 75 days of becoming vested and the award is the total of the original award plus crediting for the appreciation of Needham Bank’s tangible book value. Vesting typically occurs after three years. Participants may defer the receipt of the award if the deferral complies with certain rules and procedures. Awards may also be paid earlier to participants in certain circumstances: (i) a change in control (as defined in the LTIP); (ii) the participant’s death or disability; and (iii) the participant’s involuntary separation from service. Upon a participant’s separation from service after completing at least ten years of services and attaining age 65, a participant will also become fully vested in an award. Needham Bank may, however, in its discretion, provide for different criteria in a participant’s grant agreement. Grants made under the LTIP for 2022 were, in part, to recognize the accomplishment of acquiring our cannabis banking business and the overall quality of earnings of the Bank for the year.

Nonqualified Deferred Compensation Plan. Needham Bank sponsors the Needham Bank Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer receiving up to 50% of their salary and 100% of their bonus or LTIP award. Each of the named executive officers is eligible to participate in the Deferred Compensation Plan. Mr. Campanelli participates in and makes deferrals under the Deferred Compensation Plan. Mr. Rinaldi and Ms. Watson did not elect to make deferrals under the Deferred Compensation Plan for 2022. At the time a participant makes the election to defer his or her salary and bonus, the participant must also elect the form and timing of the distribution of the deferrals. Each year, a participant’s deferral will be credited with earnings based on the rate established under the LTIP. A participant is always fully vested in their deferrals and the earnings on the deferrals. The earnings rate for 2022 was 9.15%.

Needham Bank may also make discretionary contributions on behalf of participants under the Deferred Compensation Plan. Discretionary contributions and any earnings on the discretionary contributions will vest after 36 months, unless Needham Bank designates a different vesting schedule at the time it makes the contribution. Discretionary contributions also fully vest upon a participant’s death, disability, retirement (after attaining age 65 and the completion of ten years of service) and a change in control. Needham Bank did not make discretionary contributions to the Deferred Compensation Plan for any of the named executive officers for 2022.

In general, in-service distributions (as elected by a participant) and distributions in connection with retirement may be made in annual installments over five or ten years or in a lump sum. Other distributions due to a separation from service (other than on account of retirement), will be made in a lump sum within sixty days following the separation from service. Distributions made on account of a participant’s death or disability are also made in a lump sum within sixty days of the date of death or disability. If elected by a participant, distributions may also be made in a lump sum within sixty days of a change in control (as defined in the plan). Participants may change their distribution elections if the changes comply with Section 409A of the Internal Revenue Code. Distributions may also be delayed or made upon certain hardships of the participant, provided the distributions comply with Section 409A of the Internal Revenue Code. Upon a termination for cause, a participant will be entitled to their deferrals under the plan but will forfeit any discretionary contributions made to the plan on their behalf.

Non-Qualified Deferred Compensation Plan for Officers. Needham Bank sponsors the Non-Qualified Deferred Compensation Plan for Officers of Needham Bank (the “Officers Deferred Compensation Plan”). Messrs. Campanelli and Rinaldi each participate in the plan. Under the Officers Deferred Compensation Plan, as of each December 31, Needham Bank credits participants with a contribution equal to a percentage of the officer’s base compensation, as specified on a participation agreement related to the plan. For 2022, the contribution percentages for Messrs. Campanelli and Rinaldi were 20% and 10%, respectively, of base salary. In addition, an officer may be credited with a discretionary contribution from time to time. Needham Bank credits earnings to the officer’s account each year based on the average percentage yield for five-year individual retirement accounts. The earnings rate may also be adjusted by Needham Bank based on the achievement of a performance metric established by the board of directors within 75 days of the beginning of the calendar year. The earnings rate for 2022 was 3.38%. Each officer becomes vested in the contributions and earnings credited on his or her behalf in accordance with the schedule set forth on his or her participation agreement. Under their participation agreements, Messrs. Campanelli and Rinaldi vest over a period of seven years (December 31, 2023, for Mr. Campanelli and August 21, 2024, in the case of Mr. Rinaldi). Their account also becomes fully vested in the event of their death or disability, an involuntary termination without cause and a change in control.

Upon a separation from service after attaining their benefit age (age 67 for Mr. Campanelli and age 69 for Mr. Rinaldi) or after becoming vested in their account balance, other than due to death, disability, cause, or a change in control, an officer will receive his or her vested benefit in a lump sum. An officer will also receive their account balance in a lump sum upon a change in control. Upon an officer becoming disabled, the officer will receive a lump sum payment of his or her account balance. If an officer dies while in service, the officer’s beneficiary will receive a lump payment equal to the officer’s account balance under the plan. If the officer dies after a separation from service but prior to receiving his or her benefits under the plan, the officer’s beneficiary will receive a lump sum payment equal to the remaining benefits due to the officer. If an officer is terminated for cause, all benefits under the plan are immediately forfeited. The plan also contains certain non-competition and non-solicitation provisions that an officer must adhere to upon a separation from service other than on account of cause, death, disability, or a change in control.

401(k) Plan. Needham Bank maintains a tax-qualified defined contribution plan under which eligible employees may elect to defer a portion of their compensation and receive certain employer contributions (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees of Needham Bank. Eligible employees who are at least 21 years of age generally become participants in the 401(k) Plan after they have been employed for one month.

Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, between 1% and 75% of their eligible compensation. For 2023, the salary deferral contribution limit is $22,500, provided, however, that a participant over age 50 may contribute an additional $7,500 to the 401(k) Plan, for a total of $30,000. In addition to salary deferral contributions, Needham Bank makes matching contributions up to 8% of the participant’s compensation. A participant is immediately 100% vested in his or her salary deferral contributions. Participants become vested in employer contributions, including matching contributions, to the 401(k) Plan after completing three years of service.

Needham Bank intends to allow participants in the 401(k) plan to use a portion of their account balances in the 401(k) Plan to subscribe for stock in the offering. The expense recognized in connection with the 401(k) Plan totaled approximately $1.87 million for the year ended December 31, 2022.

Defined Benefit Pension Plan. Needham Bank participates in the Defined Benefit Plan (Plan C) of CBERA (the “Pension Plan”). Employees hired prior to April 1, 2018, and who attain age 21, are eligible to participate in the Pension Plan. The Pension Plan was frozen so that no employees hired after April 1, 2018, are eligible to participate in the Pension Plan. Messrs. Campanelli and Rinaldi participate in the Pension Plan. The normal annual retirement benefit under the Pension Plan equals 1.50% of the participant’s final average compensation (as defined in the Pension Plan) up to the participant’s “covered compensation” (i.e., the amount of compensation that may be taxed each year for purposes of social security) plus 0.50% of the participant’s compensation in excess of his or her covered compensation, multiplied by the participant’s years of credit service (up to a maximum of 25 years). A participant’s compensation since 1989 is considered under the Pension Plan. A participant’s normal retirement age under the Pension Plan is age 65 and a participant may retire early upon achieving age 55 with ten years of service or age 50 with 15 years of service. Participants begin vesting at the rate of 20% per year after completing two years of service (so that they are 100% vested after completing six years of service). The expense recognized in connection with the Pension Plan totaled approximately $2.0 million for the year ended December 31, 2022.

ESOP. In connection with the conversion, Needham Bank intends to adopt an ESOP for eligible employees. The named executive officers will be eligible to participate in the ESOP on the same terms as other eligible employees. Eligible employees will begin participation in the ESOP on the later of the effective date of the conversion or upon the first entry date commencing on or after the eligible employee’s completion of one year of service and attainment of age 21.

The ESOP trustee is expected to purchase, on behalf of the ESOP, 8.0% of the total number of shares of NB Bancorp common stock sold in the conversion and contributed to the charitable foundation. We anticipate the ESOP will fund its stock purchase with a loan from NB Bancorp equal to the aggregate purchase price of the common stock. The trustee will repay the loan principally through contributions to the ESOP by Needham Bank and any dividends, if any, paid on common stock held by the ESOP over the anticipated 20-year term of the loan. The interest rate for the ESOP loan is expected to equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the ESOP in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among participants’ accounts based on each participant’s proportional share of compensation relative to all participants. A participant will become fully vested in his or her account balance after completing three years of service with Needham Bank. Participants who have not completed three years of service with Needham Bank will not have any vested interest in the ESOP. Participants who are employed by Needham Bank immediately prior to the closing of the offering will receive credit for vesting purposes for years of service prior to adoption of the ESOP. Participants also will automatically become fully vested upon attainment of their normal retirement age (age 65), death or disability, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon terminating employment in accordance with the terms of the plan document. The ESOP reallocates any unvested shares forfeited upon a participant’s termination of employment among the remaining participants.

The ESOP will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not timely provide instructions on any matter in the same ratio as those shares for which participants provide timely instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Needham Bank will record a compensation expense for the ESOP at the fair market value of the shares as they are committed to be released from the unallocated suspense account, which may be more or less than the original purchase price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to the accounts of plan participants will result in a corresponding reduction in the earnings of NB Bancorp.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2022, certain information as to the total remuneration we paid to our non-employee directors.

Name(1)	Fees Earned or Paid in Cash ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Lennox Chase(2)	83,129	300	—	83,429
William Darcey	85,996	300	—	86,296
William Day(2)	105,300	300	—	105,600
Susan Elliott	84,959	300	—	85,259
Christopher Lynch	102,496	300	—	102,796
John W. McGeorge (3)	84,581	—	—	84,581
Paula McLaughlin(2)	76,500	300	—	76,800
Francis X. Orfanello	85,809	300	—	86,109
Mark Whalen	120,525	300	—	120,825

(1)	Mr. Campanelli does not receive fees for his service as a member of the board of directors.
(2)	Messrs. Chase and Day and Ms. McLaughlin retired from the Board in 2023.
(3)	Mr. McGeorge retired from the Board in 2022.

Director Fees. Effective May 19, 2023, directors will receive an annual retainer (paid monthly) of $75,000. Directors will also receive an annual per committee retainer of $25,000 and chairs of committees will receive an annual fee of $10,000.

For 2022, non-employee directors received a monthly board fee of $3,250, and each committee member received a quarterly fee of $1,125 (Planning), $3,125 (CRA), $4,125 (Compensation), $5,125 (Finance, Audit) or $5,750 (Security). Committee chairs also received a quarterly fee of $750 (CRA) or $1,125 (Audit, Compensation, Finance, Security) for committee participation. Mr. Whalen also received a fee of $16,950 for his service on the Security Committee. All non-employee directors received a holiday bonus of $300 in 2022.

Each individual who serves as a director of Needham Bank also serves as a director of NB Bancorp. Initially, each director will receive director fees only in his or her capacity as a director of Needham Bank. Following the completion of the conversion and stock offering, NB Bancorp may also pay director fees but has not determined to do so at this time.

Director Retirement Plan. Needham Bank sponsors the Needham Bank Second Amended and Restated Director Retirement Plan (the “Director Retirement Plan”), in which non-employee directors participate. Under the Director Retirement Plan, a director who retires after his or her “Full Vesting Date” and on or after his or her 70th birthday, will receive the Normal Plan Benefit. The “Normal Plan Benefit” for directors as of December 31, 2022, equals the highest annual director fee amount paid to the director over the immediately preceding consecutive five calendar years. For directors as of January 1, 2023, the normal retirement benefit requires (i) a recommendation, together with a specific vesting schedule, of the Governance Committee and (ii) the majority vote by the Board of Directors (with the specific vesting schedule). An employee-director who also serves as Chairman of the Board of Directors is eligible for a benefit equal to the greater of (x) 1.25 times the highest paid director or (y) 70% of the previous Chairman’s five-year highest compensation. An employee-director not serving as Chairman will receive 70% of the average highest pay of all sitting directors. The benefit is paid monthly for 120 months. A director who retires after his or her full vesting date and on or after attaining age 62 will also receive the Normal Plan Benefit. The Full Vesting Date is accelerated in the event of a change in control.

If an individual dies while serving as a director, his or her beneficiary will receive the present value of the normal retirement benefit in a lump sum. If the director dies while receiving benefits, the beneficiary will receive a lump sum payment equal to the present value of the remaining benefits due to the director. A director who incurs a disability will be entitled to the normal benefit under the Director Retirement Plan. A director who is removed for cause is not entitled to any benefit under the Director Retirement Plan.

Benefits to be Considered Following Completion of the Stock Offering

Following the offering, we intend to adopt a stock-based benefit plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the offering, including shares contributed to the charitable foundation. These limitations will not apply if the plan is implemented more than one year after the consummation date of the conversion.

The stock-based benefit plan will not be established sooner than six months after the conversion is completed and, if adopted within one year after the conversion, would require the approval by stockholders owning a majority of the outstanding shares of common stock of NB Bancorp. If the stock-based benefit plan is established after one year after the conversion, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based benefit plan only if the plan is adopted within one year after the completion of the conversion:

●	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

●	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

●	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

●	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

●	accelerated vesting is not permitted except for death, disability or upon a change in control of NB Bancorp or Needham Bank.

We have not yet determined whether we will present the stock-based benefit plan for stockholder approval within one year following the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of the common stock of NB Bancorp at the time the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plan, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	1,097,917 Shares Awarded at Minimum of Offering Range	1,291,667 Shares Awarded at Midpoint of Offering Range	1,485,417 Shares Awarded at Maximum of Offering Range	1,708,229 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$8.00	$8,783	$10,333	$11,883	$13,666
10.00	10,979	12,917	14,854	17,082
12.00	13,175	15,500	17,825	20,499
14.00	15,371	18,083	20,796	23,915

The grant-date fair value of the options granted under the new stock-based benefit plan will be based in part on the price of shares of common stock of NB Bancorp at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	2,744,792 Options at Minimum of Offering Range	3,229,167 Options at Midpoint of Offering Range	3,713,542 Options at Maximum of Offering Range	4,270,573 Options at Adjusted Maximum of Offering Range
(In thousands, except exercise price and fair value information)
$8.00	$4.06	$11,133	$13,098	$15,062	$17,321
10.00	5.07	13,916	16,372	18,828	21,652
12.00	6.08	16,699	19,646	22,593	25,982
14.00	7.10	19,483	22,921	26,359	30,313

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 18.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, executive officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the ESOP, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 762,500 shares ($7,625,000) of common stock, equal to 3.0% of the number of shares of common stock to be sold in the offering at the minimum of the offering range (excluding shares issued to our charitable foundation), assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name and Title	Number of Shares (1)	Aggregate Purchase Price (1)	Percent at Minimum of Offering Range
Directors and Named Executive Officers
Paul Ayoub	40,000	400,000	*
Joseph Campanelli	80,000	800,000	*
William Darcey	80,000	800,000	*
Susan Elliott	25,000	250,000	*
Angela Jackson	5,000	50,000	*
Christopher Lynch	80,000	800,000	*
Joseph R. Nolan	80,000	800,000	*
Francis Orfanello	50,000	500,000	*
Hope Pascucci	80,000	800,000	*
Salvatore Rinaldi	80,000	800,000	*
Raza Shaikh	10,000	100,000	*
Mark Whalen	20,000	200,000	*
Margaret Watson	5,000	50,000	*
Executive Officers
Peter Bakkala	15,000	150,000	*
Paul Evangelista	30,000	300,000	*
Kevin Henkin	7,500	75,000	*
Stephanie Maiona	40,000	400,000	*
Michael Sinclair	5,000	50,000	*
Danielle Walsh	20,000	200,000	*
James White	10,000	100,000	*
All directors and executive officers as a group	762,500	$7,625,000	3.0%

*	Less than 1.0%
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of conversion.

THE CONVERSION AND PLAN OF DISTRIBUTION

The boards of directors of NB Financial, MHC, NB Financial, Inc., NB Bancorp and Needham Bank have each unanimously approved the plan of conversion. The plan of conversion must also be approved by the depositors of Needham Bank. A special meeting of depositors was held on July 26, 2023 at which meeting the depositors approved the plan of conversion and the establishment and funding of the charitable foundation by the required votes. NB Financial, MHC has filed an application with respect to the conversion with the Commissioner and the Commissioner has authorized us to commence the offering. However, the final approval of the Commissioner is required before we can consummate the conversion and issue shares of common stock. NB Financial, MHC has also filed an application for conversion with the Federal Reserve Board and the final approval of the Federal Reserve Board is required before we are permitted to consummate the conversion. Additionally, the Federal Reserve Bank of Boston must approve NB Bancorp’s application to become the bank holding company of Needham Bank in connection with the conversion. Any such approvals or non-objections do not constitute a recommendation or endorsement of the plan of conversion by any regulatory agency.

General

The boards of directors of NB Financial, MHC, NB Financial, Inc., NB Bancorp and Needham Bank unanimously adopted the plan of conversion on June 7, 2023. Pursuant to the plan of conversion, NB Financial, MHC will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in our offering. In connection with the conversion, we have organized NB Bancorp. When the conversion is completed, all of the capital stock of Needham Bank will be owned by NB Bancorp, and all of the common stock of NB Bancorp will be owned by public stockholders. NB Bancorp will offer 100% of its common stock to eligible depositors of Needham Bank in a subscription offering and, if necessary, to members of the general public through a community offering, with a preference given to residents of the following Massachusetts towns and cities: in Norfolk County, the following cities and towns: Brookline, Dedham, Dover, Franklin, Medfield, Medway, Millis, Needham, Norfolk, Norwood, Walpole, Wellesley and Westwood; in Middlesex County, the following cities and towns: Arlington, Ashland, Belmont, Cambridge, Everett, Framingham, Holliston, Hopkinton, Malden, Medford, Natick, Newton, Sherborn, Somerville, Waltham, Watertown, Wayland and Weston; in Worcester County, the following cities and towns: Milford; and in Suffolk County, the following cities and towns: Boston and Chelsea (which we refer to, collectively, as the “Local Community”), and/or a syndicated community offering.

We intend to retain between $104.7 million and $142.9 million of the net proceeds of the offering, or $164.8 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds (excluding the contributions to the ESOP and charitable foundation) to Needham Bank. The conversion will be consummated only upon the issuance of at least 26,350,000 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, supplemental eligible account holders and our tax-qualified employee benefit plans, including our ESOP that we are establishing in connection with the conversion. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons (including trusts of natural persons) residing in the Local Community.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval, to the extent such approvals are required, of the Commissioner and the Federal Reserve Board. See “ – Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of NB Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “– Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at Needham Bank’s offices, the Massachusetts Division of Banks and at the Federal Reserve Board. Additionally, the plan of conversion is an exhibit to the registration statement which we have filed with the SEC and which is publicly available at the SEC’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are to:

●	better position the Bank to remain an independent community bank by increasing our capital to enhance our financial strength;

●	support future lending in an orderly and diligent manner, including, in particular, construction and land development lending, commercial and industrial lending, including small business lending, middle market commercial lending, and structured finance lending;

●	enable us to compete for, originate and retain larger loans and maintain larger lending relationships, particularly loans and relationships in our local community, thereby allowing us to maintain a reputation as a locally managed community lender;

●	continue to invest in new technologies and personnel that will enable us to expand and enhance our products and services;

●	support our banking franchise as opportunities arise through targeted de novo branching and/or branch acquisitions;

●	attract and retain qualified personnel by enabling us to establish stock-based benefit plans for management and employees that will give them an opportunity to share in our long-term success;

●	enhance our community ties by providing customers and members of our community with the opportunity to acquire an ownership interest in NB Bancorp and Needham Bank; and

●	establish a foundation to support charitable organizations operating in our local communities now and in the future and fund the foundation with shares of our common stock and cash.

We believe that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us, while remaining an independent community-oriented institution.

As of June 30, 2023, Needham Bank was considered “well capitalized” for regulatory purposes and the proceeds from the offering will further improve our capital position. We are not subject to any directive from any regulatory agency to raise capital.

Approvals Required

The affirmative vote of a majority of the votes cast by members of NB Financial, MHC, who are the depositors of Needham Bank, present and voting at a special meeting of members of NB Financial, MHC is required to approve the plan of conversion. At a special meeting of members of NB Financial, MHC held on July 26, 2023, the members approved the plan of conversion and the establishment and funding of the charitable foundation by the required votes.

The conversion also must be approved by the Commissioner and the Federal Reserve Board. Additionally, the Federal Reserve Bank of Boston must approve NB Bancorp’s application to become the bank holding company of Needham Bank in connection with the conversion. Any such approvals do not constitute a recommendation or endorsement of the plan of conversion by any regulatory agency.

Effects of Conversion on Depositors and Borrowers

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a Massachusetts cooperative bank and will continue to be regulated by the Commissioner and the Federal Reserve Board after the conversion. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Needham Bank at the time of the conversion will be the directors of Needham Bank and of NB Bancorp after the conversion.

Effect on Deposit Accounts. Each depositor of Needham Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of deposit accounts will not change as a result of the conversion. Each deposit account will continue to be insured by the FDIC and the Massachusetts Depositors Insurance Fund to the same extent as before the conversion. Depositors will continue to hold their existing certificates of deposit, savings accounts and other evidences of their accounts.

Effect on Loans. No loan outstanding from Needham Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Depositors. At present, all of Needham Bank’s depositors have voting rights only in the context of a minority offering or full conversion of NB Financial, MHC. Upon completion of the conversion, depositors will no longer have voting rights. Upon completion of the conversion, all voting rights in Needham Bank will be vested in NB Bancorp as the sole stockholder of Needham Bank. The stockholders of NB Bancorp will possess exclusive voting rights with respect to NB Bancorp common stock. Accordingly, only depositors who purchase NB Bancorp common stock will continue to have voting rights following the conversion.

Tax Effects. We have received an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to NB Financial, MHC, NB Financial, Inc, NB Bancorp, Needham Bank or its depositors. See “ – Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Needham Bank has both a deposit account in Needham Bank and a pro rata ownership interest in the net worth of NB Financial, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in Needham Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of NB Financial, MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a co-operative bank that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest in the mutual holding company, which has realizable value only in the unlikely event that the co-operative bank is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the mutual holding company after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, depositors as of March 31, 2022 and June 9, 2023 will receive an interest in liquidation accounts maintained by NB Bancorp and Needham Bank in an aggregate amount equal to NB Financial, MHC’s total equity as reflected in the latest statement of financial condition used in this prospectus. NB Bancorp and Needham Bank will hold the liquidation accounts for the benefit of depositors as of March 31, 2022 and June 9, 2023 who continue to maintain deposits in Needham Bank after the conversion. The liquidation accounts would be distributed to depositors as of March 31, 2022 and June 9, 2023 who maintain their deposit accounts in Needham Bank only in the event of a liquidation of (a) NB Bancorp and Needham Bank or (b) Needham Bank. The liquidation account in Needham Bank would be used only in the event that NB Bancorp does not have sufficient assets to fund its obligations under its liquidation account. The total obligation of NB Bancorp and Needham Bank under their respective liquidation accounts will never exceed the dollar amount of NB Bancorp’s liquidation account as adjusted from time to time pursuant to the plan of conversion and applicable regulations. Pursuant to federal banking regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “ – Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal and state regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $205,000, and will be reimbursed for its expenses. RP Financial, LC. will receive an additional fee of $20,000 for each update to the valuation report. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

RP Financial, LC. has estimated that, as of August 25, 2023, the estimated pro forma market value of NB Bancorp, assuming the establishment and funding of our charitable foundation with a contribution to consist of $2.0 million in cash and a number of shares of our common stock equal to 4% of the shares that will be outstanding immediately after this contribution, ranged from $263.5 million to $356.5 million, with a midpoint of $310.0 million, subject to increase up to $410.0 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 26,350,000 shares to 35,650,000 shares subject to an increase up to 40,997,500 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

Consistent with applicable appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach.

RP Financial, LC. also considered the following factors, among others:

●	our recent results and financial condition;

●	the economic and demographic conditions in our existing market area;

●	certain historical, financial and other information relating to us;

●	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

●	the aggregate size of the offering of common stock;

●	the impact of the conversion and the offering on our equity and earnings potential;

●	our potential to pay cash dividends; and

●	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The appraisal is based in part on an analysis of a peer group of ten publicly traded savings and loan and bank holding companies that RP Financial, LC. considered comparable to us. The peer group consists of the following ten companies, all of which are traded on the Nasdaq Stock Market or the New York Stock Exchange.

Company Name and Ticker Symbol	Exchange	Headquarters	Total assets as of June 30, 2023
			(in millions)
Northeast Community Bancorp, Inc. (NECB)	Nasdaq	White Plains, NY	$1,616
ESSA Bancorp, Inc. (ESSA)	Nasdaq	Stroudsburg, PA	$2,184
Blue Foundry Bancorp (BLFY)	Nasdaq	Rutherford, NJ	$2,081
Western New England Bancorp, Inc. (WNEB)	Nasdaq	Westfield, MA	$2,562
Hingham Institution for Savings (HIFS)	Nasdaq	Hingham, MA	$4,311
HarborOne Bancorp, Inc. (HONE)	Nasdaq	Brockton, MA	$5,659
Northfield Bancorp, Inc. (Staten Island, NY) (NFBK)	Nasdaq	Woodbridge, NJ	$5,541
TrustCo Bank Corp NY (TRST)	Nasdaq	Glenville, NY	$6,076
Kearny Financial Corp. (KRNY)	Nasdaq	Fairfield, NJ	$8,065
Provident Financial Services, Inc. (PFS)	NYSE	Jersey City, NJ	$14,030

RP Financial, LC. has informed us that it sought to provide meaningful comparative data to limit the need to perform subjective valuation adjustments with respect to institutions that did not share common characteristics with Needham Bank. As a result, a comparable institution’s dissimilar asset size may be outweighed by similarities with respect to other characteristics that RP Financial, LC. considers more indicative of an institution’s value than asset size.

The peer group selection process was limited to publicly traded thrifts in accordance with regulatory conversion guidelines, which limit the number of potential comparable companies for inclusion in the peer group to 45 full stock publicly traded companies which were not subject to announced acquisition offers. As noted in the appraisal report, the selection process for the peer group involved applying the following criteria to the universe of all public thrifts that were eligible for inclusion in the peer group:

●	Based in the Mid-Atlantic and New England region of the United States;

●	Total assets between $1 billion and $15 billion; and

●	Reporting positive earnings on a trailing 12 month basis.

Companies excluded from the peer group included one company completing a conversion in July 2022 which had only limited time to reinvest its conversion proceeds, and two companies which were excluded since they were reporting operating losses for the twelve months ended June 30, 2023.

In selecting the peer group, RP Financial, LC. considered only those companies that have been in full stock form for over one year, are not subject to acquisition, and are not experiencing unusual financial characteristics or other trends.

The following table presents a summary of selected pro forma pricing ratios for NB Bancorp and the peer group companies identified by RP Financial, LC. Ratios for the peer group are based on earnings for the twelve months ended June 30, 2023 (or the last twelve months for which data are available) and stock price information as of August 25, 2023. Ratios for NB Bancorp are based on equity as of June 30, 2023 and net income for the twelve months ended June 30, 2023.

	Price-to-earnings multiple(1)		Price-to-book value ratio	Price-to-tangible book value ratio
NB Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	12.41	x	60.13%	60.24%
Maximum	10.92	x	55.96%	56.09%
Midpoint	9.59	x	51.81%	51.92%
Minimum	8.24	x	47.10%	47.21%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	8.50	x	75.78%	82.93%
Medians	7.95	x	74.85%	83.78%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 31.6% on a price-to-book value basis, a discount of 37.4% on a price-to-tangible book value basis and a premium of 12.8% on a price-to-earnings basis. This means that, at the midpoint of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis and would be more expensive on an earnings basis.

RP Financial, LC. prepared the appraisal taking into account the pro forma impact of the offering. Consistent with federal appraisal guidelines, RP Financial, LC. applied three primary methodologies to estimate the pro forma market value of our common stock: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and estimated core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of a peer group of companies considered by RP Financial, LC. to be comparable to us, subject to valuation adjustments applied by RP Financial, LC. to account for differences between Needham Bank and the peer group. In preparing its appraisal, RP Financial, LC. placed emphasis on the price-to-earnings and the price-to-book approaches, although it also considered the price-to-assets approach as required by Federal Reserve Board regulations.

In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of NB Bancorp with the peer group. RP Financial, LC. made slight upward adjustments for financial condition, asset growth and primary market area. A moderate downward adjustment was made for marketing of the issue. No adjustments were made for profitability, growth, viability of earnings, dividends, liquidity of the shares, management or the effect of government regulations and regulatory reform.

Our board of directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process. We engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the board of directors as to how much capital NB Bancorp would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of NB Bancorp as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information which we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Needham Bank as a going concern and should not be considered as an indication of the liquidation value of Needham Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the offering range may be increased by up to 15%, or up to $410.0 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 40,997,500 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “ – Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the offering range to more than $410.0 million and a corresponding increase in the offering range to more than 40,997,500 shares (excluding shares issued to our charitable foundation), or a decrease in the minimum of the valuation range to less than $263.5 million and a corresponding decrease in the offering range to fewer than 26,350,000 shares (excluding shares issued to our charitable foundation), then we may promptly return with interest at 0.05% for all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Commissioner and the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted, to the extent that permission is required, by the Commissioner and the Federal Reserve Board in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the Commissioner and the Federal Reserve Board, for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “ – Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Needham Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) as of the close of business on March 31, 2022 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 80,000 shares ($800,000) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on March 31, 2022. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding March 31, 2022.

Priority 2: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, each depositor with a Qualifying Deposit as of the close of business on June 9, 2023 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 80,000 shares ($800,000) of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at June 9, 2023. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 3: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our ESOP, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering (including shares issued to the charitable foundation). Our ESOP intends to purchase 8% of our outstanding shares (including shares issued to our charitable foundation). If Eligible Account Holders and Supplemental Eligible Account Holders subscribe for all of our common stock being sold in the offering, no shares will be available for our tax-qualified employee benefit plans and if market conditions warrant, in the judgment of this plan’s trustees, our ESOP may instead elect to purchase shares in the open market following the completion of the conversion.

Priority 4: Employees, Officers, Directors and Corporators. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, Supplemental Eligible Account Holders and tax-qualified plans, each employee, officer, director and corporator of Needham Bank, NB Financial, MHC or NB Financial, Inc. at the time of the offering who is not eligible in the first or second priority categories will receive, without payment therefor, subject to the overall purchase limitations, non-transferable subscription rights to purchase up to 80,000 shares ($800,000) of common stock; provided, however, that the aggregate number of shares of common stock that may be purchased by employees, officers, directors and corporators in the conversion shall be limited to 25% of the total number of shares of common stock sold in the offering (including shares purchased by employees, officers, directors and corporators under this priority and under the preceding priority categories, but not including shares purchased by the tax-qualified plans). In the event that persons in this category subscribe for more shares of stock than are available for purchase by them, shares will be allocated among such subscribing persons on an equitable basis, such as by giving weight to the period of service, compensation, position of the individual subscriber and the amount of the order.

Expiration Date. The Subscription Offering will expire at 4:00 p.m., Eastern Time, on November 14, 2023, unless extended by us for up to 45 days or such additional periods with the approval of the Commissioner and the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at any point between the minimum and the maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 26,350,000 shares within 45 days after the expiration date and the Commissioner and the Federal Reserve Board has not consented, to the extent such consents are required, to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at 0.05% and all deposit account withdrawal authorizations will be canceled. If an extension beyond December 29, 2023 is granted by the required regulatory agencies, we will notify subscribers of the extension of time and subscribers will be given an opportunity to confirm, change or cancel their orders. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond June 7, 2025, which is two years after the date of the adoption of the plan of conversion by our board of directors.

Persons in Non-qualified States or Foreign Countries. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of reorganization reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country.

Restrictions on Transferability of Subscription Rights. Subscription rights are non-transferable. See “ – Restrictions on Transfer of Subscription Rights and Shares" below for more information.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, Supplemental Eligible Account Holders, our tax-qualified employee benefit plans and our employees, officers, directors and corporators who are not eligible in a higher subscription category, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in the Local Community.

Subscribers in the community offering may purchase up to 80,000 shares ($800,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Local Community, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Local Community, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons (including trusts of natural persons) residing in the Local Community, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Local Community, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. The community offering is expected to conclude at 4:00 p.m., Eastern time on November 14, 2023, but it must terminate no more than 45 days following the closing of the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond December 29, 2023. If an extension beyond December 29, 2023 is granted by the required regulatory agencies, persons whose orders we accept in the community offering will be given an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond June 7, 2025, which is two years after the date of the adoption of the plan of conversion by our board of directors.

Syndicated Community Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a widespread distribution of our shares of common stock. If a syndicated community offering is held, Piper Sandler & Co. will serve as sole manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Piper Sandler & Co. may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Piper Sandler & Co. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to 80,000 shares ($800,000) of common stock, subject to the overall purchase and ownership limitations. See “ – Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the Commissioner and the Federal Reserve Board permits otherwise, as required, accepted orders for NB Bancorp common stock in the syndicated community offering will first be filled up to a maximum of two percent (2.0%) of the shares sold in the offering on a basis that will promote a widespread distribution of our common stock. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated or orders have been filled, as the case may be. Unless the syndicated community offering begins during the subscription and/or community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

The syndicated community offering will be conducted in accordance with certain SEC rules applicable to best efforts “min/max” offerings. Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, Needham Bank account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the offering does not occur, either as a result of not confirming receipt of at least $263.5 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the offering, the funds will be promptly returned with interest at a rate of 0.05%.

The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among NB Bancorp and Needham Bank and Piper Sandler & Co. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable, will be delivered promptly to us.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. Any such arrangement will be disclosed in a post-effective amendment to the registration statement of which this prospectus is a part. In addition, the Commissioner and the Federal Reserve Board must approve any such arrangements.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No person or entity may purchase more than 80,000 shares ($800,000) of common stock in the subscription offering, and no person or entity together with any associate or group of persons acting in concert may purchase more than 80,000 shares ($800,000) of common stock in all categories of the offering, except that our tax-qualified employee benefit plans, including the ESOP that we are establishing in connection with the conversion, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering and contributed to our charitable foundation (including shares issued in the event of an increase in the offering range of up to 15%);

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by our officers and directors and their associates, in the aggregate, may not exceed 25.0% of the shares issued in the offering and contributed to our charitable foundation; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our board of directors, with any required approvals of the Commissioner and the Federal Reserve Board, and without further approval of our depositors, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

•	in the event that there is an oversubscription at the Eligible Account Holder or Supplemental Eligible Account Holder levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

•	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Local Community.

The term “associate” of a person means:

•	any corporation or organization, other than Needham Bank, NB Bancorp or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

•	any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of Needham Bank or NB Bancorp.

The term “acting in concert” means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is acting in concert will be made solely by the board of directors of Needham Bank or NB Bancorp or officers delegated by either such board and may be based on any evidence upon which the board(s) or such delegate(s) chooses to rely, including, without limitation, joint account relationships or the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies; provided, however, that the determination of whether a group is acting in concert remains subject to review by the Commissioner. Persons living at the same address, whether or not related, will be deemed to be acting in concert unless otherwise determined by the board or such delegate(s). Directors of NB Bancorp and Needham Bank will not be deemed to be acting in concert solely as a result of their membership on any such board or boards:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons having the same address or exercising subscription rights through qualifying accounts registered to the same address generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our officers and directors and except as described below. Any purchases made by any associate of Needham Bank or NB Bancorp for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority (“FINRA”), members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “ – Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of NB Bancorp.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

Subscription and Community Offerings. We have engaged Piper Sandler & Co., a broker-dealer registered with the SEC and a member of the FINRA, as a financial advisor in connection with the offering of our common stock. Other than as set forth below in connection with the conversion and offering, we have not paid any fees to Piper Sandler & Co. In its role as financial advisor, Piper Sandler & Co., will:

•	advise us on the financial and securities market implications of the plan of conversion;

•	review with our board of directors the financial impact of the offering, based on the independent appraiser’s appraisal of the common stock;

•	review all offering documents, including the prospectus, stock order forms and related offering materials (it being understood that the preparation and filing of any and all such documents will be the responsibility of us and our counsel);

•	assist us in the design and implementation of a marketing strategy for the offering;

•	assist our management in scheduling and preparing meetings with potential investors, if necessary; and

•	provide such other general advice and assistance as may be reasonably necessary to promote the successful completion of the offering;

For these services, Piper Sandler & Co. will receive a fee of 1.35% of the aggregate purchase price of all shares of common stock sold in the subscription offering and 3.00% of the aggregate purchase price of all shares of common stock sold in the community offering. No fee will be payable to Piper Sandler & Co. with respect to shares purchased by directors, officers, employees or their immediate families and their personal trusts, shares purchased by our employee benefit plans or trusts, and shares issued to our charitable foundation.

Syndicated Offering. In the event that shares of common stock are sold in a syndicated offering, we will pay fees of 5.0% of the aggregate dollar amount of common stock sold in the syndicated to Piper Sandler & Co. and any other broker-dealers included in the syndicated offering.

Expenses. Piper Sandler & Co. also will be reimbursed for reasonable expenses, including legal fees, in an amount not to exceed $125,000. If the offering is terminated or if Piper Sandler & Co.’s engagement is terminated in accordance with the provisions of the agency agreement, Piper Sandler & Co. will only receive reimbursement of its reasonable out-of-pocket expenses and will return any amounts paid or advanced by us in excess of these amounts.

Records Management. We have also engaged Piper Sandler & Co. to act as our records agent in connection with the offering. In its role as records agent, Piper Sandler & Co. will, among other things:

•	consolidate deposit accounts into a central file;

•	coordinate vote solicitation and special meeting services;

•	design and prepare and stock order forms;

•	organize and supervise our stock information center; and

•	provide necessary subscription services to distribute, collect and tabulate stock orders in the offering.

For these services, Piper Sandler & Co. will receive a fee of $85,000. Piper Sandler & Co. will also be reimbursed for reasonable expenses in an amount not to exceed $35,000 without our prior approval.

Solicitation of Offers by Officers and Directors

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Needham Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our banking office apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Piper Sandler & Co. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Exchange Act, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

The offering will comply with the requirements of Rule 10b-9 under the Exchange Act.

Indemnity

Among other things, we will indemnify Piper Sandler & Co. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act, as amended as well as certain other claims and litigation arising out of Piper Sandler & Co.’s engagement with respect to the conversion.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription offering will expire at 4:00 p.m., Eastern Time, on November 14, 2023, unless extended by us for up to 45 days or such additional periods with the approval of the Commissioner and the Federal Reserve Board, if necessary.  Any extension of the subscription and/or community offering beyond December 29, 2023 would require the approval of the Commissioner and the Federal Reserve Board.  If an extension beyond December 29, 2023 is granted by the required regulatory agencies, we will notify subscribers of the extension of time and subscribers will be given an opportunity to confirm, change or cancel their orders.  If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock.  If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock.  If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with any required approvals of the Commissioner and the Federal Reserve Board.  All subscribers will be given an opportunity to place a new order within a specified period of time.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before November 14, 2023, the expiration date of the offering, in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus. Subscription funds will be maintained in a segregated account at Needham Bank and will earn interest at 0.05% from the date payment is processed until the offering is completed or terminated.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current savings account rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 4:00 p.m., Eastern Time, on November 14, 2023. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to November 14, 2023 will not entitle you to purchase shares of common stock unless we receive the envelope by November 14, 2023. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by paying for overnight delivery to the indicated address on the stock order form, by hand-delivery to the drop box at Needham Bank at 1063 Great Plain Avenue, Needham, Massachusetts or by mail using the stock order reply envelope provided. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to any required approvals of the Commissioner and the Federal Reserve Board.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Needham Bank or any government agency, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act or the Exchange Act.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, payable to NB Bancorp, Inc.; or

•	authorization of withdrawal from Needham Bank deposit accounts designated on the stock order form. or

•	cash.

Cash will only be accepted at Needham Bank’s main office and will be converted to a bank check. Please do not submit cash by mail.

Appropriate means for designating withdrawals from deposit accounts at Needham Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our current savings account rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Needham Bank and will earn interest at 0.05% from the date payment is processed until the offering is completed or terminated.

You may not use wires or a check drawn on a Needham Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to NB Bancorp. You may not designate on your stock order form a direct withdrawal from a Needham Bank retirement account. See “ – Using Retirement Account Funds” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Needham Bank deposit accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking accounts. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our ESOP will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or NB Bancorp to lend to the ESOP the necessary amount to fund the purchase.

Regulations prohibit Needham Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at Needham Bank or other retirement account to purchase shares of common stock in the offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Needham Bank’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in an IRA held at Needham Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the custodian of your choice. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Needham Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the November 14, 2023 offering deadline. Processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock Purchased in the Offering. All shares of NB Bancorp common stock sold will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order form as soon as practicable following consummation of the conversion. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Applicable regulations prohibit any person with subscription rights, including the Eligible Account Holders and Supplemental Eligible Account Holders, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center, toll free, at (844) 305-2265. The Stock Information Center is open Monday through Friday between 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Liquidation Rights

Liquidation Before the Conversion. In the unlikely event that NB Financial, MHC is liquidated before the conversion, all claims of creditors of NB Financial, MHC would be paid first. Thereafter, if there were any assets of NB Financial, MHC remaining, these assets would first be distributed to depositors of Needham Bank pro rata based on the value of their accounts at Needham Bank.

Liquidation Following the Conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by NB Bancorp for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) NB Financial, MHC’s ownership interest in NB Financial, Inc.’s total stockholders’ equity as of the date of the latest statement of financial condition contained in this prospectus plus (ii) the value of the net assets of NB Financial, MHC as of the date of the latest statement of financial condition of NB Financial, MHC before the consummation of the conversion (excluding its ownership of NB Financial, Inc.). The plan of conversion also provides for the establishment of a parallel liquidation account in Needham Bank to support the NB Bancorp liquidation account if NB Bancorp does not have sufficient assets to fund its obligations under the NB Bancorp liquidation account.

In the unlikely event that Needham Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established by NB Bancorp, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Needham Bank or NB Bancorp above that amount.

The liquidation account established by NB Bancorp is intended to provide qualifying depositors of Needham Bank with a liquidation interest (exchanged for the liquidation interests such persons had in NB Financial, MHC) after the conversion in the event of a complete liquidation of NB Bancorp and Needham Bank or a liquidation solely of Needham Bank. Specifically, in the unlikely event that either (i) Needham Bank or (ii) NB Bancorp and Needham Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of the close of business on March 31, 2022 and June 9, 2023 of their interests in the liquidation account maintained by NB Bancorp. Also, in a complete liquidation of both entities, or of Needham Bank only, when NB Bancorp has insufficient assets (other than the stock of Needham Bank) to fund the liquidation account distribution owed to Eligible Account Holders and Supplemental Eligible Account Holders, and Needham Bank has positive net worth, then Needham Bank shall immediately make a distribution to fund the remaining obligations of NB Bancorp under the liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by NB Bancorp as adjusted periodically pursuant to the plan of conversion and applicable regulations. If NB Bancorp is completely liquidated or sold apart from a sale or liquidation of Needham Bank, then the NB Bancorp liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Needham Bank liquidation account, subject to the same rights and terms as the NB Bancorp liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board and the Commissioner, NB Bancorp will transfer, or, upon the prior written approval of the Federal Reserve Board and the Commissioner, may transfer the liquidation account and the depositors’ interests in such account to Needham Bank and the liquidation account shall thereupon be subsumed into the liquidation account of Needham Bank.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which NB Bancorp or Needham Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Needham Bank as of the close of business on March 31, 2022 or June 9, 2023, respectively, equal to the proportion that the balance of such account holder’s deposit account at the close of business on March 31, 2022 or June 9, 2023, respectively, bears to the balance of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in Needham Bank on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account at the close of business on March 31, 2022 or June 9, 2023, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account will be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to NB Financial, MHC, NB Financial, Inc., Needham Bank, Eligible Account Holders and Supplemental Eligible Account Holders. Unlike private letter rulings, an opinion of counsel or a tax advisor is not binding on the Internal Revenue Service or any state taxing authority, and those authorities may disagree with the opinions. In the event of a disagreement, there can be no assurance that NB Bancorp or Needham Bank would prevail in a judicial proceeding.

NB Financial, MHC, NB Financial, Inc., Needham Bank and NB Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, which includes the following:

1.	The merger of NB Financial, MHC with and into NB Financial, Inc. will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in NB Financial, MHC for liquidation interests in NB Financial, Inc. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.	None of NB Financial, MHC, NB Financial, Inc., Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of NB Financial, MHC to NB Financial, Inc. and the assumption by NB Financial, Inc. of NB Financial, MHC’s liabilities, if any, in constructive exchange for liquidation interests in NB Financial, Inc.

4.	The basis of the assets of NB Financial, MHC (other than stock in NB Financial, Inc.) and the holding period of the assets to be received by NB Financial, Inc. will be the same as the basis and holding period of such assets in NB Financial, MHC immediately before the exchange.

5.	The merger of NB Financial, Inc. with and into NB Bancorp, Inc. will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither NB Financial, Inc. nor NB Bancorp, Inc. will recognize gain or loss as a result of the merger.

6.	The basis of the assets of NB Financial, Inc. and the holding period of such assets to be received by NB Bancorp, Inc. will be the same as the basis and holding period of such assets in NB Financial, Inc. immediately before the exchange.

7.	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in NB Financial, Inc. for interests in the liquidation account in NB Bancorp.

8.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase NB Bancorp, Inc. common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon distribution to them of nontransferable subscription rights to purchase shares of NB Bancorp common stock. Eligible Account Holders or Supplemental Eligible Account Holders will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

9.	It is more likely than not that at the effective date of the conversion the fair market value of the benefit provided by the liquidation account of Needham Bank supporting the payment of the NB Bancorp liquidation account in the event either Needham Bank (NB Bancorp and Needham Bank) were to liquidate after the conversion (including a liquidation of Needham Bank or Needham Bank and NB Bancorp following a purchase and assumption transaction with a credit union) when NB Bancorp lacks sufficient net assets to pay the liquidation account distribution due is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Needham Bank liquidation account as of the effective date of the conversion.

10.	It is more likely than not that the basis of the shares of NB Bancorp common stock purchased in the stock offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the NB Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

11.	No gain or loss will be recognized by NB Bancorp on the receipt of money in exchange for NB Bancorp common stock sold in the stock offering.

We believe that the tax opinions summarized above address the material federal income tax consequences that are generally applicable to NB Financial, MHC, NB Financial, Inc., Needham Bank, NB Bancorp and persons receiving subscription rights. With respect to items 8 and 10 above, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Luse Gorman, PC also noted that RP Financial, LC. has issued a letter that the subscription rights have no ascertainable fair market value. Luse Gorman, PC also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on the distribution of such rights. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to item 9 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation of a solvent bank and/or holding company (other than as set forth below); (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Needham Bank are reduced; (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets and liabilities by a credit union; and (v) the Needham Bank liquidation account payment obligation arises only if NB Bancorp lacks sufficient assets to fund the liquidation account or if Needham Bank (or Needham Bank and NB Bancorp) enters into a transaction to transfer Needham Bank’s assets and liabilities to a credit union.

In addition, we have received a letter from RP Financial, LC. stating its belief that the benefit provided by the Needham Bank liquidation account supporting the payment of the liquidation account if (i) NB Bancorp lacks sufficient net assets or (ii) Needham Bank (or Needham Bank and NB Bancorp) enters into a transaction to transfer Needham Bank’s assets and liabilities to a credit union, does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Needham Bank liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman, PC, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed conversion and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Wolf & Company, P.C. that the Massachusetts state income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to the registration statement of NB Bancorp.

Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director, corporator or certain officers of NB Financial, MHC, NB Financial, Inc. or Needham Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the individual. For restricted shares, our transfer agent will be given notice of restrictions on transfer, and instructions will be issued to the effect that any transfer within this time period of record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of NB Bancorp also will be restricted by the insider trading rules pursuant to the Exchange Act.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Federal Reserve Board or the Commissioner, as may be required. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Federal regulations prohibit NB Bancorp from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with regulatory approval) or tax-qualified employee stock benefit plans. In addition, the repurchase of shares of common stock is subject to Federal Reserve Board policy related to repurchases of shares by financial institution holding companies. Massachusetts regulations prohibit NB Bancorp from repurchasing its shares of our common stock during the first three years following the completion of the conversion except to fund tax-qualified or nontax-qualified employee stock benefit plans, or except in amounts not greater than 5% of our outstanding shares of common stock where compelling and valid business reasons are established to the satisfaction of the Commissioner.

NEEDHAM BANK CHARITABLE FOUNDATION

General

In furtherance of our commitment to our local community, our plan of conversion provides that we will establish a charitable foundation, Needham Bank Charitable Foundation, Inc., as a non-stock, non-profit Delaware corporation in connection with the offering. The charitable foundation will be funded with shares of our common stock and cash, as further described below.

By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of Needham Bank’s community banking franchise. The offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through Needham Bank Charitable Foundation.

Purpose of the Charitable Foundation

In connection with the closing of the offering, we intend to contribute cash and stock to a charitable foundation that we have established, such contribution to consist of $2.0 million in cash and a number of shares of our common stock equal to 4% of the shares that will be outstanding immediately after this contribution. Assuming the sale of 31,000,000 shares at the midpoint of the offering range, we would contribute $2.0 million in cash and 1,291,667 shares to the charitable foundation. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate now and in the future and to enable our communities to share in our long-term growth. Needham Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Needham Bank Charitable Foundation will also complement our ongoing obligations to the community under the Community Reinvestment Act. Needham Bank received a “high satisfactory” rating in its most recent Community Reinvestment Act examination by the Commissioner and a “satisfactory” rating in its most recent Community Reinvestment Act examination by the Federal Reserve Board.

Funding Needham Bank Charitable Foundation with shares of our common stock in addition to cash is also intended to allow our communities to share in our potential growth and success after the offering is completed because Needham Bank Charitable Foundation will benefit directly from any increases in the value of our shares of common stock. In addition, Needham Bank Charitable Foundation will maintain close ties with Needham Bank, thereby forming a partnership within the communities in which Needham Bank operates.

Structure of the Charitable Foundation

Needham Bank Charitable Foundation has been incorporated under Delaware law as a non-stock, non-profit corporation. The certificate of incorporation of Needham Bank Charitable Foundation provides that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. Needham Bank Charitable Foundation’s certificate of incorporation further provides that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation is governed by a board of directors, initially consisting of Joseph Campanelli, who is a director of Needham Bank, and two other individuals. Applicable regulations require that we select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making. As of the date of this prospectus, we have not selected the individual to serve as the director to satisfy these requirements. For five years after the offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of Needham Bank’s directors. Each of the charitable foundation’s directors will have one vote with regard to matters requiring board determination. On an annual basis, directors of the charitable foundation, who, pursuant to the non-stock bylaws of the charitable foundation serve as the members of the charitable foundation, nominate and elect the board members, each to serve for a one-year term. Stockholders of NB Bancorp will have no nomination or voting rights with respect to the charitable foundation. Initially, board members will not be compensated for service on the board of the charitable foundation.

The board of directors of Needham Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a non-profit corporation, directors of Needham Bank Charitable Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation was established. The directors of Needham Bank Charitable Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by applicable regulations, all shares of our common stock held by Needham Bank Charitable Foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

Needham Bank Charitable Foundation’s initial place of business will be located at our corporate headquarters. The board of directors of Needham Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the regulations of the Commissioner and the Federal Reserve Board, as applicable, governing transactions between Needham Bank and the charitable foundation.

Capital for the charitable foundation will come from:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Needham Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Needham Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Needham Bank Charitable Foundation files its application for tax-exempt status within 27 months after the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization.

NB Bancorp and Needham Bank are authorized by federal law to make charitable contributions. We believe that the offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to Needham Bank Charitable Foundation.

We believe that our contribution of cash and shares of our common stock to Needham Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the cash and stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to Needham Bank Charitable Foundation. We estimate that at all levels of the offering range, the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period).  However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation.  In such event, our contribution to Needham Bank Charitable Foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.  Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full.  Any such decision to continue to make additional contributions to Needham Bank Charitable Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the charitable foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 1.39%. Needham Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Needham Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on Needham Bank Charitable Foundation

Applicable regulations require that, before our board of directors adopted the plan of conversion, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the portions of the plan of conversion relating to the establishment and funding of the charitable foundation. Our board of directors complied with this regulation in adopting the plan of conversion.

These regulations generally impose, and we have provided commitment to the Federal Reserve Board as part of our holding company application, the following additional requirements on the establishment of the charitable foundation:

•	the Federal Reserve Board may examine the charitable foundation at the charitable foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Federal Reserve Board;

•	the charitable foundation must provide annually to the Federal Reserve Board a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

Within six months of completing the offering, Needham Bank Charitable Foundation must submit to the Federal Reserve Board a three-year operating plan, conflicts of interest policy, gift instrument, bylaws and certificate of incorporation.

RESTRICTIONS ON ACQUISITION OF NB BANCORP

Although the board of directors of NB Bancorp is not aware of any effort that might be made to obtain control of NB Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of NB Bancorp’s articles of incorporation to protect the interests of NB Bancorp and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Needham Bank, NB Bancorp or NB Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of NB Bancorp’s articles of incorporation and bylaws, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in NB Bancorp’s articles of incorporation and bylaws, reference should be made in each case to the document in question, each of which is part of Needham Bank’s applications with the Commissioner and the Federal Reserve Board and NB Bancorp’s application with the Federal Reserve Board and its registration statement filed with the SEC. See “Where You Can Find Additional Information.”

NB Bancorp’s Articles of Incorporation and Bylaws

NB Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of NB Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:

•	a prohibition on service as a director by a person who is a director, officer or a 10% shareholder of a competitor of Needham Bank;

•	a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has, within the past ten years, issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•	a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon NB Bancorp entering into a merger or similar transaction in which NB Bancorp is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to NB Bancorp’s strategic direction, or (iii) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of NB Bancorp;

•	a requirement that any person proposed to serve as a director (other than the initial directors and other than directors who are also officers of NB Bancorp or Needham Bank) has maintained his or her principal residence for a period of at least one year immediately before his or her nomination or appointment to the Board of Directors in a county or a county contiguous to a county where Needham Bank maintains an office;

•	a prohibition on service as a director by a person who has lost more than one election for service as a director of NB Bancorp; and

•	a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of NB Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of NB Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of NB Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon NB Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, NB Bancorp and its subsidiaries and on the communities in which NB Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of NB Bancorp;

•	whether a more favorable price could be obtained for NB Bancorp’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of NB Bancorp and its subsidiaries;

•	the future value of the stock or any other securities of NB Bancorp or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of NB Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the President, Chief Executive Officer, Chairperson of the board of directors, a majority of the total number of directors that NB Bancorp would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors prior to the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”), voting together as a single class.

Stockholder Nominations and Proposals. The bylaws provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to NB Bancorp at least 90 days prior and not earlier than 100 days prior to the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding year’s annual meeting then stockholders must submit written notice to NB Bancorp no later than 10 days following the day on which public disclosure of the date of the meeting is first made in a press release, in a document filed with the SEC or on a website maintained by NB Bancorp.

Authorized but Unissued Shares. After the conversion, NB Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of NB Bancorp.” The articles of incorporation authorize 5,000,000 shares of serial preferred stock. NB Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that NB Bancorp would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that NB Bancorp has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of NB Bancorp that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of NB Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “ – Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that at least two-thirds of the voting power of the stockholders must vote to remove directors, and can only remove directors for cause;

(v)	The ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire NB Bancorp;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The provision regarding stockholder proposals and nominations;

(xi)	The indemnification of current and former directors and officers, as well as employees and other agents, by NB Bancorp;

(xii)	The limitation of liability of officers and directors to NB Bancorp for money damages; and

(xiii)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (i) through (xii) of this list and the provisions related to amendment of the articles of incorporation.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that NB Bancorp would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”).

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Bank Regulations

Federal regulations provide that, for a period of three years from the date of the completion of the conversion, without the prior written approval of the Federal Reserve Board, no person may acquire or offer to acquire the beneficial ownership, make an offer or announcement of an offer to purchase shares, or actually acquire shares, of NB Bancorp. In addition, Massachusetts regulations and the plan of conversion provide that for a three-year period following the completion of the conversion, without prior approval of the Commissioner, NB Bancorp will not sell or liquidate itself or cause the Bank to be sold or liquidated. Please see also “Supervision and Regulation – Change in Control Regulations.”

Bank Holding Company Act

Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval before acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company. An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change in Bank Control Act.

Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required: before any bank holding company could acquire 5% or more of the common stock of NB Bancorp; and before any other company could acquire 25% or more of the common stock of NB Bancorp.

Restrictions applicable to the operations of bank holding companies may also deter companies from seeking to obtain control of NB Bancorp. See “Supervision and Regulation.”

Massachusetts Banking Law

Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a cooperative bank, is regulated as a bank holding company. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Commissioner; and (iii) is subject to examination by the Commissioner. NB Bancorp would become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from Needham Bank.

In addition, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a converted cooperative bank without prior written approval of the Commissioner.

DESCRIPTION OF CAPITAL STOCK

General

NB Bancorp is authorized to issue 120,000,000 shares of common stock, par value of $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. NB Bancorp currently expects to issue in the offering up to 42,705,729 shares of common stock, including shares issued to our charitable foundation. NB Bancorp will not issue shares of preferred stock in the conversion. Each share of NB Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock of NB Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. NB Bancorp can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of NB Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If NB Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of NB Bancorp will have exclusive voting rights in NB Bancorp. They will elect NB Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of NB Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If NB Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation require a two-thirds stockholder vote in certain circumstances, and certain matters require an 80% stockholder vote.

As a stock cooperative bank, corporate powers and control of Needham Bank are vested in its board of directors, who elect the officers of Needham Bank and who fill any vacancies on the board of directors. Voting rights of Needham Bank are vested exclusively in the owners of the shares of capital stock of Needham Bank, which will be NB Bancorp. Shares of Needham Bank’s stock will be voted at the direction of NB Bancorp’s board of directors. Consequently, the holders of the common stock of NB Bancorp will not have direct control of Needham Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Needham Bank, NB Bancorp, as the holder of 100% of Needham Bank’s capital stock, would be entitled to receive all assets of Needham Bank available for distribution, after payment or provision for payment of all debts and liabilities of Needham Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of NB Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of NB Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of NB Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of NB Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and that could assist management in impeding an unfriendly takeover or attempted change in control.

Forum Selection for Certain Stockholder Lawsuits

The articles of incorporation of NB Bancorp provide that, unless NB Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of NB Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of NB Bancorp to NB Bancorp or NB Bancorp’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of NB Bancorp shall be deemed to have notice of and consented to the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with NB Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both.

TRANSFER AGENT

The transfer agent and registrar for NB Bancorp’s common stock is Continental Stock Transfer & Trust Company, LLC.

EXPERTS

The consolidated financial statements of NB Financial, MHC and Subsidiary at and for the years ended December 31, 2022 and 2021 have been included herein and in the registration statement in reliance upon the report of Elliott Davis, LLC (“Elliott Davis”) an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report to NB Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and the liquidation accounts.

CHANGE IN AUDITOR

On March 30, 2023, NB Financial, MHC dismissed G.T. Reilly & Company (“G.T. Reilly”) and engaged Elliott Davis as its independent auditor. This change in auditors was approved by NB Financial, MHC’s Audit Committee. Elliott Davis was engaged to audit the consolidated financial statements of NB Financial, MHC for the years ended December 31, 2022 and 2021 according to auditing standards of the Public Company Accounting Oversight Board.

Before the engagement of Elliott Davis, NB Financial, MHC did not consult with Elliott Davis regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by Elliott Davis on NB Financial, MHC’s financial statements, and Elliott Davis did not provide any written or oral advice that was an important factor considered by NB Financial, MHC in reaching a decision as to any such accounting, auditing or financial reporting issue, and NB Financial, MHC did not consult with Elliott Davis regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

The report of G.T. Reilly on its audit of the consolidated financial statements of NB Financial, MHC for the years ended December 31, 2022 and 2021, performed under AICPA auditing standards, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit of the consolidated financial statements of NB Financial, MHC for the years ended December 31, 2022 and 2021, performed under AICPA standards, there were no disagreements with G.T. Reilly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of G.T. Reilly, would have caused them to make reference thereto in their reports, and there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

NB Financial, MHC provided G.T. Reilly with a copy of this disclosure before its filing with the SEC and requested that G.T. Reilly furnish NB Financial, MHC with a letter addressed to the SEC stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter is filed as an exhibit to the registration statement of NB Bancorp, of which this prospectus is a part.

LEGAL AND TAX MATTERS

Luse Gorman, PC, Washington, D.C., counsel to NB Bancorp and Needham Bank, has issued to NB Bancorp its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman, PC has consented to the references in this prospectus to its opinions. Wolf & Company, P.C. has issued to NB Bancorp its opinion regarding the Massachusetts income tax consequences of the conversion. Wolf & Company, P.C. has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Piper Sandler & Co. by Goodwin Procter LLP, Boston, Massachusetts.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

NB Bancorp has filed with the SEC a registration statement under the Securities Act with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities on official business days during the hours of 10:00 a.m. to 3:00 p.m. at the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including NB Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Needham Bank has filed an applications for approval of the conversion with the Commissioner and with the Federal Reserve Board. NB Bancorp has also filed a bank holding company application with the Federal Reserve Bank of Boston. This prospectus omits certain information contained in those applications and notices. The application may be inspected, without charge, at the offices of the Commissioner, 1000 Washington Street, 10th Floor, Boston, Massachusetts, and the bank holding company application and the Federal Reserve Board application for conversion is available on an expedited basis from the Federal Reserve Bank of Boston, P. O. Box 55882, Boston, Massachusetts 02205.

A copy of the plan of conversion and NB Bancorp’s articles of incorporation and bylaws are available without charge from Needham Bank at its main office.

The appraisal report of RP Financial, LC. has been filed as an exhibit to our registration statement, to our application to the Commissioner and the Federal Reserve Board. Portions of the appraisal report were filed electronically with the SEC and are available on its website at www.sec.gov.

In connection with the offering, NB Bancorp will register its common stock under Section 12(b) of the Exchange Act and, upon such registration, NB Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act, subject to subsequent deregistration of such shares under the Exchange Act.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

NB FINANCIAL, MHC AND SUBSIDIARY

***

Separate financial statements for NB Bancorp have not been included in this prospectus because NB Bancorp has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

F-1

NB Financial, MHC and Subsidiary

Consolidated Balance Sheets

(In Thousands)

	June 30	December 31
	2023	2022
	unaudited	audited
Assets

Cash and due from banks	$81,861	131,073
Federal funds sold	31,659	25,472

Total cash and cash equivalents	113,520	156,545

Investment securities:
Available for sale, at fair value	213,977	245,480
Loans receivable, net of allowance for credit losses of $31,473 and $25,028 at June 30, 2023 and December 31, 2022, respectively	3,490,041	2,990,417
Accrued interest receivable	12,763	10,837
Banking premises and equipment, net	35,982	35,344
Depositors Insurance Fund	139	139
Federal Home Loan Bank stock	16,585	13,182
Federal Reserve Bank stock	9,435	8,104
Non-public investments	11,668	10,592
Bank owned life insurance	49,749	49,006
Prepaid expenses and other assets	61,850	57,167
Income tax refunds receivable	651	4,134
Deferred income tax asset	12,257	11,388

	$4,028,617	$3,592,335

Liabilities and Equity

Deposits	$3,261,671	2,886,743
Mortgagors' escrow accounts	3,741	4,064
FHLB Borrowings	337,637	293,082
Accrued expenses and other liabilities	55,500	52,399
Accrued retirement liabilities	13,095	11,982

Total liabilities	3,671,644	3,248,270

Commitments and contingencies (Notes 9, 11 & 13)

Equity:
Retained earnings	371,325	358,466
Accumulated other comprehensive loss	(14,352)	(14,401)
	356,973	344,065

	$4,028,617	$3,592,335

F-2

NB Financial, MHC and Subsidiary

Consolidated Statements of Income
(In Thousands)

	Six months ended	Six months ended
	June 30, 2023	June 30, 2022
	unaudited	unaudited
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$93,583	$46,297
Interest on investments securities	2,507	2,347
Interest on cash equivalents and other	1,276	730
	97,366	49,374
INTEREST EXPENSE
Interest on deposits	29,760	3,814
Interest on borrowings	5,546	4
	35,306	3,818

NET INTEREST INCOME	62,060	45,556

PROVISION FOR CREDIT LOSSES	6,019	1,250

NET INTEREST INCOME AFTER CREDIT LOSS PROVISION	56,041	44,306

NON INTEREST INCOME
Customer service fees	3,486	1,826
Increase in cash surrender value of BOLI	743	376
Mortgage banking income	368	337
Swap contract income	1,108	1,072
Employee retention credit income	3,452	-
Other income	22	1,056
	9,179	4,667

OPERATING EXPENSES
Salaries and employee benefits	29,375	23,247
Director and professional service fees	3,376	2,618
Occupancy and equipment expenses	2,647	2,145
Data processing expenses	3,439	2,696
Marketing and charitable contribution expenses	2,054	1,394
FDIC and state insurance assessments	1,629	840
General and administrative expenses	2,264	1,441
	44,784	34,381

INCOME BEFORE TAXES	20,436	14,592

INCOME TAXES	5,459	3,649

NET INCOME	$14,977	$10,943

F-3

NB Financial, MHC and Subsidiary

Consolidated Statements of Comprehensive Income
(In Thousands)

	Six months ended	Six months ended
	June 30, 2023	June 30, 2022
	unaudited	unaudited
NET INCOME	$14,977	$10,943

OTHER COMPREHENSIVE INCOME (LOSSES):
Unrealized Holding Gains (Losses) on AFS Securities	350	(12,862)
Unrealized Holding (Losses) Gains on Cash Flow Hedge	(321)	1,444

OTHER COMPREHENSIVE INCOME (LOSS), BEFORE TAX PROVISIONS	29	(11,418)

INCOME TAX PROVISIONS	20	2,903

OTHER COMPREHENSIVE INCOME (LOSS), AFTER TAX PROVISIONS	49	(8,515)

COMPREHENSIVE INCOME	$15,026	$2,428

F-4

NB Financial, MHC and Subsidiary

Consolidated Statements of Changes in Equity (Unaudited)
(In Thousands)

	Six Months Ended June 30, 2022
		Accumulated Other
	Retained	Comprehensive	Total
	Earnings	Income (Loss)	Equity
BALANCE AT DECEMBER 31, 2021	$328,401	$(2,272)	$326,129
NET INCOME	10,943	-	10,943
OTHER COMPREHENSIVE LOSS	-	(8,515)	(8,515)
BALANCE AT JUNE 30, 2022	$339,344	$(10,787)	$328,557

	Six Months Ended June 30, 2023
		Accumulated Other
	Retained	Comprehensive	Total
	Earnings	Income (Loss)	Equity
BALANCE AT DECEMBER 31, 2022	358,466	(14,401)	344,065
Cumulative effect adjustment due to adoption of CECL accounting standard under ASC 326, net of income taxes	(2,118)	-	(2,118)
NET INCOME	14,977	-	14,977
OTHER COMPREHENSIVE INCOME	-	49	49
BALANCE AT JUNE 30, 2023	$371,325	$(14,352)	$356,973

F-5

NB Financial, MHC and Subsidiary

Consolidated Statements of Cash Flows
(In Thousands)

	Six months ended	Six months ended
	June 30, 2023	June 30, 2022
	unaudited	unaudited
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$14,977	$10,943
Adjustments to reconcile net income to net cash from operating activities:
Net (accretion) amortization of investment securities	(230)	22
Gain from bargain purchase and assumption agreement	-	(1,070)
Amortization of core deposit intangible	74	37
Provision for credit losses	6,019	1,250
Loan hedge fair value adjustments, including amortization	79	348
Change in net deferred loan origination fees	2,878	1,147
Mortgage loans originated for sale	(1,937)	(1,340)
Proceeds from sale of mortgage loans held for sale	1,943	1,372
Gain on sale of mortgage loans	(6)	(32)
Depreciation and amortization expense	1,332	1,147
Increase in cash surrender values of bank owned life insurance	(743)	(376)
Deferred income taxes (credits)	(22)	-
Changes in operating assets and liabilities:
Accrued interest receivable	(1,926)	(400)
Prepaid expenses and other assets	(4,757)	(12,319)
Income tax refunds receivable	3,483	(1,361)
Accrued expenses and other liabilities	1,005	13,448
Accrued retirement liabilities	1,113	1,841

NET CASH PROVIDED FROM OPERATING ACTIVITIES	23,282	14,657

CASH FLOWS FROM INVESTING ACTIVITIES
Loan originations and pools purchased, net of repayments	(509,770)	(278,927)
Purchases of available-for-sale securities	(26,725)	(174,053)
Maturities, calls and principal repayments of available-for-sale securities	58,808	34,654
(Purchases) redemptions of Federal Home Loan Bank stock, net	(3,403)	765
(Purchases) redemptions of Federal Reserve stock, net	(1,331)	92
Net change in non-public investments	(1,076)	(898)
Cash acquired under purchase and assumption agreement	-	297,671
Premiums paid on bank-owned life insurance	-	(22,198)
Purchases of banking premises and equipment	(1,970)	(4,177)

NET CASH USED IN INVESTING ACTIVITIES	(485,467)	(147,071)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	374,928	(211,319)
Net change in mortgagors' escrow accounts	(323)	(116)
Increase in FHLB borrowings, net	44,555	169

NET CASH PROVIDED FROM (USED IN) FINANCING ACTIVITIES	419,160	(211,266)

RESULTING IN A NET DECREASE IN CASH AND CASH EQUIVALENTS	(43,025)	(343,680)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	156,545	467,050

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$113,520	$123,370

F-6

NB Financial, MHC and Subsidiary

Consolidated Statements of Cash Flows (Cont.)
(In Thousands)

	Six months ended	Six months ended
	June 30, 2023	June 30, 2022
	unaudited	unaudited
Supplemental Disclosures of Cash Flow Information

Cash paid during the year for:

Interest expense	$33,659	$3,891
Income taxes	$1,997	$5,009
Non-cash activities:

Cumulative effect adjustment due to adoption of CECL accounting standard under ASC 326, net of income taxes	$(2,118)	$-
Initial recognition of right of use asset under ASC 842	$-	$(1,505)
Initial recognition of operating lease liability under ASC 842	$-	$1,505
Unrealized gains (losses) on securities available for sale	$350	$(12,862)
Unrealized holding (losses) gains on cash flow hedge	$(321)	$1,444

F-7

NB Financial, MHC and Subsidiary

Notes to Consolidated Financial Statements

June 30, 2023

Note 1 – Organization, Activities and Significant Accounting Policies

The Company has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the audited consolidated financial statements at December 31, 2022. Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities, and, as such, have a greater possibility of producing results that could be materially different than originally reported. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations. There have been no significant changes to the application of significant accounting policies since December 31, 2022, except for the following:

Adoption of New Accounting Standard – On January 1, 2023, the Company adopted Accounting Standards Update (“ASU”) No. 2016-13 - Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) along with amendments ASU 2019-11 - Codification Improvements to Topic 326, Financial Instruments – Credit Losses, and ASU 2022-02 - Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”). Together, these ASUs, referred to herein as Accounting Standards Codification (“ASC”) “ASC 326”, replace the incurred loss impairment methodology with the current expected credit loss methodology (“CECL”) and require consideration of a broader range of information to determine credit loss estimates at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASC 326 applies to financial assets subject to credit losses that are measured at amortized cost and certain off-balance sheet credit exposures, which include, but are not limited to, loans receivable, leases, held to maturity (“HTM”) securities, loan commitments, and financial guarantees.

In addition, CECL made changes to the accounting for available for sale (“AFS”) debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available for sale debt securities if management does not intend to sell and does not believe that it is more likely than not, they will be required to sell.

The Company adopted ASC 326 using the prospective transition approach for debt securities for which other-than-temporary impairment had been recognized prior to January 1, 2023. As of December 31, 2022, the Company did not have any other than-temporarily impaired investment securities. Therefore, upon adoption of ASC 326, the Company determined that an allowance for credit losses on available for sale securities was not deemed material.

F-8

Note 1 – Organization, Activities and Significant Accounting Policies (Cont.)

For AFS debt securities, management evaluates all investments in an unrealized loss position on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. If the Company has the intent to sell the security or it is more likely than not that the Company will be required to sell the security, the security is written down to fair value and the entire loss is recorded in earnings. If either of the above criteria is not met, the Company evaluates whether the decline in fair value is the result of credit losses or other factors. In making the assessment, the Company may consider various factors including the extent to which fair value is less than amortized cost, performance on any underlying collateral, downgrades in the ratings of the security by a rating agency, the failure of the issuer to make scheduled interest or principal payments and adverse conditions specifically related to the security. If the assessment indicates that a credit loss exists, the present value of cash flows expected to be collected are compared to the amortized cost basis of the security and any excess is recorded as an allowance for credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any amount of unrealized loss that has not been recorded through an allowance for credit loss is recognized in other comprehensive income. Changes in the allowance for credit loss are recorded as provision for (or reversal of) credit loss expense. Losses are charged against the allowance for credit loss when management believes an available for sale security is confirmed to be uncollectible or when either of the criteria regarding intent or requirement to sell is met. At June 30, 2023, there was no allowance for credit loss related to the available for sale portfolio. Accrued interest receivable on available for sale debt securities totaled $1.1 million at June 30, 2023 and was excluded from the estimate of credit losses.

The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures, which included loans receivable and commitments to extend credit (loan commitments and stand-by letters of credit), respectively. The Company does not have any securities classified as HTM. Results for reporting periods beginning after January 1, 2023 are presented under ASC 326 while prior period amounts are reported in accordance with previously applicable GAAP.

The following table presents the impact to the consolidated balance sheet as the result of adopting ASC 326 effective January 1, 2023.

	January 1, 2023	December 31, 2022	Impact of
(Dollars in thousands)	Post-ASC 326 Adoption	Pre-ASC 326 Adoption	ASC 326 Adoption
Assets:
Loans receivable, net of deferred fees and costs	$3,015,445	$3,015,445	$-
Allowance for credit losses	(26,187)	(25,028)	(1,159)
Deferred income tax asset	7,862	7,035	827

Liabilities:
Reserve for unfunded commitments	(1,786)	-	(1,786)

Equity:
Retained earnings	356,348	358,466	(2,118)

Loans Receivable and Allowance for Credit Losses (“ACL”) - Loans that management has the intent and ability to hold for the foreseeable future or until loan maturity or pay-off are reported held for investment at their outstanding principal balance adjusted for any charge-offs and net of any deferred fees (including purchase accounting adjustments) and origination costs (collectively referred to as "amortized cost"). Loan origination fees and certain direct origination costs are deferred and amortized as an adjustment of the yield using the payment terms required by the loan contract.

F-9

Note 1 – Organization, Activities and Significant Accounting Policies (Cont.)

Loans are generally placed into nonaccrual status when they are past due 90 days or more as to either principal or interest or when, in the opinion of management, the collection of principal and/or interest is in doubt. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest or past due less than 90 days and the borrower demonstrates the ability to pay and remain current. When cash payments are received, they are applied to principal first, then to accrued interest. It is the Company's policy not to record interest income on nonaccrual loans until principal has become current. In certain instances, accruing loans that are past due 90 days or more as to principal or interest may not go on nonaccrual status if the Company determines that the loans are well-secured and are in the process of collection. In accordance with ASC 326, the Company elected to exclude accrued interest from the amortized cost basis in its determination of the ACL for loans receivable, and will instead reverse accrued but unpaid interest through interest income in the period in which the loan is placed on nonaccrual status.

The ACL represents management’s best estimate of credit losses over the remaining life of the loan portfolio. Loans are charged-off against the ACL when management believes the loan balance is no longer collectible. Subsequent recoveries of previously charged-off amounts (recoveries) are recorded as increases to the ACL. The provision for credit losses is an amount sufficient to bring the ACL to an estimated balance that management considers adequate to absorb lifetime expected losses in the Company’s held for investment loan portfolio. The ACL is a valuation account that is deducted from the loans' amortized cost basis to present the net amount expected to be collected on the loans.

Management’s determination of the adequacy of the ACL under ASC 326 is based on an evaluation of the composition of the loan portfolio current economic conditions, historical loan loss experience, reasonable and supportable forecasts, and other risk factors. The Company uses a third-party CECL model as part of its estimation of the ACL on a quarterly basis. Loans with similar risk characteristics are collectively assessed within pools (or segments). Loss estimates within the collectively assessed population are based on a combination of pooled assumptions and loan-level characteristics. The Company has determined that using federal call codes is an appropriate loan segmentation methodology, as it is generally based on risk characteristics of a loan's underlying collateral. Using federal call codes also allows the Company to utilize and assess publicly available external information when developing its estimate of the ACL. The weighted average remaining maturity method (“WARM”) is the primary credit loss estimation methodology used by the Company and involves estimating future cash flows and expected credit losses for pools of loans using their expected remaining weighted average life.

In applying future economic forecasts, the Company utilizes a forecast period of one year. The Company considers economic forecasts of national gross domestic product and unemployment rates from the Federal Open Market Committee to inform the model for loss estimation. Historical loss rates used in the quantitative model are primarily derived using both the Bank's data, supplemented with peer bank data obtained from publicly available sources (i.e., federal call reports). The Bank's peer group is comprised of financial institutions of relatively similar size (i.e.  $1.5 - $5 billion of total assets) and in similar markets. Management also considers qualitative adjustments when estimating loan losses to take into account the model's quantitative limitations. Qualitative adjustments to quantitative loss factors, either negative or positive, may include considerations of trends in delinquencies, nonaccrual loans, charged-off loans, changes in volume and terms of loans, effects of changes in lending policy, experience and depth of management, regional and local economic trends and conditions, and concentrations of credit, competition, and loan review results.

For those loans that do not share similar risk characteristics, the Company evaluates the ACL needs on an individual (or loan by loan) basis. This population of individually evaluated loans (or loan relationships with the same primary source of repayment) is determined on a quarterly basis and is based on whether (1) the risk grade of the loan is substandard or worse and the balance exceeds $500,000, and the loan's terms differ significantly from other pooled loans. In accordance with our policy, non-accrual residential real estate loans that are well secured (LTV <75%) are not considered to warrant a downgrade to substandard risk rating and are therefore excluded from individually evaluated loans. Measurement of credit loss is based on the expected future cash flows of an individually evaluated loan, discounted at the loan's effective interest rate, or measured on an observable market value, if one exists, or the estimated market value of the collateral underlying the loan, discounted to consider estimated costs to sell the collateral for collateral-dependent loans. If the net value is less than the loan's amortized cost, a specific reserve in the ACL is recorded, which is charged-off in the period when management believes the loan balance is no longer collectible.

F-10

Note 1 – Organization, Activities and Significant Accounting Policies (Cont.)

The Company’s Allowance Committee approves the key methodologies and assumptions, as well as the final ACL on a quarterly basis. While management uses available information at the time of estimation to determine expected credit losses on loans, future changes in the ACL may be necessary based on changes in portfolio composition, portfolio credit quality, and/or economic conditions. In addition, bank regulatory agencies and the Bank’s auditors periodically review its ACL and may require an increase in the provision for credit losses or the recognition of further loan charge-offs, based on judgments different than those of management.

Upon the adoption of ASC 326, the Company recorded an increase in its ACL on loans receivable of $1.2 million, along with an after-tax cumulative effect adjustment, which reduced equity by approximately $800,000.

Collateral-dependent Loans

The Company has certain loans for which repayment is dependent upon the operation or sale of collateral, as the borrower is experiencing financial difficulty. The underlying collateral can vary based upon the type of loan. The following provides more detail about the types of collateral that secure collateral-dependent loans:

•	Commercial real estate loans may be secured by either owner occupied commercial real estate or non-owner-occupied investment commercial real estate. Typically, owner occupied commercial real estate loans are secured by office buildings, warehouses, manufacturing facilities, and other commercial and industrial properties occupied by operating companies. Repayment is generally from the cash flows of the business occupying the property. Non-owner occupied commercial real estate loans are generally secured by office buildings and complexes, retail facilities, multifamily complexes, land under development, industrial properties, as well as other commercial or industrial real estate.

•	Commercial and industrial loans may be secured by non-real estate collateral such as accounts receivable, inventory, equipment, or other similar assets.

•	Residential real estate loans are typically secured by first mortgages, and in some cases could be secured by a second mortgage.

•	Home equity lines of credit are generally secured by second mortgages on residential real estate property.

•	Consumer loans are generally secured by boat and recreational vehicles, automobiles, solar panels and other personal property. Some consumer loans are unsecured, have no underlying collateral, and would not be considered collateral dependent.

Modified Loans

ASU 2022-22 eliminated the concept of troubled debt restructurings ("TDRs") from the accounting standards for companies that have adopted ASC 326. ASU 2022-02 also requires additional disclosures for certain loan modifications and disclosures of gross charge-offs by year of origination. Specifically, loan modification disclosures in periods subsequent to the adoption of ASC 326 must be made for modifications of existing loans to borrowers who were experiencing financial difficulties at the time of the modification. The modification type must include a direct change in the timing or amount of a loan's contractual cash flows. The additional disclosures are applicable to situations where there is: principal forgiveness, an interest rate reduction, an other-than-insignificant payment delay, a term extension, or any combination thereof.

F-11

Note 1 – Organization, Activities and Significant Accounting Policies (Cont.)

Available for Sale Securities - The Company evaluates the fair value and credit quality of its AFS securities portfolio on a quarterly basis. In the event the fair value of a security falls below its amortized cost basis, the security is evaluated to determine whether the decline in value was caused by changes in market interest rates or security credit quality. The primary indicators of credit quality for the Company’s AFS securities portfolio are security type and credit rating, which is influenced by a number of security-specific factors that may include obligor cash flow, geography, seniority, and others. If unrealized losses are related to credit quality, the Company estimates the credit-related loss by evaluating the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. Subsequent to the adoption of ASC 326, if the present value of cash flows expected to be collected is less than the amortized cost basis of the security and a credit loss exists, then an ACL is recorded for the credit loss, limited by the amount that the fair value is less than amortized cost basis. As of December 31, 2022, the Company did not have any other-than-temporarily impaired AFS securities. Therefore, upon adoption of ASC 326, the Company determined that an ACL on AFS securities was not warranted. At June 30, 2023 there was no allowance for credit losses related to the available for sale portfolio.

Reserve for Unfunded Commitments - The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The reserve for unfunded commitments is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur, the existence of any third-party guarantees, and an estimate of credit losses on commitments expected to be funded using the same loss rates of similar financial instruments derived in the estimation of ACL for loans receivable. Upon the adoption of ASC 326, the Company recorded an increase in its reserve for unfunded commitments of $1.8 million (included in accrued expenses and other liabilities), along with an after-tax cumulative effect adjustment, which reduced equity by $1.3 million.

Note 2 – Investment Securities

Available for Sale - The amortized cost and estimated fair values of securities classified as Available-for-Sale (AFS) are as follows:

	Amortized	Unrealized	Unrealized	Fair Value/
	Cost	Gain	Loss	Carrying Value

		(In thousands)
June 30, 2023
Debt Securities:
U.S. Treasury securities	$88,931	$-	$(4,211)	$84,720
Agency mortgage-backed securities	13,629	1	(1,918)	11,712
Agency collateralized mortgage obligations	3,350	-	(648)	2,702
Corporate bonds	105,262	-	(9,985)	95,277
Municipal obligations	20,999	-	(1,433)	19,566
	$232,171	$1	$(18,195)	$213,977

	Amortized	Unrealized	Unrealized	Fair Value/
	Cost	Gain	Loss	Carrying Value

		(in thousands)
December 31, 2022
Debt Securities:
U.S. Treasury securities	$111,953	$43	$(5,195)	$106,801
Agency mortgage-backed securities	14,123	3	(1,985)	12,141
Agency collateralized mortgage obligations	3,749	-	(676)	3,073
Corporate bonds	110,886	-	(9,079)	101,807
Municipal obligations	23,313	-	(1,655)	21,658
	$264,024	$46	$(18,590)	$245,480

F-12

Note 2 – Investment Securities (Cont.)

Investment securities with carrying values of $48.6 million as of June 30, 2023 (none at December 31, 2022) were pledged to secure borrowings with the Federal Reserve Bank (see Note 6).

The Company did not sell any AFS securities during the first six months of 2023 and 2022.

The net unrealized gain (loss) on AFS securities is reported, net of deferred income tax effects, as a separate component of the Company’s equity, “Accumulated Other Comprehensive Income (Loss)”, and approximates the following as of the dates stated:

	June 30, 2023	December 31, 2022

	(In thousands)
Unrealized losses, net	$(18,194)	$(18,544)
Deferred income tax asset	4,735	4,805
	$(13,459)	$(13,739)

Maturities of Debt Securities – The following is a summary of maturities of securities available for sale as of June 30, 2023. The amortized cost and fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty. Agency mortgage-backed securities and collateralized mortgage obligations are presented as separate lines as paydowns are expected to occur before contractual maturity dates.

	Available for Sale
	Amortized Cost	Fair Value

	(In thousands)
Within one year	$59,492	$58,457
Over one year to five years	120,215	110,609
Over five years to ten years	35,485	30,497
	215,192	199,563
Agency mortgage-backed securities	13,629	11,712
Agency collateralized mortgage obligations	3,350	2,702
	$232,171	$213,977

F-13

Note 2 – Investment Securities (Cont.)

Credit Loss Evaluation – The following tables present fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of the dates stated. The reference point for determining when securities are in an unrealized loss position is period-end; therefore, it is possible that a security’s market value exceeded its amortized cost on other days during the past twelve-month period.

		June 30, 2023
		Less than 12 months		12 months or more		Total
		Gross		Gross		Gross
	Number of	Unrealized		Unrealized		Unrealized
	Securities	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value

	(In thousands)
U.S. Treasury Securities	17	$(176)	$19,807	$(4,035)	$64,913	$(4,211)	$84,720
Agency mortgage-backed securities	22	(3)	276	(1,915)	11,320	(1,918)	11,596
Agency collateralized mortgage obligations	5	-	-	(648)	2,702	(648)	2,702
Corporate bonds	31	-	-	(9,985)	84,277	(9,985)	84,277
Municipal obligations	13	-	-	(1,433)	19,566	(1,433)	19,566
	88	$(179)	$20,083	$(18,016)	$182,778	$(18,195)	$202,861

		December 31, 2022
		Less than 12 months		12 months or more		Total
		Gross		Gross		Gross
	Number of	Unrealized		Unrealized		Unrealized
	Securities	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value

	(In thousands)
U.S. Treasury Securities	20	$(47)	$19,958	$(5,148)	$83,759	$(5,195)	$103,717
Agency mortgage-backed securities	25	(263)	2,900	(1,722)	8,932	(1,985)	11,832
Agency collateralized mortgage obligations	6	(54)	1,048	(622)	2,025	(676)	3,073
Corporate bonds	34	(4,332)	44,537	(4,747)	46,270	(9,079)	90,807
Municipal obligations	14	(382)	10,841	(1,273)	10,817	(1,655)	21,658
	99	$(5,078)	$79,284	$(13,512)	$151,803	$(18,590)	$231,087

Municipal and Agency Debt Securities – The contractual cash flows of these securities are direct obligations of municipalities or the U.S. Treasury, or they consist of agency obligations, mortgage-backed securities or collateralized mortgage obligations which are guaranteed by Fannie Mae, Ginnie Mae, Freddie Mac, the Federal Home Loan Bank or other quasi-government agencies. It is expected that the securities would not be settled at a price less than the amortized cost of the investment.

Corporate Bonds – The Company invests in a substantial amount of corporate bonds and subordinated debentures, which are scheduled to mature between the calendar years 2024 through 2032. These corporate bonds vary in commercial industries, including automotive, energy, consumer products, and media companies. The Company has also invested in domestic and foreign banking institutions. The subordinated debentures are mostly debt issuances form bank holding companies.

At June 30, 2023 and December 31, 2022, the majority of securities in an unrealized loss position were of investment grade; however, a few did not have a third-party investment grade available. These ungraded securities were primarily subordinated debt instruments issued by bank holding companies and are classified as corporate bonds in the tables above. At June 30, 2023 and December 31, 2022, 14 securities with a market value of $36.2 million and $37.9 million, respectively, did not have a third-party investment grade available. Investment securities with unrealized losses are generally a result of pricing changes due to changes in the interest rate environment since purchase and not as a result of permanent credit loss. The Company does not intend to sell, nor does it believe it will be required to sell, any of its securities prior to the recovery of the amortized cost. Because the declines in fair value are attributable to market changes in interest rates and not due to credit quality, management did not recognize an allowance for credit loss against the Company’s investment portfolio at June 30, 2023.

F-14

Note 2 – Investment Securities (Cont.)

Depositors Insurance Fund – The Company was previously required by Massachusetts banking statutes to maintain stock in the Co-operative Central Bank (“Coop Central”). In a previous year, in conjunction with the merger of the state depository insurance funds, Coop Central bought back ninety-five percent of the Company’s stock. The cost of the remaining shares, $139,000, represents the Company’s interest in the Depositors Insurance Fund, which is not redeemable.

Federal Home Loan Bank Stock – The Company holds stock in the Federal Home Loan Bank of Boston, a regional member of the Federal Home Loan Bank (FHLB), as part of the Company’s membership requirements. Based upon the redemption provisions of the FHLB, the stock is restricted, has no quoted market value, and is carried at original cost. The balance in the investment account at June 30, 2023 and December 31, 2022 was $16,585,000 and $13,182,000, respectively. The stock serves as additional collateral on FHLB borrowings, which determines the amount of stock the Company is required to hold.

Federal Reserve Bank Stock – The Company is required to maintain shares in the Federal Reserve Bank for 50% of the total par value in order to meet criteria for membership in the Federal Reserve System. Although the full par value of the stock is $100 per share, the Company is required to pay only $50 per share at the time of purchase with the understanding that the other half of the subscription amount is subject to call at any time. Dividends are paid semi-annually at the statutory rate of 6 percent per annum, or $1.50 per share semi-annually. In addition, Federal Reserve regulations require that the Company purchase additional stock, or that the Federal Reserve System redeem stock, if a change in total deposit liabilities (as reported in the quarterly report of condition) results in a change in the Company’s Federal Reserve Stock holdings requirement by 15 percent or 100 shares, whichever is lower. At June 30, 2023, the Company holds 188,695 shares of stock in the approximate amount of $9,435,000 (162,072 shares of stock in the approximate amount of $8,104,000 at December 31, 2022).

Non-Public Investments – Non-public investments consists of the following:

Connecticut On-Line Computer Center, Inc. (“COCC”) – Common and preferred shares of COCC stock are recorded at cost. At June 30, 2023 and December 31, 2022, the Company holds 43 shares of common stock in the amount of $175,000. The Company also holds 5 shares of Series A preferred stock in the amount of $75,000 at June 30, 2023 and December 31, 2022.

Jassby Inc. – Jassby Inc. is a convenient and easy to use app for families with the vision to bring banking and financial services to families and provide App-based banking for generations Z and Alpha. In October 2019, the Company lent Jassby, Inc. $1,000,000 at 5% in the form of a convertible promissory note, which had an original maturity date of December 31, 2021. Due to the occurrence of a private qualifying financing event in February 2020, the promissory note converted to approximately 320,000 shares of Series Seed-1 Preferred Stock in Jassby Inc. The carrying value of this preferred stock at June 30, 2023 and December 31, 2022 was $1,000,000.

Reinventure Capital Fund I LP – During 2022, the Company invested $2,000,000 as a limited partner in the Reinventure Capital Fund to generate alternative investment earnings. In July of 2022, there was a capital distribution of $1,000,000 leaving the Company with a remaining investment (carrying value) of $1,000,000 as of December 31, 2022. During 2023, there was an additional capital call of $500,000 that increased the Company's investment (carrying value) to $1,500,000 as of June 30, 2023.

Massachusetts Housing Investment Corporation ("MHIC") – The MHIC is a program where the IRS allocates federal tax credits to state housing credit agencies based on each state’s population. The state agencies award Low Income Housing Tax Credits for Qualified Affordable Housing Projects (“QAHP”). Project sponsors use tax credits to raise equity from investors. The equity investment reduces the debt burden on the tax credit property, making it financially feasible to offer lower, more affordable rental rates to eligible individuals. The participating banks are entitled to certain federal tax credits. At June 30, 2023 and December 31, 2022, the Company is carrying approximately $1,000,000 in the Massachusetts Housing Equity Fund XXII LLC, a QAHP sponsored by the MHIC. The Company holds a 1.15% interest in this partnership at December 31, 2022 (which is the most current information available as of the date of these financial statements). The Company’s accumulated share of losses and tax credits at June 30, 2023 and December 31, 2022 was $557,000.

F-15

Note 2 – Investment Securities (Cont.)

Sunwealth Project Pool 20 LLC (“Sunwealth”) – Sunwealth is a solar energy program formed on April 21, 2021 by the Company as a 99% non-controlling LLC investor member and Sunwealth Holdco 8 LLC (Holdco) as the sole managing LLC member. Sunwealth is in the business of developing, designing, installing, owning and maintaining solar photovoltaic energy generation facilities on the rooftops or properties of municipal and commercial customers in the United States. Sunwealth has or intends to purchase solar photovoltaic energy generation facilities from the developers prior to any PV System that is part of any such facilities being placed in service and sell electricity or lease such facilities to off-takers in a manner that will qualify the Company, through its ownership in Sunwealth, to receive income tax credits. Energy produced by the facilities will be sold to the applicable off-taker or the facilities will be leased to the applicable off-taker, in each case pursuant to the offtake agreements with the purchaser. The offtake agreements include leasehold or other rights of access to all areas of the facilities on which the facilities and their parts are located so that agents of the Sunwealth are able to inspect, access, maintain and improve facility equipment and all other rights and assets necessary for the ownership and operation thereof and the sale of power from the facilities.

During 2021, through its subsidiary, 1892 Investments, the Company invested $2.5 million in Sunwealth for Project Pool 20. The carrying value of the investment approximates $2.1 million at June 30, 2023 ($2.3 million at December 31, 2022). In addition, the Company has made a $2.5 million loan to Holdco to fund the project, which is included in the Company’s C&I loan portfolio at June 30, 2023 and December 31, 2022.

Sunwealth Project Pool 26 LLC – Through its subsidiary, 1892 Investments, in 2022 the Company committed $5 million to Sunwealth for Project Pool 26, of which invested $4.2 million (tax basis) was funded towards solar projects during 2022. The carrying value of the investment approximates $4.5 million at June 30, 2023 ($5 million at December 31, 2022), which includes a refundable advance of $800,000.

Patriot Renewable Energy Capital, LLC (“Patriot Renewables”) – Patriot Renewables is a developer, owner, and operator of commercial-scale wind and solar energy projects. The Company has invested in the below projects through its subsidiary, 1892 Investments.

Bertoline Project – The Company invested $623,000 in the Bertoline Project in 2022 to obtain a tax basis in this project of $656,000 (solar project requires a 95% capital infusion). During 2023, the Company invested an additional $33,000 to increase its tax basis to $670,000. The carrying value of the investment approximates $575,000 and $623,000 at June 30, 2023 and December 31, 2022, respectively.

Maple Crest Project – During 2023, the Company invested $1,044,000 towards the Maple Crest Project. The total commitment to this solar project is $4,970,000, with $1,044,000 contributed as of June 30, 2023.

LearnLaunch Fund III L.P. – During 2023, the Company invested $260,000 as a limited partner in the LearnLaunch Fund to generate alternative investment earnings. The total commitment to the fund is $650,000, with $260,000 contributed as of June 30, 2023.

Note 3 – Loans Receivable and ACL

All loan and ACL information presented as of and for the six months ended June 30, 2023 is in accordance with ASC 326. All loan information presented prior to this period is presented in accordance with previous GAAP. As a result, the presentation of information pre-ASC 326 and post-ASC 326 adoption will not be comparable for most disclosures.

F-16

Note 3 – Loans Receivable and ACL (Cont.)

Loans consist of the following as of the dates stated (in thousands):

	June 30, 2023	December 31, 2022
One to four-family residential	$1,010,729	$932,436
Home equity	81,958	75,226
Residential real estate	1,092,687	1,007,662

Commercial real estate	1,026,683	822,744
Multi-family residential	201,776	189,279
Construction and land development	568,033	552,375
Commercial real estate	1,796,492	1,564,398
Commercial and industrial	431,293	247,361
Commercial	2,227,785	1,811,759

Consumer, net of premium/discount	204,431	196,535

Total loans	3,524,903	3,015,956
Deferred (fees) costs, net	(3,389)	(511)
Allowance for credit losses	(31,473)	(25,028)
Net loans	$3,490,041	$2,990,417

Included in commercial and industrial loans in the schedule above for June 30, 2023 and December 31, 2022 are SBA Payroll Protection Program (“PPP”) loans in the amount of $615,000 and $645,000, respectively. Interest income recognized on these PPP loans, including amortization of deferred loan origination fees, approximated $3,000 and $259,000 for the first six months of 2023 and 2022. The Company has reported this with interest and fees on loans on the consolidated statements of income.

Included in the above at June 30, 2023 is approximately $104.3 million in loans to borrowers in the cannabis industry, of which 94% is collateralized by real estate ($58.3 million of cannabis industry loans, of which 91% is collateralized by real estate at December 31, 2022).

During the six months ended June 30, 2023, the Company purchased approximately $25.8 million ($187.3 million during the year ended December 31, 2022) of consumer loan pools. These purchases included loan pools collateralized by boat and recreational vehicles, automobiles, and solar panels, as well as unsecured home improvement loans. The outstanding balances of these consumer loan pools, shown net of premium (discount) are as follows as of the dates stated (in thousands):

	June 30, 2023
		Premium
	Gross Loan	(Discount)	Net Loan
Student loans	$10,162	$55	$10,217
Boat and RV loans	55,641	1,336	56,977
Automobile loans	17,752	-	17,752
Solar panel loans	64,392	(5,632)	58,760
Home improvement loans	57,799	(32)	57,767
Total	$205,746	$(4,273)	$201,473

	December 31, 2022
		Premium
	Gross Loan	(Discount)	Net Loan
Student loans	$11,679	$61	$11,740
Boat and RV loans	40,270	925	41,195
Automobile loans	15,498	-	15,498
Solar panel loans	67,994	(5,914)	62,080
Home improvement loans	63,146	(44)	63,102
Total	$198,587	$(4,972)	$193,615

F-17

Note 3 – Loans Receivable and ACL (Cont.)

For purposes of the schedules included in this note, the Company classifies multi-family residential loans as commercial real estate.

The following table presents the aging of the amortized cost of loans receivable by loan category as of the date stated (in thousands):

	June 30, 2023
	Current Loans	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due Still Accruing	Nonaccrual	Total Loans
Real estate loans:
One to four-family residential	$1,005,047	$-	$527	$-	$5,155	$1,010,729
Home equity	81,014	374	-	-	570	81,958
Commercial	1,225,020	2,769	-	-	670	1,228,459
Construction & land development	568,023	-	-	-	10	568,033
Commercial & industrial loans	425,989	-	-	-	5,304	431,293
Consumer loans	200,704	1,126	953	-	1,648	204,431
Total	$3,505,797	$4,269	$1,480	$-	$13,357	$3,524,903

	December 31, 2022
	Current Loans	30-59 Days Past Due	60-89 Days Past Due	90 Days or More	Total Loans	Past Due 90 Days or More & Still Accruing	Loans on Nonaccrual
Real estate loans:
One to four-family residential	$929,323	$1,449	$-	$1,664	$932,436	$-	$5,579
Home equity	74,008	728	490	-	75,226	-	818
Commercial	1,007,110	4,243	-	670	1,012,023	-	670
Construction & land development	552,375	-	-	-	552,375	-	10
Commercial & industrial loans	246,523	38	-	800	247,361	-	5,086
Consumer loans	193,783	1,499	436	817	196,535	-	859
Total	$3,003,122	$7,957	$926	$3,951	$3,015,956	$-	$13,022

The following table presents the amortized cost of nonaccrual loans receivable by loan category as of the date stated (in thousands):

	June 30, 2023			December 31, 2022
	Nonaccrual Loans with No ACL	Nonaccrual Loans with an ACL	Total Nonaccrual Loans	Incurred Loss Model - Nonaccrual Loans
Real estate loans:
One to four-family residential	$4,776	$379	$5,155	$5,579
Home equity	570	-	570	818
Commercial	670	-	670	670
Construction & land development	10	-	10	10
Commercial & industrial loans	864	4,440	5,304	5,086
Consumer loans	1,648	-	1,648	859
Total	$8,538	$4,819	$13,357	$13,022

F-18

Note 3 – Loans Receivable and ACL (Cont.)

The following table represents the accrued interest receivables written off by reversing interest income during the six months ended June 30, 2023 (in thousands):

Six Months Ended
June 30, 2023
Real estate loans:
One to four-family residential	$115
Home equity loans and lines of credit	37
Commercial	22
Construction & land development	12
Commercial loans	160
Consumer loans	1
Total	$347

Credit Quality Information

The Company utilizes a nine-grade internal rating system for commercial real estate, which includes multi-family residential loans, construction and land development loans, and commercial and industrial loans as follows:

Loans rated 1-5: Loans in these categories are considered “pass” rated loans with low to average risk.

Loans rated 6: Loans in this category are considered “special mention”. These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 7: Loans in this category are considered “substandard”. Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected. Non-accrual residential real estate loans that are well secured (LTV<75%) are not considered to warrant a downgrade to a substandard risk rating.

Loans rated 8: Loans in this category are considered “doubtful”. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 9: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, the Company reviews the accuracy of risk ratings for all commercial real estate, construction and land development loans, and commercial and industrial loans based on various ongoing performance characteristics and supporting information that is provided from time to time by commercial borrowers. Annually, the Company engages an independent third-party to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process.

F-19

Note 3 – Loans Receivable and ACL (Cont.)

The following table presents the amortized cost of loans receivable by internal risk grade by year of origination as of June 30, 2023. Also presented are current period gross charge-offs by loan type and vintage year for the six months ended June 30, 2023.

		Term Loans Amortized Cost Basis by Origination Year (in thousands)
	Risk													Revolving
	Rating	2023		2022		2021		2020		2019		Prior		Loans		Total
Residential and Home Equity

Grade:
Pass	1 - 5	$56,357		$247,537		$212,844		$125,846		$76,945		$180,289		$190,505		$1,090,323
Special Mention	6	-		-		-		-		-		-		-		-
Substandard	7	-		-		-		-		-		2,284		80		2,364
Doubtful	8	-		-		-		-		-		-		-		-
Loss	9	-		-		-		-		-		-		-		-
Total		$56,357		$247,537		$212,844		$125,846		$76,945		$182,573		$190,585		$1,092,687
Current period gross charge-offs		$-		$-		$-		$-		$-		$-		$-		$-

Commercial Real Estate

Grade:
Pass	1 - 5	$87,430		$271,475		$74,165		$104,827		$107,108		$182,578		$387,837		$1,215,420
Special Mention	6	-		7,334		-		5,235		-		470		-		13,039
Substandard	7	-		-		-		-		-		-		-		-
Doubtful	8	-		-		-		-		-		-		-		-
Loss	9	-		-		-		-		-		-		-		-
Total		$87,430		$278,809		$74,165		$110,062		$107,108		$183,048		$387,837		$1,228,459
Current period gross charge-offs		$-		$-		$-		$-		$-		$-		$-		$-

Construction & Land Development

Grade:
Pass	1 - 5	$67,410		$290,544		$174,231		$18,239		$16,118		$-		$1,481		$568,023
Special Mention	6	-		-		-		-		-		-		-		-
Substandard	7	-		-		-		-		-		-		-		-
Doubtful	8	-		-		-		-		-		10		-		10
Loss	9	-		-		-		-		-		-		-		-
Total		$67,410		$290,544		$174,231		$18,239		$16,118		$10		$1,481		$568,033
Current period gross charge-offs		$-		$-		$-		$-		$-		$-		$-		$-

Commercial & Industrial

Grade:
Pass	1 - 5	$27,917		$89,368		$17,265		$9,359		$3,962		$9,153		$260,987		$418,011
Special Mention	6	-		3,153		-		-		-		484		500		4,137
Substandard	7	-		-		-		-		119		3,762		4,585		8,466
Doubtful	8	-		-		-		-		570		-		109		679
Loss	9	-		-		-		-		-		-		-		-
Total		$27,917		$92,521		$17,265		$9,359		$4,651		$13,399		$266,181		$431,293
Current period gross charge-offs		$-		$-		$-		$-		$-		$-		$-		$-

Consumer

Grade:
Pass	1 - 5	$20,119		$92,445		$58,024		$10,930		$11,537		$9,928		$1,448		$204,431
Special Mention	6	-		-		-		-		-		-		-		-
Substandard	7	-		-		-		-		-		-		-		-
Doubtful	8	-		-		-		-		-		-		-		-
Loss	9	-		-		-		-		-		-		-		-
Total		$20,119		$92,445		$58,024		$10,930		$11,537		$9,928		$1,448		$204,431
Current period gross charge-offs		$-		$438		$425		$70		$146		$188		$3		$1,270

Total Loans

Grade:
Pass	1 - 5	$259,233		$991,369		$536,529		$269,201		$215,670		$381,948		$842,258		$3,496,208
Special Mention	6	-		10,487		-		5,235		-		954		500		17,176
Substandard	7	-		-		-		-		119		6,046		4,665		10,830
Doubtful	8	-		-		-		-		570		10		109		689
Loss	9	-		-		-		-		-		-		-		-
Total		$259,233		$1,001,856		$536,529		$274,436		$216,359		$388,958		$847,532		$3,524,903
Current period gross charge-offs		$-	#	$438	#	$425	#	$70	#	$146	#	$188	#	$3	#	$1,270

F-20

Note 3 – Loans Receivable and ACL (Cont.)

The following table presents an analysis of the change in the ACL by major loan segment for the period stated (in thousands):

	For the six months ended June 30, 2023
	One to Four
	Family		Commercial	Construction &	Commercial &
	Residential	Home Equity	Real Estate	Land Development	Industrial	Consumer	Unallocated	Total
Balance, December 31, 2022	3,485	258	6,538	3,846	8,255	1,403	1,243	25,028

Impact of ASC 326 adoption	266	13	822	(246)	932	615	(1,243)	1,159
Provision for credit losses	(242)	48	2,241	118	3,140	725	-	6,030
Charge offs	-	-	-	-	-	(1,270)	-	(1,270)

Recoveries of loans previously charged off	-	-	24	-	-	502	-	526

Balance, June 30, 2023	$3,509	$319	$9,625	$3,718	$12,327	$1,975	$-	$31,473

There were no material changes to the assumptions, loss factors (both quantitative and qualitative), or reasonable and supportable forecasts used in the estimation of the ACL and the provision for credit losses for loans receivable as of and for the six months ended June 30, 2023.

The following table presents the amortized cost of collateral-dependent loans of June 30, 2023 (in thousands):

Real estate loans:
One to four-family residential	$2,734
Home equity	80
Commercial	3,302
Construction & land development	10
Commercial & industrial loans	9,121
Consumer loans	-
Total	$15,247

The Company closely monitors the performance of borrowers experiencing financial difficulty to understand the effectiveness of its loan modification efforts. The Company did not modify any loans to borrowers experiencing financial difficulty during the six months ended June 30, 2023.

Allowance for Credit Losses - Unfunded Commitments

The Company maintains an allowance for off-balance sheet credit exposures such as unfunded balances for existing lines of credit, commitments to extend future credit, as well as both standby and commercial letters of credit when there is a contractual obligation to extend credit and when this extension of credit is not unconditionally cancellable (i.e., commitment cannot be canceled at any time). The allowance for off-balance sheet credit exposures is adjusted as a provision for (reversal of) credit loss expense. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding study derived from internal information, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the allowance for credit losses on loans. The allowance for credit losses for unfunded loan commitments of $1.8 million at June 30, 2023 (none at December 31, 2022), respectively, is classified separately on the consolidated balance sheet with accrued expenses and other liabilities.

F-21

Note 3 – Loans Receivable and ACL (Cont.)

The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments for the six months ended June 30, 2023 (in thousands):

Balance, December 31, 2022	$-
Adjustment to allowance for unfunded commitments for adoption of ASC 326	1,786
(Reversal of) provision for unfunded commitments	(11)
Balance, June 30, 2023	1,775

Pre-ASC 326 Adoption Disclosures

Prior to the adoption of ASC 326 on January 1, 2023, the Company calculated the allowance for loan losses under the incurred loss methodology. The following disclosures are presented under this previously applicable GAAP for the applicable prior periods.

Due to the adoption of CECL under ASC 326, two significant concepts under the incurred loss methodology disclosed below, impaired loans and troubled debt restructurings (TDRs) have been eliminated and replaced by collateral-dependent loans and modifications made to borrowers experiencing financial difficulties which were discussed in Note 1 and disclosed previously. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Under the incurred loss methodology, when a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification was considered a TDR. All TDRs were initially classified by the Company as impaired.

The following table presents a summary of the loan portfolio individually and collectively evaluated for impairment as of the date stated (in thousands):

	Real Estate
	One to Four
	Family		Commercial	Construction &	Commercial &
	Residential	Home Equity	Real Estate	Land Development	Industrial	Consumer	Unallocated	Total
December 31, 2022
Allowance for loans individually evaluated for impairment	$422	$-	$-	$-	$4,998	$-	$-	$5,420

Allowance for loans collectively evaluated for impairment	3,063	258	6,538	3,846	3,257	1,403	1,243	19,608

Total Allowance for Loan Loss	$3,485	$258	$6,538	$3,846	$8,255	$1,403	$1,243	$25,028

Loans individually evaluated for impairment	$1,809	$80	$3,360	$10	$9,121	$-	$-	$14,380

Loans collectively evaluated for impairment	930,627	75,146	1,008,663	552,365	238,240	196,535	-	3,001,576

Total Loans	$932,436	$75,226	$1,012,023	$552,375	$247,361	$196,535	$-	$3,015,956

F-22

Note 3 – Loans Receivable and ACL (Cont.)

The following tables presents a summary of impaired loans as of the date stated (in thousands):

	Unpaid	Recorded	Related
	Principal	Investment in	Allowance for	Net Impaired
	Balance	Impaired Loans	Loan Losses	Loan Balance
December 31, 2022

Impaired loans with no related allowance recorded:
Real estate:
One to four-family residential	$1,912	$1,387	$-	$1,387
Home equity	80	80	-	80
Commercial real estate	9,178	3,360	-	3,360
Construction & land development	640	10	-	10
Commercial & industrial	2,669	874	-	874
Consumer	-	-	-	-
Total	14,479	5,711	-	5,711

Impaired loans with an allowance recorded:
Real estate:
One to four-family residential	422	422	422	-
Home equity	-	-	-	-
Commercial real estate	-	-	-	-
Construction & land development	-	-	-	-
Commercial & industrial	8,247	8,247	4,998	3,249
Consumer	-	-	-	-
Total	8,669	8,669	5,420	3,249

Total impaired loans:
Real estate:
One to four-family residential	2,334	1,809	422	1,387
Home equity	80	80	-	80
Commercial real estate	9,178	3,360	-	3,360
Construction & land development	640	10	-	10
Commercial & industrial	10,916	9,121	4,998	4,123
Consumer	-	-	-	-
Total impaired loans	$23,148	$14,380	$5,420	$8,960

Additional information about impaired loans is as follows for the period stated (in thousands):

Six Months Ended
June 30, 2022

Average recorded investment in impaired loans during the year	$13,780

Related amount of interest income recognized during the time in the year that the loans were impaired:

Total recognized	$315
Amount recognized using a cash-basis method of accounting	$98

F-23

Note 3 – Loans Receivable and ACL (Cont.)

The following table summarizes the carrying balance of troubled debt restructurings (TDRs) as of December 31, 2022 (in thousands):

Performing TDRs	$8,304
Nonperforming TDRs	3,762
$12,066

There were no loans modified as TDRs and no TDRs that defaulted in the first twelve months after restructuring during the six months ended June 30, 2022.

The following table presents an analysis of the change in the allowance for loan losses by loan type for the period stated (in thousands):

	For the six months ended June 30, 2022
	One to Four
	Family		Commercial	Construction &	Commercial &
	Residential	Home Equity	Real Estate	Land Development	Industrial	Consumer	Unallocated	Total
Balance, December 31, 2021	$3,016	$175	$4,449	$3,467	$5,749	$109	$1,450	$18,415

Provision for loan losses	(226)	29	639	(431)	771	844	(376)	1,250
Charge offs	(35)	-	-	-	-	(39)	-	(74)
Recoveries of loans previously charged off	33	-	24	-	-	-	-	57

Balance, June 30, 2022	$2,788	$204	$5,112	$3,036	$6,520	$914	$1,074	$19,648

The following table summarizes the Company’s loans by risk rating category as of the date stated (in thousands):

	Risk	Residential and	Commercial	Construction &	Commercial &		Total
	Rating	Home Equity	Real Estate	Land Development	Industrial	Consumer	Loans
December 31, 2022

Grade:
Pass	1 - 5	$1,006,275	$998,788	$552,365	$232,742	$196,535	$2,986,705
Special Mention	6	-	13,235	-	5,474	-	18,709
Substandard	7	1,387	-	-	9,145	-	10,532
Doubtful	8	-	-	10	-	-	10
Loss	9	-	-	-	-	-	-
Total		$1,007,662	$1,012,023	$552,375	$247,361	$196,535	$3,015,956

Note 4 – Lease Commitments

The Company is the lessee under seven building and land lease agreements for branch locations in Dedham, Dover, Ashland, Millis, Medford, Natick and Mission Hill. The Company’s operating leases have remaining lease terms of 12 to 25 years, some of which include options to extend the leases for up to 10 years. In addition to the rental amounts, the Company is responsible for its share of utilities.

F-24

Note 4 – Lease Commitments (Cont.)

The Company follows ASC 842, “Leases”, whereby all of its existing branch lease agreements have been recognized in the consolidated balance sheet in prepaid expenses and other assets as “right of use assets”, with offsetting “operating lease liabilities” in accrued expenses and other liabilities.

The following is a summary of the recorded lease right-of-use assets for all of the above-mentioned lease agreements as of the dates stated (in thousands):

	June 30, 2023	December 31, 2022
Operating lease right-of-use assets	$11,540	$11,540
Less accumulated amortization	(776)	(563)
Operating lease right-of-use assets, net	$10,764	$10,977
Operating lease liabilities	$10,913	$11,049
Weighted average remaining term (years)	20	20
Weighted average discount rate	4.38%	4.38%

The future minimum lease payments under the terms of the above leases at June 30, 2023, along with the recorded present value of the lease obligations, are as follows:

(in thousands)
Six months ending December 31, 2023	$379
Year ending December 31, 2024	777
Year ending December 31, 2025	802
Year ending December 31, 2026	810
Year ending December 31, 2027	827
Thereafter	13,727
$17,322
Less unamortized discount	(6,409)
Recorded present value of lease obligations	$10,913

The Company has included in its recorded lease obligations and right-of-use assets any of the available lease extension options permitted under the agreements for branch locations as management can be reasonably certain under lease accounting criteria that the options will be exercised. Required payments for real estate taxes, insurance, utilities and management fees are not included in the recorded lease obligations and assets since they are variable payments that do not depend on a specified index or rate and they are recorded to expense as they are incurred. Any increases in lease payments as a result of changes in the CPI are charged to lease expense. Common area maintenance charges under the agreements are not considered in the lease payments since they represent a service provided to the Company and, as such, they are recorded to expense as incurred. The discount rates imputed on the lease obligations range from 3.01% to 5.29%, which represented the Company’s incremental borrowing rates for similar length terms as the applicable leases.

Total lease expense for the six months ended June 30, 2023 and 2022 approximated $469,000 and $304,000, respectively.

F-25

Note 5 – Deposits

A comparative summary of deposits is as follows as of the dates stated (in thousands):

	June 30, 2023	December 31, 2022
Transactional accounts:
Noninterest-bearing demand deposits	$542,612	$445,518
Savings accounts	140,108	163,257
NOW accounts	372,178	408,894
Money market accounts	804,672	659,455
Total transactional accounts	1,859,570	1,677,124

Time deposits:
Greater than $250,000	458,925	415,860
Less than or equal to $250,000	943,176	793,759
Total time deposits	1,402,101	1,209,619
	$3,261,671	$2,886,743

Contractual maturities of time deposits are as follows (in thousands):

	June 30, 2023	December 31, 2022
Within 1 year	$1,362,342	$1,022,891
Over 1 year to 2 years	21,186	160,545
Over 2 years to 3 years	7,519	11,137
Over 3 years to 4 years	3,467	5,937
Over 4 years to 5 years	7,587	9,109
	$1,402,101	$1,209,619

Included in time deposits are brokered certificates of deposit of approximately $253.6 million and $250 million at June 30, 2023 and December 31, 2022, respectively.

There are no customers that exceed 5% of total deposits at June 30, 2023 and December 31, 2022.

Note 6 – Borrowings

Federal Home Loan Bank – Borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally by pledging a specified percentage of the carrying value of owner and non-owner occupied first mortgage loans secured by one to four-family properties and commercial real estate loans, including multifamily loans ($1.2 billion at June 30, 2023). Total additional borrowing capacity with the FHLB based upon collateral pledged, approximates $448 million at June 30, 2023. Additionally, in order to further secure these borrowings with the FHLB, the Company is also required to invest in the stock of the FHLB.

F-26

Note 6 – Borrowings (Cont.)

Maturities on outstanding borrowings from the FHLB are summarized as follows:

	June 30, 2023		December 31, 2022
		Weighted		Weighted
		Average		Average
	Amount	Rate	Amount	Rate
	(dollars In thousands)
Advances maturing within:
One year	$337,072	5.36%	$293,075	4.27%
One to two years	5	2.80	7	2.80
Four to five years	560	0.00	-	-
	$337,637	5.35%	$293,082	4.27%

The Company also has a line of credit from the FHLB Ideal Way in the amount of $6,058,000 at June 30, 2023 and December 31, 2022. The Company has no borrowings outstanding under this line of credit at June 30, 2023 or December 31, 2022.

Interest expense on the above FHLB borrowings approximated $5,546,000 and $4,000 for the six months ended June 30, 2023 and 2022, respectively.

The Federal Reserve Bank – The Company has a line of credit agreement with the Federal Reserve Bank of Boston for usage of the discount window. The terms of the agreement call for the pledging of certain assets for any and all obligations of the Company under the agreement (see Note 2). At June 30, 2023 and December 31, 2022 there were no borrowings outstanding under this agreement.

Interest Rate Swap Contracts – The Company was party to an International Swap and Derivative Association (ISDA) interest rate swap contract of $50 million with a financial institution (“counterparty”) to manage its exposure to interest rate changes previously associated with $50 million of FHLB borrowings. The swap was modified during 2021 to manage its exposure to interest rates by replacing the FHLB borrowings with $50 million of brokered certificates of deposit (representing the notional amount of the swap contract). The swap contract qualified as a cash flow hedge and, accordingly, the Company recorded the fair value of the contract on its consolidated balance sheet as an asset or liability, with an offset to accumulated other comprehensive income (AOCI), net of income tax impacts, and with changes reflected in other comprehensive income. The swap contract matured during April of 2023.

The effect of the swap contract was to limit the interest rate exposure on the brokered certificates of deposits to a fixed rate (2.53%) versus the three-month LIBOR. In accordance with the swap agreement, the interest charge was calculated based upon the LIBOR and the fixed rate. If interest as calculated was greater based on the LIBOR, the counterparty paid the difference to the Company. However, if interest as calculated was greater based on the fixed rates, the Company paid the difference to the counterparty.

Depending on the fluctuations in the LIBOR, the Company's interest rate exposure and its related impact on interest expense and net cash flow could increase or decrease. The fair value of the interest rate swap agreement was the estimated amount the Company would receive or pay to terminate the agreement at a particular point in time, considering current interest rates and the creditworthiness of the counterparty. The estimated fair value of the interest rate swap contract was provided by a third-party valuation expert.

At December 31, 2022, the fair value of the swap contract was estimated to be an asset of approximately $321,000, which was reflected as prepaid expenses and other assets, in the Company's accompanying consolidated balance sheet. An unrealized gain on the swap contract of approximately $231,000 at December 31, 2022, net of income tax effects, was recorded in AOCI in the consolidated balance sheets at December 31, 2022.

F-27

Note 6 – Borrowings (Cont.)

This financial instrument involved counterparty credit exposure. The counterparty for the interest rate exchange was a major financial institution that met the Company’s criteria for financial stability and creditworthiness. In order to mitigate counterparty default risk, should there be a significant difference in the market value of the swap components and/or the projected net interest payments, the Company or the counterparty could demand that collateral be pledged to cover the difference on each swap contract. The Company was required to maintain $500,000 of collateral deposits with the counterparty at December 31, 2022.

The swap agreement resulted in a credit to the Company’s interest expense of approximately $321,000 for the six months ended June 30, 2023 (this swap contract matured during April of 2023) and a charge to the Company’s interest expense of approximately $490,000 for the six months ended June 30, 2022 (included with interest expense on deposits).

Note 7 – Employee Benefits

Employee Pension Plan – The Company provides pension benefits through a defined benefit plan maintained with CBERA. The Company’s Plan assets and liabilities are pooled together with those of other financial institutions; therefore, the Company is not required to recognize the funded status of the plan in its balance sheet and need only accrue for any quarterly contributions due and payable on demand, or any withdrawal liabilities assessed by CBERA if the Company intended to withdraw from the Plan, which is not the Company’s intention at the present time.

The Company’s participation in the CBERA Plan C defined benefit plan for six months ended June 30 is summarized below:

		Pension Protect Act Zone Status			Bank's Contributions for the Six Months Ended June 30
Pension Fund	EIN/Plan Number	June 30, 2023	December 31, 2022	FIP/RP Status Pending / Implemented	2023	2022	Surcharge Imposed
The Defined Benefit Plan (Plan C) of the CBERA Retirement Program	EIN: 04-6035593; Plan No. 334	Green	Green	No	$1,002,000	$1,002,000	No

The Company's contributions to the Plan in each of the two periods disclosed above exceeded 5% of the total plan contributions.

Director Pension Plan – The Company has a director defined benefit pension plan, covering substantially all directors who have met the plan’s vesting requirements. The Company’s liabilities for the director pension plan are calculated by an independent actuary who used the “projected unit credit” actuarial method to determine the normal cost and actuarial liability.

The following schedule reflects the net periodic pension cost, contributions received, and benefits paid for the six months ended June 30:

	2023	2022

	(In thousands)
Service cost	$130	$116
Interest cost	131	57
Amortization of net actuarial losses	40	42
Amortization of prior service costs	244	29
Net periodic pension cost	$545	$244
Employer contribution	$209	$42
Benefits paid	$209	$42

F-28

Note 7 – Employee Benefits (Cont.)

The Company records an estimate of net periodic pension cost for the director pension plan to accrued retirement liabilities on the consolidated balance sheet on a quarterly basis. Equity adjustments, to accumulated other comprehensive loss, in conjunction with the pension plan are recorded by the Company annually upon receipt of the independent actuarial report.

Note 8 – Regulatory Capital Requirements

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Effective January 1, 2020, the federal banking agencies published a final rule on a Community Bank Leverage Ratio (“CBLR”) Framework that provides a simplified measure of capital adequacy for qualified community banking organizations. Management has determined that the Company meets the standards to qualify under the CBLR framework and opted into this framework for FDIC call reporting purposes during 2020. Under the CBLR framework, a bank that maintains a community bank leverage capital ratio of 9% (defined as Tier 1 capital divided by total average assets) is considered to have satisfied its capital requirements, determined to be well-capitalized, and will no longer be required to calculate risk-based capital ratios. As of June 30, 2023 the Bank met the minimum requirement with a community bank leverage capital ratio of 9.6%.

As of December 31, 2022, the Company did not meet the requirement for the CBLR framework due to its unfunded loan commitments being over 25% of its capital for more than two consecutive quarters. As a result, the Company operated under the risk-based framework for the year ended December 31, 2022. Under this framework, quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Total Capital, Tier I Capital and Common Equity Tier I Capital to Risk-Weighted Assets, and Tier I Capital to Total Average Assets (as defined in the regulations). As of December 31, 2022, the Bank was categorized as well capitalized under this regulatory framework for prompt corrective action as presented in the table below.

					To be well capitalized
			For minimum capital		under prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(dollars in thousands)
December 31, 2022
Total Capital (to Risk-Weighted Assets)	$382,417	11.3%	$271,323	8.0%	$339,153	10.0%
Tier I Capital (to Risk-Weighted Assets)	$357,389	10.5%	$203,492	6.0%	$271,323	8.0%
Common Equity Tier I Capital (to Risk-Weighted Assets)	$357,389	10.5%	$152,619	4.5%	$220,450	6.5%
Tier I Capital (to Total Average Assets)	$357,389	10.5%	$136,311	4.0%	$170,389	5.0%

The Company’s consolidated capital ratios are consistent with the Bank’s regulatory capital ratios as reported above for June 30, 2023 and December 31, 2022.

F-29

Note 9 – Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

Off-Balance Sheet Risk – The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, to disburse funds to borrowers on unused construction and land development loans, and to disburse funds on committed but unused lines of credit. These financial agreements involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Commitments to originate loans and disburse additional funds to borrowers on lines of credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The commitments to originate loans and lines of credit may expire without being funded or drawn upon; therefore, the total commitment amounts do not necessarily represent future cash requirements.

Financial instruments whose contract amounts represents off-balance sheet credit risk and are not reflected in the Company’s consolidated balance sheets consist of the following at the dates stated:

	June 30, 2023	December 31, 2022

	(In thousands)
Unused commitments to extend credit	$967,189	$723,175
Letters of credit	$6,916	$6,106

Concentrations of Credit Risk – The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, investment securities, loans receivable, bank owned life insurance, borrowings, deposits and derivative financial instruments.

Cash and Cash Equivalents - The Company's cash and due from bank accounts are maintained in high credit quality financial institutions. At times, such amounts on deposit at any one financial institution may be in excess of the FDIC insurance limits. At June 30, 2023, based on bank balances, the Company has approximately $200,000 on deposit in excess of federal-insured limits.

At June 30, 2023, the Company has approximately $31.7 million of uninsured investments in Federal Funds sold, which are obligations of the Federal Reserve.

Marketable Securities Available for Sale - The Company’s marketable investment securities at June 30, 2023 consist entirely of debt securities, primarily U.S. Treasury Securities, Corporate Bonds, Municipal Obligations and other Agency Mortgage-Backed Obligations. A full summary of the Company’s marketable debt securities, which approximate $214 million and are classified as available for sale, is presented in Note 2.

Loans Receivable – The Company’s most significant group of assets is its loan portfolio of $3.49 billion, which represents approximately 87% of its total assets. The majority of the Company’s loans, 63%, are considered commercial loans and 31% are considered residential real estate loans granted to customers in the metro-west area of Boston. Most customers are also depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 3 to these financial statements.

F-30

Note 9 – Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk (Cont.)

Bank Owned Life Insurance - The cash surrender values of bank owned life insurance policies approximates $49.7 million at June 30, 2023, and relate to policies maintained with four reputable and sound life insurance companies.

Deposits – At June 30, 2023, $239.9 million (7% of total deposits) of the Company’s deposit obligations are with customers in the cannabis industry.

Borrowings – At June 30, 2023, all of the Company’s borrowings approximating $337.6 million (9% of total liabilities) are with the FHLB.

Derivative Financial Instruments - The Company’s derivative contracts, including collateral deposits, are held with several financial institution counterparties.

Note 10 – Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The Company records fair value adjustments to certain assets and liabilities and determines fair value disclosures utilizing a definition of fair value of assets and liabilities that states that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is best determined using quoted market prices, however additional considerations are involved to determine the fair value of financial assets in markets that are not active. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available to management.

Generally accepted accounting principles establish a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value, and gives the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 – Observable inputs such as quoted prices in active markets.

Level 2 – Observable inputs other than Level 1 inputs such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market data and are significant to the fair value measurement of the assets or liabilities. Level 3 inputs include fair value measurements that use pricing models, discounted cash flow methodologies, or similar techniques, as well as significant management judgment or estimation.

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements.

Investment securities - Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds (such as US Treasuries), mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions, and certain corporate, asset-backed and other securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. The carrying value of restricted FRB and FHLB stock approximates fair value based upon the redemption provisions of each entity and is therefore excluded from the following table.

F-31

Note 10 – Fair Value Measurements (Cont.)

Derivative arrangements - The fair values of derivative arrangements are estimated by the Company using a third-party derivative valuation expert who relies on Level 2 inputs, namely interest cash flow models to determine a fair value by calculating a settlement termination value with the counterparty.

Assets measured and reported at estimated fair value on a recurring basis are summarized below:

	June 30, 2023
	Level 1	Level 2	Level 3	Fair Value

	(In Thousands)
Assets - Available-for-sale securities
U.S. Treasury securities	$84,720	$-	$-	$84,720
Agency mortgage-backed securities	-	11,712	-	11,712
Agency collateralized mortgage obligations	-	2,702	-	2,702
Corporate bonds	-	86,277	9,000	95,277
Municipal obligations	-	19,566	-	19,566
	$84,720	$120,257	$9,000	$213,977

Derivative assets	$-	$31,392	$-	$31,392

Liabilities:
Derivative liabilities	$-	$31,398	$-	$31,398

	December 31, 2022
	Level 1	Level 2	Level 3	Fair Value

	(In Thousands)
Assets - Available-for-sale securities
U.S. Treasury securities	$106,801	$-	$-	$106,801
Agency mortgage-backed securities	-	12,141	-	12,141
Agency collateralized mortgage obligations	-	3,073	-	3,073
Corporate bonds	-	92,807	9,000	101,807
Municipal obligations	-	21,658	-	21,658
	$106,801	$129,679	$9,000	$245,480

Interest rate swap (cash flow hedge)	$-	$321	$-	$321
Derivative assets	$-	$31,483	$-	$31,483

Liabilities:
Derivative liabilities	$-	$31,492	$-	$31,492

The Company purchased $3 million in level 3 subordinated debentures during the six months ended June 30, 2022 (no purchases during the period ended June 30, 2023). There were no sales, transfers or changes in fair value of level 3 assets during the period ended June 30, 2023 or 2022.

The Company may also be required from time to time to measure certain other assets on a non-recurring basis in accordance with generally accepted accounting principles. Any adjustments to fair value usually result in write-downs of individual assets.

Collateral-Dependent Loans - Collateral-dependent loans with specific reserves are carried at fair value, which equals the estimated market value of the collateral less estimated costs to sell. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. A loan may have multiple types of collateral; however, the majority of the Company’s loan collateral is real estate. The value of real estate collateral is generally determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level 2). However, if the collateral value is significantly adjusted due to differences in the comparable properties or is discounted by the Company because of lack of marketability, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant or the net book value on the applicable borrower’s financial statements if not considered significant. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Fair value adjustments are recorded in the period incurred as provision for credit losses on the consolidated statements of operations.

F-32

Note 10 – Fair Value Measurements (Cont.)

Mortgage Servicing Rights – Mortgage servicing rights do not trade in an active market with readily observable market data. As a result, the Company estimates the fair value of mortgage servicing rights by using a discounted cash flow model to calculate the present value of estimated future net servicing income. The assumptions used in the discounted cash flow model are those that market participants would use in estimating future net servicing income. Assumptions in the valuation of mortgage servicing rights may include estimated loan repayment rates, the discount rate, servicing costs, and the timing of cash flows, among other factors. The Company measures the fair value of mortgage servicing rights accounted for using the amortization method as nonrecurring Level 3.

The Company had no liabilities measured at fair value on a non-recurring basis.

The following table summarizes assets measured at fair value on a non-recurring basis:

	June 30, 2023
	(in thousands)
	Level 1	Level 2	Level 3	Fair Value
Collateral-dependent loans	$-	$-	$9,192	$9,192
Mortgage servicing rights	$-	$-	$2,672	$2,672

	December 31, 2022
	(in thousands)
	Level 1	Level 2	Level 3	Fair Value

Impaired Loans - Pre-ASC 326	$-	$-	$8,960	$8,960
Mortgage servicing rights	$-	$-	$2,781	$2,781

For Level 3 assets and liabilities measured at fair value on a nonrecurring basis as of June 30, 2023 and December 31, 2022, the significant unobservable inputs used in the fair value measurements were as follows:

		Significant	Significant
	Valuation	Observable	Unobservable
	Technique	Inputs	Inputs

Collateral-dependent (previously known as impaired loans)	Appraisal Value/ Comparison Sales	Appraisals and/or sales of comparable properties	Appraisals discounted 5 to 20% for sales commission and other holding costs

Mortgage servicing rights	Discounted Cash Flows	Comparable sales	Weighted average discount rate - 8% Constant prepayment rate - 5%

Fair Value of Financial Instruments - The following table includes the estimated fair value of the Company’s financial assets and financial liabilities. The methodologies for estimating the fair value of financial assets and financial liabilities measured on a recurring and nonrecurring basis are discussed above. The methodologies for estimating the fair value for other financial assets and financial liabilities are discussed below. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data in order to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation techniques may have a material effect on the estimated fair value amounts at June 30, 2023 and December 31, 2022.

F-33

Note 10 – Fair Value Measurements (Cont.)

The following tables present the estimated fair values, related carrying amounts, and valuation level of the financial instruments as of the dates stated:

	June 30, 2023
			Fair Value Measurements
(Dollars in thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and cash equivalents	$113,520	$113,520	$113,520	$—	$—
Non-public investments	11,668	11,668	—	—	11,668
Loans receivable, net	3,490,041	3,396,345	—	—	3,396,345
Accrued interest receivable	12,763	12,763	—	12,763	—
Bank owned life insurance	49,749	49,749	—	49,749	—
Financial Liabilities
Noninterest-bearing demand deposits	$542,612	$542,612	$542,612	$—	$—
Savings, NOW and money markets	1,316,958	1,316,958	—	1,316,958	—
Time deposits	1,402,101	1,392,780	—	—	1,392,780
FHLB borrowings	337,637	337,545	—	337,545	—

	December 31, 2022
			Fair Value Measurements
(Dollars in thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and cash equivalents	$156,545	$156,545	$156,545	$—	$—
Non-public investments	10,592	10,592	—	—	10,592
Loans receivable, net	2,990,417	2,928,734	—	—	2,928,734
Accrued interest receivable	10,837	10,837	—	10,837	—
Bank owned life insurance	49,006	49,006	—	49,006	—
Financial Liabilities
Noninterest-bearing demand deposits	$445,518	$445,518	$445,518	$—	$—
Savings, NOW and money markets	1,231,606	1,231,606	—	1,231,606	—
Time deposits	1,209,619	1,194,871	—	—	1,194,871
FHLB borrowings	293,082	293,056	—	293,056	—

Cash and cash equivalents - The carrying amount approximates fair value for these instruments.

Non-public investments - Non-public investments are carried at original cost basis, as cost or accounted for using the equity method. This approximates fair value as there is no ready market for such investments.

Loans receivable, net - Fair values are estimated for portfolios of loans with similar financial characteristics if collateral dependent. Loans are segregated by type. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect observable market information incorporating the credit, liquidity, yield and other risks inherent in the loan. The estimate of maturity is based upon the Company’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of the current economic and lending conditions. Fair value for significant non-performing loans is generally based upon recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discounted rates are judgmentally determined using available market information and specific borrower information.

Accrued interest receivable - The carrying amount approximates fair value for these instruments.

Bank owned life insurance - Bank owned life insurance is carried at net cash surrender value of the polices which approximates fair value since that is the approximate liquidation value of these assets.

Deposits - The fair value of deposits with no stated maturity date, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is based on the carrying value. The fair value of time deposits is based upon the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

F-34

Note 10 – Fair Value Measurements (Cont.)

Federal Home Loan Bank borrowings - Fair value is estimated based on discounted cash flows using current market rates for borrowing with similar terms.

Note 11 – Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives – The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s assets and liabilities.

Fair Value Hedges of Interest Rate Risk –The Company is exposed to changes in the fair value of certain of its pools of pre-payable fixed-rate assets due to changes in benchmark interest rates. The Company uses interest rate swap agreements to manage its exposure to changes in the fair value of these instruments attributable to changes in the designated benchmark interest rate. Interest rate swap agreements designated as fair value hedges involve the payment of fixed-rate amounts to a counterparty in exchange for the Company receiving variable-rate payments over the life of the agreements without the exchange of the underlying notional amount.

For derivatives designated and that qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in interest income.

The Company had previously entered into two “last of layer hedges” on a significant portion of its fixed rate residential loan pool. These amounts include the amortized cost basis of closed portfolios used to designate hedging relationships in which the hedged item is the last layer expected to remain at the end of the hedging relationship.

During September 2021, the Company terminated these last of layer hedges by paying out $2.15 million to the respective third parties. These fees were capitalized into loans receivable and are being amortized against loan income over the contractual lives of the remaining designated residential loans. The unamortized amount of this cost basis adjustment is $1.1 million and $1.2 million at June 30, 2023 and December 31, 2022, respectively.

Non-designated Hedges – Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements and/or the Company has not elected to apply hedge accounting. Changes in the fair value of derivatives not designated in hedging relationships, exclusive of credit valuation adjustments, are recorded directly in earnings.

The Company executes interest rate swaps and cap agreements with commercial banking customers to facilitate its respective risk management strategies. Those interest rate swap and cap agreements are simultaneously hedged by offsetting interest rate swaps and caps that are executed with a third party, such that the Company minimizes its net risk exposure resulting from such transactions. As of June 30, 2023, the Company had 40 interest rate swap agreements with an aggregate notional amount of $323.3 million related to this program. As of December 31, 2022, the Company had 36 interest rate swap agreements and one interest rate cap agreement with an aggregate notional amount of $263.9 million related to this program.

F-35

Note 11 – Derivatives and Hedging Activities (Cont.)

Risk Participation Agreements – Risk Participation Agreements (RPAs) are guarantees issued by the Company to other parties for a fee, whereby the Company agrees to participate in the credit risk of a derivative customer of the other party. Under the terms of these agreements, the “participating bank” receives a fee from the “lead bank” in exchange for the guarantee of reimbursement if the customer defaults on an interest rate swap. The interest rate swap is transacted such that any and all exchanges of interest payments (favorable and unfavorable) are made between the lead bank and the customer. In the event that an early termination of the swap occurs, and the customer is unable to make a required close out payment, the participating bank assumes that obligation and is required to make this payment. RPAs where the Company acts as the lead bank are referred to as “participations-out,” in reference to the credit risk associated with the customer derivatives being transferred out of the Company. Participations-out generally occur concurrently with the sale of new customer derivatives. RPAs where the Company acts as the participating bank are referred to as “participations-in,” in reference to the credit risk associated with the counterparty’s derivatives being assumed by the Company. The Company’s maximum credit exposure is based on its proportionate share of the settlement amount of the referenced interest rate swap. Settlement amounts are generally calculated based on the fair value of the swap plus outstanding accrued interest receivable from the customer. As of June 30, 2023, the Company had 11 RPAs with an aggregate notional amount of $32.8 million related to this program (8 RPAs with an aggregate notional amount of $31.4 million at December 31, 2022). These RPAs all represent “participations-in” and generally have terms ranging from five to ten years.

Tabular Disclosure of Fair Values of Derivative Instruments on the Balance Sheet – The table below presents the fair value of the Company’s derivative financial instruments not designated as hedging instruments, as well as their classification on the consolidated balance sheets as of the dates stated (in thousands):

June 30, 2023	Asset Derivatives (1)	Liability Derivatives (2)
Derivatives not designated as hedging instruments:
Interest rate products	$31,392	$31,392
RPA credit contracts	-	6
Total derivatives not designated as hedging instruments	$31,392	$31,398

December 31, 2022
Derivatives not designated as hedging instruments:
Interest rate products	$31,483	$31,483
RPA credit contracts	-	9
Total derivatives not designated as hedging instruments	$31,483	$31,492

(1) Recorded in prepaid expenses and other assets in the consolidated balance sheets

(2) Recorded in accrued expenses and other liablities in the consolidated balance sheets

The table below presents the financial impact of the Company’s derivative financial instruments not designated as hedges to the consolidated statements of income, caused by changes in fair value and default termination fees paid on the swap arrangements for the six months ended June 30 (in thousands):

	Location of Gain or (Loss) Recognized	Six months ended June 30
	in Income on Derivative	2023	2022
Derivatives Not Designated as Hedging Instruments:
RPA credit contracts-fair value adjustments	Other non-interest income	$3	$10

Swap contract fees, net of brokerage costs, recognized in earnings on the above noted interest rate products and RPA contracts approximated $1,105,000 and $1,062,000 for the six months ended June 30, 2023 and 2022, respectively.

F-36

Note 11 – Derivatives and Hedging Activities (Cont.)

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company defaults (or is capable of being declared in default) on any of its indebtedness, then the Company could also be declared in default on its derivative obligations, and it could be required to terminate its derivative positions with the counterparty. The Company also has agreements with certain of its derivative counterparties that contain a provision whereby if the counterparty fails to maintain its status as a well-capitalized institution, then the Company could be required to terminate its derivative positions with the counterparty. In order to mitigate counterparty default risk in conjunction with these interest rate products and RPA credit contracts, the Company was required to maintain $9.1 million of collateral deposit accounts with the counterparties to these agreements at June 30, 2023 ($8.6 million required at December 31, 2022).

Note 12 – Other Comprehensive Income

The components of the Company’s “Accumulated Other Comprehensive Income”, along with the changes during the dates stated (net of deferred income tax effects), are as follows (in thousands):

	Unrealized Gain	Director	Unrealized Gain	Total Accumulated
	(Loss) on AFS	Pension	(Loss) on Cash	Other Comprehensive
	Securities	Plan	Flow Hedge	Income (Loss)
Balances at December 31, 2021	$(639)	$(749)	$(884)	$(2,272)

Other comprehensive income (losses), net of taxes	(9,555)	-	1,040	(8,515)

Balances at June 30, 2022	(10,194)	(749)	156	(10,787)

Balances at December 31, 2022	$(13,739)	$(893)	$231	$(14,401)

Other comprehensive income (losses), net of taxes	280	-	(231)	49

Balances at June 30, 2023	$(13,459)	$(893)	$-	$(14,352)

The following table presents a reconciliation of the changes in the components of “other comprehensive income” and the reclassifications out of “accumulated other comprehensive income” (in thousands):

	Six Months Ended June 30, 2022
		Tax
	Before-Tax	(Expense)	After-Tax
	Amount	Benefit	Amount
Unrealized Gains (Losses) on AFS Securities:
Unrealized holding losses arising during the year	$(12,862)	$3,307	$(9,555)

Unrealized Gains (Losses) on Cash Flow Hedge:
Unrealized holding gains arising during the year	1,444	(404)	1,040

Total other comprehensive loss	$(11,418)	$2,903	$(8,515)

	Six Months Ended June 30, 2023
		Tax
	Before-Tax	(Expense)	After-Tax
	Amount	Benefit	Amount
Unrealized Gains (Losses) on AFS Securities:
Unrealized holding gains arising during the year	$350	$(70)	$280

Unrealized Gains (Losses) on Cash Flow Hedge:
Unrealized holding losses arising during the year	(321)	90	(231)

Total other comprehensive income	$29	$20	$49

F-37

Note 13 – Litigation Matters

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will not have a material effect on the Company’s consolidated financial statements.

Note 14 – Purchase and Assumption Agreement

On January 14, 2022, Needham Bank entered into a purchase and assumption agreement with Eastern Bank for the transfer of Eastern Bank’s cannabis and money service banking businesses. As part of the agreement, customer relationships transitioned to Needham Bank on April 1, 2022. The Eastern Bank team that served this customer base transitioned to Needham Bank and are now employed at the Company’s new branch location in Medford, therefore the Company treated this as a business combination. Approximately $297.7 million in deposits transitioned from Eastern Bank to Needham Bank. Also, as a result of this transaction Needham Bank recognized a core deposit intangible of approximately $1.5 million as well as a corresponding after-tax bargain purchase gain of approximately $1.1 million. The core deposit intangible is being amortized over a 10-year period resulting in an annual amortization expense of $149,000.

Note 15 – Employee Retention Tax Credit Claims

During the first quarter of 2023, the Company made a determination that it was eligible to claim Employee Retention Tax Credits (ERTC) in the form of refunds of certain federal employment taxes as authorized and established under the CARES Act. As a result, in 2023 the Company filed amended employment tax returns for certain periods in 2021 to claim refunds related to the ERTC in the approximate amount of $3.5 million. At June 30, 2023 a receivable was recorded for this amount on the Company’s balance sheet (included in “prepaid expenses and other assets”) via a credit to non-interest income in the 2023 statement of income. The full amount is outstanding as of June 30, 2023. The balance of the receivable has been received subsequent to June 30, 2023. Eligibility and qualification to file a claim for the ERTC is self-determined. Regardless of whether ERTC claims are pending payment by the IRS or have already been received by the taxpayer, Congress has extended the time by which the IRS could audit ERTC claims from three years to five.

F-38

Report of Independent Registered Public Accounting Firm

To the Board of Directors of NB Financial, MHC and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NB Financial, MHC and Subsidiary (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements and schedules (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Elliott Davis, LLC

We have served as the Company's auditor since 2023.

Columbia, South Carolina

June 9, 2023

F-39

NB Financial, MHC and Subsidiary

Consolidated Balance Sheets

As of December 31

(In Thousands)

	2022	2021
Assets

Cash and due from banks	$131,073	$457,181
Federal funds sold	25,472	9,869

Total cash and cash equivalents	156,545	467,050

Investment securities:
Available for sale, at fair value	245,480	259,750
Loans receivable, net of allowance for loan losses of $25,028 and $18,415 at December 31, 2022 and 2021, respectively	2,990,417	2,086,341
Accrued interest receivable	10,837	7,538
Banking premises and equipment, net	35,344	29,208
Depositors Insurance Fund	139	139
Federal Home Loan Bank stock	13,182	2,286
Federal Reserve Bank stock	8,104	7,596
Non-public investments	10,592	4,286
Bank owned life insurance	49,006	25,651
Prepaid expenses and other assets	57,167	26,452
Income tax refunds receivable	4,134	-
Deferred income tax asset	11,388	6,374
	$3,592,335	$2,922,671

Liabilities and Equity

Deposits	$2,886,743	$2,564,538
Mortgagors' escrow accounts	4,064	3,650
FHLB borrowings	293,082	256
Accrued income taxes	-	15
Accrued expenses and other liabilities	52,399	20,188
Accrued retirement liabilities	11,982	7,895

Total liabilities	3,248,270	2,596,542

Commitments and Contingencies (Notes 12, 14 & 16)

Equity:
Retained earnings	358,466	328,401
Accumulated other comprehensive loss	(14,401)	(2,272)
	344,065	326,129

	$3,592,335	$2,922,671

The accompanying notes are an integral part of these financial statements.

F-40

NB Financial, MHC and Subsidiary

Consolidated Statements of Income

For the Years Ended December 31

(In Thousands)

	2022	2021
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$113,760	$85,873
Interest on investment securities	4,954	3,738
Interest and dividends on cash equivalents and other	1,798	1,030
	120,512	90,641
INTEREST EXPENSE
Interest on deposits	12,689	10,590
Interest on borrowings	2,859	2,040
	15,548	12,630

NET INTEREST INCOME	104,964	78,011

PROVISION FOR LOAN LOSSES	6,700	2,050

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	98,264	75,961

NON INTEREST INCOME
Gain from bargain purchase and assumption agreement	1,070	-
Customer service fees	5,138	3,413
Increase in cash surrender value of BOLI	1,157	400
Realized net gains on sales of securities	-	481
Gain on sale of banking premises and equipment	-	496
Mortgage banking income	595	1,830
Swap contract income	1,262	1,988
Other income	53	46
	9,275	8,654
OPERATING EXPENSES
Salaries and employee benefits	47,466	38,046
Director and professional service fees	4,758	3,713
Occupancy and equipment expenses	4,354	3,845
Data processing expenses	5,657	4,814
Marketing and charitable contribution expenses	3,404	2,822
FDIC and state insurance assessments	1,829	1,398
General and administrative expenses	3,683	2,345
	71,151	56,983

INCOME BEFORE TAXES	36,388	27,632

INCOME TAXES	6,323	6,057

NET INCOME	$30,065	$21,575

The accompanying notes are an integral part of these financial statements.

F-41

NB Financial, MHC and Subsidiary

Consolidated Statements of Comprehensive Income

For the Years Ended December 31

(In Thousands)

	2022	2021
NET INCOME	$30,065	$21,575

OTHER COMPREHENSIVE INCOME (LOSSES):
Unrealized Losses on AFS Securities	(17,657)	(4,968)
Changes in Director Pension Plan Benefits	(200)	(520)
Unrealized Holding Gains on Cash Flow Hedge	1,548	1,817

OTHER COMPREHENSIVE LOSS, BEFORE TAX PROVISIONS	(16,309)	(3,671)

INCOME TAX PROVISIONS	4,180	908

OTHER COMPREHENSIVE LOSS, AFTER TAX PROVISIONS	(12,129)	(2,763)

COMPREHENSIVE INCOME	$17,936	$18,812

The accompanying notes are an integral part of these financial statements.

F-42

NB Financial, MHC and Subsidiary

Consolidated Statements of Changes in Equity

For the Years Ended December 31

(In Thousands)

		Accumulated Other
	Retained	Comprehensive	Total
	Earnings	Income (Loss)	Equity
BALANCE AT DECEMBER 31, 2020	$306,826	$491	$307,317
NET INCOME	21,575	-	21,575
OTHER COMPREHENSIVE LOSS	-	(2,763)	(2,763)
BALANCE AT DECEMBER 31, 2021	328,401	(2,272)	326,129
NET INCOME	30,065	-	30,065
OTHER COMPREHENSIVE LOSS	-	(12,129)	(12,129)
BALANCE AT DECEMBER 31, 2022	$358,466	$(14,401)	$344,065

The accompanying notes are an integral part of these financial statements.

F-43

NB Financial, MHC and Subsidiary

Consolidated Statements of Cash Flows

For the Years Ended December 31

(In Thousands)

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$30,065	$21,575
Adjustments to reconcile net income to net cash from operating activities:
Net amortization of investment securities	71	102
Gain from bargain purchase and assumption agreement	(1,070)	-
Amortization of core deposit intangible	111	-
Realized net gains on sales of securities	-	(481)
Provision for loan losses	6,700	2,050
Loan hedge fair value adjustments, including amortization	502	3,443
Change in net deferred loan origination fees	2,522	(367)
Mortgage loans originated for sale	(1,840)	(73,155)
Proceeds from sale of mortgage loans held for sale	1,887	74,403
Gain on sale of mortgage loans	(47)	(1,248)
Depreciation and amortization expense	2,363	2,100
Gain on sale of banking premises and equipment	-	(496)
Increase in cash surrender values of bank owned life insurance	(1,157)	(400)
Deferred income taxes (credits)	(1,253)	533
Changes in operating assets and liabilities:
Accrued interest receivable	(3,299)	1,024
Prepaid expenses and other assets	(22,800)	21,028
Refundable/accrued income taxes	(4,149)	(211)
Accrued expenses and other liabilities	27,221	(7,356)
Accrued retirement liabilities	3,887	1,300

NET CASH PROVIDED FROM OPERATING ACTIVITIES	39,714	43,844

CASH FLOWS FROM INVESTING ACTIVITIES
Loan originations and pools purchased, net of repayments	(913,800)	83,724
Purchases of available-for-sale securities	(174,053)	(178,032)
Sales of available-for-sale securities	-	20,457
Maturities, calls and principal repayments of available-for-sale securities	170,595	52,428
(Purchases) redemptions of Federal Home Loan Bank stock, net	(10,896)	5,772
Purchases of Federal Reserve stock, net	(508)	(1,364)
Net change in non-public investments	(6,306)	(2,404)
Cash acquired from purchase and assumption agreement	297,671	-
Premiums paid on bank-owned life insurance	(22,198)	(21,635)
Proceeds from sale of banking premises and equipment	-	919
Purchases of banking premises and equipment	(8,498)	(1,805)

NET CASH USED IN INVESTING ACTIVITIES	(667,993)	(41,940)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	24,534	362,477
Net change in mortgagors' escrow accounts	414	62
FHLB borrowings (repayments), net	292,826	(120,112)

NET CASH PROVIDED FROM FINANCING ACTIVITIES	317,774	242,427

RESULTING IN A NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(310,505)	244,331

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	467,050	222,719

CASH AND CASH EQUIVALENTS AT END OF YEAR	$156,545	$467,050

The accompanying notes are an integral part of these financial statements.

F-44

NB Financial, MHC and Subsidiary

Consolidated Statements of Cash Flows (Cont.)

For the Years Ended December 31

(In Thousands)

	2022	2021
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest expense	$13,921	$13,158
Income taxes	$11,616	$5,625
Non-cash activities:
Initial recognition of right of use assets under ASC 842	$(6,538)	$(5,002)
Initial recognition of operating lease liabilities under ASC 842	$6,538	$5,002
Unrealized losses on securities available for sale	$(17,657)	$(4,968)
Changes in director pension plan benefits	$(200)	$(520)
Unrealized holding gains on cash flow hedge	$1,548	$1,817

The accompanying notes are an integral part of these financial statements.

F-45

NB Financial, MHC and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2022 and 2021

Note 1 – Organization, Activities and Significant Accounting Policies

Organization and Activities – NB Financial, MHC (the “Company”) is a mutual holding company and parent company of NB Financial, Inc., the parent corporation of Needham Bank (the “Bank”) and its subsidiaries. The Company, through its subsidiary, NB Financial Inc., exists primarily for the purpose of holding the stock of its Bank subsidiary. Under this structure the Bank has the ability to raise capital by issuing stock through the stock holding company, while still maintaining its mutually owned status. The mutual and stock holding companies had negligible financial activity for the years ended December 31, 2022 and 2021.

The Bank’s deposits are insured by The Bank Insurance Fund of the Federal Deposit Insurance Corporation (FDIC) up to federal limits. All deposits above the FDIC insurance amount are insured by the Depositors Insurance Fund (DIF). The DIF is a private, industry-sponsored insurance fund that insures all deposits above FDIC limits at our member banks. The Bank provides numerous services to customers, including the maintenance of checking, savings, money market and certificate of deposit accounts, and the granting of several types of residential, construction, commercial, and consumer loans. The primary market area of the Company is the metro-west area of Boston and surrounding communities, with headquarters in Needham and branch locations in Wellesley, Westwood, Dedham, Medfield, Medford, Dover, Ashland, Millis, Natick and Mission Hill. The Bank is subject to competition from other financial institutions, including commercial banks, other savings and co-operative banks, credit unions, mortgage banking companies, and other financial service providers. The primary regulators of the Company are the Massachusetts Commissioner of Banks and the Federal Reserve System (see Note 11, Regulatory Capital Requirements). As part of the criteria for membership in the Federal Reserve System, the Company is required to maintain stock in the Federal Reserve Bank (see Note 3, Investment Securities).

Basis of Presentation – The accounting and reporting policies of NB Financial, MHC and Subsidiary conform to accounting principles generally accepted in the United States of America (GAAP) and to general practices within the banking industry. The Company follows the accrual basis of accounting in recording all significant items of income and expense.

Consolidation Policy and Operating Segments – The consolidated financial statements include the accounts of NB Financial, MHC, NB Financial, Inc., Needham Bank and its three wholly-owned subsidiaries, Needco-op Investment Corporation, a security corporation, and Eaton Square Realty LLC and 1892 Investments LLC, both real estate entities. All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting standards require that information be reported about a company’s operating segments using a “management approach.” Reportable segments are identified in these standards as those revenue producing components for which separate financial information is produced internally and which are subject to evaluation by the chief operating decision maker. While the chief operating decision maker monitors the revenue streams of the various products and services, operations are managed, and financial performance is evaluated, on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable segment.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

F-46

Note 1 – Organization, Activities and Significant Accounting Policies (Cont.)

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the valuation of deferred tax assets, actuarial estimates related to the Company’s various retirement programs, and the valuation of financial instruments. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

A majority of the Company's loan portfolio consists of one to four-family residential, commercial real estate, construction and land development loans in the metro-west area of Boston and its surrounding communities. Accordingly, the ultimate collectability of a substantial portion of the Company's loan portfolio and the recovery of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

While management uses currently available information to recognize losses on loans and foreclosed real estate, future additions to the allowances for losses on loans and foreclosed real estate may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for losses on loans and foreclosed real estate may change in the near future.

Comprehensive Income – Under generally accepted accounting principles, "comprehensive income" is defined as the change in equity during a period due to transactions, events and circumstances arising from non-owner sources. Comprehensive income includes net income under generally accepted accounting principles as well as "other comprehensive income” (OCI), which consists of items that are excluded from net income and reported as changes in separate components of equity as required by other accounting standards. The Company's OCI consists of unrealized gains and losses on investment securities available for sale (see Note 3), unrealized gains and losses on interest rate swap agreements (see Note 8) and unrecognized retirement benefit costs (see Note 9).

The Company presents the components of OCI in a separate consolidated statement of comprehensive income (see Note 15).

Fair Value Measurements – The Company follows the provisions of Accounting Standards Codification (ASC) Topic 820, “Fair Value Measurements and Disclosures”, for assets and liabilities that are measured and recorded at fair value, and to determine fair value disclosures. This standard defines fair value and establishes a framework for measuring fair value. This standard applies to certain other existing accounting pronouncements that require or permit fair value measurements (see Note 13).

Cash and Cash Equivalents – For purposes of the consolidated balance sheet and statement of cash flows, cash and cash equivalents include cash and due from banks, short-term investments, and federal funds sold deposited in other financial institutions that mature within ninety days.

Investment Securities – Debt securities that the Company has the intent and ability to hold to maturity are classified as Held to Maturity and are reported at cost, adjusted for the amortization of premiums and accretion of discounts. Trading securities are debt securities held for current resale. Such securities are reported at fair value, with unrealized gains and losses included in earnings. Debt securities that are not classified as Held to Maturity or as Trading Securities are classified as Available for Sale and reported at fair value, with unrealized gains and losses excluded from the determination of net income, and reported as “Other Comprehensive Income” (OCI)”, net of related deferred income tax effects, in the consolidated statement of comprehensive income, and reported in the consolidated balance sheet as a separate component of the Company's equity as “Accumulated OCI”, net of related deferred income tax effects. All equity securities are reported at fair value with unrealized gains and losses included in earnings. Currently, the Company does not classify any debt securities as Trading or Held to Maturity and does not hold any equity securities.

F-47

Note 1 – Organization, Activities and Summary of Significant Accounting Policies (Cont.)

Premiums and discounts on investment securities are amortized or accreted into interest income using methods approximating the interest method over the period to contractual maturity, adjusted for anticipated calls or prepayments. Gains and losses on the sale of investment securities are recognized at the time of sale on a specific-identification basis (see Notes 3 and 15).

Other-than-Temporary Impairment (“OTTI”) – The Company follows generally accepted accounting principles for estimating fair value and recognizing OTTI with respect to debt securities. For debt securities considered to have OTTI, when the Company does not intend to sell the debt security and it is more likely than not that the Company will not have to sell the security before recovery of its cost basis, it will recognize the credit component of the OTTI of a debt security in earnings and the remaining portion in other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as estimated based upon cash flow projections.

When the Company does intend to sell a debt security considered to have OTTI, or when it is more likely than not that the Company will have to sell the security before recovery of its cost basis, it will recognize both the credit and noncredit component of the OTTI in earnings. See Note 3 on Investment Securities.

Other Investments – Investments in mutually-owned banking organizations (Coop Central Bank, Federal Home Loan Bank and Federal Reserve Bank), cooperative organizations (Connecticut On-Line Computer Center “COCC”), and non-controlling interests in privately-held companies (Jassby and Reinventure Capital), have no quoted market values and are carried at original cost, less any estimated impairment. Interest and dividends on these investments are recognized as earned or when dividends are declared. The Company reviews the above-mentioned stock for impairment based on the ultimate recoverability of their cost. As of December 31, 2022 and 2021, no impairment has been recognized.

A non-controlling partnership interest in the Massachusetts Housing Equity Fund XXII LLC (a Qualified Affordable Housing Project “QAHP” of the Massachusetts Housing Investment Corporation), is accounted for using the proportional amortization method, whereby the investment is reported at invested cost, less the tax benefits (tax losses and credits) utilized by the Company.

Investments in solar energy programs are accounted for under the equity method of accounting, rather than consolidation, due to the nature of the investee’s business (solar project where control remains with the managing LLC member) and the relative insignificance to the Company’s consolidated financial statements.

Derivative Instruments and Hedging Activities – The Company follows ASC Topic 815, Derivatives and Hedging, with regard to disclosure requirements for derivatives and hedging activities, with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Qualitative disclosures explain the Company’s objectives and strategies for using derivatives, and quantitative disclosures are made regarding the fair value of, and gains and losses on, derivative instruments, and about credit-risk-related contingent features in derivative instruments.

As required by ASC 815, the Company reports all derivatives on its balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting, and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with 1) the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge, or 2) the earnings effect of the hedged forecasted transactions in a cash flow hedge.

F-48

Note 1 – Organization, Activities and Summary of Significant Accounting Policies (Cont.)

The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply, or the Company elects not to apply hedge accounting. In accordance with the FASB fair value measurement guidance, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

The Alternative Reference Rates Committee ("ARRC") convened by the Federal Reserve Board and the New York Fed has proposed that the Secured Overnight Funding Rate ("SOFR") replace USD-LIBOR. ARRC has proposed that the transition to SOFR from USD-LIBOR will take place by June 30, 2023. In December 2022, the FASB issued amendments to extend the period of time preparers can use the reference rate reform relief guidance under ASC Topic 848 from December 31, 2022 to December 31, 2024, to address the fact that all LIBOR tenors were not discontinued as of December 31, 2021, and some tenors will be published until June 2023. The amendments are effective immediately for all entities and applied prospectively. The Company has material contracts that are indexed to USD-LIBOR. The Company is currently monitoring this activity and evaluating the risks involved. See Note 8 for cash flow hedges associated with borrowings and Note 14 for derivatives and fair value hedges associated with lending arrangements.

Loans Receivable – The Company’s loan portfolio includes one to four-family residential, home equity, multi-family residential, commercial real estate, commercial and industrial, construction and land development, and consumer loans (see Note 4).

Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances adjusted for amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses, deferred income/fees or costs on originated loans or unamortized premiums or discounts on purchased loans and any impacts of fair value hedges (see Note 14).

Loan origination income/fees, commitment fees and certain direct origination costs are deferred, and the net amount is amortized as an adjustment to the related loan’s yield. The Company amortizes these amounts over the contractual lives of the related loans.

The recognition of income on a loan is discontinued and previously accrued and uncollected interest is reversed against interest on loans when interest or principal payments become 90 days past due unless, in the opinion of management, the loan is well secured and in the process of collection. Past due status is determined based upon contractual terms. A loan can be returned to accrual status when the collectability of principal is reasonably assured, and the loan has performed for a sufficient period of time to justify this decision and current financial information supports the decision. This period will typically be six months, but individual cases will be evaluated on their merits.

When on nonaccrual status, cash receipts of interest income on impaired loans are credited to principal to the extent necessary to eliminate doubt as to the collectability of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

Allowance for Loan Losses – The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

F-49

Note 1 – Organization, Activities and Summary of Significant Accounting Policies (Cont.)

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance for loan losses consists of several components as described below.

General Component – The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: one to four-family residential real estate, home equity, construction and land development, commercial real estate, commercial and industrial, and consumer loans. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels and trends in delinquencies and watch credits; trends in volume, credit concentrations and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience, ability and depth of lending management and staff; national and local economic trends and conditions; and legal/regulatory requirements on the level of estimated credit losses.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

One to Four-Family Residential – The Company does not originate subprime loans or stated-income loans. Properties securing one to four-family residential loans are generally appraised by independent state-licensed fee appraisers approved by the Board of Directors. Borrowers are required to obtain title and hazard insurance, and flood insurance if necessary, to secure the loan. Repayment of these loans is dependent on the credit quality of the individual borrower. The overall health of the economy, including the interest rate environment, unemployment rates and housing prices, will influence the credit quality in this segment.

Home Equity – The Company generally underwrites these loans based on the applicant’s employment, credit history and property value. The Company requires borrowers to obtain hazard insurance and flood insurance, if necessary, to secure the loan. Repayment of these loans is dependent on the credit quality of the individual borrower. The overall health of the economy, including the interest rate environment, unemployment rates and housing prices, will influence the credit quality in this segment.

Commercial Real Estate – Loans included in this segment include commercial real estate and multi-family residential loans. These loans are underwritten based on the income producing potential of the property, the financial strength of the borrower and any guarantors. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the debt outstanding. The Company typically requires an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing commercial real estate loans are generally performed by independent state-licensed fee appraisers approved by the Board of Directors. The properties securing commercial real estate loans are primarily located in Massachusetts. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired.

F-50

Note 1 – Organization, Activities and Summary of Significant Accounting Policies (Cont.)

Construction and Land Development – Loans included in this segment include construction projects for residential speculation, multi-family, farmland, and commercial use, as well as land for future development. The attributes listed above for Commercial Real Estate apply to the long-term hold portion of this segment. The properties built for speculation are dependent upon the demand for such a property upon its completion and are subject to the builder’s ability to complete the project on time, under budget, and within regulatory requirements.

Commercial and Industrial – This segment consists of loans that are made to businesses and are secured by the assets of the business such as equipment, receivables and inventory, and are generally guaranteed by the business owner(s). Because payments on these loans are often dependent on the successful operation or management of the business, repayment of such loans may be subject to adverse conditions in the economy. If the cash flow from the business is reduced, the borrower’s ability to repay the loan may be impaired. Loans in this segment also include fully guaranteed SBA Payroll Protection Program (“PPP”) loans.

Consumer – This segment includes loans that are secured by new and used auto-mobiles, new and used boats and recreational vehicles, solar panels, deposit accounts, as well as a limited number of unsecured loans, including student loans, home improvement loans and credit cards. Consumer loan collections are dependent on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Individually Evaluated Component – The individually evaluated component of the allowance for loan losses relates to loans that are classified as impaired. Impairment is measured on a loan-by-loan basis for commercial real estate (which includes multi-family residential), construction and land development loans, and commercial and industrial loans, by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or by fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan. In accordance with our policy, non-accrual residential real estate loans that are well secured (LTV<75%) are not considered to warrant a downgrade to a substandard risk rating and are therefore excluded from individual impairment review; however, the Company may also identify individual consumer and one to four-family residential loans for impairment disclosures when the collection status of the loan is well established, and a collateral deficiency has been identified.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delay and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired.

Unallocated Component – An unallocated component of the allowance for loan losses is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio. Management considers the principal balance of loans that have either been upgraded from impaired or are at risk to be downgraded to impaired in the Special Mention rating category. Furthermore, expected changes in the future growth and composition of the loan portfolio are considered by management, specifically the cash flow (growth or decline) expected with construction loan advances.

F-51

Note 1 – Organization, Activities and Summary of Significant Accounting Policies (Cont.)

See Note 4 for analysis of the Company’s allowance for loan losses. Also see below, “New Credit Loss Accounting and Reporting Standard Effective in 2023”.

Other Real Estate Owned – Properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure are classified as other real estate owned (“OREO”). Real estate formally acquired in settlement of loans are recorded at the lower of the carrying value of the loan or the fair value of the property actually received. Losses arising from the acquisition of such properties are charged against the allowance for loan losses. Operating expenses and any subsequent provisions to reduce the carrying value to fair value less costs to sell are charged to current period earnings. In periods of declining real estate values, this accounting treatment would result in additional charges to OREO expense. Gains and losses upon disposal are reflected in earnings as realized.

Transfers of Financial Assets – Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Revenue Recognition – The Company recognizes certain revenues in accordance with ASC Topic 606, “Revenue from Contracts with Customers”. The standard is based on the principles that revenues are recognized when control of a good or service transfers to a customer, and that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Under Topic 606, depending on the terms of a contract with a customer, revenues are either recognized at a point in time when a performance obligation is satisfied, or over time, as satisfaction of a performance obligation progresses. The standard does not apply to customer contracts that are within the scope of other accounting standards such as financial instruments and their transfer and servicing. As such, the standard does not apply to the Company’s interest income on loans, investment income, sale of financial assets and related mortgage banking and servicing income.

Revenues from contracts with customers that are subject to the principles of ASC Topic 606 are included in “non-interest income” under the customer service fees category in the Company’s consolidated statements of income. The following is a summary of such revenues from contracts with customers for the years ended December 31 (in thousands):

	2022	2021
ATM and interchange income, net of related expenses	$1,071	$827
Non-sufficient funds ("NSF") and overdraft fees	438	310
Other customer service fees	3,629	2,276
	$5,138	$3,413

ATM and interchange income are reported net of directly related expenses and are recognized by the Company when customers use their ATM/debit cards issued by the Company through a third-party payment network. NSF and overdraft protection fees represent fees charged to customers to cover or protect customer transactions in case of insufficient customer funds. Other customer service fees are primarily comprised of fees on cash management services, deposit account maintenance fees, wire transfer fees, certain loan prepayment fees and investment advisory fees. All of these fees are recognized at a point in time. Transaction based fees are recognized at the time of the transaction while account maintenance and protection fees are both charged and recognized on a monthly basis.

F-52

Note 1 – Organization, Activities and Summary of Significant Accounting Policies (Cont.)

In each of the revenue streams identified above, there were no significant judgments made in determining or allocating the transaction price, as the consideration and service requirements are generally explicitly identified in the associated contracts and consist of a single performance obligation.

Loans Held for Sale – One to four-family residential mortgage loans originated and intended for sale in the secondary market are carried at fair value. Fair value is determined either on an individual loan-by-loan basis using secondary market pricing or on a related combined loan pool basis using independent third-party purchase price bids. Net unrealized losses are recognized through a valuation allowance by charges to income.

Mortgage loans held for sale are generally sold with servicing rights retained. Therefore, the carrying value of mortgage loans held for sale is reduced by the amount allocated to the servicing rights. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loan Servicing – The Company records a servicing asset at estimated fair value, if practical, each time it undertakes an obligation to service a financial asset, principally when it sells financial assets and retains servicing rights. For sales of one to four-family residential real estate loans, a portion of the cost of originating the loan is allocated to the mortgage servicing rights based on estimated relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively based on a valuation model that calculates the present value of estimated future net servicing income. For subsequently measuring and reporting servicing assets, the Company has chosen to use the amortization method, rather than the fair value measurement method. Under this method, the Company amortizes the servicing asset in proportion to, and over the period of, estimated net servicing income, and it assesses the asset for estimated impairment based on fair value at each reporting date. Mortgage servicing rights are included in “prepaid expenses and other assets” in the Company’s consolidated balance sheets. Loan servicing income received and the related amortization of the mortgage servicing rights are included in “mortgage servicing income” in the Company’s consolidated statement of income (see Note 5).

Government-Guaranteed Mortgage Loans Upon Foreclosure – The Company's loan portfolio includes government-guaranteed mortgage loans, including those guaranteed by the SBA. Upon foreclosure, the Company derecognizes the mortgage loan and records a separate other receivable if the following conditions are met: (1) the loan has a government guarantee that is not separable from the loan before foreclosure, (2) the Company has the intent and ability to make a claim on the guarantee, and (3) any amount of the claim is fixed and determinable using the loan amount as the basis. Upon foreclosure, the separate other receivable is measured based on the amount of the loan balance (unpaid principal and interest) expected to be recovered from the guarantor.

Banking Premises and Equipment – Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (see Note 6). Maintenance and repairs are expensed as incurred while major improvements are capitalized. Gains and losses on dispositions are included in current operations.

Impairment of Long-Lived Assets – The Company tests long-lived assets, including the core deposit intangible asset, for impairment whenever circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or fair value less estimated costs to sell.

F-53

Note 1 – Organization, Activities and Summary of Significant Accounting Policies (Cont.)

Hosting Implementation Costs – The Company follows the provisions of ASC Topic 350, “Intangibles—Goodwill and Other Internal-Use Software” for accounting for implementation costs incurred in a cloud computing arrangement. The standard allows the capitalization of certain implementation costs on software considered to be a service contract and their amortization over expected useful lives. The Company’s policy is to report these costs with “prepaid expenses and other assets” on its balance sheet and amortize them into expense over the estimated useful lives of the contracts.

Defined Benefit Plans:

Director Pension Plan – The Company maintains a director defined benefit pension plan which covers substantially all members of the board of directors upon meeting specific qualifications. Pension expense under this plan is charged to current operations and consists of several components of net periodic pension cost based on various actuarial assumptions regarding future experience under the plans.

The Company recognizes the over-funded or under-funded status of a defined benefit plan as an asset or liability in its balance sheet and it recognizes changes in the funded status of the plan in the year in which the changes occur. The funded status of a plan is measured as the difference between the fair value of plan assets and the “projected benefit obligation” (PBO) at the financial statement date. The unrecognized prior service costs, net actuarial gains and accounting transition obligation are reflected as “accumulated other comprehensive income” (OCI). The changes in the plan’s funded status are recognized as charges or credits to “OCI” to the extent that they are not required to be recognized as components of “net periodic pension cost” in net income (see Notes 9 and 15).

Employee Pension Plans – The Company provides pension benefits for substantially all employees through membership in the Co-operative Banks Employees Retirement Association (CBERA). The Plan is accounted for as a multi-employer, noncontributory, defined benefit pension plan. Company employees become eligible after attaining age 21 and completing one year of service, and benefits become fully vested after six years of eligible service. Effective April 1, 2018, future eligibility for new Company employees to participate in the plan was frozen (see Note 9).

Advertising Costs – The Company participates in certain advertising activities to attract more customers. The advertising costs of the Company are considered to benefit the period in which they are incurred. It is the Company’s policy to expense all advertising costs in the period incurred and to include them in the operating expense section of the consolidated income statement under the category marketing and charitable contribution expenses. The Company’s advertising expenses were approximately $2,338,000 and $1,993,000 for the years ended December 31, 2022 and 2021, respectively.

Income Taxes – The Company and its subsidiaries file a consolidated federal income tax return. The Company recognizes certain revenue and expense items in periods which are different for financial accounting purposes than for federal income tax purposes. Deferred income tax assets and liabilities are computed under the liability method based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

F-54

Note 1 – Organization, Activities and Summary of Significant Accounting Policies (Cont.)

In accordance with generally accepted accounting principles, management assesses the likelihood that tax positions taken will be sustained upon examination based on their technical merit, considering the facts, circumstances and information available at the end of each period. The Company recognizes the effects of significant income tax positions taken on tax returns only if the positions are “more likely than not” to be sustained upon examination by the taxing authorities. Positions taken on tax returns that do not meet that threshold are not recognized in the Company’s provisions for income taxes. The measurement of uncertain tax positions is adjusted when new information is available, or when an event occurs that requires a change. The Company’s policy is to analyze its tax positions for all open tax years. Interest and penalties, if any, associated with uncertain tax positions, are classified as additional income tax expense in the consolidated statements of income. See Note 10 for additional information.

Adoption of ASU 2016-02, Leases – Effective January 1, 2021, the Company adopted the Financial Accounting Standards Board’s Accounting Standards Update (ASU) No. 2016-02, “Leases” and all subsequent amendments to the ASU, collectively, ASC Topic 842. The newly effective accounting standard introduces a right-of-use accounting model, and it replaces ASC Topic 840. The standard requires that a “lease right-of-use asset” and a “lease obligation” be recorded for substantially all lease agreements; however, the Company had made the permitted accounting policy election not to recognize lease assets and liabilities for short-term leases of equipment (terms of 12 months or less). Under the new standard, leases are classified by lessees as either finance leases or operating leases. At this time, the Company does not have any leases that meet the criteria of a finance lease.

The principal difference from the previous accounting standards is that lease liabilities and lease assets arising from operating leases are now required to be recorded in a lessee’s balance sheet. For leases classified as operating leases the Company now:

●	recognizes a “lease right-of-use asset” in its balance sheet representing its right to use the underlying asset, and a “lease obligation” representing the present value of its obligation to make future lease payments
●	recognizes lease expense by allocating the total of all required lease payments plus initial direct costs and lease incentives, if any, over the lease term on a straight-line basis, including fixed payments for any executory costs such as real estate taxes and operating expenses of the lessor
●	recognizes variable executory and other costs, if any, as lease expense in the period incurred

The Company has used the permitted modified retrospective method of adoption and has elected to use the beginning of its 2021 financial reporting year as the date of its initial application of ASC 842, whereby financial statements for periods prior to that date have not been restated. Upon implementation effective January 1, 2021, the Company recognized “lease obligations” approximating $5,002,000, representing the present value of total minimum lease payments over the remaining noncancelable periods of its leases. “Lease right-of-use assets” were initially recognized for the same amount as the obligations since there were no initial direct costs or lease incentives involved with the lease agreements. Lease right-of-use assets are included with “prepaid expenses and other assets” in the Company’s balance sheet and the recorded lease obligations are included with “accrued expenses and other liabilities”.

In transition to the new accounting standard, the Company elected to use the permitted practical expedient package whereby the Company was not required to reevaluate: 1) whether any existing contract included a lease, 2) the classification of its existing leases as operating versus finance leases, and 3) any capitalized initial direct costs. The discount rate applied to the lease agreements at the transition date was based on the Company’s incremental borrowing rate at the time. The lease obligations are accreted using amortization schedules which reflect the lease payments applied over time against the obligations, and the right-of-use assets are amortized on a straight-line basis over the lease terms. There was no cumulative effect adjustment to retained earnings considered to be necessary at the date of initial application. The adoption of the new lease accounting standard had no significant effect on the amount of lease expense or net income for 2021. See Note 6 regarding Branch Lease Commitments.

F-55

Note 1 – Organization, Activities and Summary of Significant Accounting Policies (Cont.)

New Credit Loss Accounting and Reporting Standard Effective in 2023 – In June 2016, the FASB issued ASU 2016-13, "Financial Instruments – Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments". Subsequently, the FASB issued a number of ASUs with additional amendments and guidance. The ASU and subsequent amendments to Topic 326 are required to be implemented by the Company in its 2023 annual financial statements.

The new standard requires the use of the “current expected credit losses” (CECL) model for measuring expected credit losses on financial assets that have contractual rights to receive cash, excluding financial assets that are measured and reported at fair value through net income. The amendments in this update replace the “incurred loss” impairment methodology in existing GAAP, which is based on the probability that a loss has been incurred. The CECL methodology is intended to determine “expected credit losses” over the life of a financial asset, and it requires consideration of a broader range of information about past events and historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported asset amount. The amendments are expected to apply principally to the Company’s loans receivable and certain investments in debt securities as well as to its off-balance sheet credit exposures such unfunded loan commitments. The amendments also eliminate existing guidance on troubled debt restructurings (TDRs) and, instead, require an entity to evaluate whether a modification represents a new loan or a continuation of an existing loan, consistent with the accounting for other loan modifications. A modified-retrospective approach to adopting the amendments is required whereby they are to be implemented as of the beginning of the year of adoption, and it may be necessary to record a cumulative-effect adjustment to retained earnings.

Subsequent to December 31, 2022, management completed an evaluation of the impact of adopting the CECL model and other amendments to Topic 326 effective January 1, 2023 and has estimated that Company will report a cumulative effect adjustment of approximately $2,118,000 (comprised of an increase in both the allowance for loan losses of $1,160,000 and reserve for unfunded commitments of $1,786,000, net of deferred taxes of $828,000) as a reduction to the opening balance of its retained earnings at January 1, 2023.

Evaluation of Subsequent Events – Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

During the first quarter of 2023, the Company made a determination that it was eligible to claim Employee Retention Tax Credits (ERTC) in the form of refunds of certain federal employment taxes as authorized and established under the CARES Act. As a result, in 2023 the Company filed amended employment tax returns for certain periods in 2021 to claim refunds related to the ERTC in the approximate amount of $3.5 million.  This filing does not affect the accompanying financial statements as of and for the years ended December 31, 2022 and 2021.

Management has reviewed the events occurring through June 9, 2023 and no additional subsequent events occurred requiring accrual or disclosure.

Note 2 – Transactions with Officers and Directors

The Company has banking transactions with certain of its officers and directors. These transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not deemed related parties to the Company and did not involve more than the normal risk of collectability or present other unfavorable features.

F-56

Note 2 – Transactions with Officers and Directors (Cont.)

The following table presents loan transactions with such related parties as of December 31:

	2022	2021

	(in thousands)
Balance at beginning of year	$2,683	$12,318
New loans	-	-
Repayments	(438)	(9,635)

Balance at end of year	$2,245	$2,683

The Bank held related party deposits of approximately $3.0 million and $5.4 million as of December 31, 2022 and 2021, respectively.

Note 3 – Investment Securities

Available for Sale - The amortized cost and estimated fair values of securities classified as Available for Sale (AFS) are as follows:

	Amortized	Unrealized	Unrealized	Fair Value/
	Cost	Gain	Loss	Carrying Value

	(In thousands)
December 31, 2022
Debt Securities:
U.S. Treasury securities	$111,953	$43	$(5,195)	$106,801
Agency mortgage-backed securities	14,123	3	(1,985)	12,141
Agency collateralized mortgage obligations	3,749	-	(676)	3,073
Corporate bonds	110,886	-	(9,079)	101,807
Municipal obligations	23,313	-	(1,655)	21,658
	$264,024	$46	$(18,590)	$245,480

	Amortized	Unrealized	Unrealized	Fair Value/
	Cost	Gain	Loss	Carrying Value

	(in thousands)
December 31, 2021
Debt Securities:
U.S. Treasury securities	$95,887	$40	$(761)	$95,166
U.S. Federal Agency obligations	11,486	96	-	11,582
Agency mortgage-backed securities	15,628	174	(142)	15,660
Agency collateralized mortgage obligations	5,241	20	(69)	5,192
Corporate bonds	104,921	505	(756)	104,670
Municipal obligations	27,474	235	(229)	27,480
	$260,637	$1,070	$(1,957)	$259,750

The Company did not sell any AFS securities in 2022. During 2021, the Company sold approximately $20,457,000 of AFS securities, resulting in realized gains of approximately $481,000.

The net unrealized gain (loss) on AFS securities is reported, net of deferred income tax effects, as a separate component of the Company’s equity, “Accumulated Other Comprehensive Income (Loss)”, and approximates the following at December 31:

	2022	2021

	(In thousands)
Unrealized losses, net	$(18,544)	$(887)
Deferred income tax asset	4,805	248
	$(13,739)	$(639)

See Note 15 for Other Comprehensive Income disclosures related to AFS investment securities.

F-57

Note 3 – Investment Securities (Cont.)

Maturities of Debt Securities – The following is a summary of maturities of securities available for sale as of December 31, 2022. The amortized cost and fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty. Agency mortgage-backed securities and collateralized mortgage obligations are presented as separate lines as paydowns are expected to occur before contractual maturity dates.

	Available for Sale
	Amortized Cost	Fair Value

	(In thousands)
Within one year	$68,882	$67,763
Over one year to five years	135,752	125,020
Over five years to ten years	41,518	37,483
	246,152	230,266
Agency mortgage-backed securities	14,123	12,141
Agency collateralized mortgage obligations	3,749	3,073
	$264,024	$245,480

Impairment Evaluation – The following tables present fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of the dates stated. The reference point for determining when securities are in an unrealized loss position is period-end; therefore, it is possible that a security's market value exceeded its amortized cost on other days during the past twelve-month period.

	December 31, 2022
		Less than 12 months		12 months or more		Total
		Gross		Gross		Gross
	Number of	Unrealized		Unrealized		Unrealized
	Securities	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value

	(In thousands)
U.S. Treasury securities	20	$(47)	$19,958	$(5,148)	$83,759	$(5,195)	$103,717
Agency mortgage-backed securities	25	(263)	2,900	(1,722)	8,932	(1,985)	11,832
Agency collateralized mortgage obligations	6	(54)	1,048	(622)	2,025	(676)	3,073
Corporate bonds	34	(4,332)	44,537	(4,747)	46,270	(9,079)	90,807
Municipal obligations	14	(382)	10,841	(1,273)	10,817	(1,655)	21,658
	99	$(5,078)	$79,284	$(13,512)	$151,803	$(18,590)	$231,087

	December 31, 2021
		Less than 12 months		12 months or more		Total
		Gross		Gross		Gross
	Number of	Unrealized		Unrealized		Unrealized
	Securities	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value

	(In thousands)
U.S. Treasury securities	18	$(761)	$88,060	$-	$-	$(761)	$88,060
Agency mortgage-backed securities	9	(141)	11,513	(1)	47	(142)	11,560
Agency collateralized mortgage obligations	1	(69)	3,315	-	-	(69)	3,315
Corporate bonds	19	(756)	54,267	-	-	(756)	54,267
Municipal obligations	7	(169)	9,949	(60)	1,927	(229)	11,876
	54	$(1,896)	$167,104	$(61)	$1,974	$(1,957)	$169,078

F-58

Note 3 – Investment Securities (Cont.)

Municipal and Agency Debt Securities – The contractual cash flows of these securities are direct obligations of municipalities or the U.S. Treasury, or they consist of agency obligations, mortgage-backed securities or collateralized mortgage obligations which are guaranteed by Fannie Mae, Ginnie Mae, Freddie Mac, the Federal Home Loan Bank or other quasi-government agencies. It is expected that the securities would not be settled at a price less than the amortized cost of the investment.

Corporate Bonds – The Company invests in a substantial amount of corporate bonds and subordinated debentures, which are scheduled to mature between the fiscal years 2023 through 2032. These corporate bonds vary in commercial industries, including automotive, energy, consumer products, and media companies. The Company has also invested in certain domestic and foreign banking institutions. The subordinated debentures are mostly debt issuances from bank holding companies.

At December 31, 2022 and 2021, the majority of securities in an unrealized loss position were of investment grade; however, a few did not have a third-party investment grade available. These ungraded securities were primarily subordinated debt instruments issued by bank holding companies and are classified as corporate bonds in the tables above. At December 31, 2022 and 2021, 14 securities with a market value of $37.9 million and 9 securities with a market value of $20.0 million, did not have a third-party investment grade available. Investment securities with unrealized losses are generally a result of pricing changes due to changes in the interest rate environment since purchase and not as a result of permanent credit impairment. The Company does not intend to sell, nor does it believe it will be required to sell, any of its temporarily impaired securities prior to the recovery of the amortized cost. Because the declines in fair value are attributable to market changes in interest rates and not due to credit quality, management does not consider these investments to be other-than-temporarily impaired at December 31, 2022 and 2021.

Depositors Insurance Fund – The Company was previously required by Massachusetts banking statutes to maintain stock in the Co-operative Central Bank (“Coop Central”). During March 2020, in conjunction with the merger of the state depository insurance funds, Coop Central bought back ninety-five percent of the Company’s stock. The cost of the remaining shares, $139,000, represents the Company’s interest in the Depositors Insurance Fund, which is not redeemable.

Federal Home Loan Bank Stock – The Company holds stock in the Federal Home Loan Bank of Boston, a regional member of the Federal Home Loan Bank (FHLB), as part of the Company’s membership requirements. Based upon the redemption provisions of the FHLB, the stock is restricted, has no quoted market value, and is carried at original cost. The balance in the investment account at December 31, 2022 and 2021 was $13,182,000 and $2,286,000, respectively. The stock serves as additional collateral on FHLB borrowings, which determines the amount of stock the Company is required to hold (see Note 8).

Federal Reserve Bank Stock – The Company is required to maintain shares in the Federal Reserve Bank for 50% of the total par value in order to meet criteria for membership in the Federal Reserve System. Although the full par value of the stock is $100 per share, the Company is required to pay only $50 per share at the time of purchase with the understanding that the other half of the subscription amount is subject to call at any time. Dividends are paid semi-annually at the statutory rate of 6 percent per annum, or $1.50 per share semi-annually. In addition, Federal Reserve regulations require that the Company purchase additional stock, or that the Federal Reserve System redeem stock, if a change in total deposit liabilities (as reported in the quarterly report of condition) results in a change in the Company’s Federal Reserve Stock holdings requirement by 15 percent or 100 shares, whichever is lower. At December 31, 2022, the Company holds 162,072 shares of stock in the approximate amount of $8,104,000 (151,923 shares of stock in the approximate amount of $7,596,000 at December 31, 2021).

Non-Public Investments – Non-public investments consists of the following:

Connecticut On-Line Computer Center, Inc. (“COCC”) – Common and preferred shares of COCC stock are recorded at cost. At December 31, 2022, the Company holds 43 shares of common stock in the amount of $175,000 (41 shares in the amount of $165,000 at December 31, 2021). The Company also holds 5 shares of Series A preferred stock in the amount of $75,000 at December 31, 2022 and 2021.

F-59

Note 3 – Investment Securities (Cont.)

Jassby Inc. – Jassby Inc. is a convenient and easy to use app for families with the vision to bring banking and financial services to families and provide App-based banking for generations Z and Alpha. In October 2019, the Company lent Jassby, Inc. $1,000,000 at 5% in the form of a convertible promissory note, which had an original maturity date of December 31, 2021. Due to the occurrence of a private qualifying financing event in February 2020, the promissory note converted to approximately 320,000 shares of Series Seed-1 Preferred Stock in Jassby Inc. The carrying value of this preferred stock at December 31, 2022 and 2021 was $1,000,000 for both years.

Reinventure Capital Fund I LP – During 2022, the Company invested $2,000,000 as a limited partner in the Reinventure Capital Fund to generate alternative investment earnings. In July 2022 there was a capital distribution of $1,000,000 leaving the Company with a remaining investment (carrying value) of $1,000,000 as of December 31, 2022 (none at December 31, 2021).

Massachusetts Housing Investment Corporation ("MHIC") – The MHIC is a program where the IRS allocates federal tax credits to state housing credit agencies based on each state’s population. The state agencies award Low Income Housing Tax Credits for Qualified Affordable Housing Projects (“QAHP”). Project sponsors use tax credits to raise equity from investors. The equity investment reduces the debt burden on the tax credit property, making it financially feasible to offer lower, more affordable rental rates to eligible individuals. The participating banks are entitled to certain federal tax credits. At December 31, 2022 and 2021, the Company is carrying approximately $1,000,000 in the Massachusetts Housing Equity Fund XXII LLC, a QAHP sponsored by the MHIC. The Company holds a 1.15% interest in this partnership at December 31, 2021 (which is the most current information available as of the date of these financial statements). The Company’s accumulated share of losses and tax credits for the years ended December 31, 2022 and 2021 totaled $557,000 and $454,000, respectively.

Sunwealth Project Pool 20 LLC (“Sunwealth”) – Sunwealth is a solar energy program formed on April 21, 2021 by the Company as a 99% non-controlling LLC investor member and Sunwealth Holdco 8 LLC (Holdco) as the sole managing LLC member. Sunwealth is in the business of developing, designing, installing, owning and maintaining solar photovoltaic energy generation facilities on the rooftops or properties of municipal and commercial customers in the United States. Sunwealth has or intends to purchase solar photovoltaic energy generation facilities from the developers prior to any PV System that is part of any such facilities being placed in service and sell electricity or lease such facilities to off-takers in a manner that will qualify the Company, through its ownership in Sunwealth, to receive income tax credits. Energy produced by the facilities will be sold to the applicable off-taker or the facilities will be leased to the applicable off-taker, in each case pursuant to the offtake agreements with the purchaser. The offtake agreements include leasehold or other rights of access to all areas of the facilities on which the facilities and their parts are located so that agents of the Sunwealth are able to inspect, access, maintain and improve facility equipment and all other rights and assets necessary for the ownership and operation thereof and the sale of power from the facilities.

During 2021, through its subsidiary, 1892 Investments, the Company invested $2.5 million in Sunwealth for Project Pool 20. The carrying value of the investment approximates $2.3 million at December 31, 2022 ($2.5 million at December 31, 2021). In addition, the Company has made a $2.5 million loan to Holdco to fund the project, which is included in the Company’s C&I loan portfolio at December 31, 2022 and 2021.

Sunwealth Project Pool 26 LLC – Through its subsidiary, 1892 Investments, in 2022 the Company committed $5 million to Sunwealth for Project Pool 26, of which invested $4.2 million (tax basis) was funded towards solar projects during 2022. The carrying value of the investment approximates $5.0 million at December 31, 2022, which includes a refundable advance of $800,000.

F-60

Note 3 – Investment Securities (Cont.)

Patriot Renewable Energy Capital, LLC (“Patriot Renewables”) – Patriot Renewables is a developer, owner, and operator of commercial-scale wind and solar energy projects. Through its subsidiary, 1892 Investments, the Company invested $623,000 in Patriot Renewables in 2022 to obtain a tax basis in this project of $656,000 (solar project requires a 95% capital infusion). The carrying value of the investment approximates $623,000 at December 31, 2022.

Note 4 – Loans Receivable

Loans consist of the following at December 31 (in thousands):

	2022	2021
One to four-family residential	$932,436	$801,690
Home equity	75,226	52,986
Residential real estate	1,007,662	854,676

Commercial real estate	822,744	539,771
Multi-family residential	189,279	102,931
Construction and land development	552,375	449,109
Commercial real estate	1,564,398	1,091,811
Commercial and industrial	247,361	116,878
Commercial	1,811,759	1,208,689

Consumer, net of premium/discount	196,535	39,380

Total loans	3,015,956	2,102,745
Deferred (fees) costs, net	(511)	2,011
Allowance for loan losses	(25,028)	(18,415)
Net loans	$2,990,417	$2,086,341

Included in commercial and industrial loans in the schedule above for December 31, 2022 and 2021 are SBA Payroll Protection Program (“PPP”) loans in the amount of $645,000 and $18,136,000, respectively. Interest income recognized on these PPP loans, including amortization of deferred loan origination fees, approximated $270,000 and $4,045,000 for the years ended December 31, 2022 and 2021. The Company has reported this with interest and fees on loans on the consolidated statements of income.

Included in the above at December 31, 2022 is approximately $58.3 million in loans to borrowers in the cannabis industry, of which 91% is collateralized by real estate (none at December 31, 2021).

F-61

Note 4 – Loans Receivable (Cont.)

During 2022 and 2021, the Company purchased approximately $187.3 million and $38.2 million of consumer loan pools. These purchases included loan pools collateralized by boat and recreational vehicles, automobiles, and solar panels as well as unsecured home improvement loans. The outstanding balances of these purchased consumer loan pools, shown net of premium (discount) are as follows as of the dates stated (in thousands):

	December 31, 2022
		Premium
	Gross Loan	(Discount)	Net Loan
Student loans	$11,679	$61	$11,740
Boat and RV loans	40,270	925	41,195
Automobile loans	15,498	-	15,498
Solar panel loans	67,994	(5,914)	62,080
Home improvement loans	63,146	(44)	63,102
Total	$198,587	$(4,972)	$193,615

	December 31, 2021
		Premium
	Gross Loan	(Discount)	Net Loan
Student loans	$15,132	$80	$15,212
Boat and RV loans	17,720	452	18,172
Automobile loans	4,028	-	4,028
Solar panel loans	-	-	-
Home improvement loans	-	-	-
Total	$36,880	$532	$37,412

For purposes of the schedules included in this note, the Company classifies multi-family residential loans as commercial real estate.

Changes in the allowance for loan losses, by segment, are as follows (in thousands):

	Real Estate
	One to Four
	Family		Commercial	Construction &	Commercial &
	Residential	Home Equity	Real Estate	Land Development	Industrial	Consumer	Unallocated	Total
Balance, December 31, 2020	$3,954	$201	$8,143	$4,861	$1,852	$31	$803	$19,845

Provision for loan losses	(876)	(26)	(327)	(1,394)	3,948	78	647	2,050
Charge offs	(62)		(3,415)	-	(113)			(3,590)
Recoveries of loans previously charged off		-	48	-	62	-		110

Balance, December 31, 2021	3,016	175	4,449	3,467	5,749	109	1,450	18,415

Provision for loan losses	471	83	2,041	379	2,506	1,427	(207)	6,700
Charge offs	(35)	-	-	-	-	(287)	-	(322)
Recoveries of loans previously charged off	33	-	48	-	-	154	-	235

Balance, December 31, 2022	$3,485	$258	$6,538	$3,846	$8,255	$1,403	$1,243	$25,028

F-62

Note 4 – Loans Receivable (Cont.)

Additional information pertaining to the allowance for loan losses at December 31 is as follows (in thousands):

	Real Estate
	One to Four
	Family		Commercial	Construction &	Commercial &
	Residential	Home Equity	Real Estate	Land Development	Industrial	Consumer	Unallocated	Total
2022
Allowance for loans individually evaluated for impairment	$422	$-	$-	$-	$4,998	$-	$-	$5,420

Allowance for loans collectively evaluated for impairment	3,063	258	6,538	3,846	3,257	1,403	1,243	19,608

Total Allowance for Loan Loss	$3,485	$258	$6,538	$3,846	$8,255	$1,403	$1,243	$25,028

Loans individually evaluated for impairment	$1,809	$80	$3,360	$10	$9,121	$-	$-	$14,380

Loans collectively evaluated for impairment	930,627	75,146	1,008,663	552,365	238,240	196,535	-	3,001,576

Total Loans	$932,436	$75,226	$1,012,023	$552,375	$247,361	$196,535	$-	$3,015,956

	Real Estate
	One to Four
	Family		Commercial	Construction &	Commercial &
	Residential	Home Equity	Real Estate	Land Development	Industrial	Consumer	Unallocated	Total
2021
Allowance for loans individually evaluated for impairment	$43	$-	$-	$-	$4,467	$-	$-	$4,510

Allowance for loans collectively evaluated for impairment	2,973	175	4,449	3,467	1,282	109	1,450	13,905

Total Allowance for Loan Loss	$3,016	$175	$4,449	$3,467	$5,749	$109	$1,450	$18,415

Loans individually evaluated for impairment	$2,146	$-	$3,464	$10	$8,443	$-	$-	$14,063

Loans collectively evaluated for impairment	799,544	52,986	639,238	449,099	108,435	39,380		2,088,682

Total Loans	$801,690	$52,986	$642,702	$449,109	$116,878	$39,380	$-	$2,102,745

F-63

Note 4 – Loans Receivable (Cont.)

The following is a summary of past due loans as well as nonaccrual loans at December 31 (in thousands):

	2022
					Past Due
	Past Due				90 Days
			90 Days		or More &	Loans on
	30-59 Days	60-89 Days	or More	Total	Still Accruing	Non-accrual
Real estate:
One to four-family residential	$1,449	$-	$1,664	$3,113	$-	$5,579
Home equity	728	490	-	1,218	-	818
Commercial real estate	4,243	-	670	4,913	-	670
Construction & land development loans	-	-	-	-	-	10
Commercial & industrial	38	-	800	838	-	5,086
Consumer	1,499	436	817	2,752	-	859
	$7,957	$926	$3,951	$12,834	$-	$13,022

	2021
					Past Due
	Past Due				90 Days
			90 Days		or More &	Loans on
	30-59 Days	60-89 Days	or More	Total	Still Accruing	Non-accrual
Real estate:
One to four-family residential	$6,335	$241	$1,622	$8,198	$-	$3,384
Home equity	20	-	329	349	-	370
Commercial real estate	3,084	-	-	3,084	-	542
Construction & land development loans	-	-	399	399	-	409
Commercial & industrial	289	64	903	1,256	-	945
Consumer	249	89	235	573	-	358
Total	$9,977	$394	$3,488	$13,859	$-	$6,008

The schedule above for December 31, 2021 does not include loans approximating $8,343,000 that were modified to temporarily defer principal and interest payments as permitted under both the COVID-19 interagency regulatory guidelines and the CARES act (none at December 31, 2022). At December 31, 2021, the Company had an impaired loan loss allowance of $4,467,000 against these COVID-19 modified loans related to one borrower relationship. During 2022, all COVID-19 modified loans, including the previously mentioned impaired loan relationship, were required to come off deferral status and resume payments under normal contractual terms. Additionally, during 2022, this relationship modified its loan terms with the Bank under a TDR as further discussed in the below disclosures.

F-64

Note 4 – Loans Receivable (Cont.)

The following is a summary of impaired loans at December 31 (in thousands):

	Unpaid	Recorded	Related
	Principal	Investment in	Allowance for	Net Impaired
	Balance	Impaired Loans	Loan Losses	Loan Balance
2022

Impaired loans with no related allowance recorded:
Real estate:
One to four-family residential	$1,912	$1,387	$-	$1,387
Home equity	80	80	-	80
Commercial real estate	9,178	3,360	-	3,360
Construction & land development	640	10	-	10
Commercial & industrial	2,669	874	-	874
Consumer	-	-	-	-
Total	14,479	5,711	-	5,711

Impaired loans with an allowance recorded:
Real estate:
One to four-family residential	422	422	422	-
Home equity	-	-	-	-
Commercial real estate	-	-	-	-
Construction & land development	-	-	-	-
Commercial & industrial	8,247	8,247	4,998	3,249
Consumer	-	-	-	-
Total	8,669	8,669	5,420	3,249

Total impaired loans:
Real estate:
One to four-family residential	2,334	1,809	422	1,387
Home equity	80	80	-	80
Commercial real estate	9,178	3,360	-	3,360
Construction & land development	640	10	-	10
Commercial & industrial	10,916	9,121	4,998	4,123
Consumer	-	-	-	-
Total impaired loans	$23,148	$14,380	$5,420	$8,960

F-65

Note 4 – Loans Receivable (Cont.)

	Unpaid	Recorded	Related
	Principal	Investment in	Allowance for	Net Impaired
	Balance	Impaired Loans	Loan Losses	Loan Balance
2021

Impaired loans with no related allowance recorded:
Real estate:
One to four-family residential	$2,628	$2,103	$-	$2,103
Home equity	-	-	-	-
Commercial real estate	9,330	3,464	-	3,464
Construction & land development	640	10	-	10
Commercial & industrial	5,465	3,694	-	3,694
Consumer	-	-	-	-
Total	18,063	9,271	-	9,271

Impaired loans with an allowance recorded:
Real estate:
One to four-family residential	43	43	43	-
Home equity	-	-	-	-
Commercial real estate	-	-	-	-
Construction & land development	-	-	-	-
Commercial & industrial	4,749	4,749	4,467	282
Consumer	-	-	-	-
Total	4,792	4,792	4,510	282

Total impaired loans:
Real estate:
One to four-family residential	2,671	2,146	43	2,103
Home equity	-	-	-	-
Commercial real estate	9,330	3,464	-	3,464
Construction & land development	640	10	-	10
Commercial & industrial	10,214	8,443	4,467	3,976
Consumer	-	-	-	-
Total impaired loans	$22,855	$14,063	$4,510	$9,553

Additional information about impaired loans is as follows at December 31 (in thousands):

	2022	2021
Average recorded investment in impaired loans:
Real estate:
One to four-family residential	$1,633	$3,157
Home equity	16	-
Commercial real estate	3,413	5,465
Construction & land development	10	118
Commercial & industrial	8,802	5,240
Consumer	-	-
Total	$13,874	$13,980

Related amount of interest income recognized during the time in the year that the loans were impaired:
Total recognized	$683	$628
Amount recognized using a cash-basis method of accounting	$367	$102

F-66

Note 4 – Loans Receivable (Cont.)

The following table summarizes the carrying balance of trouble debt restructurings (TDRs) as of December 31 (in thousands):

	2022	2021
Performing TDRs	$8,304	$4,530
Nonperforming TDRs	3,762	-
	$12,066	$4,530

There was one loan relationship modified as a TDR during the year ended December 31, 2022. The borrower relationship (comprised of 5 loans) was re-underwritten and consolidated into two loans. The book value of these loans at December 31, 2022 was $8,248,000. There were no loans modified as TDRs during the year ended December 31, 2021. There were no TDRs that defaulted in the first twelve months after restructuring during the years ended December 31, 2022 and 2021.

No additional funds are committed to be advanced in connection with impaired or restructured loans.

Credit Quality Information

The Company utilizes a nine-grade internal rating system for commercial real estate, which includes multi-family residential loans, construction and land development loans, and commercial and industrial loans as follows:

Loans rated 1-5: Loans in these categories are considered “pass” rated loans with low to average risk.

Loans rated 6: Loans in this category are considered “special mention”. These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 7: Loans in this category are considered “substandard”. Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

Loans rated 8: Loans in this category are considered “doubtful”. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 9: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, the Company reviews the accuracy of risk ratings for all commercial real estate, construction and land development loans, and commercial and industrial loans based on various ongoing performance characteristics and supporting information that is provided from time to time by commercial borrowers. Annually, the Company engages an independent third-party to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process.

F-67

Note 4 – Loans Receivable (Cont.)

The following table summarizes the Company's loans by risk rating category at December 31 (in thousands):

	Risk	Residential &	Commercial	Construction &	Commercial &		Total
	Rating	Home Equity	Real Estate	Land Development	Industrial	Consumer	Loans
2022

Grade:
Pass	1 - 5	$1,006,275	$998,788	$552,365	$232,742	$196,535	$2,986,705
Special Mention	6	-	13,235	-	5,474	-	18,709
Substandard	7	1,387	-	-	9,145	-	10,532
Doubtful	8	-	-	10	-	-	10
Loss	9	-	-	-	-	-	-
Total		$1,007,662	$1,012,023	$552,375	$247,361	$196,535	$3,015,956

2021

Grade:
Pass	1 - 5	$853,085	$641,153	$448,700	$107,757	$39,380	$2,090,075
Special Mention	6	390	1,549	399	678	-	3,016
Substandard	7	1,201	-	-	8,443	-	9,644
Doubtful	8	-	-	10	-	-	10
Loss	9	-	-	-	-	-	-
Total		$854,676	$642,702	$449,109	$116,878	$39,380	$2,102,745

Note 5 – Mortgage Banking - Loan Sales and Servicing

Mortgage loans sold to and serviced for investors are not included in the accompanying financial statements. The loans serviced for others were sold without recourse provisions. The aggregate outstanding unpaid principal balance of such loans approximates $231,406,000 and $267,730,000 at December 31, 2022 and 2021, respectively. Gains on loans sold, including recognition of mortgage servicing rights, for the years ended December 31, 2022 and 2021 approximated $60,000 and $1,980,000, respectively, and are included in "mortgage banking income" in the noninterest income section of the consolidated statements of income.

The fair value of the rights to service mortgage loans sold is estimated by management using independent market information. This fair value is capitalized and amortized into income in proportion to, and over the period of, estimated net servicing income using the interest amortization method.

The following is a schedule of mortgage servicing assets, including the final carrying value, as of and for the years ended December 31:

	2022	2021

	(In thousands)
Balance at beginning of year	$2,735	$3,015
Additions:
Servicing obligations that result from transfers of financial assets	14	874
Subtractions:
Amortization	(451)	(1,154)
Balance at end of year	$2,298	$2,735

Management has concluded that the fair value of mortgage servicing rights, which is based on market prices for comparable mortgage servicing contracts, exceeds the carrying value. Accordingly, there is no adjustment for impairment.

F-68

Note 5 – Mortgage Banking - Loan Sales and Servicing (Cont.)

The characteristics and sensitivity analysis of the mortgage servicing rights are included in the following table as of December 31 as follows:

	2022	2021
Composition of residential loans serviced for others:
Fixed-rate mortgage loans	94%	92%
Variable-rate mortgage loans	6%	8%

Weighted average expected life (years)	14	11
Constant prepayment rate ("CPR")	5%	10%
Weighted average discount rate	8%	8%

Note 6 – Banking Premises and Equipment

A comparative summary of banking premises and equipment at December 31 is as follows:

	Estimated Useful Lives	2022	2021

		(In thousands)
Land		$4,631	$4,631
Land Improvements	7 - 20	2,727	2,727
Leasehold Improvements	Lease term (including all anticipated extensions)	12,308	6,783
Buildings and improvements	20 - 50	21,171	21,161
Furniture, fixtures, and equipment	3 - 10	18,377	15,494
		59,214	50,796
Less accumulated depreciation		(23,870)	(21,588)
		$35,344	$29,208

Depreciation and amortization expense for the years ended December 31, 2022 and 2021 approximated $2,363,000 and $2,100,000, respectively.

Branch Lease Commitments - The Company is the lessee under seven building and land lease agreements for branch locations in Ashland, Dedham, Dover, Medford, Millis, Natick and Mission Hill. The lease agreements have remaining lease terms ranging from 12 to 25 years, and some of the agreements include options to extend the lease for up to 10 years. In addition to the base lease payments, the Company is responsible for its share of utilities.

F-69

Note 6 – Banking Premises and Equipment (Cont.)

As discussed in Note 1, in 2021 the Company adopted ASC 842, “Leases”. All of its existing lease agreements at the date of adoption, as well as the new Dedham and Medford leases entered into during 2022 ($6,538,000 “right of use asset with offsetting operating lease obligation recorded in 2022), qualify as operating leases. The following is a summary of the recorded leases and assumptions used as of December 31:

	2022	2021

	(In thousands)
Operating lease right-of-use assets	$11,540	$5,002
Less accumulated amortization	(563)	(257)
Operating lease right-of-use assets, net	$10,977	$4,745
Operating lease liabilites	$11,049	$4,804
Weighted average remaining term (years)	20	15
Weighted average discount rate	4.38%	3.80%

The future minimum lease payments under the terms of the above leases at December 31, 2022, along with the recorded present value of the lease obligations, are as follows:

Year Ending
December 31	(in thousands)
2023	$756
2024	777
2025	802
2026	810
2027	827
Thereafter	13,727
$17,699
Less unamortized discount	(6,650)
Recorded present value of lease obligations	$11,049

The Company has included in its recorded lease obligations and right-of-use assets certain of the available lease extension options permitted under the agreements where management is reasonably certain, under lease accounting criteria, that the options will be exercised. Required payments for real estate taxes, insurance, utilities and management fees are not included in the recorded lease obligations and assets since they are variable payments that do not depend on a specified index or rate and they are recorded to expense as they are incurred. Any increases in lease payments as a result of changes in the CPI are charged to lease expense. Common area maintenance charges under the agreements are not considered in the recorded lease obligations since they represent a service provided to the Company and, as such, they are recorded to expense as incurred. The discount rates imputed on the lease obligations range from 3.01% to 5.29% which represented the Company’s incremental borrowing rates, at the time of the adoption of ASC 842 or the inception of the lease if later, for similar length terms as the applicable leases.

Total lease expense under these agreements for the years ended December 31, 2022 and 2021 approximated $630,000 and $474,000, respectively. The adoption of ASC 842 had no significant effect on the amount of lease expense recorded for 2022 or 2021.

F-70

Note 7 – Deposits

A comparative summary of deposits at December 31 is as follows (in thousands):

	2022	2021
Transactional accounts:
Noninterest-bearing demand deposits	$445,518	$324,392
Savings accounts	163,257	160,098
NOW accounts	408,894	419,285
Money market accounts	659,455	699,309
Total transactional accounts	1,677,124	1,603,084

Time deposits:
Greater than $250,000	415,860	361,011
Less than or equal to $250,000	793,759	600,443
Total time deposits	1,209,619	961,454
	$2,886,743	$2,564,538

Contractual maturities of time deposits are as follows at December 31 (in thousands):

	2022	2021
Within 1 year	$1,022,891	$886,750
Over 1 year to 2 years	160,545	34,811
Over 2 years to 3 years	11,137	27,431
Over 3 years to 4 years	5,937	4,459
Over 4 years to 5 years	9,109	8,003
	$1,209,619	$961,454

Included in time deposits are brokered certificates of deposit of approximately $250 million and $50 million at December 31, 2022 and 2021, respectively.

There are no customers that exceed 5% of total deposits at December 31, 2022 and 2021.

Note 8 – Borrowings

Federal Home Loan Bank – Borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally by pledging a specified percentage of the carrying value of owner and non-owner occupied first mortgage loans secured by one to four-family properties and commercial real estate loans, including multifamily loans ($1.1 billion at December 31, 2022). Total additional borrowing capacity with the FHLB based upon collateral pledged, approximates $473 million at December 31, 2022. Additionally, in order to further secure these borrowings with the FHLB, the Company is also required to invest in the stock of the FHLB.

F-71

Note 8 – Borrowings (Cont.)

Maturities on outstanding borrowings from the FHLB as of December 31 are summarized by year as follows:

	2022		2021
		Weighted		Weighted
		Average		Average
	Amount	Rate	Amount	Rate

	(dollars In thousands)
Advances maturing within:
One year	$293,075	4.27%	$164	3.38%
One to two years	7	2.80	80	3.65
Two to three years	-	-	12	2.80
	$293,082	4.27%	$256	3.44%

The Company also has a line of credit from the FHLB Ideal Way in the amount of $6,058,000 at December 31, 2022 and 2021. The Company has no borrowings outstanding under this line of credit at December 31, 2022 or 2021.

Interest expense on the above FHLB borrowings approximated $2,859,000 and $502,000 for the years ended December 31, 2022 and 2021, respectively.

The Federal Reserve Bank – The Company has a line of credit agreement with the Federal Reserve Bank of Boston for usage of the discount window. The terms of the agreement call for the pledging of certain assets for any and all obligations of the Company under the agreement. At December 31, 2022 and 2021 there were no borrowings outstanding under this agreement and no assets had been pledged.

Interest Rate Swap Contracts – The Company is party to an International Swap and Derivative Association (ISDA) interest rate swap contract of $50 million with a financial institution (“counterparty”) to manage its exposure to interest rate changes previously associated with $50 million of FHLB borrowings. The swap was modified during late 2021 to manage its exposure to interest rate changes by replacing the FHLB borrowings with $50 million of brokered certificates of deposit (representing the notional amount of the swap contract). This swap contract matured during April of 2023. The swap contract qualifies as a cash flow hedge and, accordingly, the Company records the fair value of the contract on its consolidated balance sheet as an asset or liability, with an offset to accumulated other comprehensive income (AOCI), net of income tax impacts, and with changes reflected in other comprehensive income.

The effect of the swap contract is to limit the interest rate exposure on the brokered certificates of deposits to a fixed rate (2.53%) versus the three-month LIBOR. In accordance with the swap agreement, the interest charge is calculated based upon the LIBOR and the fixed rate. If interest as calculated is greater based on the LIBOR, the counterparty pays the difference to the Company. However, if interest as calculated is greater based on the fixed rates, the Company pays the difference to the counterparty.

Depending on the fluctuations in the LIBOR, the Company's interest rate exposure and its related impact on interest expense and net cash flow could increase or decrease. The fair value of the interest rate swap agreement is the estimated amount the Company would receive or pay to terminate the agreement at a particular point in time, considering current interest rates and the creditworthiness of the counterparty. The estimated fair value of the interest rate swap contract is provided by a third-party valuation expert.

F-72

Note 8 – Borrowings (Cont.)

The fair value of the swap contract is estimated to be an asset (recorded in prepaid expenses and other assets) of approximately $321,000 at December 31, 2022 as compared to a liability (recorded in accrued expenses and other liabilities) of $1,227,000 at December 31, 2021, which are reflected in the Company's accompanying consolidated balance sheets. An unrealized gain on the swap contract of approximately $231,000 at December 31, 2022 and an unrealized loss of $884,000 at December 31, 2021, net of income tax effects, is recorded in AOCI in the consolidated balance sheets at December 31, 2022 and 2021, respectively. See Note 15 for additional information.

This financial instrument involves counterparty credit exposure. The counterparty for the interest rate exchange is a major financial institution that meets the Company’s criteria for financial stability and creditworthiness. In order to mitigate counterparty default risk, should there be a significant difference in the market value of the swap components and/or the projected net interest payments, the Company or the counterparty could demand that collateral be pledged to cover the difference on each swap contract. The Company is required to maintain $500,000 and $1,500,000 of collateral deposits with the counterparty at December 31, 2022 and 2021, respectively.

The swap agreement resulted in an additional charge to the Company’s interest expense of approximately $313,000 (included with interest expense on deposits) and $1,538,000 (included with interest expense on borrowings) for the years ended December 31, 2022 and 2021, respectively.

Note 9 – Employee Benefits

Defined Contribution Plan – The Company maintains an employee savings plan under Section 401(k) of the Internal Revenue Code whereby individual employee contributions to the Plan are matched within certain limitations by the Company. All employees who meet specified age and length of service requirements are eligible to participate in the 401(k) plan. The Company’s expense (recorded in salaries and employee benefits in the consolidated statements of income) approximated $1,872,000 and $1,614,000 for the years ended December 31, 2022 and 2021, respectively.

Employee Pension Plan – As discussed in Note 1, the Company provides pension benefits through a defined benefit plan maintained with CBERA. The Company’s Plan assets and liabilities are pooled together with those of other financial institutions; therefore, the Company is not required to recognize the funded status of the plan in its balance sheet and need only accrue for any quarterly contributions due and payable on demand, or any withdrawal liabilities assessed by CBERA if the Company intended to withdraw from the Plan, which is not the Company’s intention at the present time.

The Company’s participation in the CBERA Plan C defined benefit plan as of December 31 is summarized below:

		Pension Protect Act Zone Status			Bank's Contributions
Pension Fund	EIN/Plan Number	2022	2021	FIP/RP Status Pending / Implemented	2022	2021	2020	Surcharge Imposed

The Defined Benefit Plan (Plan C) of the CBERA Retirement Program	EIN: 04-6035593; Plan No. 334	Green	Green	No	$2,000,000	$2,000,000	$2,000,000	No

The Company's contributions to the Plan in each of the three years disclosed above exceeded 5% of the total plan contributions.

The Plan’s audited financial statements (most recently available) for the years ended December 31, 2021 and 2020, indicated total net assets available for benefits of $403,634,773 and $398,193,810, respectively; total actuarial present value of accumulated plan benefits of $296,470,129 and $280,197,872, respectively; and total contributions from all participating employers of $8,560,568 and $9,681,927, respectively.

F-73

Note 9 – Employee Benefits (Cont.)

Deferred Compensation Plans – During 2014, the Company put into place an unfunded, defined contribution, Non-qualified Deferred Compensation Plan (“Deferred Comp Plan”) for select employees of the Company. The Deferred Comp Plan was provided to key management of the Company and results in 5% - 10% of the employee’s then current base salary being credited to the participant’s account annually, subject to increases based upon increases in annual base compensation and the possibility of additional discretionary contributions. The employees vest at varying dates in accordance with each individual’s deferred compensation participation agreement; however, all key officers will be fully vested upon the attainment of age 65. The obligations under these plans are included in accrued retirement liabilities in the Company’s consolidated balance sheets and approximated $2,064,000 and $1,728,000 as of December 31, 2022 and 2021, respectively. The expense under these plans (recorded in salaries and employee benefits in the consolidated statements of income) approximated $336,000 and $298,000 for the years ended December 31, 2022 and 2021, respectively.

Long-Term Incentive Plan – In January 2020, the Company put into place a long-term incentive plan for certain members of its management team where benefits are awarded annually on a discretionary basis and vest over a three-year period. Under this plan, individuals are granted “phantom shares” and benefits are accrued based upon the projected growth of the Company’s capital. The obligations under this plan is included in accrued retirement liabilities in the Company’s consolidated balance sheets and approximated $4,920,000 and $1,617,000 as of December 31, 2022 and 2021, respectively. The expense under this plan (recorded in salaries and employee benefits in the consolidated statements of income) approximated $3,303,000 and $1,109,000 for the years ended December 31, 2022 and 2021, respectively.

Director Pension Plan – The Company has a director defined benefit pension plan, covering substantially all directors who have met the plan’s vesting requirements. The Company’s liabilities for the director pension plan are calculated by an independent actuary who used the “projected unit credit” actuarial method to determine the normal cost and actuarial liability.

A comparison of the actuarial estimates of the benefit obligations to the recorded obligations are as follows as of the measurement date, December 31:

	2022	2021

	(In thousands)
Projected benefit obligations	$4,998	$4,549
Plan assets at fair value	-	-
Funded status	$(4,998)	$(4,549)

Amounts recognized in the balance sheet at December 31 are as follows:

	2022	2021

	(In thousands)
Accrued retirement liabilities	$4,998	$4,549
Accumulated other comprehensive loss in equity, before taxes	(1,241)	(1,041)
Net amount recognized	$3,757	$3,508

F-74

Note 9 – Employee Benefits (Cont.)

Amounts included in “Accumulated Other Comprehensive Income (Loss)” that have not yet been recognized as components of net periodic pension cost, are as follows at December 31:

	2022	2021

	(In thousands)
Net actuarial losses	$(926)	$(1,041)
Prior service costs	(315)	-
Unrecognized pension costs	(1,241)	(1,041)
Deferred income tax effect	348	292
	$(893)	$(749)

See Note 15 for Other Comprehensive Income disclosures related to pension costs.

Changes in the projected benefit obligation of the director pension plan are as follows for the years ended December 31:

	2022	2021

	(In thousands)
Benefit obligation at beginning of year	$4,549	$3,822
Service cost	232	188
Interest cost	114	84
Plan amendments	372	-
Actuarial Loss (Gain)	(30)	540
Benefits paid	(239)	(85)
Benefit obligation at end of year	$4,998	$4,549

The following schedule reflects the net periodic pension cost, contributions received, and benefits paid for the years ended December 31:

	2022	2021

	(In thousands)
Service cost	$232	$188
Interest cost	114	84
Amortization of net actuarial losses	85	20
Amortization of prior service costs	57	-
Net periodic pension cost	$488	$292
Employer contribution	$239	$85
Benefits paid	$239	$85

The weighted average actuarial assumptions used to determine the director pension plan projected benefit obligations and net periodic pension cost at December 31 were as follows:

	2022	2021
Pre-retirement discount rate for net periodic pension cost	2.35%	2.23%
Pre-retirement discount rate for projected benefit obligation	5.03%	2.35%
Post-retirement discount rate for projected benefit obligation	5.03%	2.35%
Rate of compensation increase	0.00%	0.00%

F-75

Note 9 – Employee Benefits (Cont.)

The components of projected net periodic pension cost for the year ending December 31, 2023 are as follows (amortization amounts will be recorded via charges or credits to “other comprehensive income”):

(In thousands)
Service cost	$260
Interest cost	261
Amortization of net actuarial losses	81
Amortization of unrecognized prior service costs	488
$1,090

Management expects the Company to contribute approximately $455,000 to the director pension plan to cover pension benefit payments during fiscal year 2023.

The following estimated pension benefit payments, which reflect expected future service as appropriate, are expected to be paid over the next ten years:

Year Ending
December 31	(In thousands)
2023	$455
2024	$480
2025	$514
2026	$526
2027	$489
2028-2032	$3,293

Bank Owned Life Insurance – The Company maintains Bank Owned Life Insurance (BOLI) policies on a key executive and various directors to assist in defraying any benefits payable under the officer and director retirement benefit plans mentioned above. These life insurance policies were purchased by the Company on the lives of key employees who provided consent, allowing the Company to be the owner and beneficiary of such policies. The premiums paid on the BOLI were one-time payments made at the inception of the policies. During 2022, the Company paid approximately $22.2 million of premiums on additional BOLI as one-time payments made at inception of the contracts ($21.6 million of one-time payments were made in 2021). The cash surrender values of the BOLI policies approximate $49,006,000 and $25,651,000 at December 31, 2022 and 2021, respectively. Changes in the cash surrender value of BOLI are recorded as noninterest income on the consolidated statement of income.

F-76

Note 10 – Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2022	2021

	(In thousands)
Current tax expense:
Federal	$3,625	$3,310
State	3,951	2,214
	7,576	5,524
Deferred tax expense (credits):
Federal	(458)	406
State	(795)	127
	(1,253)	533
Total income tax expense	$6,323	$6,057

The Company's effective tax rate differs from that computed at the statutory federal income tax rate as follows for the years ended December 31:

	2022	2021
Statutory federal tax rate	21.0%	21.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	6.9	6.7
Tax-exempt income	(0.9)	(0.6)
Federal solar tax credits	(10.1)	(5.3)
Other, net	0.5	0.1

Effective tax rate	17.4%	21.9%

The Company’s deferred income tax assets and liabilities at December 31 consist of the following:

	2022	2021

	(In thousands)
Deferred income tax assets:
Allowance for loan losses	$7,035	$5,176
Loan impairment charges	491	514
Director retirement plans	1,056	986
Deferred compensation	1,963	940
Non-accrual interest on loans	184	166
Accumulated OCI on director pension plan	348	292
Unrealized loss on cash flow hedge	-	343
Unrealized loss on investment securities available for sale	4,805	248
Other	29	128
Gross deferred income tax assets	15,911	8,793

Deferred income tax liabilities:
Mortgage servicing rights	(646)	(769)
Depreciation	(1,777)	(1,035)
Unrealized gain on cash flow hedge	(90)	-
Solar tax credit investment	(1,623)	(615)
Bargain purchase gain	(387)	-
Gross deferred income tax liabilities	(4,523)	(2,419)
Net deferred income tax asset	$11,388	$6,374

F-77

Note 10 – Income Taxes (Cont.)

Based on the Company’s projected pretax earnings, management believes it is more likely than not that the Company will realize the gross deferred tax assets existing at December 31, 2022. Therefore, no valuation allowance has been provided. The primary sources of recovery of the gross federal and state deferred tax assets is the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings. It should be noted, however, that factors beyond management’s control, such as the general state of the economy and real estate values, can affect future levels of taxable income, and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

In the past, the Internal Revenue Code provisions permitted co-operative banks a special bad debt deduction, irrespective of the amounts provided for financial reporting purposes. As a result, the Company's total pre-1988 bad debt reserve for federal income tax purposes approximates $13,806,000 at December 31, 2022, for which no deferred income tax liabilities have been recognized. Reduction of this amount for purposes other than to absorb bad debt losses would be subject to income taxes.

The Company has not identified any uncertain tax positions requiring accrual or disclosure at December 31, 2022 and 2021. The Company’s income tax returns are subject to review and examination by federal and state taxing authorities; however, there are currently no examinations for any tax periods in progress. Management of the Company believes it is no longer subject to examination for tax years prior to 2019.

Note 11 – Regulatory Capital Requirements

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Effective January 1, 2020, the federal banking agencies published a final rule on a Community Bank Leverage Ratio (“CBLR”) Framework that provides a simplified measure of capital adequacy for qualified community banking organizations. Management has determined that the Company meets the standards to qualify under the CBLR framework and opted into this framework for FDIC call reporting purposes during 2020. Under the CBLR framework, a bank that maintains a community bank leverage capital ratio of 9% (defined as Tier 1 capital divided by total average assets) is considered to have satisfied its capital requirements, determined to be well-capitalized, and will no longer be required to calculate risk-based capital ratios. The minimum community bank leverage capital ratio was 8.5% during 2021 and 9.0% during 2022. As of December 31, 2021, the Bank met the minimum requirement with a community bank leverage capital ratio of 11.2%.

F-78

Note 11 – Regulatory Capital Requirements (Cont.)

As of December 31, 2022, the Company did not meet the requirement for the CBLR framework due to its unfunded loan commitments being over 25% of its capital for more than two consecutive quarters. As a result, the Company operated under the risk-based framework for the year ended December 31, 2022. Under this framework, quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Total Capital, Tier I Capital and Common Equity Tier I Capital to Risk-Weighted Assets, and Tier I Capital to Total Average Assets (as defined in the regulations). As of December 31, 2022, the Bank was categorized as well capitalized under this regulatory framework for prompt corrective action as presented in the table below.

					To be well capitalized
			For minimum capital		under prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(dollars in thousands)
December 31, 2022
Total Capital
(to Risk-Weighted Assets)	$382,417	11.3%	$271,323	8.0%	$339,153	10.0%
Tier I Capital
(to Risk-Weighted Assets)	$357,389	10.5%	$203,492	6.0%	$271,323	8.0%
Common Equity Tier I Capital
(to Risk-Weighted Assets)	$357,389	10.5%	$152,619	4.5%	$220,450	6.5%
Tier I Capital
(to Total Average Assets)	$357,389	10.5%	$136,311	4.0%	$170,389	5.0%

The Company’s consolidated capital ratios are consistent with the Bank’s regulatory capital ratios as reported above for the years ended December 31, 2022 and 2021.

Note 12 – Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk

Off-Balance Sheet Risk – The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, to disburse funds to borrowers on unused construction and land development loans, and to disburse funds on committed but unused lines of credit. These financial agreements involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Commitments to originate loans and disburse additional funds to borrowers on lines of credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The commitments to originate loans and lines of credit may expire without being funded or drawn upon; therefore, the total commitment amounts do not necessarily represent future cash requirements.

F-79

Note 12 – Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk (Cont.)

Financial instruments whose contract amounts represents off-balance sheet credit risk and are not reflected in the Company’s consolidated balance sheets consist of the following at December 31:

	2022	2021

	(In thousands)
Unused commitments to extend credit	$723,175	$742,070
Letters of credit	$6,106	$6,350

Concentrations of Credit Risk – The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, investment securities, loans receivable, bank owned life insurance, borrowings, deposits and derivative financial instruments.

Cash and Cash Equivalents - The Company's cash and due from bank accounts are maintained in high credit quality financial institutions. At times, such amounts on deposit at any one financial institution may be in excess of the FDIC insurance limits. At December 31, 2022, based on bank balances, the Company has approximately $928,000 on deposit in excess of federal-insured limits.

At December 31, 2022, the Company has approximately $25.5 million of uninsured investments in Federal Funds sold, which are obligations of the Federal Reserve.

Marketable Securities Available for Sale - The Company’s marketable investment securities at December 31, 2022 consist entirely of debt securities, primarily U.S. Treasury Securities, Corporate Bonds, Municipal Obligations and other Agency Mortgage-Backed Obligations. A full summary of the Company’s marketable debt securities, which approximate $245.5 million and are classified as available for sale, is presented in Note 3.

Loans Receivable – The Company’s most significant group of assets is its loan portfolio of over $2.9 billion, which represents approximately 83% of its total assets. The majority of the Company’s loans, 60%, are considered commercial loans and 33% are considered residential real estate loans granted to customers in the metro-west area of Boston. Most customers are also depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4 to these financial statements.

Bank Owned Life Insurance - The cash surrender values of bank owned life insurance policies approximates $49.0 million at December 31, 2022, and relate to policies maintained with four reputable and sound life insurance companies.

Deposits – At December 31, 2022, $234.9 million (8% of total deposits) of the Company’s deposit obligations are with customers in the cannabis industry.

Borrowings – At December 31, 2022, all of the Company’s borrowings totaling $293.1 million (9% of total liabilities) are with the FHLB (see Note 8).

Derivative Financial Instruments - The Company is party to an ISDA interest rate swap contract of $50 million with a financial institution as discussed in Note 8. The Company’s other derivative contracts, including collateral deposits, are held with several financial institution counterparties as discussed in Note 14.

F-80

Note 13 – Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The Company records fair value adjustments to certain assets and liabilities and determines fair value disclosures utilizing a definition of fair value of assets and liabilities that states that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is best determined using quoted market prices, however additional considerations are involved to determine the fair value of financial assets in markets that are not active. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available to management.

Generally accepted accounting principles establish a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value, and gives the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 – Observable inputs such as quoted prices in active markets.

Level 2 – Observable inputs other than Level 1 inputs such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market data and are significant to the fair value measurement of the assets or liabilities. Level 3 inputs include fair value measurements that use pricing models, discounted cash flow methodologies, or similar techniques, as well as significant management judgment or estimation.

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements.

Investment securities - Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds (such as US Treasuries), mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions, and certain corporate, asset-backed and other securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. The carrying value of restricted FRB and FHLB stock approximates fair value based upon the redemption provisions of each entity and is therefore excluded from the following table.

Derivative arrangements - The fair values of derivative arrangements are estimated by the Company using a third-party derivative valuation expert who relies on Level 2 inputs, namely interest cash flow models to determine a fair value by calculating a settlement termination value with the counterparty.

F-81

Note 13 – Fair Value Measurements (Cont.)

Assets measured and reported at estimated fair value on a recurring basis are summarized below:

	December 31, 2022
	Level 1	Level 2	Level 3	Fair Value

	(In Thousands)
Assets:
Available-for-sale securities:
U.S. Treasury securities	$106,801	$-	$-	$106,801
Agency mortgage-backed securities	-	12,141	-	12,141
Agency collateralized mortgage obligations	-	3,073	-	3,073
Corporate bonds	-	92,807	9,000	101,807
Municipal obligations	-	21,658	-	21,658

	$106,801	$129,679	$9,000	$245,480

Interest rate swap (cash flow hedge)	$-	$321	$-	$321
Derivative assets	$-	$31,483	$-	$31,483
Liabilities:
Derivative liabilities	$-	$31,492	$-	$31,492

	December 31, 2021
	Level 1	Level 2	Level 3	Fair Value

	(In Thousands)
Assets:
Available-for-sale securities:
U.S. Treasury securities	$95,166	$-	$-	$95,166
U.S. Federal Agency obligations	-	11,582	-	11,582
Agency mortgage-backed securities	-	15,660	-	15,660
Agency collateralized mortgage obligations	-	5,192	-	5,192
Corporate bonds	-	98,670	6,000	104,670
Municipal obligations	-	27,480	-	27,480

	$95,166	$158,584	$6,000	$259,750

Derivative assets	$-	$8,556	$-	$8,556
Liabilities:
Interest rate swap (cash flow hedge)	$-	$1,227	$-	$1,227
Derivative liabilities	$-	$8,584	$-	$8,584

The Company purchased $3 million in level 3 subordinated debentures during both 2022 and 2021. There were no sales, transfers, or changes in fair value of level 3 assets during 2022 and 2021.

The Company may also be required from time to time to measure certain other assets on a non-recurring basis in accordance with generally accepted accounting principles. Any adjustments to fair value usually result in write-downs of individual assets.

Impaired Loans - Loans that are considered impaired are recorded at fair value on a nonrecurring basis. Once a loan is considered impaired, the fair value is measured using one of several methods, including collateral liquidation value, market value of similar debt or discounted cash flows. Those impaired loans not requiring a specific charge against the allowance represent loans for which the fair value of the expected repayments or collateral meet or exceed the recorded investment in the loan. Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair value of the underlying real estate collateral. Such fair values are obtained using independent appraisals, which the Company considers to be Level 3 inputs.

F-82

Note 13 – Fair Value Measurements (Cont.)

Mortgage Servicing Rights – Mortgage servicing rights do not trade in an active market with readily observable market data. As a result, the Company estimates the fair value of mortgage servicing rights by using a discounted cash flow model to calculate the present value of estimated future net servicing income. The assumptions used in the discounted cash flow model are those that market participants would use in estimating future net servicing income. Assumptions in the valuation of mortgage servicing rights may include estimated loan repayment rates, the discount rate, servicing costs, and the timing of cash flows, among other factors. The Company measures the fair value of mortgage servicing rights accounted for using the amortization method as nonrecurring Level 3.

The Company had no liabilities measured at fair value on a non-recurring basis.

The following table summarizes assets measured at fair value on a non-recurring basis:

	December 31, 2022
	Level 1	Level 2	Level 3	Fair Value

	(In Thousands)
Impaired Loans	$-	$-	$8,960	$8,960
Mortgage Servicing Rights	$-	$-	$2,781	$2,781

	December 31, 2021
	Level 1	Level 2	Level 3	Fair Value

	(In Thousands)
Impaired Loans	$-	$-	$9,553	$9,553
Mortgage Servicing Rights	$-	$-	$2,757	$2,757

For Level 3 assets measured at fair value on a nonrecurring basis as of December 31, 2022 and December 31, 2021, the significant unobservable inputs used in the fair value measurements were as follows:

		Significant	Significant
	Valuation	Observable	Unobservable
	Technique	Inputs	Inputs
Impaired Loans	Appraisal Value/Comparison Sales	Appraisals and/or sales of comparable properties	Appraisals discounted 5 to 20% for sales commission and other holding costs

Mortgage Servicing Rights	Discounted Cash Flows	Comparable sales	Constant prepayment rate - 5% (2022)
Constant prepayment rate - 10% (2021)
Weighted average discount rate - 8%

Fair Value of Financial Instruments - The following table includes the estimated fair value of the Company’s financial assets and financial liabilities. The methodologies for estimating the fair value of financial assets and financial liabilities measured on a recurring and nonrecurring basis are discussed above. The methodologies for estimating the fair value for other financial assets and financial liabilities are discussed below. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data in order to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation techniques may have a material effect on the estimated fair value amounts at December 31, 2022 and 2021.

F-83

Note 13 – Fair Value Measurements (Cont.)

The following tables present the estimated fair values, related carrying amounts, and valuation levels of the financial instruments as of the dates stated.

	December 31, 2022
			Fair Value Measurements
(Dollars in thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and cash equivalents	$156,545	$156,545	$156,545	$—	$—
Non-public investments	10,592	10,592	—	—	10,592
Loans receivable, net	2,990,417	2,928,734	—	—	2,928,734
Accrued interest receivable	10,837	10,837	—	10,837	—
Bank owned life insurance	49,006	49,006	—	49,006	—
Financial Liabilities
Noninterest-bearing demand deposits	$445,518	$445,518	$445,518	$—	$—
Savings, NOW and money markets	1,231,606	1,231,606	—	1,231,606	—
Time deposits	1,209,619	1,194,871	—	—	1,194,871
FHLB borrowings	293,082	293,056	—	293,056	—

	December 31, 2021
			Fair Value Measurements
(Dollars in thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and cash equivalents	$467,050	$467,050	$467,050	$—	$—
Non-public investments	4,286	4,286	—	—	4,286
Loans receivable, net	2,086,341	2,090,754	—	—	2,090,754
Accrued interest receivable	7,538	7,538	—	7,538	—
Bank owned life insurance	25,651	25,651	—	25,651	—
Financial Liabilities
Noninterest-bearing demand deposits	$324,392	$324,392	$324,392	$—	$—
Savings, NOW and money markets	1,278,692	1,278,692	—	1,278,692	—
Time deposits	961,454	962,719	—	—	962,719
FHLB borrowings	256	259	—	259	—

Cash and cash equivalents - The carrying amount approximates fair value for these instruments.

Non-public investments - Non-public investments are carried at original cost or accounted for using the equity method. This approximates fair value as there is no ready market for such investments.

Loans receivable, net - Fair values are estimated for portfolios of loans with similar financial characteristics if collateral dependent. Loans are segregated by type. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect observable market information incorporating the credit, liquidity, yield and other risks inherent in the loan. The estimate of maturity is based upon the Company’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of the current economic and lending conditions. Fair value for significant non-performing loans is generally based upon recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discounted rates are judgmentally determined using available market information and specific borrower information.

Accrued interest receivable - The carrying amount approximates fair value for these instruments.

Bank owned life insurance - Bank owned life insurance is carried at net cash surrender value of the polices which approximates fair value since that is the approximate liquidation value of these assets.

F-84

Note 13 – Fair Value Measurements (Cont.)

Deposits - The fair value of deposits with no stated maturity date, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is based on the carrying value. The fair value of time deposits is based upon the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank borrowings - Fair value is estimated based on discounted cash flows using current market rates for borrowing with similar terms.

Note 14 – Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives – The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s assets and liabilities.

Fair Value Hedges of Interest Rate Risk –The Company is exposed to changes in the fair value of certain of its pools of pre-payable fixed-rate assets due to changes in benchmark interest rates. The Company uses interest rate swap agreements to manage its exposure to changes in the fair value of these instruments attributable to changes in the designated benchmark interest rate. Interest rate swap agreements designated as fair value hedges involve the payment of fixed-rate amounts to a counterparty in exchange for the Company receiving variable-rate payments over the life of the agreements without the exchange of the underlying notional amount.

For derivatives designated and that qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in interest income.

The Company had previously entered into two “last of layer hedges” on a significant portion of its fixed rate residential loan pool. These amounts include the amortized cost basis of closed portfolios used to designate hedging relationships in which the hedged item is the last layer expected to remain at the end of the hedging relationship.

During September 2021, the Company terminated these last of layer hedges by paying out $2.15 million to the respective third parties. These fees were capitalized into loans receivable and are being amortized against loan income over the contractual lives of the remaining designated residential loans. The unamortized amount of this cost basis adjustment is $1.2 million and $1.7 million at December 31, 2022 and 2021, respectively.

F-85

Note 14 – Derivatives and Hedging Activities (Cont.)

Tabular Disclosure of the Effect of Fair Value Hedge Accounting on the Income Statement – The table below presents the effect of the Company’s derivative financial instruments designated as fair value hedges on the consolidated statements of income (in thousands):

	Location and Amount of Gain or (Loss) Recognized in Income on Fair Value Hedging Relationships
	Year Ended December 31, 2022		Year Ended December 31, 2021
	Interest Income	Interest Expense	Interest Income	Interest Expense
Total amounts of income and expense line items presented in the consolidated statements of income in which the effects of fair value hedges are recorded	$-		$(3,015)
The effects of fair value hedging:
Gain or (loss) on fair value hedging relationships in Subtopic 815-20
Interest contracts
Hedged items	$-		$(3,133)
Derivatives designated as hedging instruments	$-		$118

Non-designated Hedges – Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements and/or the Company has not elected to apply hedge accounting. Changes in the fair value of derivatives not designated in hedging relationships, exclusive of credit valuation adjustments, are recorded directly in earnings.

The Company executes interest rate swap and cap agreements with commercial banking customers to facilitate its respective risk management strategies. Those interest rate swap and cap agreements are simultaneously hedged by offsetting interest rate swaps and caps that are executed with a third party, such that the Company minimizes its net risk exposure resulting from such transactions. As of December 31, 2022, the Company had 36 interest rate swap agreements and one interest rate cap agreement with an aggregate notional amount of $263.9 million related to this program. As of December 31, 2021, the Company had 34 interest rate swap agreements and one interest rate cap agreement with an aggregate notional amount of $274.6 million related to this program.

Risk Participation Agreements – Risk Participation Agreements (RPAs) are guarantees issued by the Company to other parties for a fee, whereby the Company agrees to participate in the credit risk of a derivative customer of the other party. Under the terms of these agreements, the “participating bank” receives a fee from the “lead bank” in exchange for the guarantee of reimbursement if the customer defaults on an interest rate swap. The interest rate swap is transacted such that any and all exchanges of interest payments (favorable and unfavorable) are made between the lead bank and the customer. In the event that an early termination of the swap occurs, and the customer is unable to make a required close out payment, the participating bank assumes that obligation and is required to make this payment. RPAs where the Company acts as the lead bank are referred to as “participations-out,” in reference to the credit risk associated with the customer derivatives being transferred out of the Company. Participations-out generally occur concurrently with the sale of new customer derivatives. RPAs where the Company acts as the participating bank are referred to as “participations-in,” in reference to the credit risk associated with the counterparty’s derivatives being assumed by the Company. The Company’s maximum credit exposure is based on its proportionate share of the settlement amount of the referenced interest rate swap. Settlement amounts are generally calculated based on the fair value of the swap plus outstanding accrued interest receivable from the customer. As of December 31, 2022, the Company had 8 RPAs with an aggregate notional amount of $31.4 million related to this program (6 RPAs with an aggregate notional amount of $21.1 million at December 31, 2021). These RPAs all represent “participations-in” and generally have terms ranging from five to ten years.

F-86

Note 14 – Derivatives and Hedging Activities (Cont.)

Tabular Disclosure of Fair Values of Derivative Instruments on the Balance Sheet – The table below presents the fair value of the Company’s derivative financial instruments not designated as hedging instruments, as well as their classification on the consolidated balance sheets as of December 31 (in thousands):

2022	Asset Derivatives (1)	Liability Derivatives (2)
Derivatives not designated as hedging instruments:
Interest rate products	$31,483	$31,483
RPA credit contracts	-	9
Total derivatives not designated as hedging instruments	$31,483	$31,492

2021
Derivatives not designated as hedging instruments:
Interest rate products	$8,556	$8,556
RPA credit contracts	-	28
Total derivatives not designated as hedging instruments	$8,556	$8,584

(1) Recorded in prepaid expenses and other assets in the consolidated balance sheets

(2) Recorded in accrued expenses and other liabilities in the consolidated balance sheets

The table below presents the financial impact of the Company’s derivative financial instruments not designated as hedges to the consolidated statements of income, caused by changes in fair value and default termination fees paid on the swap arrangements for the years ended December 31 (in thousands):

	Location of Gain or (Loss) Recognized	Year Ended December 31
	in Income on Derivative	2022	2021
Derivatives Not Designated as Hedging Instruments:
RPA credit contracts-fair value adjustments	Other non-interest income	$19	$8

Swap contract fees, net of brokerage costs, recognized in earnings on the above noted interest rate products and RPA contracts approximated $1,242,000 and $1,980,000 during 2022 and 2021, respectively.

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company defaults (or is capable of being declared in default) on any of its indebtedness, then the Company could also be declared in default on its derivative obligations, and it could be required to terminate its derivative positions with the counterparty. The Company also has agreements with certain of its derivative counterparties that contain a provision whereby if the counterparty fails to maintain its status as a well-capitalized institution, then the Company could be required to terminate its derivative positions with the counterparty. In order to mitigate counterparty default risk in conjunction with these interest rate products and RPA credit contracts, the Company was required to maintain $8.6 million of collateral deposit accounts with the counterparties to these agreements at December 31, 2022 ($7.6 million required at December 31, 2021).

F-87

Note 15 – Other Comprehensive Income

The components of the Company’s “Accumulated Other Comprehensive Income”, along with the changes during the years (net of deferred income tax effects), are as follows (in thousands):

	Unrealized Gain	Director	Unrealized Gain	Total Accumulated
	(Loss) on AFS	Pension	(Loss) on Cash	Other Comprehensive
	Securities	Plan	Flow Hedge	Income (Loss)
Balances at December 31, 2020	$3,058	$(375)	$(2,192)	$491

Other comprehensive income (losses), net of taxes	(3,697)	(374)	1,308	(2,763)

Balances at December 31, 2021	(639)	(749)	(884)	(2,272)

Other comprehensive income (losses), net of taxes	(13,100)	(144)	1,115	(12,129)

Balances at December 31, 2022	$(13,739)	$(893)	$231	$(14,401)

The following table presents a reconciliation of the changes in the components of “other comprehensive income” and the reclassifications out of “accumulated other comprehensive income” (in thousands):

	Year Ended December 31, 2022
		Tax
	Before-Tax	(Expense)	After-Tax	Affected Line Item in Consolidated
	Amount	Benefit	Amount	Statements of Income-(Income) Expense
Unrealized Gains (Losses) on AFS Securities:
Unrealized holding losses arising during the year	$(17,657)	$4,557	$(13,100)

Director Pension Plan:
Net actuarial gains arising during the year	30	(8)	22
New prior service costs related to plan amendments	(372)	104	(268)
Reclassification adjustments into net periodic pension cost:
Amortization of prior service costs	57 (b)	(16)	41	(b) Salaries and employee benefits
Amortization of net actuarial losses	85 (b)	(24)	61	(b) Salaries and employee benefits

Net change in unrecognized pension cost	(200)	56	(144)

Unrealized Gains (Losses) on Cash Flow Hedge:
Unrealized holding gains arising during the year	1,548	(433)	1,115

Total other comprehensive loss	$(16,309)	$4,180	$(12,129)

F-88

Note 15 – Other Comprehensive Income (Cont.)

	Year Ended December 31, 2021
			Tax
	Before-Tax		(Expense)	After-Tax	Affected Line Item in Consolidated
	Amount		Benefit	Amount	Statements of Income-(Income) Expense
Unrealized Gains (Losses) on AFS Securities:
Unrealized holding losses arising during the year	$(4,472)		$1,144	$(3,328)

Reclassification adjustment for gains on sales of securities realized in net income	(496	)(a)	127	(369)	(a) Realized net gains on sales of securities

Net unrealized losses during the year	(4,968)		1,271	(3,697)

Director Pension Plan:
Net actuarial losses arising during the year	(540)		152	(388)
Reclassification adjustments into net periodic pension cost:
Amortization of net actuarial losses	20	(b)	(6)	14	(b) Salaries and employee benefits

Net change in unrecognized pension cost	(520)		146	(374)

Unrealized Gains (Losses) on Cash Flow Hedge:
Unrealized holding gains arising during the year	1,817		(509)	1,308

Total other comprehensive loss	$(3,671)		$908	$(2,763)

Note 16 – Litigation Matters

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will not have a material effect on the Company’s consolidated financial statements.

Note 17 – Purchase and Assumption Agreement

On January 14, 2022, Needham Bank entered into a purchase and assumption agreement with Eastern Bank for the transfer of Eastern Bank’s cannabis and money service banking businesses. As part of the agreement, customer relationships transitioned to Needham Bank on April 1, 2022. The Eastern Bank team that served this customer base transitioned to Needham Bank and are now employed at the Company’s new branch location in Medford, therefore the Company treated this as a business combination. Approximately $297.7 million in deposits transitioned from Eastern Bank to Needham Bank. Also, as a result of this transaction Needham Bank recognized a core deposit intangible of approximately $1.5 million as well as a corresponding after-tax bargain purchase gain of approximately $1.1 million. The core deposit intangible is being amortized over a 10-year period and equates to an annual expense of approximately $149,000 per year.

F-89

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by NB Bancorp or Needham Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of NB Bancorp or Needham Bank since any of the dates as of which information is furnished herein or since the date hereof.

NB BANCORP, INC.

(Proposed Holding Company for

Needham Bank)

Up to 35,650,000 shares of

Common Stock

Par value $0.01 per share

(Subject to increase to up to 40,997,500 shares)

PROSPECTUS

Piper Sandler

[prospectus date]

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until November 14, 2023, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                  Other Expenses of Issuance and Distribution

Estimated Amount

Registrant’s Legal Fees and Expenses	$950,000
Registrant’s Accounting Fees and Expenses	600,000
Marketing Agent’s Fees and Expenses (1)	4,950,000
Records Management Agent’s Fees and Expenses	120,000
Independent Appraiser’s Fees and Expenses	250,000
Printing, Postage, Mailing and EDGAR Fees and Expenses	625,000
Filing Fees (FINRA, SEC, Nasdaq)	200,000
Transfer Agent’s Fees and Expenses	10,000
Business Plan Consultant’s Fees and Expenses	90,000
Proxy Solicitation Fees and Expenses	10,000
Other	95,000
Total	$7,900,000

(1)	Estimated at the adjusted maximum of the offering range, assuming all shares are sold in the subscription offering.

Item 14.	Indemnification of Directors and Officers

Article 10 of the Articles of Incorporation of NB Bancorp, Inc. (the “Corporation”) sets forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A.            Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.            Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C.            Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.            Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.            Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.            Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

Item 15.                  Recent Sales of Unregistered Securities

Not Applicable.

Item 16.                  Exhibits and Financial Statement Schedules

(a)	List of Exhibits

1.1	Engagement Letter between NB Financial, Inc. and Piper Sandler & Co. (Marketing Agent Services)*
1.2	Engagement Letter between NB Financial, Inc. and Piper Sandler & Co. (Stock Information Center Manager Services)*
1.3	Form of Agency Agreement among NB Bancorp, Inc., NB Financial, MHC, NB Financial, Inc., Needham Bank and Piper Sandler & Co.*
2	Plan of Conversion*
3.1	Articles of Incorporation of NB Bancorp, Inc.*
3.2	Bylaws of NB Bancorp, Inc.*
4	Form of Common Stock Certificate of NB Bancorp, Inc.*
5	Opinion of Luse Gorman, PC regarding legality of securities being registered*
8.1	Federal Income Tax Opinion of Luse Gorman, PC*
8.2	State Income Tax Opinion*
10.1	Employment Agreement between Needham Bank and Joseph P. Campanelli*
10.2	Employment Agreement between Needham Bank and Salvatore Rinaldi*
10.3	Form of Change in Control Agreement between Needham Bank and certain executive officers*
10.4	Needham Bank Nonqualified Deferred Compensation Plan*
10.5	Needham Bank Non-Qualified Deferred Compensation Plan for Officers*
10.6	Needham Bank Long-Term Incentive Plan*
10.7	Needham Bank Amended and Restated Director Retirement Plan*
16	Letter from G.T. Reilly with respect to change in accountants*
21	Subsidiaries of NB Bancorp, Inc.*
23.1	Consent of Luse Gorman, PC (contained in Opinions included as Exhibits 5 and 8.1)*
23.2	Consent of RP Financial, LC.*
23.3	Consent of Elliott Davis
24	Power of Attorney (set forth on signature page)

99.1	Engagement letter between NB Financial, MHC, NB Financial, Inc., Needham Bank and RP Financial, LC. with respect to independent appraisal services*
99.2	Letter of RP Financial, LC. with respect to value of subscription rights*
99.3	Appraisal Report of RP Financial, LC.*
99.4	Marketing Materials*
99.5	Stock Order and Certification Form*
99.6	Letter of RP Financial, LC. with respect to Liquidation Rights*
99.7	Update to Appraisal Report of RP Financial, LC.*
107	Filing fees exhibit

*              Previously filed.

(b)           Financial Statement Schedules

Financial statement schedules are not filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17.            Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)            That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)            That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)            The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Needham, Commonwealth of Massachusetts, on October 10, 2023.

NB BANCORP, iNc.

By:	/s/ Joseph P. Campanelli
Joseph P. Campanelli
President, Chief Executive Officer and Chairman of the Board (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of NB Bancorp, Inc. (the “Corporation”) hereby severally constitute and appoint Joseph P. Campanelli, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said individual may deem necessary or advisable to enable the Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Corporation’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said individual shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph P. Campanelli	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 10, 2023
Joseph P. Campanelli

/s/ Danielle Walsh	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 10, 2023
Danielle Walsh

/s/ Paul Ayoub	Director	October 10, 2023
Paul Ayoub

/s/ William Darcey	Director	October 10, 2023
William Darcey

/s/ Susan Elliott	Director	October 10, 2023
Susan Elliott

/s/ Angela D. Jackson	Director	October 10, 2023
Angela D. Jackson

/s/ Christopher Lynch	Director	October 10, 2023
Christopher Lynch

/s/ Joseph R. Nolan, Jr.	Director	October 10, 2023
Joseph R. Nolan, Jr.

/s/ Francis X. Orfanello	Director	October 10, 2023
Francis X. Orfanello

/s/ Hope E. Pascucci	Director	October 10, 2023
Hope E. Pascucci

/s/ Muhammad Raza	Director	October 10, 2023
Muhammad Raza

/s/ Mark Whalen	Director	October 10, 2023
Mark Whalen